As filed with the Securities and Exchange Commission on November 5, 2018
Registration No. 333-227940

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

TuanChe Limited
(Exact Name of Registrant as Specified in Its Charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	7370	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
9F, Ruihai Building, No. 21 Yangfangdian Road
Haidian District
Beijing 100038, People’s Republic of China
(+86-10) 6399-8902
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
10 East, 40th Street, 10th Floor
New York, NY 10016
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dan Ouyang, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
Unit 2901, 29F, Tower C, Beijing Yintai Centre
No. 2 Jianguomenwai Avenue
Chaoyang District, Beijing 100022
The People’s Republic of China
(86) 10-6529-8300
David T. Zhang, Esq. Benjamin W. James, Esq. Kirkland & Ellis International LLP c/o 26/F, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3761-3300

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price(3)		Amount of Registration Fee(4)
Class A ordinary shares, par value US$0.0001 per share	US$	150,000,000	US$	18,180

(1)
Includes (a) Class A ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and (b) Class A ordinary shares represented by American depositary shares that may be issuable upon the exercise of the underwriters’ over-allotment option to purchase additional shares. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(2)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-227941). Each American depositary share represents four Class A ordinary shares.

(3)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(4)
Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus dated            , 2018
American depositary shares representing                Class A ordinary shares
TuanChe Limited
REPRESENTING                 CLASS A ORDINARY SHARES

TuanChe Limited is offering      American depositary shares, or ADSs, each representing four of our Class A ordinary shares, par value US$0.0001 per share. This is our initial public offering and no public market currently exists for the ADS or shares. It is currently estimated that the initial public offering price per ADS will be between US$       and US$      .
We have applied to list the ADSs on the Nasdaq Capital Market under the symbol “TC.”
We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.
We are a “controlled company” under the Nasdaq Stock Market Rules, and may be exempt from certain corporate governance requirements, though we do not intend to rely on such exemptions. See “Risk Factors—Risks Related to the ADSs and this Offering—As a ‘controlled company’ under the Nasdaq Stock Market Rules, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.”
Honour Depot Limited, BAI GmbH, and K2 Partners II L.P., each an existing shareholder, have indicated an interest in purchasing up to US$7 million, US$5 million, and US$3 million, respectively, of the ADSs representing Class A ordinary shares in this offering at the initial public offering price and on the same terms as the other ADSs being offered. We and the underwriters are currently under no obligation to sell any of the foregoing parties, and any of these parties could determine to purchase more, fewer or no ADSs in this offering. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by these investors as they will on any other ADSs sold to the public in this offering.
Investing in the ADSs involves risks. See “Risk Factors” beginning on page 12.

PRICE US$       PER ADS

	Price to public	Underwriting discounts and commissions(1)	Proceeds before expenses to us
Per ADS	US$	US$	US$
Total	US$	US$	US$

(1)
For a description of compensation payable to the underwriters, see “Underwriting.”

We have granted the underwriters the right to purchase up to           additional ADSs to cover over-allotments within 30 days after the date of this prospectus from us at the initial public offering price less the underwriting discounts and commissions.
Immediately prior to the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to fifteen votes and is convertible into one Class A ordinary share. Immediately after the completion of this offering, Mr. Wei Wen, our co-founder, chairman of the board and chief executive officer, will beneficially own all of our issued and outstanding Class B ordinary shares. Class B ordinary shares beneficially owned by Mr. Wei Wen immediately after the completion of this offering will constitute approximately       % of our total issued and outstanding share capital and       % of the aggregate voting power of our total issued and outstanding share capital, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the ADSs to purchasers on            , 2018.
Maxim Group LLC	AMTD Tiger

Prospectus dated            , 2018.

Leading Omni-channel Automotive Marketplace in China[(1)]

惠民团车节
团车
NEW

Integrated Marketing Solutions

Virtual Dealership Services

----

(1) TuanChe ranked third in terms of both volume and gross merchandise value (GMV) of new automobiles sold in 2017, according to the iResearch report.

80 80
80 80
30 30

RMB 30.0 billion
GMV in 2017 [(2)]

Over 10,000
Industry Customers [(3)]

13.3 million
Monthly Unique Visits [(4)]

121 Cities
As of June 30, 2018 [(5)]

# of Auto Shows Held
26
304
90
315
1,069%
250%
2016
2017
1H17
1H18

# of Transactions Facilitated
111,689
207,506
65,278
150,751
86%
131%
2016
2017
1H17
1H18

----

(2) Represents the gross merchandise value (GMV) of automobile sales transactions we facilitated through our auto shows.

(3) Represents the number of industry customers that our network has served as of June 30, 2018.

团车
Tuanche.com
TuanChe, making new in-roads
in the automotive industry.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free-writing prospectus we may authorize to be delivered or made available to you. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.
We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.
Until            , 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This prospectus contains information from an industry report commissioned by us and prepared by iResearch, an independent research firm, to provide information regarding our industry and our market position in China. We refer to this report as the iResearch report.
Our Business
We are a leading omni-channel automotive marketplace in China, ranking third in terms of both volume and GMV of new automobiles sold in 2017, according to the iResearch report. We believe our innovative approach is disrupting the market structure and driving consumer behavioral change. We currently operate primarily two highly synergistic businesses:
•
Integrated marketing solutions.   We turn individual and isolated automobile purchase transactions into large-scale collective purchase activities at our various sales events, which include auto shows and group-purchase events.

•
Virtual dealership services.   We function as a virtual dealership connecting automakers and franchised dealerships with secondary dealers by providing a suite of services traditionally undertaken by franchised dealerships without setting up permanent physical presence. We began our virtual dealership services in June 2018.

Our business model features the integration of two complementary elements: our online platform and offline events. Our online platform consists of our website tuanche.com, our official WeChat account, our WeChat mini-program and our mobile applications. Together, these channels promote our offline events and serve as a consumer acquisition tool for our offline events and for the secondary dealers using our virtual dealership services. Our offline events provide consumers physical access to a broad selection of automobiles and serve as a gateway to useful data from consumer participants who have not previously entered their information on our online platform. With our data analytics capabilities, these data enhance our understanding of the automobile demand in various localities and continuously improve the effectiveness of our event planning.
We complement our service offerings by collaborating with service and product providers in China’s automotive industry, such as aftermarket service providers, financial institutions, and insurance companies. By extending our services beyond automobile purchases, we offer consumers one-stop end-to-end shopping experience, establish ongoing relationships with consumers, and attract new consumers who are contemplating automobile purchases. As our consumer base increases, more automakers and auto dealers are incentivized to become our industry customers, which leads to a broader selection of automobiles and more favorable pricing terms for our consumers, driving a significant self-reinforcing virtuous cycle. Meanwhile, our relationships with a growing number of automakers, secondary dealers and consumers pave the way for our virtual dealership business, the success of which heavily depends on securing sufficient automobile supplies and enlarging automobile distribution channels.
We have a long operating history in China’s automotive industry and have achieved rapid growth in our business since our inception in 2010. In 2010, we began our group-purchase facilitation service where we gathered consumers interested in purchasing the same brands and models through our online channels, and organized offline store visits to franchised dealerships carrying these brands and models. Leveraging the network of franchised dealerships we built through our group-purchase facilitation service and the operational capabilities we accumulated through organizing offline events, we launched our auto show business in the last quarter of 2016. In 2016 and 2017, we organized 26 and 304 auto shows, respectively. In the six months ended June 30, 2017 and 2018, we organized 90 and 315 auto shows, respectively. The total number of automobiles sold through our marketplace, which includes automobiles sold through both dealers and automakers during our auto shows and group-purchase events, increased from 111,689 in 2016 to 207,506 in 2017, representing a 85.8% increase, and from 65,278 in the six months ended, June 30, 2017 to 150,751 in the six months ended, June 30, 2018, representing a 130.9% increase. The total GMV of new automobiles sold through our auto shows has reached approximately RMB30.0 billion (US$4.5 billion) in 2017, and grew significantly from approximately RMB8.0 billion in the six months ended, June 30, 2017 to approximately RMB21.4 billion (US$3.2 billion) in the six months ended, June 30, 2018.
Historically, we have generated our net revenues primarily through our offline events. Our net revenues were RMB117.4 million, RMB280.7 million (US$42.4 million), RMB91.3 million, and RMB269.3 million (US$40.7 million), in 2016, 2017 and the six months ended June 30, 2017 and 2018, respectively. Our net loss was RMB86.6 million, RMB90.7 million (US$13.7 million), RMB57.7 million, and RMB21.3 million (US$3.2 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. Our net loss from continuing operations was RMB81.5 million, RMB75.7 million (US$11.4 million), RMB45.2 million, and RMB17.6 million (US$2.7 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. Our adjusted EBITDA was RMB(81.7) million, RMB(84.0) million (US$(12.7) million), RMB(55.8) million, and RMB6.5 million (US$1.0 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. Our adjusted net loss was RMB84.3 million, RMB87.4 million (US$13.2 million), RMB57.1 million in 2016, 2017, and the six months ended June 30, 2017, respectively, and our adjusted net profit was RMB3.3 million (US$0.5 million) in the six months ended June 30, 2018. For a detailed description of our non-GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Our Industry
China is the second largest automobile market in the world with 185 million car parc, or the total number of cars in a region at a specific time, as of December 31, 2017, according to the iResearch report. Despite the large scale of China’s car parc, China’s car ownership rate is much lower compared to that of the United States. Therefore, the automobile market in China still presents considerable growth potentials. According to the iResearch report, car sales volume of both new cars and used cars in China grew rapidly at a CAGR of 8.9% from 2013 to 2017 and is expected to further increase at a CAGR of 9.8% from 2017 to 2022.
China’s automobile market, especially the market of new cars, is driven by, among other things, the increasing demand and consumption power of residents in lower tier cities. According to the iResearch report, the new automobile sales volume in tier-3 and below cities is expected to reach 16.1 million in 2022 at a CAGR of 7.3% from 2017 to 2022, much higher than the CAGR of 0.3% over the same period for tier-1 and tier-2 cities.
Meanwhile, the distribution model of China’s automobile market is currently undergoing rapid innovation, evidenced by the rise of omni-channel automotive marketplaces. As an integrative business model, the omni-channel automotive marketplace utilizes both online and offline channels to acquire consumers, as well as data-driven technologies to deliver improved shopping experience for consumers and enhanced operational efficiency for suppliers. According to the iResearch report, the transaction volume of omni-channel automotive marketplaces is expected to increase from 1.4 million to 2017 to 10.3 million in 2022, representing a CAGR of 49.7%. The market size of the omni-channel automotive marketplace, in terms of transaction value, is expected to increase from RMB166.0 billion in 2017 to RMB1,228.5 billion in 2022, representing a CAGR of 49.2%.
Leveraging their extensive networks with automotive industry participants, access to a massive consumer base, and comprehensive understanding of the operation of automotive industry, omni-channel automotive marketplaces are well positioned to provide end-to-end services for auto dealers and consumers by addressing massive yet underserved demand for other automotive value-added services, including aftermarket services, automotive financing services, and automotive insurance and warranty services.

Our Competitive Strengths
We believe our success to date is primarily attributable to the following key competitive strengths:
•
leading omni-channel automotive marketplace with an effective business model;

•
extensive nationwide network of industry customers;

•
comprehensive service offerings;

•
effective consumer acquisition strategy and a rapidly growing consumer base; and

•
strong operational capabilities driven by data analytics.

Our Growth Strategies
We intend to leverage our existing strengths and pursue the following strategies to achieve our growth targets:
•
expand our geographic coverage;

•
grow our consumer base;

•
improve our consumer experience;

•
broaden our service offerings and enhance our service capabilities;

•
strengthen collaboration with automakers, auto dealers and automotive service providers; and

•
further enhance our technology and data analytics capabilities.

Risks Associated with Our Business
Our ability to accomplish our mission and execute our strategies is subject to risks and uncertainties, including the following:
•
we rely on China’s automotive industry for our net revenues and future growth, the prospects of which are subject to many uncertainties, including government regulations and policies;

•
if we fail to attract and retain automobile consumers, our business and results of operations may be materially and adversely affected;

•
our business is substantially dependent on our collaboration with automakers, auto dealers and automotive service providers, and our agreements with them do not contain long-term contractual commitments;

•
we have incurred net losses in the past and may incur losses again in the future;

•
historically our business focuses have evolved and may continue to change in the future, which may make it difficult to evaluate our business by comparing our results of operations from period to period, or to predict the profitability of certain of our business lines due to their limited operating history; and

•
we may fail to successfully implement our virtual dealership business strategies, which could materially and adversely affect our business, results of operations and financial condition.

See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for detailed discussions of these and other risks and uncertainties associated with our business and investing in the ADSs.

Recent Development
Business development in the three months ended September 30, 2018
In the three months ended September 30, 2018, our net revenue was RMB155.3 million, representing a 106.0% increase from RMB75.4 million in the three months ended September 30, 2017, primarily due to the increase in the number of auto shows we organized and the number of booths we offered from 76 and 2,817, respectively, in the three months ended September 30, 2017 to 205 and 6,219, respectively, in the three months ended September 30, 2018. Our net revenues in the three months ended September 30, 2018 decreased by 14.6% from RMB181.9 million in the three months ended June 30, 2018, primarily due to a decrease in the number of auto shows we organized and the number of booths we offered during our auto shows from 219 and 7,506, respectively, in the three months ended June 30, 2018 to 205 and 6,219, respectively, in the three months ended September 30, 2018. Our gross profit decreased from RMB132.2 million to RMB109.1 million, and our net loss increased from RMB6.5 million to RMB39.1 million from the three months ended June 30, 2018 to the three months ended September 30, 2018. Our adjusted EBITDA decreased from RMB17.7 million to RMB(7.6) million, and our adjusted net profit of RMB16.1 million turned into adjusted net loss of RMB8.2 million during the same periods. Changes in gross profit, net loss, adjusted EBITDA, and adjusted net loss from the three months ended June 30, 2018 are primarily due to the decrease in net revenues.
The number of auto shows we organized and the number of booths offered decreased from the three months ended June 30, 2018 to the three months ended September 30, 2018 primarily due to severe weather and a smaller number of weekends during the quarter. Several cities in which we had planned auto shows experienced severe weather conditions during the three months ended September 30, 2018, which led to the unplanned cancellation of 38 outdoor auto shows. For certain auto shows that were not cancelled, the severe weather led to decreased industry customer attendance, which also negatively affected the number of booths from which we generated net revenues. The smaller number of weekends during the three months ended September 30, 2018 also led to the decrease in the number of auto shows we organized and the decrease in net revenues. We organize a vast majority of our auto shows during the weekends. Due to the pre-National Day weekend adjustment regulations, the weekend of September 29 and 30, 2018 was converted into working days, which led to one fewer weekend in the three months ended September 30, 2018 compared to the previous quarter. Going forward, we plan to improve our ability to manage weather contingencies by securing backup indoor venues and setting up temporary facilities outdoors to minimize the impact of inclement weather and to ensure the smooth operation of our auto shows.
In the three months ended September 30, 2018, the number of automobile sales transactions we facilitated through our auto shows was 81,742, which decreased by 17.1% from 98,593 from the previous quarter.
As of September 30, 2018, our cash and cash equivalents were RMB470.5 million, representing a significant increase from RMB152.6 million as of June 30, 2018, primarily due to the partial closing of our series D-2 financing in the amount of US$50.0 million.
Our Corporate History and Structure
We are an exempted company with limited liability incorporated in the Cayman Islands. We commenced our automobile group–purchase facilitation business in 2010. We began our auto show business in the fourth quarter of 2016, and we expanded our auto shows to tier-3 and below cities in 2017. We began the operation of our virtual dealership business in the second quarter of 2018.

We conduct our business through our subsidiaries and consolidated affiliated entities in China. Over the past few years, we underwent a series of restructurings. In particular:
•
Incorporation of the listing entity.   In September 2012, we incorporated TuanChe Limited as a holding company and proposed listing entity in the Cayman Islands.

•
Incorporation of Hong Kong and PRC subsidiaries.   In October 2012, we established a wholly-owned subsidiary in Hong Kong, TuanChe Information Limited, to be our intermediate holding company. In January 2013, we also established a wholly-owned subsidiary in China, TuanYuan Internet Technology (Beijing) Co., Ltd., or TuanYuan, through which we obtained control over TuanChe Internet Information Service (Beijing) Co., Ltd., or TuanChe Internet, based on a series of contractual arrangements.

•
Contractual arrangements.   Due to PRC legal restrictions on foreign ownership in value-added telecommunication services, we carry out our business in China through TuanChe Internet and its subsidiaries. In March 2013, we, through our PRC subsidiary, TuanYuan, entered into a series of contractual arrangements with (1) TuanChe Internet, and (2) the shareholders of TuanChe Internet, to obtain effective control of our consolidated affiliated entities. These contractual arrangements were recently revised in August 2017.

The following diagram illustrates our corporate structure, including our significant subsidiaries and consolidated affiliated entities, as of the date of this prospectus:

TuanChe Limited (Cayman)
100%
TuanChe Information Limited (Hong Kong)
Outside China
Inside China
100%
Guoyuan International Financial Leasing Co., Ltd.
100%
TuanYuan Internet Technology (Beijing) Co., Ltd. ("TuanYuan")
Mr. Wei Wen
Other Existing Shareholders(1)
93.2029%
6.7971%
TuanChe Internet Information Service (Beijing) Co., Ltd. ("TuanChe Internet")
100%
Aike Sipo (Beijing) Media Co., Ltd.
100%
Beijing Guoheng Chuangxin Automobile Sales & Service Co., Ltd.
100%
TuanChe (Beijing) Used Automobile Brokerage Co., Ltd.
100%
TuanChe (Beijing) Automobile Sales & Service Co., Ltd.
100%
Beijing Zhongrui Guochuang Automobile Sales & Service Co., Ltd.
100%
Shanghai Weike Automobile Sales & Service Co., Ltd.
100%
Tianjin Hengyuan Chuangxin Automobile Sales & Service Co., Ltd.
100%
Tengzhou Guochuang Automobile Sales & Service Co., Ltd.
Equity interest
Contractual arrangements

(1)
Mr. Zhiwen Lan, Mr. Jianchen Sun, Mr. Qiuhua Xu, Mr. Xingyu Du, Mr. Zijing Zhou, Mr. Zhen Ye, and Lanxi Puhua Juli Equity Investment L.P. hold a 1.1226%, 1.1967%, 0.9972%, 0.0997%, 0.0973%, 0.5836%, and 2.70% equity interest in TuanChe Internet, respectively.

See “Corporate History and Structure” and “Risk Factors—Risks Related to Our Corporate Structure” for details.
Our Corporate Information
Our principal executive offices are located at 9F, Ruihai Building, No. 21 Yangfangdian Road, Haidian District, Beijing 100038, People’s Republic of China. Our registered office in the Cayman Islands is located at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The telephone number of our principal executive offices is (+86-10) 6399-8902. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our agent for service of process in the United States is Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, N.Y. 10016, United States.
Our principal website is tuanche.com, and the information contained on this website is not part of this prospectus.
We are a “controlled company” under the Nasdaq Stock Market Rules, and may be exempt from certain corporate governance requirements, though we do not intend to rely on such exemptions. See “Risk Factors—Risks Related to the ADSs and this Offering—As a ‘controlled company’ under the Nasdaq Stock Market Rules, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.”
Implications of Being an Emerging Growth Company
As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of our internal control over financial reporting. Under the JOBS Act we also do not need to comply with any new or revised financial accounting standards until the date that private companies are required to do so.
We will remain an emerging growth company until the earliest of  (1) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (2) the last day of our fiscal year following the fifth anniversary of completion of this offering; (3) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (4) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if we have been a public company for at least 12 months and the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.
Conventions that Apply to this Prospectus
Except where the context otherwise indicates and for the purpose of this prospectus only:
•
“ADRs” refers to the American depositary receipts which, if issued, evidence the ADSs;

•
“ADSs” refers to American depositary shares, each of which represents four Class A ordinary shares;

•
“auto dealer(s)” refers to both franchised dealers and secondary dealers;

•
“CAGR” refers to compound annual growth rate;

•
“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•
“franchised dealer(s)” refers to primary dealers authorized to sell the products of a single brand of automobiles that integrate four standard automotive related businesses, including sales, spare parts, service and survey;

•
“GMV” refers to gross merchandise value, reflecting the total sales dollar value for automobiles sold through our marketplace;

•
“industry customer(s)” refers to business customers to which we offer services, including auto dealers, automakers, automobile accessory manufacturers, aftermarket service providers and other automotive related goods and service providers;

•
“ordinary shares” prior to the completion of this offering refers to our ordinary shares comprising Class A and Class B ordinary shares, par value US$0.0001 per share, and upon and after completion of this offering, refers to our ordinary shares comprising Class A and Class B ordinary shares, par value US$0.0001 per share;

•
“RMB” or “Renminbi” refers to the legal currency of China;

•
“secondary dealer(s)” refers to car dealers that have no automobile manufacturers certification and do not have specific sales brand restrictions;

•
“US$,” “U.S. dollars,” “$” or “dollars” refers to the legal currency of the United States of America; and

•
“we,” “us,” “our,” “our company,” or “TuanChe” refers to TuanChe Limited, its subsidiaries and its consolidated affiliated entities.

This prospectus contains information and statistics relating to China’s and global economy and the industries in which we operate derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us, the underwriters or any of their respective affiliates or advisers.
Our reporting and functional currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB6.6171 to US$1.00, the noon buying rate on June 29, 2018, as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On October 26, 2018, the noon buying rate for Renminbi was RMB6.9425 to US$1.00.

THE OFFERING
Offering price
We estimate that the initial public offering price will be between US$                and US$                per ADS.
ADSs offered by us
          ADSs (or           ADSs if the underwriters exercise their over-allotment option in full).
ADSs outstanding immediately after this offering
          ADSs (or           ADSs if the underwriters exercise their over-allotment option in full).
Ordinary shares outstanding immediately after this offering
          Class A ordinary shares (or           Class A ordinary shares if the underwriters exercise their over-allotment option in full) and           Class B ordinary shares. Mr. Wei Wen, our co-founder, chairman of the board and chief executive officer, will beneficially own all of our issued and outstanding Class B ordinary shares.
We adopted a dual-class ordinary share structure on June 13, 2018. Our authorized share capital upon completion of the offering will be US$100,000 divided into (1) 800,000,000 Class A ordinary shares at a par value of US$0.0001 each, (2) 60,000,000 Class B ordinary shares at a par value of US$0.0001 each, and (3) 140,000,000 undesignated shares at a par value of US$0.0001 each.
The ADSs
Each ADS represents four Class A ordinary shares. The ADSs may be evidenced by ADRs.
The depositary will be the holder of the Class A ordinary shares underlying the ADSs and you will have rights as provided in the deposit agreement, the form of which is filed as an exhibit to the registration statement that includes this prospectus.
If we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.
Subject to the terms of the deposit agreement, you may surrender the ADSs to the depositary in exchange for Class A ordinary shares underlying the ADSs. The depositary will charge you fees for such exchanges.
We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and you continue to hold the ADSs, you agree to be bound by the deposit agreement as amended.
You should read carefully the section in this prospectus entitled “Description of American Depositary Shares” to better understand the terms of the ADSs. You should also read the deposit agreement, the form of which is filed as an exhibit to the registration statement that includes this prospectus.
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately US$          million, or approximately US$          million if the underwriters exercise their option to

purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$          per ADS, the mid-point of the range shown on the front cover page of this prospectus.
We intend to use our net proceeds from this offering for (1) the development and expansion of our business, (2) strengthening our information technologies and data analytics capabilities, and (3) general corporate purposes, including funding potential strategic investments and acquisitions.
See “Use of Proceeds.”
Listing
We have applied to have the ADSs listed on NASDAQ.
Proposed NASDAQ Symbol
“TC.”
Lock-up
[We, our directors, executive officers, and certain of our existing shareholders and restricted shareholders] have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sales” and “Underwriting.”
Indication of Interest
Honour Depot Limited, BAI GmbH, and K2 Partners II L.P., each an existing shareholder, have indicated an interest in purchasing up to US$7 million, US$5 million, and US$3 million, respectively, of the ADSs representing Class A ordinary shares in this offering at the initial public offering price and on the same terms as the other ADSs being offered. We and the underwriters are currently under no obligation to sell any of the foregoing parties, and any of these parties could determine to purchase more, fewer or no ADSs in this offering. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by these investors as they will on any other ADSs sold to the public in this offering.
Depositary
The Bank of New York Mellon.
Payment and settlement
The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on            , 2018.
Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should consider carefully before deciding to invest in the ADSs.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OPERATING DATA
The following summary consolidated statements of operations and comprehensive loss data for the years ended December 31, 2016 and 2017, the summary consolidated balance sheet data as of December 31, 2016 and 2017, and the summary consolidated statements of cash flows data for the years ended December 31, 2016 and 2017 have been derived from the audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations and comprehensive loss data for the six months ended June 30, 2017 and 2018, the summary consolidated balance sheet data as of June 30, 2018, and the summary consolidated statements of cash flows data for the six months ended June 30, 2017 and 2018 have been derived from the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared to include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented. You should read the following information in conjunction with those financial statements and accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements have been prepared in accordance with U.S. GAAP. Historical results for any prior period are not necessarily indicative of results to be expected for any future period.
Summary Consolidated Statements of Operations and Comprehensive Loss
	For the year ended December 31,			For the six months ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Continuing operations
Net revenues	117,353	280,666	42,415	91,326	269,334	40,703
Cost of revenues	(17,748)	(85,742)	(12,958)	(27,847)	(74,054)	(11,191)
Gross profit	99,605	194,924	29,457	63,479	195,280	29,512
Operating expenses:
Selling and marketing expenses	(136,666)	(223,249)	(33,738)	(87,168)	(167,673)	(25,339)
General and administrative expenses	(24,458)	(27,491)	(4,155)	(12,938)	(31,578)	(4,772)
Research and development expenses	(19,576)	(15,925)	(2,407)	(7,783)	(7,841)	(1,185)
Total operating expenses	(180,700)	(266,665)	(40,300)	(107,889)	(207,092)	(31,296)
Loss from continuing operations	(81,095)	(71,741)	(10,843)	(44,410)	(11,812)	(1,784)
Loss from continuing operations before income taxes	(81,508)	(75,694)	(11,441)	(45,217)	(17,640)	(2,664)
Income tax expense	—	—	—	—	—	—
Net loss from continuing operations	(81,508)	(75,694)	(11,441)	(45,217)	(17,640)	(2,664)
Discontinued operations
Loss from discontinued operations before income taxes	(5,060)	(14,977)	(2,263)	(12,457)	(4,383)	(662)
Income tax expense, net	—	—	—	—	—	—
Net loss from discontinued operations	(5,060)	(14,977)	(2,263)	(12,457)	(3,612)	(546)
Net loss	(86,568)	(90,671)	(13,704)	(57,674)	(21,252)	(3,210)
Accretions to preferred shares redemption value	(16,905)	(20,945)	(3,165)	(8,766)	(12,189)	(1,842)
Net loss attributable to the TuanChe Limited’s shareholders	(103,473)	(111,616)	(16,869)	(66,440)	(33,441)	(5,052)
Net loss	(86,568)	(90,671)	(13,704)	(57,674)	(21,252)	(3,210)
Other comprehensive income/(loss):
Foreign currency translation adjustments	317	(1,367)	(207)	(57)	3,096	468
Total other comprehensive income/(loss)	317	(1,367)	(207)	(57)	3,096	468
Total comprehensive loss	(86,251)	(92,038)	(13,911)	(57,731)	(18,156)	(2,742)
Accretions to preferred shares redemption value	(16,905)	(20,945)	(3,165)	(8,766)	(12,189)	(1,842)
Comprehensive loss attributable to the TuanChe Limited’s shareholders	(103,156)	(112,983)	(17,076)	(66,497)	(30,345)	(4,584)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share from continuing operations
Basic	(1.10)	(1.02)	(0.15)	(0.57)	(0.31)	(0.05)
Diluted	(1.10)	(1.02)	(0.15)	(0.57)	(0.31)	(0.05)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share from discontinuing operations
Basic	(0.06)	(0.16)	(0.02)	(0.13)	(0.04)	(0.01)
Diluted	(0.06)	(0.16)	(0.02)	(0.13)	(0.04)	(0.01)
Weighted average number of ordinary shares
Basic	89,423,362	94,870,580	94,870,580	94,870,580	95,869,481	95,869,481
Diluted	89,423,362	94,870,580	94,870,580	94,870,580	95,869,481	95,869,481
Non-GAAP Financial Data(1)
Adjusted EBITDA	(81,684)	(84,004)	(12,697)	(55,785)	6,541	991
Adjusted net (loss)/profit	(84,268)	(87,385)	(13,208)	(57,087)	3,266	496

(1)
See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Financial Measures.”

Summary Consolidated Balance Sheets
	As of December 31,			As of June 30,
	2016	2017		2018
	RMB	RMB	US$	RMB	US$
	(in thousands)
Assets
Cash and cash equivalents	24,785	66,695	10,079	152,564	23,056
Restricted cash	—	11,108	1,679	23,158	3,500
Accounts receivable, net	4,871	8,467	1,280	38,635	5,839
Prepayment and other current assets	14,740	16,181	2,446	35,867	5,420
Total assets	49,375	112,835	17,054	260,246	39,328
Total liabilities	112,982	176,797	26,720	127,264	19,232
Total mezzanine equity	226,488	336,073	50,789	541,899	81,895
Total shareholders’ deficit	(290,095)	(400,035)	(60,455)	(408,917)	(61,799)
Total liabilities, mezzanine equity and shareholders’ deficit	49,375	112,835	17,054	260,246	39,328

Summary Consolidated Statements of Cash Flows
	For the year ended December 31,			For the six months ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(54,092)	(59,662)	(9,018)	(48,083)	(48,968)	(7,401)
Net cash generated from/(used in) investing activities	14,969	(4,272)	(645)	(151)	(693)	(105)
Net cash generated from financing activities	52,477	117,954	17,826	71,970	144,976	21,910
Effect of exchange rate effect on cash and cash equivalents	26	(1,002)	(151)	(863)	2,604	394
Net increase in cash, cash equivalents and restricted cash	13,380	53,018	8,012	22,873	97,919	14,798
Cash and cash equivalents, and restricted cash at beginning of the period	11,405	24,785	3,746	24,785	77,803	11,758
Cash and cash equivalents, and restricted cash at end of the period	24,785	77,803	11,758	47,658	175,722	26,556

Key Operating Metrics
	For the year ended December 31,		For the six months ended June 30,
	2016	2017	2018
Number of auto shows organized	26	304	315
Total GMV of automobile transactions facilitated through our auto shows (RMB in billions)	N/A(1)	30.0	21.4
Number of group-purchase events organized	8,201	697	–
Number of sales transactions facilitated	111,689	207,506	150,751

(1)
We began collecting the GMV data for automobile transactions during our auto shows in 2017.

Risk Factors
Investing in the ADSs entails a significant level of risk. Before investing in the ADSs, you should carefully consider all of the risks and uncertainties mentioned in this section, in addition to all of the other information in this prospectus, including the financial statements and related notes. We may face additional risks and uncertainties aside from the ones mentioned below. There may be risks and uncertainties that we are unaware of, or that we currently do not consider material but may become important factors that adversely affect our business in the future. Any of the following risks and uncertainties could have a material adverse effect on our business, results of operations, financial condition and prospects. In such case, the market prices of the ADSs could decline and you may lose part or all of your investment.
Risks Related to Our Business and Industry
We rely on China’s automotive industry for our net revenues and future growth, the prospects of which are subject to many uncertainties, including government regulations and policies.
We rely on China’s automotive industry for our net revenues and future growth. We have greatly benefited from the rapid growth of China’s automotive industry during the past few years. However, the prospects of China’s automotive industry are subject to many uncertainties, including those relating to general economic conditions in China, the urbanization rate of China’s population and the cost of automobiles. In addition, government policies may have a considerable impact on the growth of the automotive industry in China. For example, in an effort to alleviate traffic congestion and improve air quality, a number of cities, including Beijing, Shanghai, Guangzhou, Tianjin, Harbin, and Hangzhou, have issued regulations to limit the number of new passenger car plates issued each year starting from 2010. In September 2013, the PRC government released a plan for the prevention and remediation of air pollution, which requires large cities to further restrict the number of automobiles. In October 2013, the Beijing municipal government issued an additional regulation to limit the total number of automobiles in Beijing to no more than six million by the end of 2017, compared to approximately 5.2 million automobiles in operation by the end of 2013. The annual car license plate quota in 2018 has been further reduced to 100,000, down from 150,000 in 2017. Such regulatory developments, as well as other uncertainties, may adversely affect the growth prospects of China’s automotive industry, and in turn reduce consumer demand for automobiles. If automakers, auto dealers or automotive service providers reduce their marketing expenditures as a result, our business, financial condition and results of operations could be materially and adversely affected.
Our business is substantially dependent on our collaboration with our industry customers, including automakers, auto dealers, and automotive service providers, and our agreements with them typically do not contain long-term contractual commitments.
Our business is substantially dependent on our collaboration with automakers, auto dealers and automotive service providers. We generally enter into cooperation agreements with them (1) on an ad-hoc basis for a particular auto show or group-purchase event or (2) for a stipulated term of up to one year, and our agreements do not impose any contractual obligations requiring them to maintain their relationships with us beyond the completion of each such event we organize or beyond the contractual term. Accordingly, there is no guarantee for future cooperation after the event and there is no assurance that we can maintain stable and long-term business relationships with any such industry customers. If a significant number of our industry customers terminate or do not renew their agreements with us and we are not able to replace these business partners on commercial reasonable terms in a timely manner or at all, our business, results of operations and financial condition would be materially and adversely affected.
If we fail to attract and retain automobile consumers, our business and results of operations may be materially and adversely affected.
In order to maintain and strengthen our leading market position and to attract industry customers, we must continue to attract and retain consumers to our auto shows and other offline events. We must also innovate and introduce services and applications that improve consumers’ purchase experience. In addition, we must maintain and enhance our brand recognition among automobile consumers. If we fail to enhance consumers’ ability to secure favorable purchase prices, offer a superior purchase experience or maintain and enhance our brand, we may not be able to attract and retain automobile consumers and thus fail to retain and attract our industry customers, from whom we derive our net revenues, and our brand and reputation may be materially and adversely affected.
If our consumer base decreases, our service offerings may be less attractive to our industry customers. As a result, our net revenues may decline, and our business, financial condition and results of operations may be materially and adversely affected.
We have incurred net losses in the past and may incur losses again in the future.
We commenced our business operations in 2010, and only began to generate significant net revenues in 2012 from our group-purchase facilitation business. Our net revenues from continuing operations increased significantly from RMB117.4 million in 2016 to RMB280.7 million (US$42.4 million) in 2017, and from RMB91.3 million in the six months ended June 30, 2017 to RMB269.3 million (US$40.7 million) in the six months ended June 30, 2018. However, this growth rate may not be sustainable and may decrease in the future. We experienced net loss attributable to our shareholders of RMB103.5 million, RMB111.6 million (US$16.9 million), RMB66.4 million, and RMB33.4 million (US$5.1 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”
Our ability to achieve profitability and positive cash flow will depend in large part on our ability to execute our growth strategies and appropriate control our costs and expenses. We may continue to incur significant losses in the future for a number of reasons, including the other risks described in this prospectus. We may also further encounter unforeseen expenses, difficulties, complications, delays and other unknown events. If we fail to increase our net revenues at the rate we anticipate or if our expenses increase at a faster rate than the increase in our net revenues, we may not be able to achieve profitability.
We may also continue to incur net losses in the future due to various factors beyond our control, such as changes in the macroeconomic and regulatory environment, as well as competitive dynamics. Our inability to respond to these changes in a timely and effective manner may materially and adversely affect our business, results of operations and financial condition.
Historically our business focuses have evolved and may continue to change in the future, which may make it difficult to evaluate our business by comparing our results of operations from period to period, or to predict the profitability of certain of our business lines due to their limited operating history.
We have expanded and adjusted our business focuses multiple times in the past in order to compete in the evolving automotive industry in China. We commenced our automobile group-purchase business in 2010, and began our auto show business in the fourth quarter of 2016. In 2017, we expanded our auto shows to tier-3 and below cities. We began the operation of our virtual dealership business in the second quarter of 2018. Going forward, we may establish new business lines or discontinue existing ones as our business further develops and new business opportunities arise in the automotive industry. As a result, it is difficult to make period-over-period comparisons of our results of operations, liquidity position or financial conditions. In addition, it may be difficult to predict the profitability of our auto show business and virtual dealership business due to their limited operating history. We cannot assure you that our business will continue to grow as a result of our expanded and adjusted business focuses, or that our attempts to expand or adjust our business focus, will be successful.
We may fail to successfully implement our virtual dealership business strategies, which could materially and adversely affect our business, results of operations and financial condition.
In June 2018, we began to operate our virtual dealership business in which we function as a virtual dealer connecting automakers with secondary dealers by providing a suite of services traditionally undertaken by franchised dealers without setting up a permanent physical presence. See “Business—Our Services—Virtual Dealerships.” We may fail to successfully implement our virtual dealership business strategies due to our limited operating experience and other reasons beyond our control. For example, we may have disagreement with automakers over whether this new business model complies with the standard contracts commonly adopted by them, and we may also be unable to guarantee that our secondary dealer partners will maintain physical storefronts or otherwise perform their contractual obligations that are critical to our virtual dealership business as well as our collaborative arrangements with automakers. Should any resulting disputes arise or should we fail to successfully implement our virtual dealership business strategies, our business, results of operations and financial condition could be materially and adversely affected.
Our business is subject to risks related to the overall automotive industry ecosystem, including consumer demand, consumption habits, global supply chain challenges and other macroeconomic issues.
Decreasing consumer demand could adversely affect the market for automobile purchases and, as a result, adversely affect our business. Consumer purchases of new and used automobiles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of new and used automobiles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy, including the rising cost of energy and gasoline, the limited availability and increasing cost of credit, reductions in business and consumer confidence, stock market volatility, and increased unemployment. Further, in recent years the automotive market has experienced rapid changes in technology and consumer demands. Self-driving technology, ride sharing, transportation networks, and other fundamental changes in transportation could impact consumer demand for the purchase of automobiles. A reduction in the number of automobiles purchased by consumers could adversely affect automakers and auto dealers and lead to a reduction in their spending on our services. In addition, our business may be negatively affected by challenges to the overall automotive industry ecosystem, including global supply chain challenges and other macroeconomic issues such as the recent trade tension between China and the United States. The occurrence of any of the foregoing could materially and adversely affect our business, results of operations, and financial condition.
If we fail to help facilitate the marketing and sales of our industry customers due to factors beyond our control, our operational and financial results might suffer.
Our industry customers are attracted to our offline events due to the prospects of selling a large number of automobiles. The marketing results and the sales volume at our offline events might fail to meet the expectation of our industry customers due to factors beyond our control, including among others, changes in the regulatory environment, a downturn or unfavorable development in the automotive industry, overall economic downturn and the resulting decrease in purchasing power and willingness of consumers, and contingencies that occur on event dates such as inclement weather or sudden public security measures which affect our ability to host the events effectively. Other factors that affect consumer attendance at our offline events may also affect sales volume, such as conflicts with other local events, road traffic control, outbreaks of contagious disease or the potential for infection, or acts of nature, such as earthquakes, storms, and typhoons. If we fail to help facilitate the marketing and sales of our industry customers, they might be less inclined to participate in our future events, which directly affects our business, results of operations, and financial condition.
Our failure to obtain necessary permits for our offline events may subject us to penalties and adversely affect our business, results of operations, and financial condition.
Under PRC laws and regulations, we may be required to obtain certain permits each time before we hold an offline event, including a security permit to organize large-scale mass activities and a permit for temporary occupation of urban roads, depending on the estimated number of participants and the need to temporarily occupy public roads. See “Regulation—Regulations Relating to Security Administration of Large-scale Mass Activities and Temporary Urban Road Occupation.” Although we have endeavored and will continue to endeavor to obtain all necessary permits according to our estimate of the condition of each specific event, we cannot assure you that we have been or will continue to be in full compliance with the licensing requirements for all the offline events we have held or will hold because the regulatory practices with respect to an offline event vary among different regions and the local authorities retain broad discretion in enforcing the licensing requirements. In addition, the licensing requirements in China are constantly evolving, and we may be subject to more stringent regulatory requirements due to political or economic changes in the future. We cannot assure you that we will be able to satisfy such regulatory requirements and as a result we may be unable to obtain the necessary permits for each of our offline events in a timely manner in the future. If relevant PRC government authorities determine that we are operating our offline events without proper licenses or permits or impose additional restrictions on the operation of any of our offline events, we might be subject to administrative penalties, such as fines, confiscation of income, additional restrictions and forced discontinuation of our offline events, which may materially and adversely affect our business, results of operations, and financial condition.
Relevant government authorities may suspend our offline events due to various reasons beyond our control.
Even if we have obtained all prerequisite permits, government authorities may unexpectedly suspend our scheduled offline events due to a variety of reasons beyond our control. For example, two weeks prior to an auto show in April 2018 in Beijing National Stadium, the local public security authority abruptly demanded that we suspend our auto show for one morning, even though we had already obtained the required approvals. Under such circumstances, we usually negotiate with our industry customers to reschedule the auto show. In addition, the local police security authorities may prevent consumers from entering our auto shows and impose administrative penalties on us if the visitor flow exceeds the prescribed limit. Such abrupt suspensions, reschedulings and restrictions might adversely affect the sales volumes of our industry customers, which in turn could discourage them from participating in our future events and materially and adversely affect our business, results of operations, and financial condition.
Successful strategic relationships with third-party cooperative partners are important for our future success.
We have established strategic relationships with third-party business partners from a variety of industries. For example, we have established strategic business relationships with insurance companies that offer automotive insurance products during our offline events, which we believe will enhance consumers’ end-to-end shopping experience. Also, we operate some of our auto shows in cooperation with one of the leading e-commerce platforms in China, which we believe will increase the influence of our auto shows. We anticipate that we will continue to leverage our strategic relationships with existing third-party business partners and potentially establish new relationships with more partners in order to grow our business. However, we may have disagreements or disputes with such third-party business partners, or our interests may not be aligned with theirs, which could cause disruptions to or terminations of such business collaboration and adversely affect our reputation, results of operations, and financial condition.
We may face liquidity risks in the operation and expansion of our business.
We face liquidity risks in the operation of our businesses. Under our auto show business, we in some cases permit our industry customers to pay us after they attend the offline events we organize. We also in some cases pay service and venue providers in advance. As we undertake to expand our industry customer base to include more automakers, we may offer extended payment periods. Under our virtual dealership business, we purchase automobiles from automakers and franchised dealerships on behalf of secondary dealers. For details of our virtual dealership business model, see “Business—Our Services.” We are typically required to pay the full purchase price to automakers and franchised dealerships in order to take delivery of the automobiles. By contracts, we generally require secondary dealers to pay the full purchase price within a certain number of days after submitting the written purchase request. We may allow secondary dealers to pay us for the automobiles after we pay automakers or franchised dealerships, and we may need to use our own cash to pay for the automobiles before receiving payment from secondary dealers. If our industry customers fail to pay us within the pre-agreed payment periods, or if we are unable to collect the proceeds from secondary dealers before or shortly after we pay automakers or franchised dealerships, we may have outlay capital, which might impose a strain on our working capital. The liquidity risks could materially and adversely affect our business, results of our operations, and financial condition.
We face various forms of competition, and if we fail to compete effectively, we may lose market shares and our business, prospects, and results of operations may be materially and adversely affected.
Our offline events face competition from alternative auto show organizers and other marketing or lead generation solution providers, while our virtual dealership business competes with franchised dealerships. As we expand our business operations and service offerings, we expect to encounter more competitors from more industries and markets as well as different forms of competition. For example, our virtual dealership business may face competition from other forms of automobile sales models. Some of these competitors or potential competitors may have longer operating histories and may have better resources than us in terms of funding, management, technology and sales and marketing. Our competitors may be acquired and consolidated by owners who are able to further invest significant resources into our operating field. If we are unable to compete effectively and at a reasonable cost against our existing and future competitors, our business, prospects, and results of operations could be materially and adversely affected.
If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.
We have experienced rapid growth in our auto shows and other offline events nationwide. Our net revenues increased significantly from RMB117.4 million in 2016 to RMB280.7 million (US$42.4 million) in 2017, and from RMB91.3 million in the six months ended June 30, 2017 to RMB269.3 million (US$40.7 million) in the six months ended June 30, 2018. However, we may not be able to sustain this level of growth in the future due to a number of factors, including, among others, our ability to retain and expand our industry customer base and maintain customer satisfaction, our ability to compete effectively within the automotive industry, our ability to control our expenses, our ability to acquire the resources for our future growth as well as macroeconomic factors, which are beyond our control. In addition, as we continue to grow, we must effectively integrate, develop and motivate a large number of new employees. We do not have full control of their conduct in their operations. If our operational capabilities fall behind, the quality of our services and efficiency of our operations could suffer, which could harm our brand, results of operations and our overall business.
In addition, our anticipated development and expansion plans will place a significant strain on our management, systems and resources. Our development and expansion strategies of virtual dealership business will require substantial managerial efforts and skills and incurrence of additional expenditures, and may subject us to new or increased risks. Moreover, our expansion strategies may incur higher costs than the net revenues generated. Our failure to efficiently or effectively implement our growth strategies or manage the growth of our operations may limit our future growth and hamper our business strategies.
Our business depends heavily on our reputation and consumer perception of our brand, and any negative publicity or other harm to our brand or failure to maintain and enhance our brand recognition may materially and adversely affect our financial condition and results of operations.
We believe that our reputation and consumer perception of our brand “TuanChe” are critical to our financial condition and results of operations. Maintaining and enhancing our reputation and brand recognition depends primarily on the quality and consistency of our services, as well as the success of our marketing and promotional efforts. While we have devoted significant resources to brand promotion efforts in recent years, our ongoing marketing efforts may not be successful in further promoting our brand. In addition, there may be from time to time negative publicity about our company, our business, our management or our services. For example, if auto dealers breach their contracts with automobile consumers concluded during the auto show and raise the purchase price, we may be found at fault by consumers and our reputation may be materially and adversely affected. We may be subject to litigation as well as government or regulatory investigation as a result of such negative publicity, which might require us to spend significant time and resources to resolve.
Our failure to satisfactorily handle complaints from industry customers and consumers could also harm our reputation and discourage them from attending our future offline events or working with us in our virtual dealership business. For example, they may complain about the cancellation or rescheduling of our auto shows. While we have been improving and will continue to improve our customer service capabilities, we cannot assure you that our employees will satisfactorily resolve all complaints from industry customers or consumers. If we fail to resolve a particular complaint from industry customers or consumers, whether or not such resolutions are within our control, our perceived reputation and the confidence these industry customers and consumers place in us may diminish, which could materially and adversely affect our business, financial condition and results of operations.
Acquisitions, strategic alliances and investments could prove difficult to integrate, disrupt our business and lower our results of operations and the value of your investment.
As part of our business strategy, we regularly evaluate investments in, or acquisitions of, complementary businesses, joint ventures, services and technologies, and we expect that periodically we will continue to make such investments and acquisitions in the future. Acquisitions, strategic alliances and investments involve numerous risks, including:

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the potential failure to achieve the expected benefits and synergies of the combination or acquisition;

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difficulties in, and the cost of, integrating operations, technologies, services and personnel;

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lack of knowledge and experience in the new business;

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inability to obtain funding for the investments;

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potential write-offs of acquired assets or investments; and

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downward effect on our results of operations.

In addition, if we finance acquisitions by issuing equity or convertible debt securities, our existing shareholders may be diluted, which could affect the market price of the ADSs. Further, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed and the value of your investment may decline.
Furthermore, we may fail to identify or secure suitable acquisition and business partnership opportunities or our competitors may capitalize on such opportunities before we do, which could impair our ability to compete with our competitors and adversely affect our growth prospects and results of operations.
Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.
Any actual or perceived threat of a financial crisis in China, in particular a credit and banking crisis, could have an indirect, but material and adverse, impact on our business and results of operations. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China.
Furthermore, any slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden declines in business and consumer confidence and dramatic changes in business and consumer behaviors. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of automobiles, which to some extent are considered as luxury items by many people in China, and as a result, our industry customers may also defer, reduce or cancel purchasing our services. To the extent any fluctuations in the Chinese economy significantly affect the demand from automakers or auto dealers for our services or change the spending habits of automobile consumers, our business, results of operations, and financial condition may be materially and adversely affected.
In addition, we depend primarily on automakers and auto dealers in generating our net revenues. During the past decade, the continued economic growth in China expanded the network of automakers and auto dealers, but an economic downturn may reduce the number of automakers and auto dealers in China resulting in the decrease of the demand for our services. Since the early 1990s, many non-automotive enterprises joined China’s automotive industry and began to offer new lines of automobiles. An increasing number of foreign brands gradually entered the PRC market primarily by forming joint ventures with Chinese brands. Growing automobile production capacity and production volume have significantly increased the number of auto dealers. By contrast, negative economic trends could lead to consolidations among automakers and auto dealers, which in effect will reduce our customer base. A reduction in the number of automakers or auto dealers would reduce the number of opportunities we have to sell our services. To the extent that the automakers and auto dealers have used our services, consolidations may result in purchase cancellation of those services. Any decrease in demand for our services could materially and adversely affect our ability to generate net revenues, which in turn could adversely affect our business, results of operations, and financial condition.
We may not be able to successfully expand our operations into certain additional geographical markets in China.
In the six months ended June 30, 2018, we organized auto shows in 119 cities across China, and we had sales representatives located in 121 cities. We plan to expand our operations to more cities and counties in

China. Geographic expansion is particularly important for us to acquire more industry customers, whose operations are usually localized and spread out in the regions they serve. Nonetheless, expansion into new geographical markets imposes additional burdens on our sales, marketing and general managerial resources. As China is a large and diverse market, business practices and demands may vary significantly by region and our experience in the markets in which we currently operate may not be applicable in other parts of China. As a result, we may not be able to leverage our experience when entering into new markets in China. If we are unable to manage our expansion efforts effectively, if our expansion efforts take longer than planned or if our costs for these efforts exceed our expectations, our business, results of operations, and financial condition may be materially and adversely affected.
We may be subject to administrative penalties if we fail to register our premises as branches.
Under the PRC laws and regulations, a company is required to register a branch, whether in the form of a branch office or a subsidiary under the PRC laws, at each of the premises where it conducts business outside its registered domicile. As of the date of this prospectus, we have registered certain regional offices, including those in Shenzhen, Hangzhou, Xi’an, Harbin, and Hefei, as our branches, and we are in the process of applying for registration for other regional offices that have not been registered as branches yet. We have not yet received any inquiry or investigation from any PRC government authority regarding the absence of such registration. However, if the PRC regulatory authorities determine that we have failed to complete registration in a timely manner as required by the applicable laws and regulations, we may be subject to penalties, including fines, confiscation of income and suspension of operation, which may adversely affect our business, results of operations, and financial condition.
Material weaknesses in our internal control over financial reporting have been identified, and if we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.
Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In auditing our consolidated financial statements for the years ended December 31, 2016 and 2017, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as well as other control deficiencies as of December 31, 2017, in accordance with the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB. The material weaknesses identified relate to (1) our lack of sufficient financial reporting and accounting personnel, especially those with U.S. GAAP knowledge, and (2) lack of formal financial closing policies and effective control over periodic financial closing procedures which resulted into management’s late adjustments at period ends.
Upon completion of this offering, we will become a public company subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we will become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.
Our failure or alleged failure to comply with China’s anti-corruption laws or the U.S. Foreign Corrupt Practices Act could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations, and financial condition.
We are subject to PRC laws and regulations related to anti-corruption, which prohibit bribery to government agencies, state or government owned or controlled enterprises or entities, to government officials or officials that work for state or government owned enterprises or entities, as well as bribery to non-government entities or individuals. Upon the completion of this offering, we will also be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits companies and any individuals or entities acting on their behalf from offering or making improper payments or providing benefits to foreign officials for the purpose of obtaining or keeping business, along with various other anti-corruption laws. Our existing policies prohibit any such conduct and we are in the process of implementing additional policies and procedures, and providing training, to ensure that we, our employees and other third parties comply with PRC anti-corruption laws and regulations, the FCPA and other anti-corruption laws to which we are subject. There is, however, no assurance that such policies or procedures will work effectively all the time or protect us against liability under the FCPA or other anti-corruption laws. There is no assurance that our employees and other third parties would always comply with our policies and procedures. Further, there is uncertainty in connection with the implementation of PRC anti-corruption laws. We could be held liable for actions taken by our employees and other third parties with respect to our business or any businesses that we may acquire. As of the date of this prospectus, significantly all our operations are in the PRC. If we are found not to be in compliance with PRC anti-corruption laws, the FCPA and other applicable anti-corruption laws, we may be subject to criminal, administrative, and civil penalties and other remedial measures, which could have an adverse impact on our business, results of operations and financial condition. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities, including Chinese authorities, could adversely impact our reputation, cause us to lose customer relationships, subject us to administrative penalties or sanctions, and lead to other adverse impacts on our business, results of operations, and financial condition.
If we lose the services of any of our key executive officers, senior management, or other key employees, or are unable to retain, recruit and hire sufficiently qualified staff, our ability to effectively manage and execute our operations and meet our strategic objectives could be harmed.
Our future success depends on the continued service of our key executive officers, senior management, and other key employees. We benefit from the leadership of a strong management team with proven vision, rich professional work experience and extensive knowledge of China’s automotive industry. We also rely on a number of key staff for the development and operation of our business. In addition, we will need to continue attracting and retaining skilled and experienced staff for our businesses to maintain our competitiveness.
If one or more of our key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all and may incur additional expenses to recruit and train new personnel. In addition, if any of our executive officers, senior management, or key employees joins a competitor or forms a competing company, we may be disadvantaged in the competition and risk losing our know-how, trade secrets, suppliers and customers. Substantially all of our employees, including each of our executive officers, senior management, and key employees, have entered into employment agreements with us, which contain customary non-compete provisions. Although non-compete provisions are generally enforceable under PRC laws, PRC legal practice regarding the enforceability of such provisions is not as well-developed as in countries such as the United States. Therefore, if we lose the services of any of our key executive officers, senior management, or other key employees, or are unable to retain, recruit and hire experienced staff, our ability to effectively manage and execute our operations and meet our strategic objectives could be harmed.
We rely upon certain advertising service providers, and any significant change in our relationship with these suppliers could have a material adverse effect on our business, results of operations, and financial condition if we cannot find suitable replacements.
Historically we relied upon certain advertising service providers to advertise our service offerings. In 2016, our single largest advertising service provider accounted for approximately 50% of our total advertising expenses. In 2017, our four largest advertising service providers accounted for approximately 50% of our total advertising expenses. For the six months ended June 30, 2018, our three largest advertising service providers accounted for approximately 50% of our total advertising expenses. Our agreements with them typically do not contain long-term contractual commitments. We cannot assure you that we will be able to maintain business relationships with these existing advertising suppliers. In the event that the existing major advertising service providers terminate or refuse to renew their agreements with us, and we are unable to find new providers with similar or more favorable terms within a reasonable period of time or at all, our business, results of operations, and financial condition may be materially and adversely affected.
If we fail to protect our intellectual property rights, our brand and business performance may suffer.
We rely on a combination of trademark, patent, copyright and trade secret protection laws in China and other jurisdictions, as well as through confidentiality agreements and other measures, to protect our intellectual property rights. Our major brand names and logos are registered trademarks in China. Most of our professionally produced content available on our websites are protected by copyright laws. Despite our precautions, third parties may obtain and use our intellectual property without our authorization. Historically, the Chinese legal system and courts have not protected intellectual property rights to the same extent as the U.S. legal system and courts, and companies operating in China continue to face an increased risk of intellectual property infringement. Furthermore, the validity, application, enforceability and scope of protection of intellectual property rights for many internet-related activities, such as internet commercial methods patents, are uncertain and still evolving in China and abroad, which may make it more difficult for us to protect our intellectual property. From time to time, other websites may use our articles, photographs or other content without our proper authorization. Although such use has not in the past caused any material damage to our business, it is possible that there may be misappropriation on a much larger scale with a material adverse impact to our brand, business, and results of operations.
Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services.
Internet, technology and media companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violation of other parties’ rights. We have not experienced any material claims on these issues against us in the past, but as we face increasing competition and as litigation becomes more common in China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We could also be subject to claims based upon the content that is displayed on our websites or accessible from our websites through links to other websites or information on our websites supplied by third parties. Intellectual property claims and litigation are expensive and time-consuming to investigate and defend and may divert resources and management attention from the operation of our websites. Such claims, even if they do not result in liability, may harm our reputation. Any resulting liability or expenses, or changes required to our websites to reduce the risk of future liability, may have a material adverse effect on our business, financial condition, and results of operations.
We may be subject to liability for placing advertisements with inappropriate or misleading content.
PRC laws and regulations prohibit advertising companies from producing, distributing or publishing any advertisement with content that violates PRC laws and regulations, impairs the national dignity of

China, involves designs of the national flag, the national emblem or the national anthem, is considered reactionary, obscene, superstitious or absurd, is fraudulent, or disparages similar products. As we provide advertising services to our industry customers, we are obligated to review supporting documents provided by advertisers, verify the content of the advertisements and are prohibited from publishing any advertisement inconsistent with or with the lack of supporting documents. In addition, in case we are advertisers, we are required by PRC laws and regulations to ensure that the content of our advertisements is true and in full compliance with applicable laws and regulations. While we have made significant efforts to comply with such verification requirements before publishing, we cannot assure you that all the content contained in the advertisements is true and accurate as required by the advertising laws and regulations, especially given the uncertainty in the interpretation of these PRC laws and regulations. If we are found to be in violation of applicable PRC advertising laws and regulations, we may be subject to penalties, including fines, confiscation of our advertising income, orders to cease dissemination of the advertisements, orders to publish an announcement correcting the misleading information, and suspension or termination of our advertising business, any of which may have a material and adverse effect on our business and results of operations. See “Regulation—Regulations Relating to Advertisements.”
The performance and reliability of the internet infrastructure and wireless and landline telecommunications networks in China will affect our operations and growth, including our ability to accommodate prospective customers in the future.
With our principal executive offices located in China, we conduct central management of consumer data, provide data transmission and communications, and monitor our overall operations, relying on wireless and landline telecommunications networks in China. The national networks in China are connected to the internet through international gateways controlled by the PRC government, which are the only channels through which a domestic user can connect to the internet. These international gateways may not support the demand necessary for the continued growth in internet traffic by users in China. We cannot assure you that the development of China’s information infrastructure will be adequate to support our operations and growth. In addition, in the event of any infrastructure disruption or failure, we would have no access to alternative networks and services on a timely basis, if at all, which could have a material adverse effect on our business, results of operations, and prospects.
Unintended leakage of consumer information or privacy breaches may materially and adversely affect our reputation and business performance.
As we conduct our business, we collect and store a large amount of automobile consumer data gathered from our offline events. We rely on encryption and authentication technology to provide the security and authentication necessary for secure transmission of such data. However, our security control may not prevent the improper leakage of consumer data. Anyone may circumvent our security measures and misappropriate proprietary information or cause interruptions in our operations. A security breach that leads to leakage of our consumer data, could still harm our reputation. Our actual or perceived failure to comply with governmental regulation and other legal obligations related to user privacy could harm our business. We may be required to expend significant capital and other resources to prevent such security breaches or alleviate problems caused by such breaches. Any of the circumstances may materially and adversely affect our business and results of operations.
Failure to obtain, renew, or retain licenses, permits or approvals or failure to comply with applicable laws and regulations may affect our ability to conduct our business.
We have obtained all material licenses, permits or approvals from the PRC regulatory authorities for our current operations, except that we may need to obtain certain permits each time before we hold an offline event. See “—Our failure to obtain necessary permits for our offline events may subject us to penalties and adversely affect our business, results of operations, and financial condition.” However, the licensing requirements in China are constantly evolving, and we may be subject to more stringent regulatory requirements due to changes in the political or economic policies in the relevant jurisdictions. We cannot assure you that we will be able to satisfy such regulatory requirements and as a result we may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future. If we fail to do so, we may be subject to administrative penalties or sanctions, which may materially and adversely affect our business, financial condition, and results of operations. For example, TuanChe Internet has obtained a certain value-added telecommunications service license for the operation of internet content service from the Beijing Administration of Telecommunications which will remain valid until September 2023, and TuanChe (Beijing) Automobile Sales & Service Co., Ltd., a subsidiary of TuanChe Internet, has obtained a certain value-added telecommunications service license for the operation of internet content service from the Beijing Administration of Telecommunications which will remain valid until January 2021. However, as we provide mobile applications to mobile device users, it is uncertain if we will be required to obtain a separate operating license for our mobile applications in addition to the value-added telecommunications service licenses, although we believe that not obtaining such separate license is in line with the current market practice.
We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.
We may require additional capital beyond those generated by our initial public offering from time to time to grow our business, including to better serve our customers, develop new features or enhance our marketplace, improve our operating and technology infrastructure or conduct acquisition of complementary businesses and technologies. Accordingly, we may need to sell additional equity or debt securities or obtain a credit facility. Future issuances of equity or equity-linked securities could significantly dilute our existing shareholders, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our ordinary shares. The incurrence of debt financing would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders. For example, according to the facility agreement between SPD Silicon Valley Bank Beijing Branch, TuanChe Internet and other parties named thereto, we undertake to achieve a minimum quarterly net revenues ranging from RMB65 million to RMB200 million for each quarter starting from January 1, 2018 until March 31, 2019 on a consolidated basis.
Our ability to obtain additional capital is subject to a variety of uncertainties, including:
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our market position and competitiveness in the automotive industry;

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our future profitability, overall financial condition, results of operations and cash flows;

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general market conditions for capital raising activities in China and globally; and

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economic, political and other conditions in China and globally.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all, and our financing may also be subject to regulatory requirements. If we are unable to obtain adequate financing on terms satisfactory to us when we require it in the future, our ability to continue to support our business growth could be significantly impaired, and our business and prospects could be adversely affected.
Failure to qualify for or obtain any preferential tax treatments that are available in China could adversely affect our results of operations and financial condition.
The modified Enterprise Income Tax Law, effective on February 24, 2017, or the EIT Law, and its implementation rules generally impose a uniform income tax rate of 25% on all enterprises, but grant preferential treatment to “high and new technology enterprises strongly supported by the state,” or HNTEs, to enjoy a preferential enterprise tax rate of 15%. TuanYuan and TuanChe Internet are in the public notice period to be accredited as HNTEs and will be eligible for a preferential enterprise tax rate of 15% upon successful completion of the public notice period and if they meet the criteria of HNTE in each year of the accredited period. According to the relevant administrative measures, to qualify as an “HNTE,” TuanYuan and TuanChe Internet must meet certain financial and non-financial criteria and complete verification procedures with the administrative authorities. We cannot assure you that TuanYuan and TuanChe Internet will successfully pass the public notice period. Moreover, continued qualification as an “HNTE” is subject to a three-year review by the relevant government authorities in China, and in practice certain local tax authorities also require annual evaluation of the qualification. In the event that TuanYuan and TuanChe Internet fail to obtain accreditation as HNTE or are not verified by the local tax authorities, and the affected entities fails to obtain preferential income tax treatment based on other qualifications, it will continue to be subject to the standard PRC enterprise income tax rate of 25%. We cannot assure you that the tax authorities will approve the preferential tax rate of 15% even if these entities are accredited as HNTE.
Seasonality may cause fluctuations in our results of operations.
Our quarterly net revenues and other results of operations have fluctuated in the past and may continue to fluctuate depending upon a number of factors, many of which are beyond our control. For these reasons, comparing our results of operations on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. For example, consumer purchases typically slow down in the first quarter, and then increase through the next three quarters of each year. Therefore, the demand for booth spaces in our auto shows is generally the lowest in the first quarter of each year, primarily due to a general slowdown in business activities and a reduced number of working days during the Chinese New Year holiday period. The timing of such releases, however, is subject to uncertainties due to various factors such as automakers’ design or manufacturing issues, their marketing plans, general marketing conditions and government incentives or restrictions. These factors may make our results of operations difficult to predict and cause our quarterly results of operations to fall short of expectations.
We may be held liable for injuries to individual participants of our offline events or damages to automobiles displayed in our offline events, which may adversely affect our reputation and adversely affect our financial condition and results of operations.
We make every effort to ensure the safety of our participants and the automobiles displayed during our offline events. However, we cannot guarantee that no physical injury or damages will occur during our events, for which we could be held liable. Under the PRC laws and regulations, the undertaker of a mass activity bears tort liability for damages to a third party arising from such undertakers’ failure to fulfill its security obligations. If the act of a third party results in damage to others in a mass activity, the undertaker that failed to fulfill security obligations shall also bear supplementary liability. See “Regulation—Regulations Relating to Consumer Rights Protection and Tort Liabilities.” In addition, we have contractual obligations to compensate the event venue provider from any damages it suffers arising from the accident occurring on the venue and claims by the participants of the event. Therefore, we might face negligence claims alleging that we failed to maintain our facilities or to supervise our employees. In addition, if any participants of our offline events commit acts of violence, we could also face allegations that we failed to provide adequate security or were otherwise responsible for his or her actions.
We typically require our event set-up service providers to purchase liability insurance. However, such insurance might not be adequate to cover our potential liabilities, or may not cover us at all. If we are held liable for the injury or damages, we may be subject to litigations, and our financial condition and results of operations may be adversely affected. Additionally, our offline events may be perceived to be unsafe, which may discourage prospective consumers and industry customers from attending. These negative perceptions might also adversely affect our reputation and results of operations.
Our lack of insurance could expose us to significant costs and business disruption.
The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products and are, to our knowledge, not well-developed in the field of business liability insurance. We do not have any business liability or disruption insurance to cover our operations in China, which, based on public information available to us relating to China’s automotive industry, is consistent with customary industry practice in China. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. In addition, we do not maintain any insurance policies covering risks including loss and theft of and damages to our servers or other technology infrastructure. Any uninsured occurrence of business disruption, litigation or natural disaster, or significant damages to our uninsured equipment or technology infrastructure could result in substantial costs and diversion of resources for us and could adversely affect our financial condition and results of operations.

Any catastrophe, including outbreaks of health pandemics and other extraordinary events, could have a negative impact on our business operations.
We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, wars, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide our services.
Our business could also be adversely affected by the effects of Ebola virus diseases, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome (SARS), or other epidemics. Our business operation could be disrupted if any of our employees is suspected of having any of the aforementioned epidemics or another contagious disease or condition, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our business, results of operations and financial condition could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.
Risks Related to Our Corporate Structure
If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.
Foreign investment in the value-added telecommunication services industry in China is extensively regulated and subject to numerous restrictions. Pursuant to the Guidance Catalog of Industries for Foreign Investment promulgated by the Ministry of Commerce, or MOFCOM, and the National Development and Reform Commission, or the NDRC, which was amended from time to time, or the Foreign Investment Catalog (as amended), with a few exceptions, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record.
We are a Cayman Islands company and our wholly-owned PRC subsidiaries are currently considered foreign-invested enterprises. Accordingly, our PRC subsidiaries are not eligible to provide value-added telecommunication services in China. Due to these restrictions, we carry out our value-added telecommunication business in China through TuanChe Internet and its subsidiaries, collectively our consolidated affiliated entities. We, through TuanYuan, our wholly owned subsidiary in China, entered into a series of contractual arrangements with TuanChe Internet and its ultimate shareholders, in order to (1) exercise effective control over our consolidated affiliated entities, (2) receive substantially all of the economic benefits of our consolidated affiliated entities, and (3) have an exclusive option to purchase all or part of the equity interests in TuanChe Internet when and to the extent permitted by PRC law. We have been and expect to continue to be dependent on our consolidated affiliated entities to operate our value-added telecommunication business. As a result of these contractual arrangements, we have control over and are the primary beneficiary of TuanChe Internet and hence consolidate its financial results under U.S. GAAP. See “Corporate History and Structure” for details.
In the opinion of our PRC counsel, Shihui Partners, the ownership structures of TuanYuan and TuanChe Internet, currently do not, and immediately after giving effect to this offering, will not, result in any violation of the applicable PRC laws or regulations currently in effect; and the contractual arrangements among TuanYuan, TuanChe Internet and its shareholders, are governed by PRC laws or regulations, and are currently valid, binding and enforceable in accordance with the applicable PRC laws or regulations currently in effect, and do not result in any violation of the applicable PRC laws or regulations currently in effect. However, Shihui Partners has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC counsel.
If our ownership structure and contractual arrangements are found to violate any PRC laws or regulations, or if we are found to be required but failed to obtain any of the permits or approvals for our value-added telecommunication business, the relevant PRC regulatory authorities, including the Ministry of

Industry and Information Technology, or MIIT, would have broad discretion in imposing fines or administrative penalties upon us for such violations, including:
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revoking the business and operating licenses of our company;

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discontinuing or restricting any related-party transactions between our group and our consolidated affiliated entities;

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imposing fines and penalties, confiscating the income from our company, or imposing additional requirements for our operations which we may not be able to comply with;

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requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements and deregistering the equity pledges of TuanChe Internet, which in turn would affect our ability to consolidate, derive economic interests from, or exercise effective control over our consolidated affiliated entities;

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restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China, particularly the expansion of our business through strategic acquisitions; or

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restricting the use of financing sources by us or our consolidated affiliated entities or otherwise restricting our or their ability to conduct business.

As of the date of this prospectus, similar ownership structure and contractual arrangements have been used by many China-based companies listed overseas, including a number of value-added telecommunication companies listed in the United States. To our knowledge, none of the fines or punishments listed above has been imposed on any of these public companies. However, we cannot assure you that such fines or punishments will not be imposed on us or any other companies in the future. If any of the above fines or punishments is imposed on us, our business, financial condition and results of operations could be materially and adversely affected. If any of these penalties results in our inability to direct the activities of our consolidated affiliated entities that most significantly impact their economic performance, and/or our failure to receive the economic benefits from our consolidated affiliated entities, we may not be able to consolidate them in our financial statements in accordance with U.S. GAAP. However, we do not believe that such actions would result in the liquidation or dissolution of our company, our wholly-owned subsidiaries in China or TuanChe Internet or its subsidiaries.
Our business may be significantly affected by the Draft Foreign Investment Law, if implemented as proposed.
In January 2015, MOFCOM published a discussion draft of the proposed Foreign Investment Law, or the Draft Foreign Investment Law. The Draft Foreign Investment Law proposes significant changes to the PRC foreign investment legal regime and, when implemented, may have a significant impact on businesses in China controlled by foreign invested enterprises primarily through contractual arrangements, such as our business. See “Regulation—Regulations Relating to Foreign Investment in Value-added Telecommunication Companies” for details. MOFCOM solicited comments on the Draft Foreign Investment Law in 2015, but no new draft has been published since then. There is substantial uncertainty with respect to its final content, interpretation, adoption timeline and effective date. It is anticipated, however, that the draft Foreign Investment Law will reflect regulations on the “variable interest entity” structure, or VIE structure. Under the Draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangement would also be deemed as foreign-invested enterprises, if they are ultimately “controlled” by foreign investors. Therefore, for any companies with a VIE structure in an industry category that is on the “catalog of restrictions”, the VIE structure may be deemed a domestic investment only if the ultimate controlling person(s) is/are of PRC nationality (either PRC companies or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the variable interest entities will be treated as foreign-invested enterprises and any operation in the industry category on the “catalog of restrictions” without market entry clearance may be considered as illegal.
In addition, the Draft Foreign Investment Law does not indicate what actions shall be taken with respect to the existing companies with a VIE structure, whether or not these companies are controlled by Chinese parties. Moreover, it is uncertain whether the value-added telecommunication business will be subject to the foreign investment restrictions or prohibitions set forth in the “catalog of special management measures” applied to the Draft Foreign Investment Law. If the enacted version of the Foreign Investment

Law and the final “catalog of special management measures” mandate further actions, such as the MOFCOM market entry clearance, to be completed by companies with an existing VIE structure like us, we face uncertainties as to whether such clearance can be timely obtained, or at all. If we are not able to obtain such clearance when required, our VIE structure may be regarded as invalid and illegal.
The Draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the Draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable foreign-invested enterprises. Aside from an investment information report required at each investment, and investment amendment reports, which shall be submitted upon alteration of investment specifics, it is mandatory for entities established by foreign investors to submit an annual report, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.
We rely on contractual arrangements with TuanChe Internet and its shareholders for a large portion of our business operations which may not be as effective as direct ownership in providing operational control.
We have relied and expect to continue to rely on the contractual arrangements with TuanChe Internet and its shareholders to operate our value-added telecommunication business. For a description of these contractual arrangements, see “Corporate History and Structure—Corporate Structure.” The revenue contribution of our consolidated affiliated entities accounted for substantially all of our net revenues in 2016 and 2017, and a majority of our net revenues for the six months ended June 30, 2018. However, these contractual arrangements may not be as effective as direct equity ownership in providing us with control over our consolidated affiliated entities. Any failure by our consolidated affiliated entities, including TuanChe Internet and its shareholders, to perform their obligations under the contractual arrangements would have a material adverse effect on our financial position and results of operations. For example, should any dispute relating to the contractual arrangements arises, we will have to enforce our rights under the contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. Therefore, our contractual arrangements with our TuanChe Internet and its shareholders may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.
Any failure by TuanChe Internet or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.
If TuanChe Internet or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. For example, if the shareholders of TuanChe Internet refuse to transfer their equity interest in TuanChe Internet to us or our designee if we exercise the purchase option pursuant to the contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in TuanChe Internet, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired.
All of the contractual arrangements are governed by and interpreted in accordance with PRC law, and disputes arising from the contractual arrangements will be resolved through arbitration in China. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could have a material adverse effect on us.” Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce the contractual arrangements, or if we suffer significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our consolidated affiliated entities, and our ability to conduct our business may be negatively affected.
The shareholders of TuanChe Internet may have actual or potential conflicts of interest with us, which may materially and adversely affect our business, results of operations and financial condition.
The shareholders of TuanChe Internet may have actual or potential conflicts of interest with us. These shareholders may refuse to sign or breach, or cause TuanChe Internet to breach, or refuse to renew, the existing contractual arrangements we have with them and TuanChe Internet, which would have a material adverse effect on our ability to effectively control our consolidated affiliated entities and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with TuanChe Internet to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive option agreement with these shareholders to request them to transfer all of their equity interests in our variable interest entities to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.
Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and they may determine that we or our consolidated affiliated entities owe additional taxes, which could negatively affect our business, financial condition, and results of operations.
Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our consolidated affiliated entities in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our consolidated affiliated entities for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiary’s tax expenses. In addition, if TuanYuan requests the shareholders of our consolidated affiliated entities to transfer their equity interests at nominal or no value pursuant to the contractual arrangements, such transfer could be viewed as a gift and subject TuanYuan to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on our consolidated affiliated entities for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our consolidated affiliated entities’ tax liabilities increase or if they are required to pay late payment fees and other penalties.
We may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by our consolidated affiliated entities, which could severely disrupt our business, render us unable to conduct some or all of our business operations and constrain our growth.
We currently conduct our operations in China through contractual arrangements with TuanChe Internet and its shareholders. As part of these arrangements, certain assets, licenses and permits that are material to our business operations are held by our TuanChe Internet and its subsidiaries, such as value-added telecommunications business license. The contractual arrangements contain terms that specifically obligate shareholders of TuanChe Internet to ensure the valid existence of TuanChe Internet and restrict the disposal of material assets of TuanChe Internet. However, in the event shareholders of

TuanChe Internet breach the terms of the contractual arrangements and voluntarily liquidate TuanChe Internet, or TuanChe Internet declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our business operations or otherwise benefit from the assets held by our consolidated affiliated entities, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if TuanChe Internet undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of the assets of TuanChe Internet, thereby hindering our ability to operate our business as well as constrain our growth.
Certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.
Upon the completion of this offering, our directors, officers and principal shareholders will collectively own an aggregate of           % of the total voting power of our outstanding ordinary shares immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs. As a result, they have substantial influence over our business, including significant corporate actions such as mergers, consolidations, election of directors and other significant corporate actions.
They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering. In addition, the significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors' perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”
Risks Related to Doing Business in China.
PRC economic, political and social conditions, as well as changes in any government policies, laws and regulations, could adversely affect the overall economy in China or the automotive market, which could harm our business.
Substantially all of our operations are conducted in China, and substantially all of our net revenues are derived from China. Accordingly, our business, prospects, financial condition and results of operations are subject, to a significant extent, to economic, political and legal developments in China.
The PRC economy differs from the economies of most developed countries in many respects. Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating the industry. The PRC government continues to exercise significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Uncertainties or changes in any of these policies, laws and regulations, especially those affecting the automotive industry in China, could adversely affect the economy in China or our business.
While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for our services depends, in large part, on economic conditions in China. Any significant slowdown in China’s economic growth may reduce our net revenues. In addition, any sudden changes to China’s political system or the occurrence of social unrest could also have a material adverse effect on our business, prospects, financial condition and results of operations.
Uncertainties with respect to the PRC legal system could have a material adverse effect on us.
The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value.

Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protections of interest relating to foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to evolve rapidly, the interpretations of such laws and regulations may not always be consistent, and enforcement of these laws and regulations involves significant uncertainties, any of which could limit the available legal protections.
In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection we may enjoy in the PRC than under some more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. These uncertainties may affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us. Such uncertainties may therefore increase our operating expenses and costs, and materially and adversely affect our business and results of operations.
If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and the ADS holders.
The PRC enterprise income tax law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides that a foreign enterprise controlled by a PRC company or a group of PRC companies will be classified as a “resident enterprise” with its “de facto management body” located within China if all of the following requirements are satisfied: (1) the senior management and core management departments in charge of its daily operations function are mainly in China; (2) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (3) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in China; and (4) at least half of the enterprise’s directors with voting right or senior management reside in China. The SAT issued a bulletin in August 2011 to provide more guidance on the implementation of SAT Circular 82. The bulletin clarifies certain matters relating to resident status determination, post-determination administration and competent tax authorities. Although both the circular and the bulletin only apply to offshore enterprises controlled by PRC enterprises and not those by PRC individuals, the determination criteria set forth in the circular and administration clarification made in the bulletin may reflect the general position of the SAT on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises and the administration measures should be implemented, regardless of whether they are controlled by PRC enterprises or PRC individuals.
In addition, the SAT issued a bulletin in January 2014 to provide more guidance on the implementation of SAT Circular 82. This bulletin further provides that, among other things, an entity that is classified as a “resident enterprise” in accordance with the circular shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined as a “resident enterprise,” any dividend, profit and other equity investment gain shall be taxed in accordance with the enterprise income tax law and its implementing rules.
As the tax resident status of an enterprise is subject to the determination by the PRC tax authorities, if we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25.0%, although dividends distributed to us from our existing PRC subsidiaries and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material adverse effect on our overall effective tax rate, our income tax expenses and our net income.

Furthermore, dividends, if any, paid to our shareholders and ADS holders may be decreased as a result of the decrease in distributable profits. In addition, if we were to be considered a PRC “resident enterprise,” dividends we pay with respect to the ADS or ordinary shares and the gains realized from the transfer of the ADS or ordinary shares may be considered income derived from sources within China and be subject to PRC withholding tax, which could have a material adverse effect on the value of your investment in us and the price of the ADS.
PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries and consolidated affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
As an offshore holding company of our PRC subsidiaries, we may make loans to our PRC subsidiaries and our consolidated affiliated entities, or we may make additional capital contributions to our PRC subsidiaries. Such loans to our PRC subsidiaries or our consolidated affiliated entities in China and capital contributions are subject to PRC regulations and approvals. For example, loans by us to our PRC subsidiaries and consolidated affiliated entities cannot exceed statutory limits and must be filed with the State Administration of Foreign Exchange, or SAFE, via SAFE’s official online system. Besides SAFE filing, such loans may also need to be filed with the NDRC or its local branches. Capital contributions to our PRC subsidiaries must be approved by or filed with the MOFCOM or its local counterpart. In addition, the PRC government also restricts the convertibility of foreign currencies into Renminbi and use of the proceeds. In March 2015, SAFE promulgated SAFE Circular 19, which took effect and replaced certain previous SAFE regulations from June 2015. SAFE further promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement, or SAFE Circular 16, effective in June 2016, which, among other things, amend certain provisions of SAFE Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the Renminbi capital converted from foreign currency denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of the applicable circulars and rules may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations. If our consolidated affiliated entities require financial support from us or our wholly owned subsidiaries in the future and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund our consolidated affiliated entities’ operations will be subject to statutory limits and restrictions, including those described above.
The applicable foreign exchange circulars and rules may significantly limit our ability to convert, transfer and use the net proceeds from this offering or any offering of additional equity securities in China, which may adversely affect our business, financial condition and results of operations. As the foreign exchange related regulatory regime and practice are complex and still evolving and involve many uncertainties, we cannot assure you that we have complied or will be able to comply with all applicable foreign exchange circulars and rules, or that we will be able to complete the necessary government registrations or filings on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or filings, our ability to contribute additional capital to fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.
There are significant uncertainties under the PRC enterprise income tax law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.
Under the PRC enterprise income tax and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside China, will be subject to a withholding tax rate of 10.0%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5.0% if a Hong Kong resident enterprise owns at least 25.0% of the equity interest in the PRC company and satisfies other conditions as provided under the special tax arrangement. Our current PRC subsidiaries are wholly owned by our Hong Kong subsidiary.

Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated in February 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer should be a company as provided in the tax treaty, (2) the taxpayer must directly own the required percentage of equity interests and voting rights in the PRC subsidiaries, and (3) the corporate shareholder to receive dividends from the PRC subsidiaries must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the SAT promulgated the Notice on Issues Related to the “Beneficial Owner” in Tax Treaties in February 2018, which requires the “beneficial owner” to have ownership and the right to dispose of the income or the rights and properties giving rise to the income and generally engage in substantive business activities and sets forth certain detailed factors in determining the “beneficial owner” status.
Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to inspection or approval of the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from our PRC subsidiaries.
We face uncertainties with respect to indirect transfers of the equity interests in PRC resident enterprises by their non-PRC holding companies.
In February 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets.
In October 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect in December 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.
Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.
We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.
Restrictions on currency exchange may limit our ability to receive and use our net revenues effectively.
Substantially all of our net revenues is denominated in Renminbi. As a result, restrictions on currency exchange may limit our ability to use net revenues generated in Renminbi to fund any business activities we may have outside China in the future or to make dividend payments to our shareholders and ADS holders in U.S. dollars. Under current PRC laws and regulations, Renminbi is freely convertible for current account items, such as trade and service-related foreign exchange transactions and dividend distributions. However, Renminbi is not freely convertible for direct investment or loans or investments in securities outside China, unless such use is approved by SAFE. For example, foreign exchange transactions under our subsidiary’s capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval requirement of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures.
Our PRC subsidiaries are permitted to declare dividends to our offshore subsidiary holding their equity interest, convert the dividends into a foreign currency and remit to its shareholder outside China. In addition, in the event that our PRC subsidiaries liquidate, proceeds from the liquidation may be converted into foreign currency and distributed outside China to our overseas subsidiary holding its equity interest.
Other than the above distributions by and through our PRC subsidiaries which are permitted to be made without the necessity to obtain further approvals, any conversion of the Renminbi-denominated net revenues generated by our consolidated affiliated entities for direct investment, loan or investment in securities outside China will be subject to the limitations discussed above. To the extent we need to convert and use any Renminbi-denominated net revenues generated by our consolidated affiliated entities not paid to our PRC subsidiaries and net revenues generated by our PRC subsidiaries not declared and paid as dividends, the limitations discussed above will restrict the convertibility of, and our ability to directly receive and use such net revenues. As a result, our business and financial condition may be adversely affected. In addition, we cannot assure you that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of Renminbi in the future, especially with respect to foreign exchange transactions.
Our subsidiaries and consolidated affiliated entities in China are subject to restrictions on making dividends and other payments to us.
We are a holding company and rely principally on dividends paid by our subsidiaries in China for our cash needs, including paying dividends and other cash distributions to our shareholders to the extent we choose to do so, servicing any debt we may incur and paying our operating expenses. The income for our PRC subsidiaries, especially TuanYuan, in turn depends on the service fees paid by our consolidated affiliated entities. Current PRC regulations permit our subsidiaries in China to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Under the applicable requirements of PRC law, our PRC subsidiaries may only distribute dividends after they have made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries or our consolidated affiliated entities in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any such restrictions may materially affect such entities’ ability to make dividends or make payments, in service fees or otherwise, to us, which may materially and adversely affect our business, financial condition and results of operations.
Fluctuations in the value of the Renminbi may have a material adverse effect on your investment.
The value of the Renminbi against the U.S. dollar and other currencies may fluctuate. For example, since April 2018, the Renminbi has experienced a general decline in value against the U.S. dollar. The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, various factors, such as changes in China’s political and economic conditions. In July 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under such policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Later on, the People’s Bank of China has decided to further implement the reform of the RMB exchange regime and to enhance the flexibility of RMB exchange rates. Such changes in policy have resulted in a significant appreciation of the Renminbi against the U.S. dollar since 2005. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the Renminbi against the U.S. dollar.
Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, the ADS in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of the ADS in U.S. dollars without giving effect to any underlying change in our business or results of operations.
We may be required to obtain prior approval from China Securities Regulatory Commission for the listing and trading of the ADSs on NASDAQ.
In August 2006, six PRC regulatory authorities, including MOFCOM, State Assets Supervision and Administration Commission, SAT, State Administration for Industry and Commerce, or SAIC (which was integrated into the State Administration for Market Regulations with other governmental departments in April 2018), China Securities Regulatory Commission, or CSRC, and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which was amended in June 2009. This regulation, among other things, requires that the listing and trading on an overseas stock exchange of securities in an offshore special purpose vehicle formed for purposes of listing through acquisitions of PRC companies controlled directly or indirectly by PRC companies or individuals be approved by the CSRC. In September 2006, the CSRC published on its official website the procedures for such approval process. In particular, certain documents are required to be filed with the CSRC as part of the approval procedures and it could take several months to complete the approval process.
While the implementation and interpretation of the M&A Rules remains unclear, our PRC Counsel has advised us, based on their understanding of the current PRC laws and regulations, that approval by the CSRC is not required for this offering because (1) our wholly foreign-owned PRC subsidiaries were not established through a merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the beneficial owners of our company, (2) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules and (3) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation. However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. If the CSRC or other PRC regulatory authority subsequently determines that we need to obtain the CSRC’s approval for this offering, we may face sanctions by the CSRC or other PRC regulatory authorities. In such event, these regulatory authorities may, among other things, impose fines and penalties on or otherwise restrict our operations in China or delay or restrict any remittance of the proceeds from this offering into China. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to suspend or terminate this offering before settlement and delivery of the ADSs. Any such or other actions taken could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the ADSs.
Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.
The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. Moreover, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are subject to approval by MOFCOM. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by MOFCOM. Furthermore, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited.

There is significant uncertainty regarding the interpretation and implementation of these regulations relating to merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected.
A failure by the beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.
SAFE has promulgated regulations, including the Notice on Relevant Issues Relating to Foreign Exchange Control on Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular 37, effective in July 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” The term “control” under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore special purpose vehicles by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.
These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations. As of the date of this prospectus, all PRC residents known to us that currently hold direct or indirect interests in our company have completed the necessary registrations with SAFE as required by SAFE Circular 37. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with the requirements of SAFE Circular 37. As a result, we cannot assure you that these individuals or any other direct or indirect shareholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If they fail to make or update the registration, our PRC subsidiaries could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiaries’ ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from contributing additional capital into our PRC subsidiaries. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.
We face regulatory uncertainties in China that could restrict our ability to grant share incentive awards to our employees or consultants who are PRC citizens.
Pursuant to SAFE Circular 37, PRC residents who participate in stock incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose vehicles. In the meantime, pursuant to the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in a Stock Incentive Plan of an Overseas Publicly-Listed Company issued by SAFE in February 2012, or SAFE Circular 7, a qualified PRC agent (which could be the PRC subsidiary of the overseas-listed company) is required to file, on behalf of  “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) who are granted shares or share options by the overseas-listed company according to its share incentive plan, an application with SAFE to conduct SAFE registration with respect to such share incentive plan, and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the share purchase or share option exercise. Such PRC individuals’ foreign exchange income received from the sale of shares and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in China, which is opened and managed by the PRC domestic agent before distribution to such individuals. In addition, such domestic individuals must also retain an overseas entrusted institution to handle matters in connection with their exercise of share options and their purchase and sale of shares. The PRC domestic agent also needs to update registration with SAFE within three months after the overseas-listed company materially changes its share incentive plan or make any new share incentive plans.
We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of no less than one year and who have been granted stock options will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation—Regulations Relating to Foreign Currency Exchange—Share Option Rules.”
Labor contract laws in China may adversely affect our results of operations.
The current PRC labor contract law imposes considerable liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based on the mandatory retirement age. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.
Increases in labor costs and employee benefits in China may adversely affect our business and our profitability.
The PRC economy has been experiencing significant growth, leading to inflation and increased labor costs. China’s overall economy and the average wage in China are expected to continue to grow. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. It is subject to the determination of the relevant government agencies whether an employer has made adequate payments of the requisite statutory employee benefits, and employers that fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. Future increases in China’s inflation and material increases in labor costs and employee benefits may materially and adversely affect our profitability and results of operations. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.
Failure to make adequate contributions to various mandatory social security plans and withhold individual income tax as required by PRC regulations may subject us to penalties.
PRC laws and regulations require us to pay several statutory social welfare benefits for our employees, including pensions, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund contributions. Local governments usually implement localized requirements as to mandatory social security plans considering differences in economic development in different regions. PRC laws and regulations also require us to withhold individual income tax on employees' salaries based on the actual salary of each employee upon payment. Our failure in making contributions to various mandatory social security plans, withholding individual income tax and in complying with applicable PRC labor-related laws may subject us to late payment penalties. With respect to the underpaid statutory social welfare benefits, we may be required to make up the contributions for these plans as well as to pay late fees and fines; with respect to the underwithheld individual income tax, we may be required to make up sufficient withholding and pay late fees and fines. If we are subject to late fees or fines in relation to the failure in making contributions to various mandatory social security or withholding individual income tax, our financial condition and results of operations may be affected.
The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, investors may be deprived of the benefits of such inspection.
Our independent registered public accounting firm issues the audit report included in this prospectus filed with the Securities and Exchange Commission, or the SEC. Auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, are required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.
Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.
The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.
If additional remedial measures are imposed on the PRC-based affiliates of the Big Four accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC, with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.
Starting in 2011 the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.
In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102E of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If future document productions fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.
In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies, and the market price of our common stock may be adversely affected.
If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of the ADSs from NASDAQ or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.
Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.
The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our website is found to be in violation of any such requirements, we may be penalized by relevant authorities, and our operations or reputation could be adversely affected.
Risks Related to the ADSs and this Offering
We are an emerging growth company under the JOBS Act and may take advantage of certain reduced reporting requirements.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company until the fifth anniversary from the date of our initial listing. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.
An active trading market for our ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.
Prior to this offering, there has been no public market for the ADSs or the ordinary shares underlying the ADSs. We have applied for listing the ADSs on NASDAQ, but we cannot assure you that a liquid public market for the ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price for the ADSs was determined by negotiation among us and the underwriters based upon several factors, and the trading price of the ADSs after this offering may decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs due to insufficient or a lack of market liquidity of the ADSs.
The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.
The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, akin to the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the perception and attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of the ADSs, regardless of our actual operating performance.
In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile due to a number of factors, including the following:
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regulatory developments affecting us or our industry, and users of our online platforms;

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actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

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changes in the market condition, market potential and competition in automotive industry;

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announcements by us or our competitors of new services, expansions, investments, acquisitions, strategic partnerships or joint ventures;

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fluctuations in global and Chinese economies;

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changes in financial estimates by securities analysts;

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adverse publicity about us;

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additions or departures of our key personnel and senior management;

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release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADS will trade.
In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether successful or not, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Participation in this offering by principal shareholders and certain investors would reduce the available public float for the ADS.
Honour Depot Limited, BAI GmbH, and K2 Partners II L.P., each an existing shareholder, have indicated an interest in purchasing up to US$7 million, US$5 million, and US$3 million, respectively, of the ADSs representing Class A ordinary shares in this offering at the initial public offering price and on the same terms as the other ADSs being offered. If any of these investors is allocated all or a portion of the ADSs in which they have placed an order in this offering and purchase any such ADSs, such purchase may reduce the available public float for the ADS. As a result, any purchase of the ADS by these investors in this offering may reduce the liquidity of the ADS relative to what it would have been had these ADSs been purchased by other investors.
Our dual-class share structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.
We adopted a dual-class share structure on June 13, 2018, such that our ordinary shares currently consists of Class A ordinary shares and Class B ordinary shares, and our preferred shares will be re-classified and re-designated to Class A ordinary shares with disparate voting powers. Based on our dual-class share structure, holders of Class A ordinary shares will be entitled to one vote per share in respect of matters requiring the votes of shareholders, while holders of Class B ordinary shares will be entitled to fifteen votes per share. We will issue Class A ordinary shares represented by the ADSs in this offering.
Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Due to the disparate voting powers associated with our two classes of ordinary shares, we anticipate that Mr. Wei Wen, the beneficial owner of our Class B ordinary shares, will beneficially own          % of the aggregate voting power of our company immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs. As a result, Mr. Wen will have considerable influence over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions. The concentrated control associated with our dual-class share structure will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares and the ADSs of the opportunity to sell their shares at a premium over the prevailing market price.
Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.
If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their Class A ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$          per ADS, representing the difference between the assumed initial public offering price of US$          per ADS, which is the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, and our net tangible book value per ADS as of December 31, 2017, after giving effect to this offering.
In addition, our Series D preferred shares investors enjoy certain special adjustments for the conversion of Series D preferred shares into Class A ordinary shares, subject to certain conditions as described in our current memorandum and articles of association, which include our money-valuation in connection with or immediately prior to this offering being less than certain prescribed dollar amounts. If such conditions are met, our Series D preferred shares investors have the right to adjust the conversion price downwards pursuant to certain prescribed formulas and obtain more Class A ordinary shares upon conversion than they would otherwise be entitled to without such special adjustments. As a result of the foregoing special adjustments, you will experience further dilution upon the completion of this offering.
See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

Substantial future sales or perceived potential sales of the ADSs in the public market could cause the price of the ADSs to decline.
Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs. In connection with this offering, we and [our directors, executive officers, and certain of our existing shareholders and restricted shareholders] have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. Upon the completion of this offering, we will have           Class A ordinary shares outstanding, all of which are represented by ADSs, assuming the underwriters do not exercise their option to purchase additional ADSs. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding immediately after this offering will be available for sale, upon the expiration of the 180-day lock-up period, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. In addition, the underwriters may exercise the discretion to release the securities held by the parties subject to the lock-up restriction prior to the expiration of the lock-up period. If the securities subject to lock-up are released before the expiration of the lock-up period, their sale or perceived sale into the market may cause the price of the ADSs to decline. See “Underwriting” and “Shares Eligible for Future Sales” for a more detailed description of the restrictions on selling our securities after this offering.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ADSs and trading volume could decline.
The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ADSs or publishes inaccurate or unfavorable research about our business, the market price for the ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.
Techniques employed by short sellers may drive down the market price of the ADSs.
Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.
Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.
It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.
Because we may not pay dividends in the foreseeable future after this offering, you may rely on price appreciation of the ADSs for return on your investment.
We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we may not expect to pay any cash dividends in the foreseeable future. Therefore, you may not rely on an investment in the ADSs as a source for any future dividend income.
Our board of directors has complete discretion as to whether to distribute dividends, subject to applicable laws. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. We cannot guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.
As a “controlled company” under the Nasdaq Stock Market Rules, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.
Since Mr. Wei Wen, our chairman of the board and chief executive officer, is the beneficial owner of a majority of the voting power of our issued and outstanding share capital following the completion of this offering, we will qualify as a “controlled company” under the Nasdaq Stock Market Rules. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Stock Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely upon any such exemptions, we could elect to rely on any or all of these exemptions in the future. Should we choose to do so, so long as we remain a controlled company relying on any of such exemptions and during any transition period following the time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of NASDAQ corporate governance requirements.
We may be classified as a passive foreign investment company for United States federal income tax purposes, which could result in adverse United States federal income tax consequences to United States investors in the ADSs or ordinary shares.
We will be classified as a “passive foreign investment company,” or PFIC, if, in the case of any particular fiscal year, either (1) 75.0% or more of our gross income for such year consists of certain types of passive income, or (2) 50.0% or more of the average quarterly value of our assets during such year is attributable to assets that produce or are held for the production of passive income. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operation in our financial statements. Assuming that we are the owner of our consolidated affiliated entities for United States federal income tax purposes, and based upon the current and anticipated value of our assets and composition of our income and assets (taking into account the expected proceeds from this offering) and projections as to the value of the ADSs immediately following the offering, we do not presently expect to be classified as a PFIC for the current fiscal year ended December 31, 2018 or the foreseeable future.

While we do not expect to become a PFIC in the current or future fiscal years, the determination of whether we will be or become a PFIC for any fiscal year will depend upon the composition of our income (which may differ from our historical results and current projections) and assets and the value of our assets from time to time, including, in particular, the value of our goodwill and other unbooked intangibles (which may depend upon the market value of the ADS or ordinary shares from time-to-time and may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be classified as a PFIC for the current or future fiscal years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being, or becoming classified as, a PFIC for the current or foreseeable future fiscal years.
The determination of whether we will be or become a PFIC may also depend, in part, on how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where we retain significant amounts of liquid assets including cash raised in this offering, or if our consolidated affiliated entities were not treated as owned by us for United States federal income tax purposes, our risk of being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each fiscal year, we cannot assure you that we will not be a PFIC for the current fiscal year ended December 31, 2018 or any future fiscal year.
If we are classified as a PFIC in any fiscal year, a U.S. Holder (as defined in “Taxation—United States Federal Income Taxation”) may incur significantly increased United States federal income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules, and such holders may be subject to burdensome reporting requirements. Further, if we are classified as a PFIC for any fiscal year during which a U.S. Holder holds the ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding fiscal years during which such U.S. Holder holds the ADSs or ordinary shares. For more information, see “Taxation—United States Federal Income Taxation—Passive foreign investment company considerations.”
Our post-offering memorandum and articles of association that will become effective immediately before the completion of this offering contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and the ADSs.
We have adopted a post-offering memorandum and articles of association that will become effective immediately before the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.

Because we are incorporated under Cayman Islands law, you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.
We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2018 Revision) of the Cayman Islands, or the Companies Law, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
The Cayman Islands courts are also unlikely (1) to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws, or (2) to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.
There is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States and that the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments, the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without reexamination of the merits of the underlying disputes based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty and not obtained in a manner and is not of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands.
As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or large shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”
Certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands company and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

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the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the Nasdaq Stock Market Rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.
As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NASDAQ corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with NASDAQ corporate governance listing standards.
As a Cayman Islands company listed on NASDAQ, we are subject to NASDAQ corporate governance listing standards. However, the Nasdaq Stock Market Rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from NASDAQ corporate governance listing standards. For instance, we are not required to: (1) have a majority of the board be independent; (2) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors; or (3) have regularly scheduled executive sessions with only independent directors each year. We intend to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NASDAQ Capital Market.
Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.
The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.
As a holder of the ADSs, you will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying Class A ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our post-offering memorandum and articles of association that will become effective immediately before the completion of this offering, the minimum notice period required for convening a general meeting is seven days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

The depositary for the ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.
Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs at shareholders’ meetings if:
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we have timely provided the depositary with notice of meeting and related voting materials;

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we have instructed the depositary that we wish to receive a proxy to vote uninstructed shares;

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we have informed the depositary that we reasonably do not know of any substantial opposition as to a matter to be voted on at the meeting; or

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we have informed the depositary that such matter to be voted on at the meeting is not materially adverse to the interests of shareholders.

The effect of this discretionary proxy is that if you do not vote at shareholders’ meetings, you cannot prevent our Class A ordinary shares underlying your ADSs from being voted, except that we fail to meet the conditions described above. This may make it more difficult for shareholders to influence the management of our company.
You may not receive dividends or other distributions on our Class A ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.
The depositary of the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.
ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.
If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.
Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.
You may experience dilution of your holdings due to inability to participate in rights offerings.
We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.
You may be subject to limitations on transfer of your ADSs.
Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADS generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
We will incur increased costs as a result of being a public company.
Upon completion of this offering, we will become a public company and expect to incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and NASDAQ, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal controls over financial reporting. We expect these rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a strain on our management, operational and financial resources and systems for the foreseeable future.
In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements with respect to our business, results of operations and financial condition as well as our current expectations, assumptions, estimates and projections about our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
These forward-looking statements can be identified by words or phrases such as the words “may,” “will,” “aim,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely to,” “plan,” “should,” and similar expressions. We have based these forward-looking statements largely on our current expectations and projections of future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, without limitation, statements relating to:
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our goals and strategies;

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our ability to retain and increase the number of customers;

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our future business development, financial condition and results of operations;

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expected changes in our net revenues, costs or expenditures;

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our ability to manage and expand the sales network and other aspects of our operations;

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our projected markets and growth in markets;

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our potential need for additional capital and the availability of such capital;

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competition in our industry;

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relevant government policies and regulations relating to our industry;

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general economic and business conditions globally and in China;

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our use of the proceeds from this offering; and

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assumptions underlying or related to any of the foregoing.

You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from and worse than what we expect. Moreover, new risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.
This prospectus also contains certain data and information that we obtained from various government and private publications, including the iResearch report. Statistical data in these publications also include projections based on a number of assumptions. Failure of the market to grow at the projected rate may have a material adverse effect on our business and the market price of the ADSs. In addition, projections or estimates about our business and financial prospects involve significant risks and uncertainties. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering of approximately US$     million, or approximately US$     million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$      per ADS, the mid-point of the range shown on the front cover page of this prospectus.
The principal purposes of this offering are to increase our financial flexibility, create a public market for the ADSs for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We currently intend to use the net proceeds of this offering as follows:
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approximately 50.0%, or US$          million, for the development and expansion of our business, including to expand our geographic coverage, grow our consumer base, improve our consumer experience, broaden our service offerings and enhance our service capabilities;

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approximately 30.0%, or US$          million, for strengthening our information technologies and data analytics capabilities; and

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approximately 20.0%, or US$          million, for general corporate purposes, including funding potential strategic investments and acquisitions.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to use the net proceeds of this offering as they deem necessary. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.
Pending any use described above, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments or hold as cash.
In utilizing the proceeds from this offering, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our consolidated affiliated entities only through loans, subject to applicable government registration and approvals. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. Any failure will delay or prevent us from applying the net proceeds from this offering to our PRC subsidiaries and consolidated affiliated entities. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries and consolidated affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY
We have not declared or paid any dividends. We do not have any present plans to pay any cash dividends on our ordinary shares or the ADSs in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
Our board of directors has complete discretion in deciding the payment of any future dividends, subject to applicable laws. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of its profits, realized or unrealized, or from any reserve set aside from profits which its directors determine is no longer required or out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. The declaration and payment of dividends will depend upon, among other things, our future operations and earnings, capital requirements and surplus, our financial condition, contractual restrictions, general business conditions and other factors as our board of directors may deem relevant. See “Description of Share Capital—Dividends.”
We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors—Risks Related to Doing Business in China—Our subsidiaries and consolidated affiliated entities in China are subject to restrictions on making dividends and other payments to us.”
If we pay any dividends, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary will then pay such amounts to our ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

DILUTION
If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.
As of June 30, 2018, our net tangible book value was approximately US$          million, or US$          per ordinary share outstanding at that date, and US$          per ADS. Net tangible book value per ordinary share is determined by dividing our total tangible assets less our total liabilities by the number of our ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed initial public offering price per ordinary share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Because our Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for conversion and voting rights, the dilution is presented here based on all ordinary shares, including Class A ordinary shares and Class B ordinary shares.
Without taking into account any other changes in net tangible book value after June 30, 2018, other than to give effect to our sale of the           ADSs offered in this offering at the assumed initial public offering price of US$          per ADS, the mid-point of the estimated initial public offering price range, with estimated net proceeds of US$          million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us (assuming the underwriters do not exercise their option to purchase additional ADSs), our adjusted net tangible book value on June 30, 2018 would have been US$          million, or US$          per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and US$          per ADS. This represents an immediate increase in net tangible book value of US$          per ordinary share, or US$          per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$          per ordinary share, or US$          per ADS, to new investors in this offering.
The following table illustrates such dilution:
	Per ordinary share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value as of June 30, 2018	US$	US$
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$	US$
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering	US$	US$
Dilution in net tangible book value to new investors in this offering	US$	US$
A US$1.00 change in the assumed public offering price of US$          per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma net tangible book value after giving effect to the offering by US$          million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$          per ordinary share and US$          per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$          per ordinary share and US$          per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses.
If the Series D preferred shares are converted into Class A ordinary shares at a conversion ratio lower than one-for-one pursuant to the special adjustments for conversion price of Series D preferred shares as described in our current memorandum and articles of association, assuming an initial public offering price of US$          per ADS, which is the low-end of the estimated range of the initial public offering price, the pro forma as adjusted net tangible book value would be US$          per ordinary share and US$          per ADS, and the dilution in pro forma as adjusted net tangible book value to investors in this offering would be US$          per ordinary share and US$          per ADS.

If the underwriters exercise in full their over-allotment option, the pro forma as adjusted net tangible book value would be US$          per ordinary share and US$          per ADS, and the dilution in pro forma as adjusted net tangible book value to investors in this offering would be US$          per ordinary share and US$          per ADS.
The following table summarizes, on a pro forma as adjusted basis as of June 30, 2018, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.
	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent
			(US$ in thousands)		(US$)	(US$)
Existing shareholders*		%		%
New investors		%		%
Total		100.0%		100.0%

*
Including           Class A ordinary shares resulting from the conversion of all of our issued and outstanding preferred shares on a one-for-one basis immediately upon the completion of this offering, without taking into account certain special conversion adjustments for Series D preferred shares.

Honour Depot Limited, BAI GmbH, and K2 Partners II L.P., each an existing shareholder, have indicated an interest in purchasing up to US$7 million, US$5 million, and US$3 million, respectively, of the ADSs representing Class A ordinary shares in this offering at the initial public offering price and on the same terms as the other ADSs being offered. We and the underwriters are currently under no obligation to sell any of the foregoing parties. The calculations in the table above do not take into account of their subscriptions in this offering, if any.
A US$1.00 change in the assumed initial public offering price of US$          per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease total consideration paid by new investors, total consideration paid by all shareholders, average price per ordinary share and average price per ADS paid by all shareholders by US$          million, US$          million, US$          and US$         , respectively, assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same.
The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2018:
•
on an actual basis;

•
on a pro forma basis to reflect the automatic conversion of all of our issued and outstanding preferred shares on a one-for-one basis into our Class A ordinary shares immediately upon the completion of this offering, without taking into account certain special conversion adjustments for Series D preferred shares; and

•
on a pro forma as adjusted basis to reflect (1) the automatic conversion of all of our issued and outstanding preferred shares on a one-for-one basis into our Class A ordinary shares immediately upon the completion of this offering, without taking into account certain special conversion adjustments for Series D preferred shares; and (2) the issuance and sale of our Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$          per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover page of this prospectus, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us assuming the underwriters do not exercise the over-allotment option to purchase additional ADSs.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of June 30, 2018
	Actual		Pro Forma(1)		Pro Forma(1) As Adjusted
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Total Mezzanine Equity	541,899	81,895	—	—
Shareholders’ Deficit:
Class A ordinary shares: US$0.0001 par value; 310,802,108 shares authorized, 63,586,484 shares issued and 50,910,072 shares outstanding as of June 30, 2018 (444,739,420 shares authorized, 197,523,796 shares issued and 184,847,384 shares outstanding on a pro-forma basis as of June 30, 2018)	41	6	130	21
Class B ordinary shares: US$0.0001 par value, 55,260,580 shares authorized, issued and outstanding as of June 30, 2018 (55,260,580 shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	35	5	35	5
Treasury stock	—	—	—	—
Additional paid-in capital	9,258	1,399	551,068	83,279
Accumulated deficit	(410,578)	(62,049)	(410,578)	(62,049)
Accumulated other comprehensive loss	(7,673)	(1,160)	(7,673)	(1,160)
Total Shareholders’ Deficit(2)	(408,917)	(61,799)	132,982	20,096
Total Mezzanine Equity and Shareholders’ Deficit	260,246	39,328	260,246	39,328

(1)
The pro forma and pro forma as adjusted information discussed above is illustrative only. Our total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
A US$1.00 increase (decrease) in the assumed initial public offering price of US$          per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ deficit and total capitalization by US$          million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option to purchase additional ADSs and no other change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

As of the date of this prospectus, there has been no material change to our capitalization as set forth above.

EXCHANGE RATE INFORMATION
Our reporting currency is the Renminbi because our business operations are based in China and substantially all of our net revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the noon buying rate in New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.6171 to US$1.00, the exchange rate in effect as of June 29, 2018. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On October 26, 2018, the noon buying rate was RMB6.9425 to US$1.00.
The following table sets forth additional information concerning exchange rates between Renminbi and U.S. dollars for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we use in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.
	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
2017	6.5063	6.7350	6.9575	6.4773
2018
April	6.3325	6.2967	6.3340	6.2655
May	6.4096	6.3701	6.4175	6.3325
June	6.6171	6.4651	6.6235	6.3850
July	6.8038	6.7164	6.8102	6.6123
August	6.8300	6.8453	6.9330	6.8018
September	6.8680	6.8551	6.8880	6.8270
October (through October 26, 2018)	6.9425	6.9116	6.9477	6.8680

Source: Federal Reserve Statistical Release
(1)
Average for a period is calculated by using the average of the exchange rates on the last day of each month during the period. Monthly averages are calculated by using the average of the daily rates during the relevant period.

CORPORATE HISTORY AND STRUCTURE
Corporate History
We are an exempted company with limited liability incorporated in the Cayman Islands. We commenced our automobile group-purchase facilitation business in 2010. We began our auto show business in the fourth quarter of 2016, and we expanded our auto shows to tier-3 and below cities in 2017. We began the operation of our virtual dealership business in the second quarter of 2018.
We conduct our business through our subsidiaries and consolidated affiliated entities in China. Over the past few years, we underwent a series of restructurings. In particular:
•
Incorporation of the listing entity.   In September 2012, we incorporated TuanChe Limited as a holding company and proposed listing entity in the Cayman Islands.

•
Incorporation of Hong Kong and PRC subsidiaries.   In October 2012, we established a wholly-owned subsidiary in Hong Kong, TuanChe Information Limited, to be our intermediate holding company. In January 2013, we also established a wholly-owned subsidiary in China, TuanYuan Internet Technology (Beijing) Co., Ltd., or TuanYuan, through which we obtained control over TuanChe Internet Information Service (Beijing) Co., Ltd., or TuanChe Internet, based on a series of contractual arrangements.

•
Contractual arrangements.   Due to PRC legal restrictions on foreign ownership in value-added telecommunication services, we carry out our business in China through TuanChe Internet and its subsidiaries. In March 2013, we, through our PRC subsidiary, TuanYuan, entered into a series of contractual arrangements with (1) TuanChe Internet, and (2) the shareholders of TuanChe Internet, to obtain effective control of our consolidated affiliated entities. These contractual arrangements were recently revised in August 2017.

Since our incorporation of TuanChe Limited in 2012, we have raised approximately US$72.8 million in equity financing from our dedicated group of investors:
•
Series A financing.   In March 2013, we raised an aggregate of US$700,000 from the issuance of 2,828,393 and 16,970,357 Series A preferred shares to K2 Evergreen Partners L.P. and K2 Partners II L.P., respectively.

•
Series B financing.   In September 2013, we raised an aggregate of US$5,564,856 from the issuance of 4,142,781 and 8,285,562 Series B-1 preferred shares to K2 Evergreen Partners L.P. and K2 Partners II L.P., respectively, and the issuance of 18,193,772 and 4,548,443 series B-2 preferred shares to BAI GmbH and K2 Partners II L.P., respectively.

•
Series C financing.    In August 2014, we raised an aggregate of US$23,658,593 from the issuance of 3,427,812 Series C-1 preferred shares and 5,643,437 Series C-2 preferred shares to BAI GmbH, and 27,765,278 Series C-2 preferred shares to Highland 9 — LUX S.à.r.l. In September 2015, Highland 9 — LUX S.à.r.l. transferred such Series C-2 preferred shares to Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, and Highland Entrepreneurs’ Fund 9 Limited Partnership.

•
Series C+ financing.    In June 2017, we raised an aggregate of US$8,682,770 from the issuance of in total 12,593,555 Series C+ preferred shares to Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, Highland Entrepreneurs’ Fund 9 Limited Partnership, K2 Partners III Limited, K2 Family Partners Limited, BAI GmbH, and AlphaX Partners Fund I, L.P. On December 21, 2015, we entered into a convertible loan agreement with Lanxi Puhua Juli Equity Investment L.P. (“Lanxi Puhua”) in the amount of RMB30.0 million. On August 18, 2017, we issued 6,261,743 Series C+ preferred shares to Puhua Group Ltd, a company designated by Lanxi Puhua, at nominal value, pursuant to the loan agreement and a share purchase agreement dated June 16, 2017.

•
Series D-1 financing.    In June 2018, we raised an aggregate of US$23,350,000 from the issuance of 3,592,664 and 6,453,887 Series D-1 preferred shares to ACEE Capital Ltd. and Honour Depot Limited, respectively.

•
Convertible note financing.   In August, 2017, we raised an aggregate principal amount of US$6,300,000 through issuing notes to AlphaX Partners Fund I, L.P., K2 Partners III Limited and K2 Family Partners Limited, and Hongtao Investment-I Ltd (formerly known as Eager Info Investments Limited) pursuant to certain convertible note purchase agreements. In June 2018, the convertible notes were converted into an aggregate of 3,965,043, 1,201,528 and 2,403,057 Series C-4 preferred shares, respectively, all at a conversion price of US$0.8322734 per share.

•
Series D-2 Financing.   In September 2018, we raised US$50,000,000 from the issuance of 20,630,925 Series D-2 preferred shares to Beijing Z-Park Fund Investment Center (Limited Partner). In October 2018, we raised US$2,300,000 from the issuance of 949,023 Series D-2 preferred shares to Beijing Shengjing Fengtai Innovation Investment Center (Limited Partner).

Corporate Structure
The following diagram illustrates our corporate structure, including our significant subsidiaries and consolidated affiliated entities, as of the date of this prospectus:
(1)
Mr. Zhiwen Lan, Mr. Jianchen Sun, Mr. Qiuhua Xu, Mr. Xingyu Du, Mr. Zijing Zhou, Mr. Zhen Ye, and Lanxi Puhua Juli Equity Investment L.P. hold a 1.1226%, 1.1967%, 0.9972%, 0.0997%, 0.0973%, 0.5836%, and 2.70% equity interest in TuanChe Internet, respectively.

Contractual Arrangements
PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunication service businesses. We conduct our operations in the PRC principally through TuanChe Internet and its subsidiaries, collectively referred to as our consolidated affiliated entities in this prospectus. We have effective control over our consolidated affiliated entities through a series of contractual arrangements among our wholly-owned PRC subsidiary TuanYuan, TuanChe Internet and its shareholders.
The contractual arrangements, as described in more detail below, collectively allow us to:
•
exercise effective control over each of TuanChe Internet and its subsidiaries;

•
receive substantially all of the economic benefits of TuanChe Internet and its subsidiaries; and

•
have an exclusive call option to purchase all or part of the equity interests in and/or assets of each of TuanChe Internet and its subsidiaries when and to the extent permitted by PRC laws.

As a result of these contractual arrangements, we are the primary beneficiary of TuanChe Internet and its subsidiaries, and, therefore, have consolidated the financial results of our consolidated affiliated entities in our consolidated financial statements in accordance with U.S. GAAP.
Below is a summary of the currently effective contractual arrangements by and among our wholly-owned subsidiary TuanYuan, TuanChe Limited and its shareholders.
Exclusive Business Cooperation Agreement
Pursuant to the exclusive business cooperation agreement between TuanYuan and TuanChe Internet, TuanYuan has the exclusive right to provide or designate any third party to provide, among other things, comprehensive business support, technical support and consulting services to TuanChe Internet. In exchange, TuanChe Internet pays service fees to TuanYuan in an amount determined at TuanYuan’s discretion. Without the prior written consent of TuanYuan, TuanChe Internet cannot accept any consulting and/or services provided by or establish similar cooperation relationship with any third party. TuanYuan owns the exclusive intellectual property rights created as a result of the performance of this agreement. The agreement shall remain effective unless unilaterally terminated by TuanYuan with a written notice or pursuant to other provisions of the agreement, whereas TuanChe Internet does not have any right to unilaterally terminate the exclusive business cooperation agreement.
Exclusive Call Option Agreement
Under the exclusive call option agreement among TuanYuan, TuanChe Internet and its shareholders, each of the shareholders of TuanChe Internet irrevocably granted TuanYuan a right to purchase, or designate a third party to purchase, all or any part of their equity interests in TuanChe Internet at a purchase price equal to the lowest price permissible by the then-applicable PRC laws and regulations at TuanYuan’s sole and absolute discretion to the extent permitted by PRC law. The shareholders of TuanChe Internet shall promptly give all considerations they received from the exercise of the options to TuanYuan. Without TuanYuan’s prior written consent, TuanChe Internet and its shareholders shall not enter into any major contract except for those entered in the daily business operations. Without TuanYuan’s prior written consent, TuanChe Internet and its shareholders shall not sell, transfer, license or otherwise dispose of any of TuanChe Internet’s assets or allow any encumbrance of any assets. TuanChe Internet shall not be dissolved or liquidated without the written consent by TuanYuan. This agreement shall remain in effect until TuanYuan and/or any third party designated by TuanYuan has acquired all equity interests of TuanChe Internet from its shareholders.
Equity Pledge Agreement
Under the equity interest pledge agreement among TuanYuan, TuanChe Internet and its shareholders, TuanChe Internet’s shareholders pledged all of their equity of TuanChe Internet to TuanYuan as security for performance of the obligations of TuanChe Internet and its shareholders under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney. If any of the specified events of default occurs, TuanYuan may exercise the right to enforce the pledge immediately. TuanYuan may transfer all or any of its rights and obligations under the equity pledge agreement to its designee(s) at any time. The equity pledge agreement is binding on TuanChe Internet’s shareholders and their successors. The equity pledge agreement shall remain in effect until the fulfillment of all the obligations under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney.
Powers of Attorney
Pursuant to the powers of attorney executed by the shareholders of TuanChe Internet, each of them irrevocably authorized TuanYuan to act on their respective behalf as exclusive agent and attorney, with respect to all rights of shareholders concerning all the equity interest held by each of them in TuanChe Internet, including but not limited to the right to attend shareholder meetings on behalf of such shareholder, the right to exercise all shareholder rights and the voting rights (including the right to sell, transfer, pledge and dispose of all or a portion of the equity interests held by such shareholder), and the right to appoint legal representatives, directors, supervisors and chief executive officers and other senior management.
In the opinion of Shihui Partners, our PRC legal counsel, the contractual arrangements among TuanYuan, TuanChe Internet and its shareholders are valid, binding and enforceable under applicable PRC law currently in effect. However, Shihui Partners has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC legal counsel. For a description of the risks related to our corporate structure, see “Risk Factors—Risks Related to Our Corporate Structure.”
Spousal Consent Letters
Pursuant to the spousal consent letters, each of the spouses of the individual shareholders of TuanChe Internet unconditionally and irrevocably agrees that the equity interest in TuanChe Internet held by and registered in the name of her respective spouse will be disposed of pursuant to the relevant equity pledge agreement, the exclusive call option agreement and the powers of attorney. In addition, each of them agrees not to assert any rights over the equity interest in TuanChe Internet held by his or her respective spouse. In addition, in the event that any of them obtains any equity interest in TuanChe Internet held by her respective spouse for any reason, such spouse agrees to be bound by similar obligations and agreed to enter into similar contractual arrangements.

SELECTED CONSOLIDATED FINANCIAL DATA
The following selected consolidated statements of operations and comprehensive loss data for the years ended December 31, 2016 and 2017, the selected consolidated balance sheet data as of December 31, 2016 and 2017, and the selected consolidated statements of cash flows data for the years ended December 31, 2016 and 2017 have been derived from the audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of operations and comprehensive loss data for the six months ended June 30, 2017 and 2018, the selected consolidated balance sheet data as of June 30, 2018, and the selected consolidated statements of cash flows data for the six months ended June 30, 2017 and 2018 have been derived from the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared to include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented. You should read the following information in conjunction with those financial statements and accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements have been prepared in accordance with U.S. GAAP. Historical results for any prior period are not necessarily indicative of results to be expected for any future period.
Selected Consolidated Statements of Operations and Comprehensive Loss
	For the year ended December 31,			For the six months ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Continuing operations
Net revenues	117,353	280,666	42,415	91,326	269,334	40,703
Cost of revenues	(17,748)	(85,742)	(12,958)	(27,847)	(74,054)	(11,191)
Gross profit	99,605	194,924	29,457	63,479	195,280	29,512
Operating expenses:
Selling and marketing expenses	(136,666)	(223,249)	(33,738)	(87,168)	(167,673)	(25,339)
General and administrative expenses	(24,458)	(27,491)	(4,155)	(12,938)	(31,578)	(4,772)
Research and development expenses	(19,576)	(15,925)	(2,407)	(7,783)	(7,841)	(1,185)
Total operating expenses	(180,700)	(266,665)	(40,300)	(107,889)	(207,092)	(31,296)
Loss from continuing operations	(81,095)	(71,741)	(10,843)	(44,410)	(11,812)	(1,784)
Loss from continuing operations before income taxes	(81,508)	(75,694)	(11,441)	(45,217)	(17,640)	(2,664)
Income tax expense	—	—	—	—	—	—
Net loss from continuing operations	(81,508)	(75,694)	(11,441)	(45,217)	(17,640)	(2,664)
Discontinued operations
Loss from discontinued operations before income taxes	(5,060)	(14,977)	(2,263)	(12,457)	(4,383)	(662)
Income tax expense, net	—	—	—	—	—	—
Net loss from discontinued operations	(5,060)	(14,977)	(2,263)	(12,457)	(3,612)	(546)
Net loss	(86,568)	(90,671)	(13,704)	(57,674)	(21,252)	(3,210)
Accretions to preferred shares redemption value	(16,905)	(20,945)	(3,165)	(8,766)	(12,189)	(1,842)
Net loss attributable to the TuanChe Limited’s shareholders	(103,473)	(111,616)	(16,869)	(66,440)	(33,441)	(5,052)
Net loss	(86,568)	(90,671)	(13,704)	(57,674)	(21,252)	(3,210)
Other comprehensive income/(loss):
Foreign currency translation adjustments	317	(1,367)	(207)	(57)	3,096	468
Total other comprehensive income/(loss)	317	(1,367)	(207)	(57)	3,096	468
Total comprehensive loss	(86,251)	(92,038)	(13,911)	(57,731)	(18,156)	(2,742)
Accretions to preferred shares redemption value	(16,905)	(20,945)	(3,165)	(8,766)	(12,189)	(1,842)
Comprehensive loss attributable to the TuanChe Limited’s shareholders	(103,156)	(112,983)	(17,076)	(66,497)	(30,345)	(4,584)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share from continuing operations
Basic	(1.10)	(1.02)	(0.15)	(0.57)	(0.31)	(0.05)
Diluted	(1.10)	(1.02)	(0.15)	(0.57)	(0.31)	(0.05)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share from discontinuing operations
Basic	(0.06)	(0.16)	(0.02)	(0.13)	(0.04)	(0.01)
Diluted	(0.06)	(0.16)	(0.02)	(0.13)	(0.04)	(0.01)
Weighted average number of ordinary shares
Basic	89,423,362	94,870,580	94,870,580	94,870,580	95,869,481	95,869,481
Diluted	89,423,362	94,870,580	94,870,580	94,870,580	95,869,481	95,869,481
Non-GAAP Financial Data(1)
Adjusted EBITDA	(81,684)	(84,004)	(12,697)	(55,785)	6,541	991
Adjusted net (loss)/profit	(84,268)	(87,385)	(13,208)	(57,087)	3,266	496

(1)
See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Financial Measures.”

Selected Consolidated Balance Sheets
	As of December 31,			As of June 30,
	2016	2017		2018
	RMB	RMB	US$	RMB	US$
	(in thousands)
Assets
Cash and cash equivalents	24,785	66,695	10,079	152,564	23,056
Restricted cash	—	11,108	1,679	23,158	3,500
Accounts receivable, net	4,871	8,467	1,280	38,635	5,839
Prepayment and other current assets	14,740	16,181	2,446	35,867	5,420
Total assets	49,375	112,835	17,054	260,246	39,328
Total liabilities	112,982	176,797	26,720	127,264	19,232
Total mezzanine equity	226,488	336,073	50,789	541,899	81,895
Total shareholders’ deficit	(290,095)	(400,035)	(60,455)	(408,917)	(61,799)
Total liabilities, mezzanine equity and shareholders’ deficit	49,375	112,835	17,054	260,246	39,328

Selected Consolidated Statements of Cash Flows
	For the year ended December 31,			For the six months ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(54,092)	(59,662)	(9,018)	(48,083)	(48,968)	(7,401)
Net cash generated from/(used in) investing activities	14,969	(4,272)	(645)	(151)	(693)	(105)
Net cash generated from financing activities	52,477	117,954	17,826	71,970	144,976	21,910
Effect of foreign exchange rate changes on cash and cash equivalents	26	(1,002)	(151)	(863)	2,604	394
Net increase in cash, cash equivalents and restricted cash	13,380	53,018	8,012	22,873	97,919	14,798
Cash, cash equivalents and restricted cash at beginning of the year/period	11,405	24,785	3,746	24,785	77,803	11,758
Cash, cash equivalents and restricted cash at end of the year/period	24,785	77,803	11,758	47,658	175,722	26,556

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
Overview
We are a leading omni-channel automotive marketplace in China, ranking third in terms of both volume and GMV of new automobiles sold in 2017, according to the iResearch report. We provide a scalable omni-channel automotive marketplace approach to automobile marketing and distribution. We offer marketing solutions by integrating our online platform and offline sales events. In 2016, 2017, and the six months ended June 30, 2017 and 2018, we hosted 26, 304, 90, and 315 auto shows across 18, 75, 35, and 119 cities in China, facilitating the transactions of over 13,000, over 193,000, and nearly 148,000 automobiles, respectively. Our auto shows offered a total of 727, 11,046, 3,325, and 11,165 booth spaces in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. In 2017 and the six months ended June 30, 2017 and 2018, the GMV of automobile sales transactions we facilitated through our auto shows reached approximately RMB30.0 billion (US$4.5 billion), RMB8.0 billion, and RMB21.4 billion (US$3.2 billion).
Historically, we have generated our net revenues primarily through our offline events. Our net revenues were RMB117.4 million, RMB280.7 million (US$42.4 million), RMB91.3 million and RMB269.3 million (US$40.7 million), in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. Our net loss was RMB86.6 million, RMB90.7 million (US$13.7 million), RMB57.7 million, and RMB21.3 million (US$3.2 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. Our net loss from continuing operations was RMB81.5 million, RMB75.7 million (US$11.4 million), RMB45.2 million, and RMB17.6 million (US$2.7 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. Our adjusted EBITDA was RMB(81.7) million, RMB(84.0) million (US$(12.7) million), RMB(55.8) million, and RMB6.5 million (US$1.0 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. Our adjusted net loss was RMB84.3 million, RMB87.4 million (US$13.2 million), RMB57.1 million in 2016, 2017, and the six months ended June 30, 2017, respectively, and our adjusted net profit was RMB3.3 million (US$0.5 million) in the six months ended June 30, 2018. For a detailed description of our non-GAAP measures, see “—Non-GAAP Financial Measures.”
General Factors Affecting Our Results of Operations
We operate in China’s automotive industry, and our results of operations and financial condition are significantly affected by general factors driving this industry. With the increase in disposable income for automobile consumers, especially in lower tier cities, and declining automobile prices, automobiles have become more affordable to Chinese consumers. The urbanization of China’s population has led to infrastructure development, which makes automobiles a more desirable solution for short-distance traveling. In particular, tier-3 and below cities are experiencing, and are expected to continue to experience, a faster growth rate than tier-1 and tier-2 cities in terms of new automobile sales volume. New automobile sales volume in tier-3 and below cities is expected to grow at a CAGR of 7.3% from 2017 to 2022, much higher than the CAGR of 0.3% over the same period in tier-1 and tier-2 cities, according to the iResearch report.
In addition to general economic conditions and industry factors, we believe the following company-specific factors have had, and will continue to have, a significant impact on our results of operations.

Specific Factors Affecting Our Results of Operations
While our business is influenced by general factors affecting China’s automotive industry, we believe our results of operations are more directly affected by company specific factors, including the following:
Scale of Our Business
The scale of our business, including the number of offline events we organize, the number of cities in which we operate, the number of automobile sales transactions we facilitate, and the number of industry customers we serve, has a significant impact on our results of operations. In 2016, we organized 26 auto shows and facilitated the sales of over 13,000 automobiles. In 2017, these numbers increased significantly to 304 auto shows and over 193,000 automobiles. In the six months ended June 30, 2017 and 2018, we organized 90 and 315 auto shows and facilitated the sales of over 54,000 and nearly 148,000 automobiles, respectively. The total number of industry customers we served through our auto shows increased from 590 in 2016 to 4,737 in 2017, and from 2,037 in the six months ended June 30, 2017 to 5,939 in the six months ended June 30, 2018. As of December 31, 2016 and 2017 and June 30, 2018, our sales operations cover 23, 78, and 121 cities across China, respectively. Our scale in terms of industry customer size, the number of auto shows we host, the number of cities in which we operate, and the number of automobiles sold during our offline events has enabled us to generate a substantial amount of net revenues and to lower our average fixed costs such as selling and administrative overheads. Our scale has also enabled us to establish an extensive network of industry customers, which is critical to our ability to expand the variety of services we offer and solidify our market leadership. In June 2018, we began our virtual dealership business and facilitated the sale of 27 automobiles in June 2018. We expect that our virtual dealership business will experience significant expansion, contributing to the growth of our overall results of operations and financial conditions.
Pricing
Our ability to maintain or potentially increase the service fees we charge our industry customers directly impacts our results of operations. We generate net revenues from our offline events by charging participating industry customers for booth spaces. Our net revenues for our auto show business is the product of the number of paying industry customers we attract for each auto show, the amount we charge each of those industry customers and the number of auto shows we host, while our net revenues for our group-purchase facilitation services depend on the number of group-purchase events we facilitate, the amount we charge the industry customers for each event and, in some cases, the number of automobiles we sell and our commissions for each automobile sold in the offline events. While for most of our offline events our pricing is not based on the number of successful transactions, we believe our ability to bring a steady stream of purchase orders increases our industry customers’ stickiness and propensity to continue using our services, which is crucial to our ability to maintain and raise overall booth space prices while retaining industry customers as we increase the scale of our offline events nationwide. In the long run, we expect to maintain and increase the prices for our booth spaces in our auto shows in all cities where we organize auto shows. However, as we expand into an increasing number of tier-3 and below cities where booth space price levels are generally lower than tier-1 and tier-2 cities, we may experience decline in overall price per booth at our auto shows.
For our virtual dealership business, the amount of commission we charge secondary dealers is directly related to our results of operations. We plan to offer secondary dealers technical and operational support in addition to automobile sales facilitation in an effort to enhance secondary dealers’ reliance on us, which will enable us to achieve an optimal pricing level in the future.
Operational Efficiency
Our ability to maintain and enhance operational efficiency for our offline events directly impacts our results of operations. We depend on our standardized event planning and operating procedures and we rely on our employees’ skills and know-how to carry out those procedures in light of varying local conditions. As we expand the scale of our offline events and tap into new service offerings and regions, our ability to enhance operational efficiency by improving our standardized operating procedures will be crucial in controlling our cost of sales and improving our gross margin, and our ability to streamline our corporate functions and improve our administrative efficiency will contribute to a slower growth rate in our operating expenses compared to that in our net revenues.

Consumer Acquisition
Consumer acquisition affects our results of operations in two ways. On one hand, a large, high-quality, and engaged consumer base is attractive to our industry customers seeking to sell automobiles and related automotive services. On the other hand, high consumer acquisition efficiency enables us to control our selling and marketing expenses, which mainly consist of event promotion expenses and sales employee compensation. As our business expands in scale and as our reputation grows, we expect to continue to improve our consumer acquisition efficiency by increasing word-of-mouth referrals and negotiating more favorable terms with our various online and offline channels.
Seasonality
We generally experience effects of seasonality primarily due to the consumption habits of Chinese automobile consumers. For example, we generally organize fewer offline events and generate less net revenues during the first quarter of each year than any of the other three quarters due to the effect of the Chinese New Year holidays when consumers tend to stay home with their families. In contrast, we experience higher net revenues growth during the last quarter of each year than any of the other three quarters when consumers increase their purchasing activities in preparation for the coming holiday season. In summer time, severe weather conditions may also impact our financial conditions.
Key Components of Our Results of Operations
Net Revenues
We generate net revenues mainly from auto shows and group-purchase facilitation events. In 2016, 2017, and the six months ended June 30, 2017 and 2018, our net revenues were RMB117.4 million, RMB280.7 million (US$42.4 million), RMB91.3 million, and RMB269.3 million (US$40.7 million), respectively. The following table sets forth the breakdown of our total net revenues, both in absolute amounts and as a percentage of total net revenues, for the periods indicated.
	For the year ended December 31,					For the six months ended June 30,
	2016		2017			2017		2018
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues:
Auto show	50,840	43.3	263,927	39,885	94.0	79,170	86.7	269,184	40,680	100.0
Group-purchase facilitation	66,513	56.7	16,739	2,530	6.0	12,156	13.3	—	—	—
Virtual dealership	—	—	—	—	—	—	—	60	9	0.0
Others	—	—	—	—	—	—	—	90	14	0.0
Total net revenues	117,353	100.0	280,666	42,415	100.0	91,326	100.0	269,334	40,703	100.0

Auto show revenue
We typically generate net revenues from industry customers that pay for booth spaces in our auto shows. In 2016, 2017, and the six months ended 2017 and 2018, net revenues generated from our auto shows were RMB50.8 million, RMB263.9 million (US$39.9 million), RMB79.2 million and RMB269.2 million (US$40.7 million), respectively, representing 43.3%, 94.0%, 86.7%, and nearly 100.0% of our net revenues for the same periods, respectively.
Group-purchase facilitation revenue
We typically generate net revenues from auto dealers by charging them a fixed fee per group-purchase event or a fixed fee per automobile sold during the group-purchase event. In 2016, 2017, and the six months ended 2017 and 2018, net revenues generated from our group-purchase facilitation services were RMB66.5 million, RMB16.7 million (US$2.5 million), RMB12.2 million and nil, respectively, representing 56.7%, 6.0%, 13.3%, and nil of our net revenues for the same periods, respectively. We may organize group-purchase facilitation events in the future upon the requests of auto dealers, although this line of business will not be our primary focus.

Virtual dealership revenue
We began our virtual dealership business in June 2018, and generated net revenues of approximately RMB60,000 in June 2018. We expect that our net revenues from our virtual dealership business will experience significant growth in the next few years, and will make a meaningful contribution to our overall net revenues in the future.
Cost of Revenues
Our cost of revenues consists primarily of  (1) venue set-up costs, (2) venue rental costs, (3) security costs, and (4) direct labor costs. The following table sets forth the components of cost of revenues, both in absolute amount and as a percentage of net revenues for the periods indicated.
	For the year ended December 31,					For the six months ended June 30,
	2016		2017			2017		2018
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	117,353	100.0	280,666	42,415	100.0	91,326	100.0	269,334	40,703	100.0
Cost of revenues:
Venue set-up costs	3,534	3.0	32,250	4,874	11.5	9,078	9.9	32,870	4,967	12.2
Venue rental costs	5,144	4.4	30,959	4,679	11.0	10,927	12.0	25,029	3,783	9.3
Security costs	965	0.8	8,215	1,241	2.9	889	1.0	3,510	531	1.3
Direct labor costs	3,676	3.1	4,810	727	1.7	1,710	1.9	3,218	486	1.2
Other direct costs	4,429	3.8	9,508	1,437	3.4	5,243	5.7	9,427	1,424	3.5
Total cost of revenues	17,748	15.1	85,742	12,958	30.5	27,847	30.5	74,054	11,191	27.5

Venue set-up costs
We engage third-party service providers to assemble exhibition booths and coordinate maintenance issues with participating industry customers. In exchange, we pay these service providers service fees, which we recognize as venue set-up costs after the relevant services are rendered. Our venue set-up costs were RMB3.5 million, RMB32.3 million (US$4.9 million), RMB9.1 million, and RMB32.9 million (US$5.0 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively.
Venue rental costs
We use venues owned by third-party property owners for our auto shows, and pay these property owners rental fees which we recognize as venue rental costs at the end of the rental period. The amount of rent primarily depends on the venue’s location and size. Our venue rental costs were RMB5.1 million and RMB31.0 million (US$4.7 million), RMB10.9 million, and RMB25.0 million (US$3.8 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively.
Security costs
To comply with regulatory requirements on public gatherings and to ensure the safety of participants at our offline events and of the merchandise on display, we hire security personnel through third-party security service providers and in some cases set up security checkpoints to ensure that our offline event venues are free from harmful or dangerous substances and are in compliance with laws and regulations. We recognize the payments we make to such security personnel and to set up the security checkpoints as security costs, which were RMB1.0 million, RMB8.2 million (US$1.2 million), RMB0.9 million, and RMB3.5 million (US$0.5 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively.

Direct labor costs
We assign our own field employees to each of our offline events who are responsible for handling event-day logistics and contingencies. We recognize the salaries and benefits we pay to those employees as direct labor costs. In 2016, 2017, and the six months ended June 30, 2017 and 2018, our direct labor costs were RMB3.7 million, RMB4.8 million (US$0.7 million), RMB1.7 million, and RMB3.2 million (US$0.5 million), respectively.
Other direct costs
Other direct costs include costs related to the planning and organization of our offline events, such as meals, package deliveries, and telecommunications. In 2016, 2017, and the six months ended June 30, 2017 and 2018, our other costs were RMB4.4 million, RMB9.5 million (US$1.4 million), RMB5.2 million, and RMB9.4 million (US$1.4 million), respectively.
Gross Profit
As a result of the foregoing, our gross profit was RMB99.6 million, RMB194.9 million (US$29.5 million), RMB63.5 million, and RMB195.3 million (US$29.5 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018 , respectively, and our gross profit margin was 84.9%, 69.5%, 69.5% and 72.5% in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively.
Operating Expenses
Our operating expenses consist of selling and marketing expenses, general and administrative expenses, and research and development expenses. The following table sets forth the components of operating expenses, in absolute amounts and as a percentage of net revenues, for the periods indicated.
	For the year ended December 31,					For the six months ended June 30,
	2016		2017			2017		2018
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	117,353	100.0	280,666	42,415	100.0	91,326	100.0	269,334	40,703	100.0
Operating expenses:
Selling and marketing expenses	136,666	116.4	223,249	33,738	79.5	87,168	95.4	167,673	25,339	62.3
General and administrative expenses	24,458	20.9	27,491	4,155	9.8	12,938	14.2	31,578	4,772	11.7
Research and development expenses	19,576	16.7	15,925	2,407	5.7	7,783	8.5	7,841	1,185	2.9
Total operating expenses	180,700	154.0	266,665	40,300	95.0	107,889	118.1	207,092	31,296	76.9

Selling and marketing expenses
Our selling and marketing expenses consist primarily of  (1) advertising and promotion expenses, which entail expenditures related to online and offline promotion of our business, (2) sales staff compensation, (3) transportation expenses and field sales office rental expenses incurred by our sales staff, and (4) call center expenses. We expect that our selling and marketing expenses will continue to increase as we further expand into new markets and service offerings and as we enhance our brand recognition. The following table sets forth the components of our selling and marketing expenses, in absolute amounts and as a percentage of net revenues, for the periods indicated.

	For the year ended December 31,					For the six months ended June 30,
	2016		2017			2017		2018
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	117,353	100.0	280,666	42,415	100.0	91,326	100.0	269,334	40,703	100.0
Selling and marketing expenses:
Advertising and promotion expenses	60,948	51.9	134,181	20,278	47.8	47,793	52.3	118,176	17,859	43.9
Sales staff compensation	61,534	52.4	71,304	10,776	25.4	33,908	37.1	36,004	5,441	13.4
Transportation and rental expenses	10,288	8.8	7,122	1,076	2.5	2,233	2.4	3,272	494	1.2
Call center expenses	—	—	1,309	198	0.5	144	0.2	6,701	1,013	2.5
Others	3,896	3.3	9,333	1,410	3.3	3,090	3.4	3,520	532	1.3
Total selling and marketing expenses	136,666	116.4	223,249	33,738	79.5	87,168	95.4	167,673	25,339	62.3

General and administrative expenses
General and administrative expenses consist primarily of  (1) administrative staff compensation, (2) professional service expenses, and (3) office expenses. The following table sets forth the components of general and administrative expenses, in absolute amounts and as a percentage of net revenues, for the periods indicated.
	For the year ended December 31,					For the six months ended June 30,
	2016		2017			2017		2018
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	117,353	100.0	280,666	42,415	100.0	91,326	100.0	269,334	40,703	100.0
General and administrative expenses:
Administrative staff compensation	10,876	9.3	14,027	2,120	5.0	7,349	8.0	23,651	3,574	8.8
Professional service expenses	5,076	4.3	4,231	639	1.5	1,773	1.9	3,880	586	1.4
Office expenses	5,274	4.5	4,580	692	1.6	2,248	2.5	1,861	281	0.7
Others	3,232	2.8	4,653	704	1.7	1,568	1.8	2,186	331	0.8
Total general and administrative expenses	24,458	20.9	27,491	4,155	9.8	12,938	14.2	31,578	4,772	11.7

Taxation
Cayman Islands
We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.
Hong Kong
Our Hong Kong subsidiary, TuanChe Information Limited, is subject to an income tax rate of 16.5% for taxable income earned in Hong Kong. No Hong Kong profit tax has been levied as we did not have assessable profit that was earned in or derived from such subsidiary during the period indicated. Hong Kong does not impose a withholding tax on dividends.

PRC
Our subsidiaries and consolidated affiliated entities in China are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. Preferential tax treatments are granted to enterprises qualified as high and new technology enterprise, or HNTE. In September 2018, our subsidiary TuanYuan and consolidated affiliated entity, TuanChe Internet, have entered the public notice period for HNTE status. If TuanYuan and TuanChe Internet successfully pass the public notice period and meet the relevant requirements and annual evaluation of HNTE qualification by the local tax authority, they will be entitled to the preferential enterprise income tax rate of 15% from 2018 to 2020.
Our subsidiaries and consolidated affiliated entities in China are subject to value-added tax at a rate of 6% on the services they provide, less any deductible value-added tax they have already paid or borne. Our subsidiaries and consolidated affiliated entities in China are also subject to surcharges on value-added tax payments in accordance with PRC law.
As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries. The PRC Enterprise Income Tax Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (1) it must be a company as provided in the tax treaty; (2) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (3) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective in November 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file the necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, TuanChe Information Limited may be able to benefit from the 5% withholding tax rate for the dividends it receives from TuanYuan, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.
If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%, which could result in unfavorable tax consequences to us and our non-PRC shareholders. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

Results of Operations
The following table sets forth a summary of our consolidated results of operations for the periods indicated. You should read this information together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future years or periods.
	For the year ended December 31,			For the six months ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Continuing operations
Net revenues	117,353	280,666	42,415	91,326	269,334	40,703
Cost of revenues	(17,748)	(85,742)	(12,958)	(27,847)	(74,054)	(11,191)
Gross profit	99,605	194,924	29,457	63,479	195,280	29,512
Operating expenses:
Selling and marketing expenses	(136,666)	(223,249)	(33,738)	(87,168)	(167,673)	(25,339)
General and administrative expenses	(24,458)	(27,491)	(4,155)	(12,938)	(31,578)	(4,772)
Research and development expenses	(19,576)	(15,925)	(2,407)	(7,783)	(7,841)	(1,185)
Total operating expenses	(180,700)	(266,665)	(40,300)	(107,889)	(207,092)	(31,296)
Loss from continuing operations	(81,095)	(71,741)	(10,843)	(44,410)	(11,812)	(1,784)
Loss from continuing operations before income taxes	(81,508)	(75,694)	(11,441)	(45,217)	(17,640)	(2,664)
Income tax expense	—	—	—	—	—	—
Net loss from continuing operations	(81,508)	(75,694)	(11,441)	(45,217)	(17,640)	(2,664)
Discontinued operations
Loss from discontinued operations before income taxes	(5,060)	(14,977)	(2,263)	(12,457)	(4,383)	(662)
Income tax expense, net	—	—	—	—	—	—
Net loss from discontinued operations	(5,060)	(14,977)	(2,263)	(12,457)	(3,612)	(546)
Net loss	(86,568)	(90,671)	(13,704)	(57,674)	(21,252)	(3,210)
Accretions to preferred shares redemption value	(16,905)	(20,945)	(3,165)	(8,766)	(12,189)	(1,842)
Net loss attributable to the TuanChe Limited’s shareholders	(103,473)	(111,616)	(16,869)	(66,440)	(33,441)	(5,052)
Net loss	(86,568)	(90,671)	(13,704)	(57,674)	(21,252)	(3,210)
Other comprehensive income/(loss):
Foreign currency translation adjustments	317	(1,367)	(207)	(57)	3,096	468
Total other comprehensive income/(loss)	317	(1,367)	(207)	(57)	3,096	468
Total comprehensive loss	(86,251)	(92,038)	(13,911)	(57,731)	(18,156)	(2,742)
Accretions to preferred shares redemption value	(16,905)	(20,945)	(3,165)	(8,766)	(12,189)	(1,842)
Comprehensive loss attributable to the TuanChe Limited’s shareholders	(103,156)	(112,983)	(17,076)	(66,497)	(30,345)	(4,584)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share from continuing operations
Basic	(1.10)	(1.02)	(0.15)	(0.57)	(0.31)	(0.05)
Diluted	(1.10)	(1.02)	(0.15)	(0.57)	(0.31)	(0.05)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share from discontinuing operations
Basic	(0.06)	(0.16)	(0.02)	(0.13)	(0.04)	(0.01)
Diluted	(0.06)	(0.16)	(0.02)	(0.13)	(0.04)	(0.01)
Weighted average number of ordinary shares
Basic	89,423,362	94,870,580	94,870,580	94,870,580	95,869,481	95,869,481
Diluted	89,423,362	94,870,580	94,870,580	94,870,580	95,869,481	95,869,481
Non-GAAP Financial Data(1)
Adjusted EBITDA	(81,684)	(84,004)	(12,697)	(55,785)	6,541	991
Adjusted net (loss)/profit	(84,268)	(87,385)	(13,208)	(57,087)	3,266	496

(1)
See “—Non-GAAP Financial Measures.”

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017
Net Revenues
Our net revenues from continuing operations increased significantly from RMB91.3 million in the six months ended June 30, 2017 to RMB269.3 million (US$40.7 million) in the six months ended June 30, 2018, primarily due to a sharp increase in our net revenues from our auto show business as a result of our continued geographical expansion.
•
Net revenues from auto show services increased significantly from RMB79.2 million in the six months ended June 30, 2017 to RMB269.2 million (US$40.7 million) in the six months ended June 30, 2018. The percentage of net revenues generated from auto show services increased from 86.7% in the six months ended June 30, 2017 to nearly 100.0% in the six months ended June 30, 2018, which reflects our strategy to pivot into the auto show business from our group-purchase facilitation business. The increase in our auto show revenues was primarily due to the increase in the number of cities where we operated, the number of auto shows we organized, the price we charge for each booth space, and the number of booths we offered to our industry customers, which include franchised dealers, automakers and automotive service providers. In the six months ended June 30, 2017, we organized 90 auto shows in 35 cities, offering a total of 3,325 booths. In the six months ended June 30, 2018, we significantly expanded the scale of our auto show business with 315 auto shows in 119 cities across China, offering a total of 11,165 booths.

•
Net revenues from group-purchase facilitation services decreased from RMB12.2 million in the six months ended June 30, 2017 to nil in the six months ended June 30, 2018. The percentage of net revenue generated from group-purchase facilitation services decreased from 13.3% in the six months ended June 30, 2017 to nil in the six months ended June 30, 2018. This decrease was primarily due to a shift of our focus from group-purchase facilitation services to auto show services from the six months ended June 30, 2017 to the six months ended June 30, 2018. In the six months ended June 30, 2017, we organized 540 group-purchase events across 22 cities in China, while in the six months ended June 30, 2018, we did not organize any group-purchase events.

•
Net revenues from our virtual dealership business were approximately RMB60,000 in the six months ended June 30, 2018. We began generating revenues from virtual dealership business in June 2018. We expect that our virtual dealership business will experience substantial growth in terms of business scale and amount of net revenues in the future, and will make a meaningful contribution to our overall results of operations and financial conditions.

We shifted the focus of our business from group-purchase events to auto shows in the last quarter of 2016, as we believe that automobile consumers in China are increasingly willing to explore more brands that fit their budgets and needs. Our auto shows offer consumers the option to compare multiple brands in a many-to-many environment. For detailed descriptions of our group-purchase events and auto shows, see “Business—Our Services.”
Cost of Revenues
Our cost of revenues increased significantly from RMB27.8 million in the six months ended June 30, 2017 to RMB74.1 million (US$11.2 million) in the six months ended June 30, 2018, primarily due to the significant increase in the number of auto shows we organized in the six months ended June 30, 2018 compared to the six months ended June 30, 2017, and the resulting increase in the amount of costs directly related to the organization and operation of auto shows, such as venue rental, venue set-up and security costs.
•
Our venue set-up costs increased significantly from RMB9.1 million in the six months ended June 30, 2017 to RMB32.9 million (US$5.0 million) in the six months ended June 30, 2018. Our venue set-up costs directly correlate to the number of auto shows we organize and set up, which increased significantly from 90 in the six months ended June 30, 2017 to 315 in the six months ended June 30, 2018.

•
Our venue rental costs increased significantly from RMB10.9 million in the six months ended June 30, 2017 to RMB25.0 million (US$3.8 million) in the six months ended June 30, 2018. Our venue rental costs vary based on the number of venues we rent, which in turn depends on the number of auto shows we organize. The number of auto shows we organized increased significantly from 90 in the six months ended June 30, 2017 to 315 in the six months ended June 30, 2018.

•
Our security costs increased significantly from RMB0.9 million in the six months ended June 30, 2017 to RMB3.5 million (US$0.5 million) in the six months ended June 30, 2018. To ensure the safety of our auto show participants, we typically hire security personnel from third-party security companies to maintain the event-day orders of our offline events. Because group-purchase events typically take place on the premises of particular auto dealers or automakers, we are generally not responsible for maintaining the security of these events. Therefore, the number of security personnel we hire and the security costs we incur primarily depend on the number of auto shows we organized and operated, which increased from 90 in the six months ended June 30, 2017 to 315 in the six months ended June 30, 2018.

•
Our direct labor costs increased by 88.2% from RMB1.7 million in the six months ended June 30, 2017 to RMB3.2 million (US$0.5 million) in the six months ended June 30, 2018, primarily due to the increased number of field employees, driven by an increase in the number of auto shows we organized from 90 in the six months ended June 30, 2017 to 315 in the six months ended June 30, 2018, partially offset by the decrease in the number of group-purchase events from 540 in the six months ended June 30, 2017 to nil in the six months ended June 30, 2018.

Gross Profit
As a result of the foregoing, our gross profit from continuing operations increased from RMB63.5 million in the six months ended June 30, 2017 to RMB195.3 million (US$29.5 million) in the six months ended June 30, 2018.
Operating Expenses
Selling and marketing expenses
Our selling and marketing expenses increased significantly from RMB87.2 million in the six months ended June 30, 2017 to RMB167.7 million (US$25.3 million) in the six months ended June 30, 2018, primarily due to the increase in our advertising and promotion expenses and sales staff compensation.
Our advertising and promotion expenses increased significantly from RMB47.8 million in the six months ended June 30, 2017 to RMB118.2 million (US$17.9 million) in the six months ended June 30, 2018, primarily driven by the number of cities covered by our offline events. In order to gain consumer awareness and establish business relationships with local industry customers, we incur additional selling and marketing expenses when we expand into a new city. The number of cities where we have established sales operations increased significantly from 38 as of June 30, 2017 to 121 as of June 30, 2018.
Our sales staff compensation expenses increased from RMB33.9 million in the six months ended June 30, 2017 to RMB36.0 million (US$5.4 million) in the six months ended June 30, 2018, which reflect share-based compensation in connection with our sales employees during the six months ended June 30, 2018. After excluding the effect of share-based compensation, our sales staff compensation expenses decreased from RMB33.7 million in the six months ended June 30, 2017 to RMB28.8 million (US$4.3 million) in the six months ended June 30, 2018. The decrease was primarily due to our adjustment of the method by which we calculate sales staff compensation in an effort to better align sales staff incentives with our operational success.
Our call center expenses increased significantly from RMB0.1 million to RMB6.7 million (US$1.0 million) from the six months ended June 30, 2017 to the six months ended June 30, 2018. In 2018, we significantly enhanced our collaboration with a third party call center service provider in order to proactively communicate with consumers who have signed up for our offline events and to inform them of the automobile brands and automotive services these consumers will have access to during the events. We believe that this type of personal follow-up communications contribute to higher consumer attendance at our offline events, which in turn increases the attractiveness of our offline events to our industry customers. We expect to invest in technologies to facilitate our communications with potential consumers in an effort to reduce our call center expenses.
Despite growth in absolute amount, our selling and marketing expenses as a percentage of total net revenues decreased from 95.4% in the six months ended June 30, 2017 to 62.3% in the six months ended June 30, 2018. This is primarily due to our increased marketing and consumer acquisition efficiency with respect to our auto show business, and higher sales employee efficiency enabled by the collective know-how accumulated by our sales force.
General and administrative expenses
Our general and administrative expenses increased significantly from RMB12.9 million in the six months ended June 30, 2017 to RMB31.6 million (US$4.8 million) in the six months ended June 30, 2018, primarily due to (1) an RMB13.0 million increase in share-based compensation, resulting from our replacement of options with restricted shares, new grant of restricted shares, and grant of super voting right to Mr. Wei Wen; and (2) an increase in employee cash compensation expenses for our administrative staff driven by the increased headcount from 60 as of June 30, 2017 to 82 as of June 30, 2018.
General and administrative expenses, as a percentage of total net revenues, decreased from 14.2% in the six months ended June 30, 2017 to 11.7% in the six months ended June 30, 2018, primarily due to increased administrative efficiency at our headquarter level.
We expect that our general and administrative expenses will continue to increase in the near term as we hire additional personnel and incur additional costs in connection with the expansion of our business. Our general and administrative expenses will also increase due to our future status as a public company and the need to incur further costs to enhance our financial reporting and internal control functions. However, we expect that our general and administrative expenses as a percentage of total net revenues will continue to decrease as we implement better corporate administrative policies and improve overall administrative efficiency and as we increase our net revenues.
Research and Development Expenses
Our research and development expenses were relatively stable in the six months ended June 30, 2017 and 2018. We expect to increase our research and development expenses in the future as we carry out our strategy to enhance our technology and data analytics capabilities.
Loss from Continuing Operations
As a result of the foregoing, our loss from continuing operations was RMB44.4 million and RMB11.8 million (US$1.8 million) in the six months ended June 30, 2017 and the six months ended June 30, 2018, respectively.

Other Expenses
The following table sets forth our expenses that are not included in our calculation of loss from operations, both in absolute amounts and as a percentage of net revenues, for the periods indicated.
	For the year ended December 31,					For the six months ended June 30,
	2016		2017			2017		2018
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	117,353	100.0	280,666	42,415	100.0	91,326	100.0	269,334	40,703	100.0
Loss from continuing operations	(81,095)	(69.1)	(71,741)	(10,843)	(25.6)	(44,410)	(48.6)	(11,812)	(1,784)	(4.4)
Other expenses:
Interest expenses, net	(1,376)	(1.2)	(2,416)	(365)	(0.9)	(811)	(0.9)	(2,872)	(434)	(1.1)
Exchange gains/(losses)	399	0.3	(199)	(31)	(0.1)	(81)	(0.1)	493	76	0.2
Investment income	230	0.2	—	—	—	—	—	200	30	0.1
Fair value change of warrant	560	0.5	(1,390)	(210)	(0.5)	—	—	(3,505)	(530)	(1.3)
Others, net	(226)	(0.2)	52	8	0.0	85	0.1	(144)	(22)	(0.1)
Net loss from continuing operations	(81,508)	(69.5)	(75,694)	(11,441)	(27.0)	(45,217)	(49.5)	(17,640)	(2,664)	(6.6)
Net loss from discontinued operations	(5,060)	(4.3)	(14,977)	(2,263)	(5.3)	(12,457)	(13.6)	(3,612)	(546)	(1.3)
Net loss	(86,568)	(73.8)	(90,671)	(13,704)	(32.3)	(57,674)	(63.1)	(21,252)	(3,210)	(7.9)

Our other expenses include (1) interest income and interest expenses, (2) gains and losses which resulted when we convert RMB into foreign currencies, and vice versa, (3) investment income, (4) fair value change of warrant which results from changes in the fair value of our issued warrant, and (5) others, net which primarily includes banking fees in connection with our Cayman bank accounts and penalty incomes.
We adjust the amount of warrant liability based on its fair value, and record any increase and decrease in its fair value as losses and gains in our consolidated statement of operations.

Discontinued Operations
In 2016, we began our electric automobile sales business and established dealerships in major cities selling electric vehicles to consumers. In December 2017, our shareholders and board of directors resolved to discontinue our electric automobile sales business, which incurred losses of RMB12.5 million and RMB3.6 million (US$0.5 million) in the six months ended June 30, 2017 and the six months ended June 30, 2018, respectively. The electric automobile sales business was disposed of in June 2018. The following table sets forth the results of operations of our discontinued operations for the years indicated.
	For the year ended December 31,			For the six months ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net Revenues	19,983	17,768	2,685	7,642	4,807	726
Cost of revenues	(307)	(627)	(95)	(363)	(280)	(42)
Gross profit	19,676	17,141	2,590	7,279	4,527	684
Operating expenses:
Selling and marketing expenses	(23,881)	(30,065)	(4,543)	(18,951)	(6,800)	(1,028)
General and administrative expenses	(815)	(1,077)	(163)	(555)	(1,368)	(207)
Total operating expense	(24,696)	(31,142)	(4,706)	(19,506)	(8,168)	(1,235)
Loss from operations	(5,020)	(14,001)	(2,116)	(12,227)	(3,641)	(551)
Other expenses:
Interest expenses, net	(13)	(924)	(140)	(229)	(676)	(102)
Gain on disposal of discontinued operations	—	—	—	—	771	117
Others, net	(27)	(52)	(8)	(1)	(66)	(10)
Loss from discontinued operations before income taxes	(5,060)	(14,977)	(2,264)	(12,457)	(3,612)	(546)
Income tax expenses	—	—	—	—	—	—
Net loss from discontinued operations	(5,060)	(14,977)	(2,264)	(12,457)	(3,612)	(546)

Net Loss
As a result of the foregoing, we had net loss of RMB57.7 million and RMB21.3 million (US$3.2 million) in the six months ended June 30, 2017 and the six months ended June 30, 2018, respectively.
Accretions to Preferred Shares Redemption Value
We have issued various preferred shares and record the fair value of preferred shares as mezzanine equity. Pursuant to the preferred share purchase agreements, shareholders have the right to convert those preferred shares into our ordinary shares upon a successful public offering. This right to convert has a fair market value independent from the preferred shares themselves. We record accretions to preferred shares redemption value over the period between preferred share issuance and the earliest redemption date. We record the accretions against retained earnings, or in the absence of retained earnings, against additional paid-in capital. Once additional paid-in capital has been exhausted, we record additional charges by increasing the accumulated deficit.
Redemption rights arise out of issuance of preferred shares. Therefore, the value of such redemption rights correlates with the changes in the amount of preferred shares we have issued. Our total outstanding mezzanine equity increased by 61.2% from RMB336.1 million as of December 31, 2017 to RMB541.9 million (US$81.9 million) as of June 30, 2018. As a result, our accretions to preferred shares redemption value increased by 39.0% from RMB8.8 million to RMB12.2 million (US$1.8 million) in the six months ended June 30, 2017 and the six months ended June 30, 2018, respectively.

For a detailed list of preferred share issuances and their respective accretions during the six months ended June 30, 2017 and the six months ended June 30, 2018, see Note 13 to the unaudited interim condensed consolidated financial statements included in this prospectus.
Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
Net Revenues
Our net revenues from continuing operations increased significantly from RMB117.4 million in 2016 to RMB280.7 million (US$42.4 million) in 2017, primarily due to a sharp increase in our net revenues from our auto show business due to our continued geographical expansion.
•
Net revenues from auto show services increased significantly from RMB50.8 million in 2016 to RMB263.9 million (US$39.9 million) in 2017. The percentage of net revenues generated from auto show services increased from 43.3% in 2016 to 94.0% in 2017, which reflects our strategy to pivot into the auto show business from our group-purchase facilitation business. The increase in our auto show revenues was primarily due to the increase in the number of cities where we operated, the number of auto shows we organized, the price we charge for each booth space, and the number of booths we offered to our industry customers, which include franchised dealers, automakers and automotive service providers. The sharp increase in net revenues from auto show services also reflects the fact that we only commenced our auto show business in the last quarter of 2016. In 2016, we organized 26 auto shows in 18 cities, offering a total of 727 booths. In 2017, we significantly expanded the scale of our auto show business with 304 auto shows in 75 cities across China, offering a total of 11,046 booths.

•
Net revenues from group-purchase facilitation services decreased by 74.8% from RMB66.5 million in 2016 to RMB16.7 million (US$2.5 million) in 2017. The percentage of net revenues generated from group-purchase facilitation services decreased from 56.7% in 2016 to 6.0% in 2017. This decrease was primarily due to a shift of our focus from group-purchase facilitation services to auto show services from 2016 to 2017. In 2016, we organized 8,201 group-purchase events, while in 2017, we only organized 697 group-purchase events.

We shifted the focus of our business from group-purchase events to auto shows in the last quarter of 2016, as we believe that automobile consumers in China are increasingly willing to explore more brands that fit their budgets and needs. Our auto shows offer consumers the option to compare multiple brands in a many-to-many environment. For detailed descriptions of our group-purchase events and auto shows, see “Business—Our Services.”
Cost of Revenues
Our cost of revenues increased significantly from RMB17.7 million in 2016 to RMB85.7 million (US$13.0 million) in 2017, primarily due to the significant increase in the number of auto shows we organized in 2017 compared to 2016, and the resulting increase in the amount of costs directly related to the organization and operation of auto shows, such as venue rental, venue set-up and security costs.
•
Our venue set-up costs increased significantly from RMB3.5 million in 2016 to RMB32.3 million (US$4.9 million) in 2017. Our venue set-up costs directly correlate to the number of auto shows we organize and set up, which increased significantly from 26 in 2016 to 304 in 2017.

•
Our venue rental costs increased significantly from RMB5.1 million in 2016 to RMB31.0 million (US$4.7 million) in 2017. Our venue rental costs vary based on the number of venues we rent, which in turn depends on the number of auto shows we organize. The number of auto shows we organized increased significantly from 26 in 2016 to 304 in 2017.

•
Our security costs increased significantly from RMB1.0 million in 2016 to RMB8.2 million (US$1.2 million) in 2017. To ensure the safety of our auto show participants, we typically hire security personnel from third-party security companies to maintain the event-day orders of our offline events. Because group-purchase events typically take place on the premises of particular auto dealers or automakers, we are generally not responsible for maintaining the security of these events. Therefore, the number of security personnel we hire and the security costs we incur primarily depend on the number of auto shows we organized and operated, which increased from 26 in 2016 to 304 in 2017.
•
Our direct labor costs increased by 30.8% from RMB3.7 million in 2016 to RMB4.8 million (US$0.7 million) in 2017, primarily due to the increased number of field employees, driven by an increase in the number of auto shows we organized from 26 in 2016 to 304 in 2017, partially offset by the decrease in the number of group-purchase events from 8,201 in 2016 to 697 in 2017.

Gross Profit
As a result of the foregoing, our gross profit from continuing operations increased from RMB99.6 million in 2016 to RMB194.9 million (US$29.5 million) in 2017.
Operating Expenses
Selling and marketing expenses
Our selling and marketing expenses increased by 63.4% from RMB136.7 million in 2016 to RMB223.2 million (US$33.7 million) in 2017, primarily due to the increase in our advertising and promotion expenses and sales staff compensation.
Our advertising and promotion expenses increased from RMB60.9 million in 2016 to RMB134.2 million (US$20.3 million) in 2017, primarily driven by the number of cities covered by our offline events. In order to gain consumer awareness and establish business relationships with local industry customers, we incur additional selling and marketing expenses when we expand into a new city. The number of cities where we have established sales operations increased significantly from 23 as of December 31, 2016 to 78 as of December 31, 2017.
Our sales staff compensation expenses increased from RMB61.5 million in 2016 to RMB71.3 million (US$10.8 million) in 2017, which reflect our increased sales and marketing personnel and number of cities where we operate offline events. Our sales staff play a critical role in attracting and securing local consumers and industry customers after we enter into a new city. The number of cities where we organize auto shows increased significantly from 18 in 2016 to 75 in 2017, while the number of our sales staff increased by 2.7% from 487 as of December 31, 2016 to 500 as of December 31, 2017. Our ability to control our sales staff headcount in light of our rapid geographical expansion is primarily due to increased staff efficiency. Our sales staff are capable of operating in multiple cities in a certain region, which led to economies of scale because we do not need to hire a new sales for every new city we expand into.
We incurred call center expenses of nil and RMB1.3 million (US$0.2 million) in 2016 and 2017, respectively. In 2017, we began our collaboration with a third party call center service provider in order to proactively communicate with consumers who have signed up for our offline events and to inform them of the automobile brands and automotive services that they will have access to during the events.
Despite growth in absolute amount, our selling and marketing expenses as a percentage of total net revenues decreased from 116.4% in 2016 to 79.5% in 2017. This is primarily due to our increased marketing and consumer acquisition efficiency with respect to our auto show business, and higher sales employee efficiency enabled by the collective know-how accumulated by our sales force.
General and administrative expenses
Our general and administrative expenses increased by 12.4% from RMB24.5 million in 2016 to RMB27.5 million (US$4.2 million) in 2017, primarily due to an increase in employee compensation expenses for our administrative staff driven by the increased headcount from 55 as of December 31, 2016 to 69 as of December 31, 2017.
General and administrative expenses, as a percentage of total net revenues, decreased from 20.9% in 2016 to 9.8% in 2017, primarily due to increased administrative efficiency at our headquarter level.

We expect that our general and administrative expenses will continue to increase in the near term as we hire additional personnel and incur additional costs in connection with the expansion of our business. Our general and administrative expenses will also increase due to our future status as a public company and the need to incur further costs to enhance our financial reporting and internal control functions. However, we expect that our general and administrative expenses as a percentage of total net revenues will continue to decrease as we implement better corporate administrative policies and improve overall administrative efficiency and as we increase our net revenues.
Research and Development Expenses
Our research and development expenses decreased by 18.7% from RMB19.6 million in 2016 to RMB15.9 million (US$2.4 million) in 2017, primarily due to decreased headcount in our research and development department from 51 as of December 31, 2016 to 43 as of December 31, 2017. During 2016 and 2017, we ceased certain research and development projects in light of our shift in business focus into auto shows. We are currently exploring various technical advancements which could help our industry customers improve their operational and technical capabilities, thereby enhancing customer stickiness. We expect that our research and development expenses will increase over the next few years as we aim to continue providing our industry customers with best-in-class solutions. For example, to complement our new virtual dealership business in 2018, we plan to offer more technical and operational support as well as enhanced data analytics capabilities through a SaaS-based platform to our secondary dealer customers and enable them to manage their orders and deliveries in a more systematic and efficient manner.
Loss from Continuing Operations
As a result of the foregoing, our loss from continuing operations was RMB81.1 million and RMB71.7 million (US$10.8 million) in 2016 and 2017, respectively.
Other Expenses
The following table sets forth our expenses that are not included in our calculation of loss from operations, both in absolute amounts and as a percentage of net revenues, for the years indicated.
	For the year ended December 31,
	2016		2017
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	117,353	100.0	280,666	42,415	100.0
Loss from continuing operations	(81,095)	(69.1)	(71,741)	(10,843)	(25.6)
Other expenses:
Interest expenses, net	(1,376)	(1.2)	(2,416)	(365)	(0.9)
Exchange gains/(losses)	399	0.3	(199)	(31)	(0.1)
Investment income	230	0.2	—	—	—
Fair value change of warrant	560	0.5	(1,390)	(210)	(0.5)
Others, net	(226)	(0.2)	52	8	0.0
Net loss from continuing operations	(81,508)	(69.5)	(75,694)	(11,441)	(27.0)
Net loss from discontinued operations	(5,060)	(4.3)	(14,977)	(2,263)	(5.3)
Net loss	(86,568)	(73.8)	(90,671)	(13,704)	(32.3)

Our other expenses include (1) interest income and interest expenses, (2) gains and losses which resulted when we convert RMB into foreign currencies, and vice versa, (3) investment income which represents our gains from purchasing certain wealth management products, (4) fair value change of warrant which results from changes in the fair value of our issued warrant, and (5) others, net which primarily includes banking fees in connection with our Cayman bank accounts and penalty incomes.
We adjust the amount of warrant liability based on its fair value, and record any increase and decrease in its fair value as losses and gains in our consolidated statement of operations.

Discontinued Operations
In 2016, we began our electric automobile sales business and established dealerships in major cities selling electric vehicles to consumers. In December 2017, our shareholders and board of directors resolved to discontinue our electric automobile sales business, which incurred losses of RMB5.1 million and RMB15.0 million (US$2.3 million) in 2016 and 2017, respectively. The electric automobile sales business was disposed of in June 2018. The following table sets forth the results of operations of our discontinued operations for the years indicated.
	For the year ended December 31,
	2016	2017
	RMB	RMB	US$
	(in thousands)
Net Revenues	19,983	17,768	2,685
Cost of revenues	(307)	(627)	(95)
Gross profit	19,676	17,141	2,590
Operating expenses:
Selling and marketing expenses	(23,881)	(30,065)	(4,543)
General and administrative expenses	(815)	(1,077)	(163)
Total operating expense	(24,696)	(31,142)	(4,706)
Loss from operations	(5,020)	(14,001)	(2,116)
Other expenses:
Interest expenses, net	(13)	(924)	(140)
Others, net	(27)	(52)	(8)
Loss from discontinued operations before income taxes	(5,060)	(14,977)	(2,264)
Income tax expenses	−	−	−
Net loss from discontinued operations	(5,060)	(14,977)	(2,264)

Net Loss
As a result of the foregoing, we had net loss of RMB86.6 million and RMB90.7 million (US$13.7 million) in 2016 and 2017, respectively.
Accretions to Preferred Shares Redemption Value
We have issued various preferred shares and record the fair value of preferred shares as mezzanine equity. Pursuant to the preferred share purchase agreements, shareholders have the right to convert those preferred shares into our ordinary shares upon a successful public offering. This right to convert has a fair market value independent from the preferred shares themselves. We record accretions to preferred shares redemption value over the period between preferred share issuance and the earliest redemption date. We record the accretions against retained earnings, or in the absence of retained earnings, against additional paid-in capital. Once additional paid-in capital has been exhausted, we record additional charges by increasing the accumulated deficit.
Redemption rights arise out of issuance of preferred shares. Therefore, the value of such redemption rights correlates with the changes in the amount of preferred shares we have issued. Our total outstanding mezzanine equity increased by 48.4% from RMB226.5 million as of December 31, 2016 to RMB336.1 million (US$50.8 million) as of December 31, 2017. As a result, our accretions to preferred shares redemption value increased by 23.9% from RMB16.9 million to RMB20.9 million (US$3.2 million) in 2016 and 2017, respectively.
For a detailed list of preferred share issuances and their respective accretions during 2016 and 2017, see Note 13 to the consolidated financial statements included in this prospectus.

Selected Quarterly Results of Operations
The following table sets forth our unaudited interim condensed consolidated quarterly results of operations for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. We have prepared the unaudited interim condensed consolidated quarterly financial information on the same basis as our consolidated financial statements. The unaudited interim condensed consolidated quarterly financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our results of operations for the periods presented.
	For the three months ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
	(RMB in thousands)
Continuing operations
Net revenues	24,319	67,007	75,358	113,982	87,393	181,941
Cost of revenues	(5,980)	(21,867)	(25,106)	(32,789)	(24,269)	(49,785)
Gross profit	18,339	45,140	50,252	81,193	63,124	132,156
Operating expenses:
Selling and marketing expenses	(33,076)	(54,092)	(61,020)	(75,061)	(58,082)	(109,591)
General and administrative expenses	(6,803)	(6,135)	(6,360)	(8,193)	(8,719)	(22,859)
Research and development expenses	(4,151)	(3,632)	(4,350)	(3,792)	(3,975)	(3,866)
Total operating expenses	(44,030)	(63,859)	(71,730)	(87,046)	(70,776)	(136,316)
Loss from continuing operations	(25,691)	(18,719)	(21,478)	(5,853)	(7,652)	(4,160)
Loss from continuing operations before income taxes	(26,114)	(19,103)	(22,179)	(8,298)	(10,388)	(7,252)
Income tax expense	—	—	—	—	—	—
Net loss from continuing operations	(26,114)	(19,103)	(22,179)	(8,298)	(10,388)	(7,252)
Net (loss)/income from discontinued operations	(6,852)	(5,605)	(1,846)	(674)	(4,340)	728
Accretions to preferred shares redemption value	(4,224)	(4,542)	(6,091)	(6,088)	(5,622)	(6,567)
Net loss attributable to the TuanChe Limited’s shareholders	(37,190)	(29,250)	(30,116)	(15,060)	(20,350)	(13,091)
Net loss	(32,966)	(24,708)	(24,025)	(8,972)	(14,728)	(6,524)
Non-GAAP Financial Data
Adjusted EBITDA	(32,124)	(23,661)	(22,541)	(5,678)	(11,120)	17,661
Adjusted net (loss)/profit	(32,776)	(24,311)	(23,395)	(6,903)	(12,825)	16,091
On a quarter-over-quarter basis, the first quarter of 2017 yielded the lowest amount of net revenues from continuing operations compared to other quarters in 2017; in 2018, the first quarter of 2018 yielded lower amount of net revenues from continuing operations compared to the second quarter of 2018. This is primarily due to the effect of several holidays in China, such as the Chinese New Year, during which consumers tend to stay at home with their families. In anticipation of the lower consumer turnout, we organized fewer auto shows during the first quarter of 2017 and 2018, which resulted in the fewer industry customer attendees and less amount of net revenues compared to the other quarters of each year. The reduced number of auto shows we organized also resulted in reduced amount of cost of revenues (such as venue rental costs, venue set-up costs, and security costs) and advertising and promotion expenses (which is a part of our selling and marketing expenses), as these costs and expenses directly correlate to the number of auto shows we organize.

Certain expenses, such as general and administrative expenses and research and development expenses, do not demonstrate the same seasonal pattern, as they do not materially correlate with the number of auto shows we organize. Our general and administrative expenses grew significantly from RMB8.7 million in the three months ended March 31, 2018 to RMB22.9 million in the three months ended June 30, 2018. As a part of our general and administrative expenses, share-based compensation in connection with our administrative staff grew significantly from RMB0.2 million in the three months ended March 31, 2018 to RMB13.2 million in the three months ended June 30, 2018. This is primarily due to our share option replacement, grant of super voting right to Mr. Wei Wen, and new grant of restricted shares, all of which occurred in June 2018. After eliminating the impact of share-based compensation to our administrative staff, our general and administrative expenses were RMB8.6 million and RMB9.6 million in the three months ended March 31 and June 30, 2018, respectively. For details on our share option replacement grant of restricted shares, and super voting right, see “—Critical Accounting Policies and Estimates—Share-based Compensation.”
We expect that our quarterly results will continue to be affected by seasonal trends, especially for our auto show business.
The following tables set forth a reconciliation of our adjusted EBITDA and adjusted net loss/profit to net loss on a quarterly basis for the periods indicated. For details on how we calculate adjusted EBITDA and adjusted net loss/profit, see “—Non-GAAP Financial Measures.”
	For the three months ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
	(RMB in thousands)
Net loss	(32,966)	(24,708)	(24,025)	(8,972)	(14,728)	(6,524)
Add;
Depreciation and amortization	256	235	244	230	221	182
Interest expense	396	415	610	995	1,484	1,388
EBITDA	(32,314)	(24,058)	(23,171)	(7,747)	(13,023)	(4,954)
Add:
Fair value loss of warrant	—	—	—	1,390	1,611	1,894
Share-based compensation expenses	190	397	630	679	291	20,722
Adjusted EBITDA	(32,124)	(23,661)	(22,541)	(5,678)	(11,120)	17,661

	For the three months ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
	(RMB in thousands)
Net loss	(32,966)	(24,708)	(24,025)	(8,972)	(14,728)	(6,524)
Add:
Fair value loss of warrant	—	—	—	1,390	1,611	1,894
Share-based compensation expenses	190	397	630	679	291	20,722
Adjusted net (loss)/profit	(32,776)	(24,311)	(23,395)	(6,903)	(12,825)	16,091

Internal Control over Financial Reporting
Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.
In the course of auditing our consolidated financial statements as of December 31, 2016 and 2017, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as of December 31, 2017. As defined in the standards established by the

PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified relate to (1) lack of sufficient financial reporting and accounting personnel, especially those with U.S. GAAP knowledge, and (2) lack of formal financial closing policies and effective control over periodic financial closing procedures which resulted into management’s late adjustments at period ends. We do not believe that these material weaknesses had a significant impact on our financial reporting.
To remedy the first material weakness, we have begun to, and will continue to, (1) hire additional finance and accounting staff with qualifications and work experiences in U.S. GAAP and SEC reporting requirements to formalize and strengthen the key internal control over financial reporting, (2) allocate sufficient resources to prepare and review consolidated financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements, (3) establish an ongoing program to provide sufficient and appropriate training for financial reporting and accounting personnel, especially training related to U.S. GAAP and SEC reporting requirements, and (4) hire qualified consultant to assess Sarbanes-Oxley Act compliance readiness, to assess where we can improve our overall internal control over financial reporting function, and to assist us in implementing improvements where necessary.
To remedy the second material weakness, we have begun to, and will continue to, expedite and streamline our financial reporting processes and develop our compliance processes. These processes include (1) the establishment of a comprehensive policy and procedure manual in order to allow early detection, prevention and resolution of potential compliance issues, (2) the establishment of clear roles and responsibilities for accounting and financial reporting staff to address accounting and financial reporting issues, and (3) hiring additional experienced personnel to develop and implement comprehensive financial period-end closing policies and procedures, especially those related to period end cut-offs, reclassification, tax related adjustments and valuation allowance. We also intend to sponsor our finance and accounting staff to attend external U.S. GAAP related training courses. We also intend to set up a financial and system control framework and hire additional personnel in order to further strengthen our financial reporting function.
The implementation of these measures, however, may not fully address the material weaknesses identified in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. See “Risk Factors—Risks Related to Our Business and Industry—Material weaknesses in our internal control over financial reporting have been identified, and if we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”
As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting.
Critical Accounting Policies and Estimates
We prepared the consolidated financial statements in accordance with U.S. GAAP. When reviewing our financial statements, you should consider our selection of critical accounting policies, our judgments and other uncertainties affecting our applications of those policies and the sensitivity of reported results to changes of such policies, judgments and uncertainties. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.
Principles of Consolidation
The consolidated financial statements include the financial statements of ourselves, our subsidiaries, and our consolidated affiliated entities for which we are the primary beneficiary. Subsidiaries are those entities in which we, directly or indirectly, control more than half of the voting power, have the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or have the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.
A consolidated affiliated entity is an entity in which we, or our subsidiary, through contractual arrangements, have the power to direct the activities that most significantly impact the entity’s economic performance, bear the risks of and enjoy the rewards normally associated with ownership of the entity, and therefore we or our subsidiary are the primary beneficiary of the entity.
All transactions and balances among ourselves, our subsidiaries, and our consolidated affiliated entities have been eliminated upon consolidation.
Discontinued Operations
A reporting entity should report one or more of its components that are either disposed or meet the criteria to be classified as held for sale as discontinued operations. Such criteria include management’s commitment to a plan to sell the disposal group operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. The operations and cash flows of such components should be clearly distinguished, operationally and for financial reporting purposes, from the rest of the reporting entity if such components have been classified as held for disposal or have been disposed of, and if such components either (1) represent a strategic shift, or (2) have a major impact on a reporting entity’s financial results and operations. Examples include a disposal of a major geographical location, line of business, or other significant part of the entity, or disposal of a major equity method investment. In the consolidated statements of operations and comprehensive loss, a reporting entity should report results from discontinued operations separately from the income and expenses from continuing operations, and should present prior periods on a comparative basis. A reporting entity should also present cash flows for discontinuing operations separately. In order to present the financial effects of the continuing operations and discontinued operations, a reporting entity should eliminate net revenues and expenses arising from intra-group transactions except for those net revenues and expenses that are considered to continue after the disposal of the discontinued operations.
Non-current assets or disposal groups are classified as assets held for sale when the carrying amount is to be recovered principally through a sale transaction rather than through continuing use. For this to be the case, the asset or disposal group must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such asset.
See Note 2 to the consolidated financial statements included in this prospectus.
Revenue Recognition
We operate an omni-channel automotive marketplace and provide marketing solutions to our industry customers. We generate revenue principally through our auto shows and group-purchase events. In June 2018, we started to offer virtual dealership services by connecting automakers and franchised dealerships with secondary dealers.
We have adopted ASC Topic 606 “Revenue from Contracts with Customers” for 2016 and 2017. Consistent with the criteria of Topic 606, we recognize revenue to depict the transfer of promised goods or services to industry customers in an amount that reflects the consideration to which we expect to receive in exchange for those goods or services using the five steps defined under ASC Topic 606.
We assess the revenue arrangements based on specific criteria in order to determine if we are acting as principal or agent. Based on revenue arrangements, we have not identified multiple performance obligations. We recognize revenue upon transfer of control of promised goods or services to an industry customer.
We record revenue net of value added tax and related surcharges collected from industry customers, which we subsequently remit to the government.

Auto shows revenue
Our omni-channel automotive marketplace allows us to organize auto shows, which aims to facilitate transactions between industry customers and automobile consumers. We charge a fixed service fee based on booth space that a participating industry customer wishes to occupy. We have identified one performance obligation for these transactions, which is to provide a decorated venue for industry customers. The auto shows revenue is recognized over the period of the contract when the services are provided.
Group-purchase facilitation service revenue
We solicit a group of automobile consumers who are interested in the same brand and model using our online platform, and organize group-purchase events by inviting these consumers to the dealerships that offer favorable prices on that brand and model. We collect group-purchase facilitation service fees from the dealerships in the form of a fixed service fee per group-purchase event or a fixed commission fee per automobile sold during the group-purchase event. We recognize revenue when the service of group-purchase or facilitation is rendered, which occurs upon the closing of the group-purchase event.
Virtual dealership service revenue
We operate a virtual dealership by connecting automakers or franchised dealerships with secondary dealerships whereby we purchase automobiles on behalf of secondary dealers from automakers or franchised dealerships. We charge secondary dealers a commission fee for sales transactions that we facilitate. As we have neither inventory risk nor the discretion to establish automobile prices, we act as an agent in accordance with ASC 606. We recognize the virtual dealership commission revenue upon the secondary dealers’ acceptance of the delivery of automobiles from automakers or franchised dealerships.
Long Term Investment
In accordance with ASC 325 Investment — Other, for equity instrument investments which we do not have significant influence, and whose fair value is not readily determinable, we apply cost method accounting. We recognize gain or losses when such investment is sold or when dividends are declared or payments received. We assess our equity investments for other-than-temporary impairment by considering all relevant factors including, but not limited to, current economic and market conditions, the operating performance of the companies including current earnings trends, and other company-specific information such as financing rounds.
Warrant
We issued warrant which enables the recipient to purchase our Series C-2 convertible redeemable preferred shares. We record the fair value of the warrant on the issuance date as a liability on the date of issuance, and record subsequent changes in its fair value in our consolidated statements of operations and comprehensive loss. The consideration of the warrant issuance we received was our ability to enter into future debt financing transactions with the recipient of the warrant. Therefore, we record the fair value of the warrant as non-current asset.
We use the Black Scholes Model valuation model to determine the fair value of the warrant. See Note 22 to the consolidated financial statements included in this prospectus.
Income Taxes
Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and noncurrent based on their characteristics. The impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.
Share-based Compensation
Description of stock option
In July 2012, we granted certain number of options to our directors, officers, other employees and consultants. Option awards are granted with an exercise price determined by the board of directors. Those option awards generally vest over a period of four years. We had 15,473,653 share options which were outstanding on June 15, 2018 and were replaced by 13,740,480 restricted shares granted on the same day under the Share Incentive Plan we adopted in June 2018.
We recognize share-based compensation expenses in the consolidated statements of operations and comprehensive loss based on awards ultimately expected to vest, after considering actual forfeitures.
As of June 30, 2018, total unrecognized compensation expenses related to unvested awards granted from 2012 to 2017 was nil, since we replaced outstanding share options with restricted shares on June 15, 2018.
Valuation assumptions
We use binomial option pricing model to determine fair value of the share-based awards. We estimate the fair value of each option granted on the date of grant using the binomial option-pricing model with the following assumptions:
	2016	2017	2017H1	2018H1
Expected volatility	59.60% – 62.40%	57.90% – 59.70%	57.90% – 59.70%	57.30%
Weighted average volatility	61.29%	58.44%	58.44%	57.30%
Expected dividends	—	—	—	—
Risk-free rate	1.82% – 2.70%	2.60% – 3.18%	2.60% – 3.18%	3.10%
Contractual term (in years)	10	10	10	10
Enterprise value per ordinary share	US$0.30 – US$0.32	US$0.32 – US$0.65	US$0.32 – US$0.65	US$0.65
We estimate the expected volatility at the grant date and each option valuation date based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. The weighted average volatility is the expected volatility at the grant date weighted by number of options. We have never declared or paid any cash dividends on our capital stock, and we do not anticipate any dividend payments in the foreseeable future. Contractual term is the contract life of the options. We estimated the risk free interest rate based on the market yield of U.S. Government Bond with maturity of ten years as of the valuation date, plus country default risk spread between the United States and China.

Share options activities
The following table sets forth a summary of our options activities in 2016, 2017 and the six months ended June 30, 2018.
	Employees	Consultants	Total	Weighted average exercise price	Remaining contractual life	Aggregated intrinsic value
	(in thousands)	(in thousands)	(in thousands)	US$		RMB
Outstanding at January 1, 2016	16,661	1,637	18,298	0.30	1.95	8,394
Granted	3,372	—	3,372	1.18	—	—
Exercised	—	—	—	—	—	—
Forfeited	(1,141)	—	(1,141)	0.63	—	—
Outstanding at December 31, 2016	18,892	1,637	20,529	0.43	1.39	9,975
Granted	60	—	60	0.42	—	—
Exercised	—	—	—	—	—	—
Forfeited	(1,877)	—	(1,877)	0.94	—	—
Outstanding at December 31, 2017	17,075	1,637	18,712	0.37	0.72	8,951
Granted	205	—	205	1.00	—	—
Exercised	—	—	—	—	—	—
Forfeited	(3,443)	—	(3,443)	0.14	—	—
Replaced by restricted shares	(13,837)	(1,637)	(15,474)	(0.43)	—	—
Outstanding at June 30, 2018	—	—	—	—	—	—
Exercisable as of December 31, 2016	8,382	1,318	9,700	0.20	0.61	3,914
Exercisable as of December 31, 2017	10,606	1,424	12,030	0.28	0.39	5,293
Exercisable as of June 30, 2018	—	—	—	—	—	—
The weighted average grant date fair value of options granted for 2016, 2017 and the six months ended June 30, 2017 and 2018 was RMB0.4920 (US$0.0781), RMB0.4851 (US$0.0768), RMB0.5917 (US$0.0851), and RMB1.8692 (US$0.2879) per option, respectively.
No options were exercised in 2016, 2017 and the six months ended June 30, 2018.
Founders’ shares
In September 2012, we granted certain number of shares to our founders, Mr. Wei Wen, Mr. Jianchen Sun, Mr. Qiuhua Xu and Mr. Xingyu Du, subject to certain transfer restrictions. Such shares were scheduled to vest over a period of four years, provided that such shares would vest immediately in the event that (1) such founders’ continuous status as a service provider is voluntarily terminated by the founders or (2) such founders’ continuous status as a service provider is terminated by us for cause. We accounted for this arrangement similar to a reverse stock split, followed by the grant of restricted stock awards subject to service vesting conditions, though these founders’ shares are legally outstanding from the grant day. Accordingly, compensation cost was measured based on the fair value of the ordinary shares at the grant date and is recognized over the requisite service period.
In September 2013, we amended the vesting schedule of all unvested founders’ shares under which founders’ shares became subject to vesting with 1/36th of the options vesting each month after September 2013. The change in in vesting schedule was treated as a modification of the award and did not result in a modification charge as there was no incremental value resulted from the modification.
Share option replacement
In June 2018, our directors approved the Share Incentive Plan, or the Plan. Under the Plan, 38,723,321 ordinary shares were issued to Best Cars Limited, the nominee of our equity incentive trust. Meanwhile, we replaced the outstanding share options granted to employees and non-employees with restricted shares granted under the Plan. As a result of the Plan, on June 15, 2018, a total of 15,473,653 share options were replaced by 13,740,480 restricted shares. The restricted shares awards are subject to the original vesting schedule of the replaced share options. We concluded that the cancellation and replacement of awards is a modification, and determined that the modification is a probable-to-probable (Type 1) modification. We immediately recognized the portion of incremental value of RMB10.7 million (US$1.6 million) as expenses for those vested share options; the portion of the incremental value of RMB3.7 million (US$0.6 million) as the result of the replacement for unvested share options will be recognized as expenses over the remaining vesting periods of one to four years.
Concurrently, we newly granted 10,236,004 restricted shares to employees. We recognize the total fair value of RMB96.0 million (US$14.5 million) for those newly granted restricted shares as expenses over the vesting periods of nil to four years.
The table below sets forth the restricted shares activities for the six months ended June 30, 2018.
	Number of restricted shares	Weighted-Average Grant-Date Fair Value
		US$
Outstanding as of December 31, 2017	—	—
Granted	23,976,484	1.593
Vested	(11,300,072)	1.593
Forfeited	—	—
Outstanding as of June 30, 2018	12,676,412	1.593
For the six months ended June 30, 2018, we recognized the share-based compensation expenses for the share options and restricted shares granted of RMB0.6 million (US$0.1 million) and RMB15.8 million (US$2.4 million), respectively.
As of June 30, 2018, unrecognized share-based compensation expenses related to the restricted shares granted were RMB94.6 million (US$14.3 million), which we expect to recognize over a weighted-average period of 2.49 years.
Grant of super voting right
On June 13, 2018, our board of directors granted super voting right to Mr. Wei Wen, the chairman of our board of directors and chief executive officer, resulting in an increase of RMB4.7 million (US$0.7 million) in the fair value of the Class B ordinary shares held by Mr. Wei Wen. We recorded this increase as share-based compensation expense under our general and administrative expenses.
Non-GAAP Financial Measures
To supplement our consolidated financial statements which are presented in accordance with U.S. GAAP, we also use adjusted EBITDA and adjusted net loss/profit as additional non-GAAP financial measures. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance. We also believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our consolidated results of operations in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies.
We define adjusted EBITDA as net loss excluding depreciation and amortization, interest expenses, fair value loss of warrant, and share-based compensation expenses less interest income and fair value gain of warrant. We define adjusted net loss/profit as net loss excluding fair value loss of warrant and share-based compensation expenses less fair value gain of warrant. We believe that adjusted EBITDA and adjusted net loss/profit provide useful information to investors and others in understanding and evaluating our operating results. These non-GAAP financial measures adjust for the impact of items that we do not consider indicative of the operational performance of our business and should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to compare the historical non-GAAP financial measures with the most directly comparable GAAP measures. Adjusted EBITDA and adjusted net loss/profit presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.
The following tables set forth a reconciliation of our adjusted EBITDA and adjusted net loss/profit to net loss for the periods indicated.
	For the year ended December 31,			For the six months ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(86,568)	(90,671)	(13,704)	(57,674)	(21,252)	(3,210)
Add:
Depreciation and amortization	1,208	965	146	491	403	61
Interest expense, net	1,376	2,416	365	811	2,872	434
EBITDA	(83,984)	(87,290)	(13,193)	(56,372)	(17,977)	(2,715)
Add:
Fair value loss of warrant	—	1,390	210	—	3,505	530
Share-based compensation expenses	2,860	1,896	286	587	21,013	3,176
Subtract:
Fair value gain of warrant	560	—	—	—	—	—
Adjusted EBITDA	(81,684)	(84,004)	(12,697)	(55,785)	6,541	991

	For the year ended December 31,			For the six months ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(86,568)	(90,671)	(13,704)	(57,674)	(21,252)	(3,210)
Add:
Fair value loss of warrant	—	1,390	210	—	3,505	530
Share-based compensation expenses	2,860	1,896	286	587	21,013	3,176
Subtract:
Fair value gain of warrant	560	—	—	—	—	—
Adjusted net (loss)/profit	(84,268)	(87,385)	(13,208)	(57,087)	3,266	496

For a reconciliation of our quarterly adjusted EBITDA and adjusted net loss/profit to quarterly net loss, see “—Selected Quarterly Results of Operations.”
Liquidity and Capital Resources
Our principal sources of liquidity have been cash generated from the issuance of preferred shares and incurrence of convertible loans.
As of December 31, 2016 and 2017, and June 30, 2018, we had RMB24.8 million (US$3.7 million), RMB66.7 million (US$10.1 million), and RMB152.6 million (US$23.1 million), respectively, in cash and cash equivalents. As of December 31, 2017 and June 30, 2018, we held a cash balance of RMB34.4 million (US$5.3 million) and RMB128.1 million (US$19.4 million) denominated in U.S. dollars, respectively. As of the same dates, we held a cash balance of RMB32.3 million (US$4.8 million) and RMB24.5 million (US$3.7 million) denominated in RMB, respectively, representing 48.5% and 16.0% of our total cash and cash equivalents, respectively. We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months without considering the proceeds from this offering.
We incurred net loss of RMB86.6 million, RMB90.7 million (US$13.7 million), RMB57.7 million, and RMB21.3 million (US$3.2 million) in 2016, 2017 and the six months ended June 30, 2017 and 2018, respectively. As of December 31, 2016 and 2017, we had a net current liability of RMB66.2 million and RMB61.5 million (US$9.3 million), respectively, primarily due to (1) the convertible loans in the amount of RMB30 .0 million incurred in December 2015, or the 2015 Loan, (2) the four promissory notes we issued in August 2017, or the 2017 Loan, with an aggregate amount of US$6.3 million, and (3) our salary and welfare benefits payable of RMB36.3 million, RMB41.3 million (US$6.2 million), and RMB30.0 million (US$4.5 million) in 2016, 2017 and the six months ended June 30, 2018. The 2015 Loan was converted to Series C+ convertible redeemable preferred shares in August 2017, while the 2017 Loan remains on our balance sheet as convertible loans liability. The amount of salary and welfare benefits payable was the result of our incentive-based compensation policies for our sales employees and our recognition of year-end bonus for our employees. As of June 30, 2018, we had a net current asset of RMB136.3 million (US$20.6 million). The reason for having net current assets as of June 30, 2018 instead of net current liabilities is primarily due to (1) an increase of RMB85.9 million (US$13.0 million) in cash and cash equivalents as a result of proceeds from our series D-1 financing; (2) a decrease of RMB41.2 million (US$6.2 million) in convertible loans as a result of our conversion of the August 2017 Loan into series C-4 preferred shares; and (3) an increase of RMB30.2 million (US$4.6 million) in accounts receivable and RMB19.7 million (US$3.0 million) in prepayment and other current assets primarily as a result of expansion of our business scale and the resulting increase in our transaction amount with our customers and vendors, respectively.
We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities and from financing activities, including the net proceeds we will receive from this offering. We may, however, require additional cash resources due to changing business conditions or other future developments, including acquisitions or investments we may decide to selectively pursue. If our existing cash resources are insufficient to meet our requirements, we may seek to issue equity or debt securities or obtain credit facilities. The issue of additional equity securities would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer. See “Risk Factors—Risks Related to Our Business and Industry—We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.”

The following table sets forth a summary of our cash flows for the years indicated.
	For the year ended December 31,			For the six months ended June 30,
	2016	2017		2017	2018
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(54,092)	(59,662)	(9,018)	(48,083)	(48,968)	(7,401)
Net cash generated from/(used in) investing activities	14,969	(4,272)	(645)	(151)	(693)	(105)
Net cash generated from financing activities	52,477	117,954	17,826	71,970	144,976	21,910
Effect of exchange rate effect on cash and cash equivalents	26	(1,002)	(151)	(863)	2,604	394
Net increase in cash, cash equivalents and restricted cash	13,380	53,018	8,012	22,873	97,919	14,798
Cash and cash equivalents, and restricted cash at beginning of the period	11,405	24,785	3,746	24,785	77,803	11,758
Cash and cash equivalents, and restricted cash at end of the period	24,785	77,803	11,758	47,658	175,722	26,556

Operating Activities
Cash used in operating activities was RMB49.0 million (US$7.4 million) in the six months ended June 30, 2018. In the six months ended June 30, 2018, the difference between our cash used in operating activities and our net loss of RMB21.3 million (US$3.2 million) resulted primarily from (1) an increase in prepayment and other current assets of RMB19.7 million (US$3.0 million) which reflects the expansion of our auto show business scale and the resulting increase in our transaction amount with our vendors such as event set-up service providers, venue providers and security service providers, (2) an increase in accounts receivable of RMB30.6 million (US$4.6 million) which reflects the expansion of our auto show business scale and the resulting increase in our transaction amount with our industry customers, and (3) a decrease in salary and welfare benefits payable of RMB11.3 million (US$1.7 million) because we paid our employees their year-end bonuses during the six months ended June 30, 2018, partially offset by certain non-cash expenses such as share-based compensation of RMB21.0 million (US$3.2 million).
Cash used in operating activities was RMB59.7 million (US$9.0 million) in 2017. In 2017, the difference between our cash used in operating activities and our net loss of RMB90.7 million (US$13.7 million) resulted primarily from (1) an increase in tax payable of RMB13.3 million (US$2.0 million) which represents an increase in employee individual income tax withholding of RMB10.6 million, (2) an increase in salary and welfare benefits payable of RMB5.0 million (US$0.8 million) which reflects an increase in the number of employees from 581 as of December 31, 2016 to 594 as of December 31, 2017, and (3) an increase in advance from customers of RMB7.1 million (US$1.1 million).
Cash used in operating activities was RMB54.1 million in 2016. In 2016, the difference between our cash used in operating activities and our net loss of RMB86.6 million resulted primarily from (1) an increase of RMB20.6 million in salary and welfare benefits payable, which reflects our increase in sales staff compensation as we coordinate more group-purchase events and began organizing auto shows in 2016 compared to 2015; (2) an increase of RMB6.7 million in taxes payable, which is mainly related to increase in value-added tax payable and individual income tax withholding driven by increase in our overall headcount from 2015 to 2016; and (3) a decrease of RMB3.9 million in prepayment and other current assets.
Investing Activities
Net cash used in investing activities was RMB0.7 million (US$0.1 million) in the six months ended June 30, 2018, primarily due to purchase of computers for our employees, and long-term investment in a company in the automobile industry in exchange for 5% of its shares.

Net cash used in investing activities was RMB4.3 million (US$0.6 million) in 2017, primarily due to a RMB4.0 million (US$0.6 million) loan we made to a third party which was fully repaid in 2018.
Net cash generated from investing activities was RMB15.0 million in 2016, primarily due to RMB63.7 million cash received at the maturities of our wealth management products, RMB48.5 million of which was reinvested in other wealth management products.
Financing Activities
Net cash generated from financing activities was RMB145.0 million (US$21.9 million) in the six months ended June 30, 2018, primarily due to proceeds from issuance of Series D-1 convertible redeemable preferred shares.
Net cash generated from financing activities was RMB118.0 million (US$17.8 million) in 2017, primarily due to (1) RMB59.1 million (US$8.9 million) proceeds from issuance of Series C+ convertible redeemable preferred shares, (2) RMB41.2 million (US$6.2 million) proceeds from issuance of four promissory notes in August 2017, and (3) RMB27.9 million (US$4.2 million) bank borrowings from SPD Silicon Valley Bank. See “— Indebtedness.”
Net cash generated from financing activities was RMB52.5 million in 2016. In December 2015, we entered into a convertible loan agreement with Lanxi Puhua in the amount of RMB30.0 million. We received RMB10.0 million of the proceeds in December 2015 and the remaining RMB20.0 million in 2016. In addition, we borrowed RMB32.5 million from a third party in 2016.
Indebtedness
The following table sets forth details of our outstanding short-term and long-term borrowings as of the dates indicated.
	Maturity date	Principal amount	Interest rate per annum	Name of bank	As of
					December 31, 2017	June 30, 2018
	(RMB in thousands, except for percentages)
Term loan
Loan I	March 30, 2018	9,944	7.25%	SPD Silicon Valley Bank loan	9,944	—
Loan IV	March 29, 2019	9,944	7.25%	SPD Silicon Valley Bank loan	—	9,944
Revolving loan
Loan II	December 31, 2018 and June 28, 2019	9,945	7.5%	SPD Silicon Valley Bank loan	5,027	5,446
Secured loan
Loan III	December 28, 2018	10,000	4.35%	SPD Silicon Valley Bank loan	10,000	10,000
Loan V	March 27, 2019	9,998	4.35%	SPD Silicon Valley Bank loan	—	9,998
Total short-term borrowings					24,971	35,388

	Maturity date	Principal amount	Interest rate per annum	Type	As of
					December 31, 2017	June 30, 2018
	(RMB in thousands, except for percentages)
Revolving loan
Loan II	June 28, 2019	9,945	7.5%	SPD Silicon Valley Bank loan	2,932	—
Total long-term borrowings					2,932	—

For details of our outstanding short-term and long-term borrowings, see Note 10 to the consolidated financial statements included in this prospectus.

Contractual Obligations
We lease office spaces under non-cancelable operating lease agreements, which expire at various dates through December 2020. We do not have any contractual payment obligations due after 2020. As of June 30, 2018, future minimum payments under non-cancelable operating lease agreements were as follows:
	Payment due by period
	Total	Less than 1 year	1-3 years	More than 3 years
	(RMB in thousands)
Auto shows venues(1)	11,872	11,440	432	—
Office spaces(2)	3,969	3,635	334	—

(1)
Represents minimum payments under non-cancelable operating lease agreements related to our auto show venues.

(2)
Represents minimum payments under non-cancelable operating lease agreements related to our office spaces.

Off-Balance Sheet Commitments and Arrangements
We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.
Holding Company Structure
TuanChe Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries and our consolidated affiliated entities in China. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries and fees paid by our consolidated affiliated entities. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.
In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. Under PRC law, each of our PRC subsidiaries and our consolidated affiliated entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory surplus reserve until such reserve reaches 50% of its registered capital. In addition, our wholly foreign-owned subsidiary in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds as well as staff bonus and welfare funds at its discretion, and our consolidated affiliated entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the statutory reserve funds are not distributable as cash dividends.
As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fundraising activities to our PRC subsidiaries only through loans or capital contributions, and to our consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and consolidated affiliates entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” As a result, there is uncertainty with respect to our ability to provide prompt financial support to our subsidiaries and consolidated affiliated entities in China when needed.
Quantitative and Qualitative Disclosure about Market Risk
Credit Risk
Financial instruments that potentially subject us to the concentration of credit risk consist of cash and cash equivalents, restricted cash and accounts receivable and short-term investments. As of December 31, 2016 and 2017 and June 30, 2018, substantially all of our cash and cash equivalents, and restricted cash were held in major financial institutions located in the United States or China, which our management considers being of high credit quality. Accounts receivable is typically unsecured and is generally derived from net revenues earned from our auto shows business. Short-term investments consist of an interest-bearing loan to a third party, which was repaid on July 3, 2018. None of our customers had a receivable balance exceeding l0% of our total accounts receivable balance as of December 31, 2016 and 2017. As of June 30, 2018, two customers had receivable balances exceeding 10% (16% and 15%, respectively) of our total accounts receivable balances.
Foreign Exchange Risk
Substantially all of our net revenues and expenses are denominated in Renminbi, which is the functional currency of our subsidiaries and our consolidated affiliated entities in China. Therefore, we have limited exposure to foreign exchange risk for operating activities, and we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in the ADSs will be affected by the foreign exchange rate between U.S. dollars and Renminbi because the value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars.
Renminbi is not freely convertible into foreign currencies for capital account transactions. The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.
Changes in the exchange rate between the U.S. dollar and Renminbi will affect the value of the proceeds from this offering in Renminbi terms. We estimate that we will receive net proceeds of approximately US$          million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the assumed initial offering price of US$          per ADS, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the U.S. dollar against Renminbi, from a rate of RMB          to US$1.00 to a rate of RMB          to US$1.00, will result in an increase of RMB          million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the Renminbi, from a rate of RMB          to US$1.00 to a rate of RMB          to US$1.00, will result in a decrease of RMB          million in our net proceeds from this offering.
Recent Accounting Pronouncements
In January 2016, FASB issued ASU No. 2016-01 Financial Instruments — Overall (Subtopic 825-10) “Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this ASU require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this accounting standard update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this accounting standard update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are currently evaluating the impact of this accounting standard update on our consolidated financial statements.
In February 2016, FASB issued ASU 2016-02, Leases (Topic 842), which requires that a lessee should recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expenses for such lease generally on a straight-line basis over the lease term. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public entities. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application of the amendments in this update is permitted for all entities. We are currently evaluating the impact ASU 2016-02 will have on our consolidated financial statements, and expects that some existing operating lease commitments will be recognized as operating lease obligations and right-of-use assets as a result of adoption.
In June 2016, FASB amended guidance related to the impairment of financial instruments as part of ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We elected to adopt this new guidance for the year ended December 31, 2020 and interim periods in the year ended December 31, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which we are required to recognize an allowance based on our estimate of expected credit loss. We are currently evaluating the impact of this new guidance on our consolidated financial statements.
In August 2016, FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. We are in the process of evaluating the impact of this accounting standard update on our consolidated statements of cash flows.
In November 2016, FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), or ASU 2016-18. This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. We have decided on early adoption of this accounting standard on our consolidated financial statements.
In May 2017, FASB issued ASU No. 2017-09 Compensation — Stock Compensation (Topic 718). The Board is issuing this update to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation — Stock Compensation, to a change to the terms or conditions of a share-based payment award. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this update are effective for all entities for annual periods beginning after December 15, 2017. Early adoption is permitted, for (1) public business entities for reporting periods for which financial statements have not yet been issued and (2) all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this update should be applied prospectively to an award modified on or after the adoption date.
In June 2018, FASB issued ASU No. 2018-07 Compensation — Stock Compensation (Topic 718) “Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. We are in the process of evaluating the impact of this accounting standard update on our consolidated financial statements.

INDUSTRY OVERVIEW
Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us and independently prepared by iResearch in connection with this offering. We refer to this report as the iResearch report. We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.
Massive and Robust Automobile Market in China
Overview of China’s Automobile Market
China is the second largest automobile market in the world with 185 million car parc, or the total number of cars in a region at a specific time, as of December 31, 2017, according to the iResearch report. Despite the large scale of China’s car parc, China’s car ownership rate is much lower compared to that of the United States. According to the iResearch report, China only has 133 cars per 1,000 persons, while the United States has 845 cars per 1,000 persons, indicating significant room for continued growth of China’s automobile market.
According to the iResearch report, car sales volume of both new cars and used cars in China grew rapidly at a CAGR of 8.9% from 2013 to 2017 and is expected to further increase at a CAGR of 9.8% from 2017 to 2022. Specifically, China’s automobile market experienced a rapid growth of new car sales at a CAGR of 8.4% from 17.9 million in 2013 to 24.7 million in 2017, and the sales volume is expected to further increase to 29.7 million in 2022 at a CAGR of 3.8% from 2017 to 2022, higher than that of 2.2% in the United States. Meanwhile, according to the iResearch report, the total used car sales volume in China reached 12.4 million in 2017 and is expected to grow rapidly to 29.6 million by 2022 at a CAGR of 19.0% from 2017 to 2022, which will significantly contribute to the overall growth of China’s automobile market.

Source: iResearch report

As for the national automobile sales structure, in 2017, tier-2 cities and tier-3 and below cities accounted for 43.0% and 45.7% of the national automobile sales, respectively, while tier-1 cities only accounted for 11.3%, according to the iResearch report. As a result, having seen a similar pattern of our sales structure in 2017, we have determined to capture the growth in lower tier cities.

Comparison of Car Sales Structure between TuanChe and the National Market, China, 2017

11.3%
43.0%
45.7%
12.5%
65.4%
22.1%
Tier-1 Cities
Tier-2 Cities
Lower Tier Cities
National total sales
TuanChe's total sales

Source: CAAM, iResearch

Key Drivers of China’s Automobile Market
We believe that the growth of China’s automobile market is driven by several trends, including:
•
Greater urbanization and improving infrastructure.   Urban expansion has led to infrastructure development, which makes car traveling a more desirable solution for short distance transportation.

•
Increasing affluence.   With the rapid increase of China’s annual disposable income per capita, durable consumer goods, including automobiles, have become more affordable to Chinese consumers.

•
Increasing affordability of automobiles.   As a result of decreasing manufacturing costs of automobiles and excessive production capacity of automakers, automobiles are becoming more affordable to a larger proportion of China’s population due to falling prices.

•
Increasing demand and consumption power of residents in tier-3 and below cities.   Structural changes to the Chinese economy from investment-driven to consumption-driven are underway, reflecting the increasing demand and consumption power of Chinese residents, especially those from tier-3 and below cities. According to the iResearch report, in 2017, the car ownership rate is 220 cars per 1,000 persons in tier-1 and tier-2 cities, much higher than that of 96 in tier-3 and below cities. On the other hand, the new automobile sales volume in tier-3 and below cities is expected to reach 16.1 million in 2022 at a CAGR of 7.3% from 2017 to 2022, much higher than the CAGR of 0.3% over the same period for tier-1 and tier-2 cities.

Source: iResearch report
Automobile Distribution Model Innovation
The distribution model of China's automobile market is currently undergoing rapid innovation driven by the following key factors:
•
Connecting automakers with secondary dealers in geographical expansion.   Given the increasing consumer demand and consumption power of residents in lower tier cities, automakers will increasingly focus on tier-3 and below cities to capture the enormous market opportunity. However, automakers with strong brand recognition normally find it difficult to penetrate into tier-3 and below cities through franchised dealers due to cost considerations. According to the iResearch report, there are, on average, approximately 123 franchised dealers per tier-1 or tier-2 city, whereas there are only, on average, approximately 79 franchised dealers per tier-3 and below city. Local secondary dealers are the primary auto distributors in tier-3 and below cities, as they contribute to over 50% of total automobile sales. However, they cannot fully address consumer demands due to their limited operational capabilities. Moreover, secondary dealers traditionally have limited access to resources from automakers that are readily available to franchised dealers, such as capital and branding support. As a result, there is a demand to better connect automakers with secondary dealers especially in tier-3 and below cities.

•
Enhancing operational efficiency of secondary dealers in lower tier cities.   Secondary dealers play an important role in the automobile market in tier-3 and below cities. However, due to smaller store area, limited car selections, and lack of recognition among consumers, it is difficult for secondary dealers to expand into larger scale of operation. As a result, secondary dealers call for strengthened marketing capabilities as well as enhanced operational efficiency provided by a reformed distribution model.

•
Increasing efficiency of marketing activities.   Traditional auto dealers and auto show organizers focus mainly on offline marketing channels with limited access to a broader group of consumers, while e-commerce auto platforms mainly provide information online but fail to effectively facilitate transactions as automobile consumers generally are not comfortable placing orders without first seeing the features of automobiles in person. Therefore, it is most effective to combine online and offline channels to increase conversion rate. In addition, according to the iResearch report, among all marketing channels, sales-oriented auto shows and similar offline promotion events are the most trusted channels among consumers with favorable conversion efficiency.

Omni-channel Automotive Marketplaces
Omni-channel automotive marketplaces deliver improved shopping experience for consumers and enhanced operational efficiency for suppliers, by means of their omni-channel business model and data-driven technologies. Specifically, they can provide consumers with a more efficient and flexible shopping experience, a broad selection of brands and models, customized assistance and end-to-end service covering most of a vehicle’s needs over its lifetime. Meanwhile, they can also facilitate automotive suppliers, including automakers, auto dealers and other automotive service providers, to improve their operational and marketing efficiency by leveraging their extensive consumer reach and penetrating insight into consumer needs and preference, proprietary in-store technology, and digitized supply chain systems. As a result, the omni-channel automotive marketplaces are well positioned to redefine the industry chain and consumer behavior, and capture the evolving consumption pattern and enormous market opportunity especially from tier-3 and below cities.

Source: iResearch report
According to the iResearch report, the transaction volume of omni-channel automotive marketplaces was 1.4 million in 2017 and is expected to reach 10.3 million by 2022 at a CAGR of 49.7% from 2017 to 2022. The market size of the omni-channel automotive marketplace, in terms of transaction value, was RMB166.0 billion in 2017 and is expected to reach RMB1,228.5 billion at a CAGR of 49.2% from 2017 to 2022. The fast-growing omni-channel automotive marketplaces is driven by the following factors:
•
Low marketing and operational efficiency leads to elevated sales pressure and higher marketing expenses, creating demands for a more efficient distribution model for suppliers.

•
Intensified competition among foreign and domestic automobile brands and underserved demands in tier-3 and below cities require reform of the current distribution model.

•
Consumers are becoming increasingly comfortable with the omni-channel automotive marketplaces, as the new model enhances their shopping experience while making a prudent car purchase decision.

Source: iResearch report
Omni-channel automotive marketplaces usually require significant time and resources to develop, including years of experience of traffic accumulation, big-data analytical capabilities, value chain relationship management and operating expertise, none of which can be obtained within a short period of time. As a result, first movers tend to have significant competitive advantages over new entrants.
According to the iResearch report, with the most expansive service coverage area and dealer network, TuanChe is one of the leading omni-channel automotive marketplaces in terms of transaction volume and GMV in 2017.
Automotive Value-added Service Market
Omni-channel automotive marketplaces are well-positioned to provide end-to-end services for auto dealers and consumers by addressing massive yet underserved demand for other automotive value-added services, including automotive financing services, aftermarket services and automotive insurance and warranty services.
China’s Automotive Aftermarket Business
The automotive aftermarket business encompasses sales of automotive parts and repair and maintenance. According to the iResearch report, China’s automotive aftermarket business was RMB1,060 billion in 2017 and is expected to reach RMB2,422 billion in 2022 at a CAGR of 18.0% from 2017 to 2022. The market is primarily driven by the large automobile sales volume, the increasing number of aging automobiles, the increasing spending power of automobile owners, and diverse service needs. While in the past consumers in lower tier cities had difficulty accessing high-quality repair and maintenance services due to a lack of franchised dealers, omni-channel automotive marketplaces can now effectively provide such services as part of a packaged solution when facilitating automobile transactions for consumers in tier-3 and below cities, given its network with aftersales service providers nationwide and advanced technological capabilities.

Source: iResearch report
China’s Automotive Financing Market
According to the iResearch report, China’s consumer automotive financing market was RMB1,000 billion in 2017 and is expected to reach RMB2,605 billion in 2022 at a CAGR of 21.1% from 2017 to 2022. Moreover, China’s automotive financing market for dealers was RMB259 billion in 2017 and is expected to grow to RMB310 billion in 2022, representing a CAGR of 3.7% from 2017 to 2022. The two markets both present considerable growth potentials.
We believe omni-channel automotive marketplaces are well-positioned to provide financing solutions to consumers and auto dealers, especially secondary dealers, which lack the access to financial resources from automakers, leveraging extensive networks with financial partners, access to a massive consumer base, comprehensive understanding of the operation of auto suppliers and data analytics capabilities.

Market Size of Auto Financing Market, China, 2013-2022E (RMB in billions)

Dealer financing
Consumer financing
+15.8%
+18.3%
191
510
221
558
233
670
257
800
259
1000
281
1250
277
1582
282
1900
283
2225
310
2605
2013
2014
2015
2016
2017
2018E
2019E
2020E
2021E
2022E

Source: iResearch report

China’s Automotive Insurance and Warranty Market
Driven by the continuing growth of automobile ownership rate and booming used automobile sales, China’s automotive insurance and warranty market was RMB766 billion in 2017 and is expected to reach RMB1,144 billion in 2022 at a CAGR of 8.4% from 2017 to 2022, according to the iResearch report. Omni-channel automotive marketplaces are well-positioned to capture the enormous market opportunity by serving as an integrated marketplace for automobile consumers in need of various automotive services, especially those in tier-3 and below cities.

Market Size of Automotive Insurance and Warranty Market China, 2013-2022E (RMB in billions)

+12.8%
+8.4%
472
552
620
684
766
842
926
1018
1079
1144
2013
2014
2015
2016
2017
2018E
2019E
2020E
2021E
2022E

Source: iResearch report

BUSINESS
Overview
We are a leading omni-channel automotive marketplace in China, ranking third in terms of both volume and GMV of new automobiles sold in 2017, according to the iResearch report. We believe our innovative approach is disrupting the market structure and driving consumer behavioral change. We currently operate primarily two highly synergistic businesses:
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Integrated marketing solutions.   We turn individual and isolated automobile purchase transactions into large-scale collective purchase activities at our various sales events, which include auto shows and group-purchase events. By attracting a large number of consumers, these events serve as integrated marketing solutions to our industry customers, which include automakers, franchised dealerships, secondary dealers and automotive service providers. We enable interactions between large numbers of participants on both sides of a potential transaction, creating a “many-to-many” environment, within a short period of time, thus enhancing the value we offer to both consumer and industry customer participants of our offline events.

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Virtual dealership services.   We function as a virtual dealership connecting automakers and franchised dealerships with secondary dealers by providing a suite of services traditionally undertaken by franchised dealerships without setting up permanent physical presence. Mostly directed at lower tier cities, these services include distribution channel expansion services for automakers and sourcing services for secondary dealers. We began our virtual dealership services in June 2018.

Our business model features the integration of two complementary elements: our online platform and offline events. Our online platform consists of our website tuanche.com, our official WeChat account, our WeChat mini-program and our mobile applications. Together, these channels promote our offline events and serve as a consumer acquisition tool for our offline events and for the secondary dealers using our virtual dealership services. Our offline events provide consumers physical access to a broad selection of automobiles and serve as a gateway to useful data from consumer participants who have not previously entered their information on our online platform. With our data analytics capabilities, these data enhance our understanding of the automobile demand in various localities and continuously improve the effectiveness of our event planning.
We complement our service offerings by collaborating with service and product providers in China’s automotive industry, such as aftermarket service providers, financial institutions, and insurance companies. By extending our services beyond automobile purchases, we offer consumers one-stop end-to-end shopping experience, establish ongoing relationships with consumers, and attract new consumers who are contemplating automobile purchases. As our consumer base increases, more automakers and auto dealers are incentivized to become our industry customers, which leads to a broader selection of automobiles and more favorable pricing terms for our consumers, driving a significant self-reinforcing virtuous cycle. Meanwhile, our relationships with a growing number of automakers, secondary dealers and consumers pave the way for our virtual dealership business, the success of which heavily depends on securing sufficient automobile supplies and enlarging automobile distribution channels.
We have a long operating history in China’s automotive industry and have achieved rapid growth since our inception in 2010. In 2010, we began our group-purchase facilitation service where we gathered consumers interested in purchasing the same brands and models through our online channels, and organized offline store visits to franchised dealerships carrying these brands and models. Leveraging the network of franchised dealerships we built through our group-purchase facilitation service and the operational capabilities we accumulated through organizing offline events, we launched our auto show business in the last quarter of 2016. In 2016 and 2017, we organized 26 and 304 auto shows, respectively. In the six months ended June 30, 2017 and 2018, we organized 90 and 315 auto shows, respectively. The total number of automobiles sold through our marketplace, which includes automobiles sold through both dealers and automakers during our auto shows and group-purchase events, increased from 111,689 in 2016 to 207,506 in 2017, representing a 85.8% increase, and from 65,278 in the six months ended, June 30, 2017 to 150,751 in the six months ended, June 30, 2018, representing a 130.9% increase. The total GMV of new automobiles sold through our auto shows reached approximately RMB30.0 billion (US$4.5 billion) in 2017, and grew significantly from approximately RMB8.0 billion in the six months ended June 30, 2017 to approximately RMB21.4 billion (US$3.2 billion) in the six months ended June 30, 2018.

Historically, we have generated our net revenues primarily through our offline events. Our net revenues were RMB117.4 million, RMB280.7 million (US$42.4 million), RMB91.3 million and RMB269.3 million (US$40.7 million), in 2016, 2017 and the six months ended June 30, 2017 and 2018, respectively. Our net loss was RMB86.6 million, RMB90.7 million (US$13.7 million), RMB57.7 million, and RMB21.3 million (US$3.2 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. Our net loss from continuing operations was RMB81.5 million, RMB75.7 million (US$11.4 million), RMB45.2 million, and RMB17.6 million (US$2.7 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. Our adjusted EBITDA was RMB(81.7) million, RMB(84.0) million (US$(12.7) million), RMB(55.8) million, and RMB6.5 million (US$1.0 million) in 2016, 2017, and the six months ended June 30, 2017 and 2018, respectively. Our adjusted net loss was RMB84.3 million, RMB87.4 million (US$13.2 million), RMB57.1 million in 2016, 2017, and the six months ended June 30, 2017, respectively, and our adjusted net profit was RMB3.3 million (US$0.5 million) in the six months ended June 30, 2018. For a detailed description of our non-GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Our Value Proposition
We connect various participants in China’s automotive industry through our omni-channel automotive marketplace, offering unique value propositions to each type of participants.
Our Value Proposition to Consumers
Consumers benefit from our marketplace through (1) transparent and more favorable pricing, (2) broader selection and enhanced efficiency, and (3) smoother end-to-end shopping experience.
Transparent and More Favorable Pricing
Before each offline event, we typically negotiate prices in advance with franchised dealerships and automakers. Due to our established industry reputation and their ability to access a large number of prospective consumers in one setting, the industry customers we negotiate with generally are willing to offer consumer participants more favorable prices than what an individual consumer might receive outside our offline events. During the six months ended June 30, 2018, consumers who placed purchase orders during our offline events paid on average 7.3% less than the manufacturer suggested retail price. Because of the many-to-many nature of our offline events where large numbers of transactions take place during relatively short periods of time, auto dealer and automaker participants typically offer a fixed price to all consumer participants to that event. By giving consumers the comfort that they are paying a transparent and more favorable price that is the same as what other consumers pay for the same brand and model during the event, we eliminate the lengthy price negotiation processes which consumers might have to otherwise engage in, leaving them with more time to spend on selecting the automobiles that best fit their needs.
Broader Selection and Enhanced Efficiency
Compared to a traditional single-brand dealer, our auto shows provide a significantly broader selection of automobile brands and models, ranging from sedans to SUVs and MPVs, and featuring both domestic and international brands. This reduces the search costs and enhances the automobile shopping efficiency for consumers who would otherwise need to visit multiple dealerships or may otherwise not have found the automobiles that best fit their needs.
End-to-end Shopping Experience
Through both our offline events and virtual dealership business, we connect consumers with a comprehensive portfolio of services all in one place, addressing various needs arising out of purchasing new automobiles. These services include auto insurance services, second-hand automobile sales and aftermarket services. During our offline events, we provide consumers access to providers of these services, and negotiate favorable terms and complementary incentives such as free routine automobile checkups and discounted maintenance charges. This allows consumers to more easily learn about and sign up for insurance and aftermarket services directly at our offline events without having to negotiate with various service providers separately after purchasing a new automobile. Supplementing our offline events, our virtual dealership business offers consumers various services traditionally offered by franchised dealerships, which makes us a one-stop end-to-end destination for consumers especially in lower tier cities underserved by traditional franchised dealerships.
Our Value Proposition to Auto Dealers
Increased Sales Volume
Due to the scale and reputation of our offline events, we believe we are able to drive significant traffic for our auto dealer customers and help them achieve higher sales volume.
Efficient and Low-cost Consumer Acquisition
Our sales-oriented offline events are designed to maximize purchases. According to the iResearch report, among all marketing channels, sales-oriented auto shows and similar offline promotion events are the most trusted channels among consumers with favorable conversion efficiency. By offering transparent and more favorable prices as well as comprehensive automotive services during our offline events, we increase consumers’ willingness to place purchase orders during our events. As a result, our offline events greatly increase the consumer acquisition efficiency of auto dealers by giving them access to a large number of willing consumers in one setting, which reduces their consumer acquisition costs and maximizes their return on marketing expenditure.
Provision of Operational and Technological Tools
We provide technology-enabled support for our industry customers, including data analytics, advertising, and mobile technologies. We help our industry customers capture and explore sales leads and offer them a systematic method to manage consumer profiles and information in order to maximize sales conversion rates. We also offer digital solutions to enable our industry customers to manage their purchase orders and to better monitor other operating data in order to improve their operational and technical efficiencies.
Improved Sourcing Capabilities for Secondary Dealers
We connect secondary dealers with automakers and franchised dealerships across China through the network we have cultivated since our inception. This provides secondary dealers a steady source of inventory they may otherwise find difficult to reach.
Our Value Proposition to Automakers
Efficient and Effective Marketing Solutions
We provide efficient and effective marketing solutions for automakers, enabling them to increase their return on sales and marketing expenditures.
Increased brand exposure.   We provide integrated marketing services to automakers. Participating in our offline events helps efficiently increase automakers’ brand exposure due to the large volume of consumer participants we are able to attract. In addition, our demand-side platform services help automakers increase their brand exposure online by placing targeted advertisements.
Increased sales volume.   Our sales-oriented offline events are designed to help participating automakers boost sales of automobiles. See “—Our Value Propositions to Auto Dealers—Efficient and Low-cost Consumer Acquisition.”
Expanded Distribution Channels
We cooperate with secondary dealers by connecting them with automakers nationwide, which in turn enables automakers to expand their distribution to lower tier cities, into which they otherwise may find challenging to penetrate and help them reach end consumers in those cities. This is especially valuable for domestic-brand automakers with only a limited regional distribution network.

Our Competitive Strengths
Leading omni-channel automotive marketplace with an effective business model
We are a leading omni-channel automotive marketplace in China, ranking third in terms of both volume and GMV of new automobiles sold in 2017, according to the iResearch report. In 2017 and the six months ended June 30, 2017 and 2018, we facilitated over 193,000, 54,000 and nearly 148,000 automobile transactions through our auto shows, respectively, with an aggregate GMV of approximately RMB30.0 billion (US$4.5 billion), RMB8.0 billion and RMB21.4 billion on (US$3.2 billion), respectively.
The scale of our business results in a self-reinforcing network effect whereby the participation of high-value consumer participants and industry customers drives high industry customer stickiness and predictable and recurring revenue streams. Moreover, our scale and reach, combined with our user-centric approach, helped us establish a powerful brand. According to a survey conducted by iResearch, we are the most trusted omni-channel automotive marketplace in China and ranked the highest among China’s omni-channel automotive marketplace in terms of consumer experience among automobile consumers.
One of the key features of our business model is the integration of our online platform and offline events. Our online platform serves both as a consumer acquisition tool and a marketplace for the services we offer. We supplement this with offline events where consumers have the opportunity to physically interact with the auto dealers and automakers and learn about the automobiles in person. By integrating online and offline elements, we have created a more transparent and efficient environment for automobile transactions.
The online-offline integration is also essential to the operations of our virtual dealership business. Our online platform serves as a consumer acquisition tool by providing consumers with information on various automobile brands and models and the contact information of the secondary dealers who can fulfill purchase orders for those brands and models. After consumers place orders with the secondary dealers, we source the automobiles and coordinate the shipment, delivery and title transfers of the automobiles, all of which are accomplished offline. Both the online and offline components of our business model are essential to the operations of our virtual dealership business.
Extensive nationwide network of industry customers
We have built an extensive, nationwide, and cross-brand network of industry customers which participate in our offline events on a regular basis. As of June 30, 2018, our network served over 100 domestic and international automobile brands and over 10,000 industry customers in China. This network provides consumer participants of our offline events a broad selection of automobiles and automotive services, thereby attracting more consumers to attend our offline events. Meanwhile, increased consumer attendance reduces consumer acquisition costs of our industry customers, further incentivizing them to attend our offline events. This self-reinforcing cycle solidifies our network of industry customers.
Our network also features high industry customer stickiness. For example, in 2016, a total of 590 industry customers participated in our auto shows, approximately 73% of which also participated in our auto shows in 2017.
Comprehensive service offerings
Our comprehensive suite of service offerings addresses consumers’ needs in the process of purchasing a new automobile. Both our offline events and our virtual dealership business are designed to offer consumers the convenience of a one-stop end-to-end shopping experience. During our offline events, consumers have access to not only automakers and auto dealers, but also other businesses in China’s automotive industry, such as insurance companies, financial institutions, and aftermarket service providers. Similarly, our virtual dealership business also focuses on creating a one-stop end-to-end shopping experience by serving consumers in tier-3 and below cities who are underserved by franchised dealerships. We believe our comprehensive online and offline service offerings and our ability to offer one-stop end-to-end shopping experience increase our attractiveness to consumers, which in turn make us an attractive partner for auto dealers and automakers and contribute to our financial success.

In addition to consumers, our service offerings also address the various needs of our industry customers. Our offline events serve as a low-cost consumer acquisition channel which increases the efficiency of our industry customers’ marketing spending. These events increase the level of their brand exposure, and help increase their sales volume. Through our virtual dealership business, we offer operational, technological and financing support to industry customers, and enable our industry customers to expand into new markets in lower tier cities, into which they often find challenging to penetrate. We also offer demand-side platform services, which help our industry customers increase the efficiency and effectiveness of their advertising placements.
Effective consumer acquisition strategy and a rapidly growing consumer base
We utilize both online and offline channels to increase consumer awareness of our events. The online-and-offline split mostly depends on the region and city tier. We attract consumer participants of our offline events mainly through our online platform in tier-1 and tier-2 cities, whereas our offline channels play a more prominent role in attracting consumers in lower tier cities. This hybrid strategy helped us achieve low consumer acquisition cost in the past, and effectively helped us target consumers who are more likely to purchase automobiles in the near term. Our consumer acquisition cost for each consumer attending our offline events was less than RMB28.1 in the six months ended June 30, 2018.
Our effective consumer acquisition strategy led to one of the largest automobile consumer bases in the industry. From January 1, 2016 to June 30, 2018, over 7.6 million consumers entered their information on our online platform, which comprises our website, mobile app, WeChat official account and WeChat mini-programs, generating average monthly unique visits to our online platform of 4.6 million, 9.4 million and 13.3 million in 2016, 2017 and the six months ended June 30, 2018, respectively. The number of consumers who signed up for our offline events increased from approximately 1.5 million in 2016 to approximately 3.0 million in 2017. This number saw an over 200% increase from 1.0 million in the six months ended June 30, 2017 to 3.4 million in the six months ended June 30, 2018. The growing user base, as manifested by the growing number of average monthly unique visits to our online platform and number of consumers who registered for our offline events, contributed to the increase in number of successful transactions during our offline events, which increased from over 111,000 in 2016 to over 207,000 in 2017, and from over 65,000 in the six months ended June 30, 2017 to over 150,000 in the six months ended June 30, 2018. With this large and rapidly increasing volume of consumer base, industry customers are more willing to participate in our offline events, which contribute to our financial and operational success.
Strong operational capabilities driven by data analytics
Based on numerous offline events we have hosted in the past, we have accumulated extensive operational capabilities and logistical know-how on event planning and operations. We have standardized our operational procedures while keeping sufficient flexibility to accommodate local factors. Equipped with years of operational experience from our group-purchase facilitation services, our field employees play a critical role in carrying out our standardized operational procedures and ensuring the operational success of our offline events. Under the supervision of our operations team at our corporate headquarters, our field employees and regional supervisors ensure that our offline events are planned and executed in an efficient and coordinated fashion, in line with our overall annual strategic operational plan and financial budget.
The data-driven nature of our operations also contributes to our superior operational results as well as improved business collaboration experience for our business partners. We support our industry customers by providing data analytics regarding consumer automobile preferences in a particular city, helping them better understand consumer trends and manage inventory and production activities. In addition, our big-data analytics increases our event operation efficiency. We use our data to reshape our consumer acquisition strategy and tailor our services and offline events to better cater to consumer needs. We also use our data to direct our financial and human capital to the most efficient use.
Our standardized operational procedures have contributed to our ability to rapidly and successfully expand our offline events into new cities. The number of cities where we have established sales operations grew from 23 cities as of December 31, 2016 to 78 cities as of December 31, 2017 and further to 121 cities as of June 30, 2018, including four tier-1 cities, 37 tier-2 cities and 80 tier-3 and below cities, spanning 29 provincial level regions in China. In 2016, 2017 and the six months ended June 30, 2017 and 2018, we successfully operated 26, 304, 90, and 315 auto shows, respectively.

Our Growth Strategies
We intend to leverage our existing strengths and pursue the following strategies to achieve our growth targets.
Expand our geographic coverage
As of June 30, 2018, our sales operations cover 121 cities, spanning 29 provincial level regions in China. We intend to further strengthen our market position by expanding our network and penetrating into new regions where we currently do not have a presence. Particularly, we seek to benefit from the trend of consumption upgrade in lower-tier cities, including prefecture-level and county-level cities. According to the iResearch report, the continued growth of China’s automobile market is largely supported by the rising demand and consumption power from residents in tier-3 and below cities, where new automobile sales volume is expected to reach 16.1 million in 2022 at a CAGR of 7.3% from 2017 to 2022. Moreover, according to the iResearch report, in 2017, tier-3 and below cities accounted for 45.7% of the national automobile sales. Additionally, as auto dealers and automakers are grappling with cost-effectively building up physical presence in tier-3 and below cities, we plan to fill the gap and serve the needs of the underserved automobile market by expanding the geographical coverage of our auto shows as well as through our virtual dealership business. Leveraging our operational experience, brand name, and extensive network, we expect to cover the vast majority of tier-3 and below cities in China.
Grow our consumer base
Our automobile consumer base is crucial to our business growth. We will continue investing in, and improving the efficiency of, our hybrid consumer acquisition strategy to attract and retain the full spectrum of automobile consumers. In terms of our online platform, we intend to add new features and tools to assist consumers throughout their automobile ownership lifecycle. For example, we will enrich our content offerings on our website tuanche.com, such as up-to-date information on and specifications of new automobiles, to enhance user engagement and draw user traffic. Moreover, we will continue to capture the growing automobile consumer base especially in tier-3 and below cities. We will extend our market reach by enhancing our brand recognition and brand affinity through targeted marketing campaigns in tier-3 and below cities to deepen our penetration into lower-tier cities.
Improve our consumer experience
We intend to increase our sales conversion rate by improving our consumer experience during our offline events and while using our virtual dealership services. In terms of our online channels, we plan to optimize the design and content delivery efficiency of our website, mobile apps, WeChat account and WeChat mini-programs. We seek to maintain and further improve our ability to offer desirable service offerings, to provide one-stop end-to-end shopping experience, and to lock in savings for our consumers. Going forward, while we will continue to prompt our online users to participate in our offline events and complete purchases, we also expect that consumers acquired through offline marketing channels will in turn subscribe to our network and become consumers of other products and services on our online platform.
Broaden our service offerings and enhance our service capabilities
We provide a comprehensive portfolio of service offerings both through our online platforms and offline channels. Going forward, we plan to broaden our service offerings and enhance our service capabilities to capture the growth opportunities along the automobile value chain. For example, we will continue to develop auto insurance and aftermarket services to improve industry customer stickiness and further integrate our virtual dealership. In addition, we intend to provide auto-financing facilitation services to our consumers and industry customers, especially secondary dealers in tier-3 and below cities.
We will also adjust our strategy in response to evolving consumer demands and industry trends. For example, according to the iResearch report, China’s second-hand car sales volume is expected to reach 29.6 million in 2022 at a CAGR of 19.0% from 2017 to 2022. We may look to provide second-hand automobile transaction facilitation services to capture this potentially vast market opportunity.

Strengthen collaboration with automakers, auto dealers and automotive service providers
We plan to strengthen our collaborative relationships with our existing industry customers, including automakers, auto dealers and automotive service providers, as well as to attract new industry customers. For example, our auto shows and other offline sales events will cover more automobile brands and models. We will also solicit more diversified automotive service providers to participate in our offline events. Moreover, we plan to strengthen our collaboration with automakers to help them increase their sales volume and brand awareness. We expect to continue to grow our auto dealer base by leveraging our marketing capabilities. We also intend to involve more automotive service providers in building up our one-stop virtual dealership business. We will continue to explore new forms of collaboration with automakers, auto dealers and automotive service providers, as well as new industry partners, in response to evolving market trends and demands.
Further enhance our technology and data analytics capabilities
We are dedicated to improving our information technology systems and data analytics capabilities. We will develop and enhance our big-data capabilities to generate more accurate and comprehensive profiling of consumers who have interacted with or transacted through our marketplace. We also intend to enhance the integration between our online and offline channels. Leveraging the development and prevalence of smartphones, we aim to further convert our offline traffic into online data.
We plan to offer enhanced value-added SaaS-based services to our secondary dealership customers, incentivizing them to adhere to our self-reinforcing virtual dealership network. Through robust in-house development and potential future acquisitions, we intend to bring SaaS capabilities to our industry customers and enhance our data analytics capabilities to help us better direct sourcing, sales and marketing efforts.
Our Business Model
We are the first company in China to provide a scalable omni-channel automotive marketplace approach to automobile marketing and distribution, according to the iResearch report. This business model features high sales conversion effectiveness and efficiency, delivering a high and measurable return on investment for our industry customers relative to their overall marketing expenditures. We offer marketing solutions by integrating our online platform and offline sales events. Our online platform, which consists of our tuanche.com website, apps, official WeChat account, WeChat mini-programs and other mobile outlets, serves as a platform for consumer acquisition. Our offline events bring consumers, auto dealers, automakers, and automotive service providers together to promote in-person interactions and direct comparisons across a broad selection of vehicles and related service offerings. The integration of these two components is essential to our ability to offer comprehensive and efficient automobile transaction experiences for all participants, including consumers, automakers, auto dealers, and automotive service providers. The chart below illustrates our business model for our integrated marketing solutions:

Driven by our existing marketing solutions, we launched virtual dealerships in order to help automakers and franchised dealerships expand their distribution channels and to help secondary dealers enlarge their sourcing options and number of purchase orders. Our virtual dealerships aim to fill the gap left by traditional franchised dealerships in tier-3 and below cities. The chart below illustrates our current business model for our virtual dealership business:
Our Consumers
We use both online and offline channels to effectively attract automobile consumers to participate in our auto shows.
Online.   Our own online channels consist of our tuanche.com website, our mobile apps, our official WeChat account and WeChat mini-program. We have created customized city homepages for over 140 cities around China, each targeting local consumers. From January 1, 2016 to June 30, 2018, over 7.6 million consumers have entered their information on our online platform. In 2016, 2017 and the six months ended June 30, 2018, the average monthly unique visits to our online platform was 4.6 million, 9.4 million and 13.3 million, respectively. When users access our website on their desktops or their mobile devices, or when they open our mobile apps or subscribe to our official WeChat account, they will find information of upcoming auto shows across China. Users are prompted to enter their names and cell phone numbers in order to gain free admission and a chance to win prizes at our offline events. Users may also indicate the brand and model they prefer, which helps us better understand the potential needs of the consumer participants at our offline events.
We also utilize online channels owned by others to attract prospective consumer participants to our offline sales events, such as search engines, social media, newsfeed apps, and online content aggregators. Recently, with the fast development in short-form video apps, we began creating short-form video content that promotes our offline events.
In 2016, 2017 and the six months ended June 30, 2018, we attracted approximately 1.5 million, approximately 3.0 million, and approximately 3.4 million consumers to sign up for our offline events through our online channels, respectively.
Offline.   We work with various offline partners to attract participants to our offline events, such as traditional print media, television, radio, and billboards in the streets and subway stations. We also rely on word-of-mouth referral by consumers who have participated in our events in the past.
We continue to evolve our marketing strategies as needed for different locations. For example, in lower tier cities, we have historically spent more on offline consumer acquisition channels. However, with the rising popularity of smartphones in those smaller cities, we are able to and will continue to convert offline traffic into online data by encouraging participants at our offline events in tier-3 and below cities to scan our QR code and indicate their automobile purchase plans or preferences. Leveraging our big-data technologies, we are able to analyze the data and gain a better understanding of users’ interests in a particular region, which enables us to adjust our sales and marketing plans accordingly, maximizing our sales conversion rate during our offline events.
Our Industry Customers
Our industry customers include a variety of businesses within China’s automotive industry, including automakers, franchised dealerships, secondary dealers, aftermarket service providers and others providing automotive services, such as insurance companies and financial institutions. We generate our net revenues primarily from our industry customers that pay for booth spaces at our auto shows. We determine the amount we charge primarily based on locations and sizes of exhibition booths.
As of June 30, 2018, we had served over 10,000 industry customers in China, covering over 100 domestic and international automobile brands. Our offline events facilitated the sale of over 150,000 automobiles for our industry customers in the six months ended June 30, 2018, with a GMV of approximately RMB21.4 billion (US$3.2 billion). In 2017, our top 20 industry customers collectively contributed to less than 10% of our total net revenues from continuing operations, with the largest customer accounting for approximately 1%. In the six months ended June 30, 2018, our top 20 industry customers collectively contributed to approximately 10% of our total net revenues from continuing operations with the largest customer accounting for approximately 2%.
Our Services
Integrated Marketing Solutions
Transaction-facilitating auto shows
We organize auto shows to create a many-to-many consumption environment for prospective local consumers. Our sales-oriented auto shows aim at facilitating successful transactions in a highly efficient and effective manner. We enable industry customers to display a large number of products within a short period of time at a reasonably low cost to an otherwise fragmented consumer base. We charge participating industry customers for booth spaces, and the amount is determined by the locations and sizes of their requested exhibition booths. Usually the larger the area an industry customer wishes to occupy, and the closer the location is to the main entrance, the more we charge.
Traditionally, due to inadequate information access, individual automobile consumers often encounter the hassle of bargaining and are rarely confident that they have obtained an optimal price. To solve this problem, before each auto show, we pre-negotiate prices with local participating dealerships and automakers, which then generally offer favorable prices to consumers who purchase automobiles during our auto shows. Our industry customers typically offer the same price to every consumer at a particular auto show who purchases the same brand and model, thus offering consumers transparent pricing. During the six months ended June 30, 2018, consumers who placed purchase orders during our offline events paid on average 7.3% less than the manufacturer suggested retail price. In addition, we also invite industry customers other than auto dealers and automakers in order to provide consumers with value-added services and products, such as insurance products, automobile accessories, and aftermarket services.
Our organization of auto shows involves four phases: (1) annual planning, (2) event request initiation, (3) event planning, and (4) event execution.
Annual planning.   At the beginning of each year, we plan the number of auto shows we target to organize in each region, and the cities we plan to revisit and expand into. We also allocate budget for each region, which serves as a guideline for the specific event requests and action plans.
Event request initiation.   Each auto show begins with our field employees filling out an event request. The requests outline the basic information and budget breakdown of the auto shows. These requests are first reviewed by the regional supervisors who must approve the plan before presenting them to the head of operations at our corporate headquarters. We involve regional supervisors because they are familiar with local situations and can ensure that the request is appropriate for that particular locality. We ultimately require the approval of our head of operations to make sure that our events nationwide are organized in an orderly and coordinated fashion and are in line with our overall corporate budget and strategic operation plans.
Event planning.   After an event request passes the two-layered approval system, the field employees must submit specific action plans, covering our coordination plans with venue, material and service providers, with industry customers and with public security authorities. Our field employees must also indicate in the action plans the types of goods and services they need, which typically include exhibition booths and supplies, event set-up services, and event promotion services. These action plans should also include information on anticipated expenses to be paid to suppliers of these goods and services. Each action plan typically allows for miscellaneous spending which is allocated to event-day contingencies.
Event execution.   After the action plans are reviewed and approved, the execution phase begins and our field employees start the coordination processes. We reach out to venue providers and enter into appropriate leasing arrangements. We engage event set-up service providers to design the layout of our auto shows and set-up procedures based on the number of industry customers we have solicited. Generally we require our event set-up service providers to purchase insurance to cover unexpected accidents during the auto shows. We place purchase orders for exhibition-related materials such as exhibition booth materials, water, food, and banners. At the same time, we work with various online and offline channels to promote our events and maximize consumer attendance.
We also concurrently coordinate with our industry customers. In general, we begin contacting industry customers 30 days before each auto show to allow them sufficient time to arrange event-day logistics since they are responsible for transporting their own vehicles or other merchandise and materials to the auto show venues. In 2016, we introduced the “TuanChe Carnival” auto show model where we invited insurance companies, automotive service providers, car accessories manufacturers and other household goods and services providers, besides automakers and auto dealers in an effort to create a one-stop shopping experience for our consumer participants. We also invited provincial television and radio broadcasting media in order to gain maximum exposure in the local communities.
We also work with local public safety officials and hire security personnel through third-party security service providers to ensure we comply with relevant regulations on public gatherings and prevent any public security related issues.
In 2017, we organized a total of 304 auto shows in 75 cities across China, hosting 4,737 automakers and dealerships and facilitating the sale of over 193,000 automobiles. In the six months ended June 30, 2018, we organized a total of 315 auto shows in 119 cities, hosting 5,939 automakers and dealerships and facilitating the sale of nearly 148,000 automobiles. During the six months ended June 30, 2018, we facilitated an average of 470 automobile sales transactions per auto show. The map below shows the cities where we organized at least one auto show as of June 30, 2018.

The table below sets forth a breakdown of the number of cities where we have organized auto shows by city tiers in the periods indicated:
	Year ended December 31,		Six months ended June 30,
	2016	2017	2017	2018
Tier-1 cities	3	4	4	4
Tier-2 cities	15	34	25	36
Tier-3 and below cities	0	37	6	79
Total	18	75	35	119

The table below sets forth a breakdown of the number of cities where we have established operations by city tiers in the periods indicated:
	Year ended December 31,		Six months ended June 30,
	2016	2017	2017	2018
Tier-1 cities	4	4	4	4
Tier-2 cities	19	35	27	37
Tier-3 and below cities	0	39	7	80
Total	23	78	38	121

Virtual Dealerships
We began organizing auto shows in lower tier cities in 2017 as the initial part of our overall strategy to establish virtual dealerships primarily serving the automobile markets in tier-3 and below cities. We decided to expand our business into lower tier cities because of attractive industry trends and market opportunities in those cities. According to the iResearch report, large cities and lower tier cities are driven by different growth trends and thematics. Certain tier-1 cities have set stringent quotas on automobile license plate ownership. In Beijing, for example, the Department of Motor Vehicles of Beijing Traffic Management Bureau awards non-electric automobile license plates six times a year by random selection, and the chance for an eligible individual non-electric automobile license plate applicant to obtain a license plate each time is only one out of over 2,000. As a result, new automobile purchases are largely confined to existing automobile owners. With the increase of disposable income of residents in lower tier cities, and the lack of car ownership restrictions, lower tier cities have seen faster growth in automobile sales volumes.
In those smaller cities, secondary dealers serve as the intermediary between local consumers and automobile supplies. In general, secondary dealerships do not carry significant inventory but mainly market and solicit purchase orders from consumers, negotiate prices and sales with franchised dealerships or automakers that carry inventory, and deliver the purchased automobiles to consumers.
Our virtual dealership business currently offers the following values to automakers, franchised dealerships, and secondary dealers:
Sales channels expansion.   We expand the sales channels of automakers and franchised dealerships that carry inventory into tier-3 and below cities where they usually do not have an established distribution network. Our ability to do so depends on the secondary dealer network we have established across the country by inviting them to attend our auto shows for free.
Automobile inventory sourcing.   We offer secondary dealers access to automobile inventory from automakers and franchised dealerships across China. This reduces the amount of work secondary dealers must undertake to simply secure purchase orders from consumers and deliver the vehicle to the consumer.
We enter into various distribution agreements with automakers and franchised dealerships. When a consumer places a purchase order with a secondary dealer within our virtual dealership network, we initiate the purchase request to the corresponding automaker or franchised dealership on behalf of the secondary dealer upon receiving the written purchase request from the secondary dealer. The automaker or franchised dealership then ships such automobile directly to the premise at or designated by the secondary dealer. After completing a joint quality inspection on the automobile with us, the secondary dealer then delivers the automobile to the end consumer and handles automobile registration related matters pursuant to its agreement with the end consumer.
By contracts, we generally require secondary dealers to pay the full purchase price within a certain number of days after submitting the written purchase request. After receiving the full purchase price, we place purchase orders with automakers or franchised dealerships that carry the automobiles.
In June 2018, we facilitated the transactions of 27 automobiles through our virtual dealership business, with a GMV of over RMB2.5 million (US$0.4 million).
Our ultimate goal is to become a virtual dealership with a broad geographic coverage, offering more values in terms of operational and technical support to secondary dealers and expanding the sales channels of automakers into more cities across China. We plan to provide financing referral services to secondary dealers which often face a shortage of cash because they need to pay the purchase price of the automobiles before receiving full payment from the consumer. We will also expand our collaboration with aftermarket service providers that offer consumers maintenance and repair services.

Other Services
Group-purchase facilitation
We offer group-purchase facilitation services in select cities. We solicit groups of prospective automobile consumers who wish to purchase automobiles of the same brands and models. We negotiate prices with various franchised dealerships in the city. Similar to participants of our auto shows, consumers who subscribe to the same group enjoy the same price, which is usually lower than what they would otherwise be able to bargain for in local franchised dealerships, due to our superior bargaining power generated from the increased volume.
During 2016 and 2017, we organized 8,201 and 697 group-purchase facilitation events across China, and facilitated the sale of 98,204 and 5,675 automobiles, respectively. We did not organize any group-purchase facilitation events during the six months ended June 30, 2018. We may organize group-purchase facilitation events in the future upon the requests of auto dealers, although this line of business will not be our primary focus.
Demand-side platform services
In 2018, we established a demand-side precision search platform, catering to the sales and marketing needs of automakers and auto dealers. We work closely with a large network of online and offline media outlets, and have access to abundant flow of information due to our social media resources. Leveraging our advanced search engine, our proprietary data analytical models and advanced digital marketing system, our demand-side platform attracts target consumers in an efficient, precise and low-cost manner, maximizing auto dealers’ and automakers’ abilities to acquire consumers and make sales.
Electric vehicle dealerships (discontinued operation)
In 2016, we established our first dealership in Beijing selling new energy automobiles to consumers in major cities where consumers favor new energy cars due to license plate restriction policies. We have since opened two dealerships in Beijing, one in Tianjin and one in Shanghai. This line of business has been discontinued since December 2017 and was disposed of in June 2018.
Sales and Marketing
We believe our brand name is well-recognized across China’s automotive industry, thanks to the dedicated services of our sales and marketing team. Our nationwide in-house sales team is mainly responsible for attracting automakers and auto dealers to attend our offline events. As of June 30, 2018, we have established relationships with over 10,000 industry customers across China. Our head sales office in Beijing is in charge of sales management, operational management and strategic decision-making. We also have a dedicated marketing team responsible for both online and offline consumer acquisitions. See “—Our Consumers.”
As of June 30, 2018, we had 389 sales and marketing personnel across China. Depending on the size of the event, we assign two to five salespersons to organize and supervise a particular auto show. Our sales and marketing team also organizes event-driven marketing activities with industry-leading e-commerce platforms and various local governments.
Technology
We rely on our technologies and IT infrastructure to achieve our operational goals. Our technology development strategies focus on optimizing user experience and maximizing their willingness to participate in our offline events. Our big-data analytics technology processes data and offers precise targeted industry analysis and projections. In particular, our big-data analytics technology is capable of determining what brands and models are more popular in a particular city or among a certain consumer income level. We then offer the information to our industry customers to better facilitate their understanding of the local market and help them adjust their marketing efforts. We also offer technological support to our industry customers in their management of purchase orders and other operational information in order to improve their operational efficiencies.

Intellectual Property
Our intellectual properties include trademarks, trademark applications related to our brands and software copyrights. We seek to protect our intellectual properties through a combination of trademark and copyright protection laws in China and other jurisdictions, as well as through confidentiality agreements and other measures.
As of June 30, 2018, we held 83 registered trademarks in China, including our “TuanChe” trademarks. As of the same date, we had 100 registered domain names, including our main website domain names, tuanche.com, as well as one artwork copyright and 18 software copyrights in China.
Facilities
Our corporate headquarters are located in Beijing, China, where we lease office space with an area of approximately 2,721 square meters. In addition, we strategically established field sales offices in more than 20 cities as support and local command centers for our auto shows in the nearby region. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.
Our servers are primarily hosted at internet data centers owned by major domestic internet data center providers. The hosting services agreements typically have a one-year term. We believe that our current facilities are adequate and that we will be able to obtain additional facilities, primarily through leasing, to accommodate any future expansion plans.
Competition
While our business model is both disruptive and unique, we could be considered to compete with Autohome, Bitauto and various local auto show and automotive related event organizers. Our virtual dealership competes with traditional franchised dealerships. We believe we are differentiated from our competitors mainly for two reasons: (1) our events are more sales-oriented instead of information-oriented; and (2) our business model integrates our online platform with offline events. Even though our competitors may have strong capabilities in offering standalone online services or hosting isolated offline events, we believe none has been able to adopt an integrated sales-oriented business model where online and offline components function together in serving China’s automotive industry.
Employees
As of June 30, 2018, we had 679 employees. The following table sets forth the number of our employees by function as of June 30, 2018:
Functional Area	Number of Employees
Sales and marketing	554
General and administrative	82
Research and development	43
Total	679

Our success depends on our ability to attract, retain and motivate qualified employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes. None of our employees is represented by labor unions.
Legal Proceedings
From time to time, we may be subject to various claims and legal actions that arise in the ordinary course of our business. We are not currently subject to any threatened or ongoing legal proceedings that, in the opinion of our management, may have a material adverse effect on our business, results of operations or financial condition.

REGULATION
This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities in the PRC and our shareholders’ rights to receive dividends and other distributions from us.
Regulations Relating to Value-added Telecommunication Service
The Telecommunications Regulations of PRC promulgated in September 2000 and amended in July 2014 and February 2016 respectively by the State Council and its related implementation rules, including the Catalog of Classification of Telecommunications Business issued by the MIIT, categorize various types of telecommunications and telecommunications-related activities into basic or value-added telecommunications services. The Administrative Measures on Telecommunications Business Operating promulgated in March 2009 and amended in July 2017 by MIIT set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of value-added telecommunications services must first obtain a license for value-added telecommunications business, or value-added telecommunications service license, from the MIIT or its provincial level counterparts.
In September 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Content Measures, which was amended in January 2011. Under the Internet Content Measures, commercial internet information services operator shall obtain a license for value-added telecommunications business. The Internet Content Measures also set out certain restrictions on the provision of internet information services. For example, the internet information providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the legal rights of others. Furthermore, administration of mobile internet application information services is strengthened through the Regulations for Administration of Mobile Internet Application Information Services, or the MIAIS Regulations, issued in June 2016 and effective in August 2016. The MIAIS Regulations were enacted to regulate mobile application information services, or the App, the App providers (including App owners or operators) and online App stores. App service providers are required to obtain relevant qualifications pursuant to PRC laws and regulations.
Regulations Relating to Foreign Investment in Value-added Telecommunication Companies
According to the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises issued by the State Council in December 2001 and amended in September 2008 and February 2016, respectively, foreign-invested value-added telecommunications enterprises must be in the form of Sino-foreign equity joint ventures. The regulations restrict the ultimate capital contribution percentage held by foreign investors in a foreign-invested value-added telecommunications enterprise to 50% or less and require the primary foreign investor in a foreign-invested value-added telecommunications enterprise to have a good track record and operational experience in the value-added telecommunications industry. Nevertheless, the Circular of the Ministry of Industry and Information Technology on Liberalizing the Restrictions on Foreign Shareholding Percentages in Online Data Processing and Transaction Processing Business (operational e-commerce business) promulgated by the MIIT, in June 2015, removes the restriction on foreign equity for “online data processing and transaction processing businesses (operational e-commerce business), and the Foreign Investment Catalog (as amended) also allows a foreign investor to own more than 50% of the total equity interest in a company operating such operational e-commerce business.
In July 2006, the Ministry of Information Industry (which was integrated into the MIIT with other governmental departments in March 2008), issued the Notice of the Ministry of Information Industry on Strengthening the Administration over Foreign Investment in the Operation of Value-Added Telecommunications Business, or the MIIT Notice. According to the MIIT Notice, a foreign investor in the telecommunications service industry must establish a foreign invested enterprise and apply for a telecommunications service license. The MIIT Notice also requires that: (1) PRC domestic telecommunications enterprises must not, through any form, lease, transfer or sell a telecommunications service license to a foreign investor, or provide resources, offices and working places, facilities or other assistance to support illegal telecommunications services operations by a foreign investor; (2) value-added telecommunications enterprises or their shareholders must directly own the domain names and trademarks used by such enterprises in their provision of value-added telecommunications services; (3) each value-added telecommunications enterprise must have necessary facilities for its approved business operations and maintain such facilities only in the regions covered by its license; and (4) all value-added telecommunications enterprises are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with these requirements in the MIIT Notice and cure any non-compliance, the Ministry of Information Industry or its local counterparts have the discretion to take measures against such license holder, including revoking its value-added telecommunications service license.
Furthermore, the Foreign Investment Catalog (as amended) classifies industries listed therein into two parts: encouraged category, and the category subject to the special management measures for the entry of foreign investment, or the Negative List, which are further divided into the restricted category and prohibited category. Industries not listed in the Foreign Investment Catalog (as amended) are generally deemed to be in a fourth “permitted” category, and are generally open to foreign investment unless specifically restricted by other PRC regulations. The Negative List, in a unified manner, lists the restrictive measures for the entry of foreign investment. For examples, some restricted industries must be operated in the form of Sino-foreign equity and/or cooperative joint ventures, and for some restricted industries, Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. In addition, foreign investors are not allowed to invest in companies in industries listed in the prohibited category. For the industries not listed the Negative List, the restrictive measures for the entry of foreign investment shall not apply in principle, and establishment of wholly foreign-owned enterprises in such industries is generally allowed. In June 2018, MOFCOM and NDRC promulgated the Negative List (2018 version), which became effective July 2018. The Negative List (2018 version) expands the scope of permitted industries by foreign investment by reducing the number of industries that fall within the Negative List where restrictions on the shareholding percentage or requirements on the composition of board or senior management still exists. Our business falls under value-added telecommunications services, which are under the “restricted category” in the Foreign Investment Catalog (as amended).
In January 2015, MOFCOM published the Draft Foreign Investment Law, soliciting the public’s comments. Among other things, the Draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of  “actual control” in determining whether a company is considered a foreign-invested enterprise. “Control” is broadly defined in the Draft Foreign Investment Law to cover the following summarized categories: (1) holding directly or indirectly 50% or more of the equity interest, assets, voting rights or similar equity interest of the subject entity; (2) holding directly or indirectly less than 50% of the equity interest, assets, voting rights or similar equity interest of the subject entity, but having the power to secure at least 50% of the seats on the board of directors or other equivalent decision-making bodies, or having the voting power to exert material influence over the board of directors, at the shareholders’ meeting or over other equivalent decision-making bodies; or (3) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial, staffing and technology matters or other key aspects of business operations. The Draft Foreign Investment Law specifically provides that entities established in China, but ultimately “controlled” by foreign investors, will be treated as foreign-invested enterprises. If a foreign-invested enterprise proposes to conduct business in an industry subject to foreign investment restrictions, the foreign-invested enterprise must go through a market entry clearance by MOFCOM before being established. According to the Draft Foreign Investment Law, variable interest entities would also be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors, and accordingly would be subject to restrictions on foreign investments. However, the Draft Foreign Investment Law does not address what actions will be taken with respect to the existing companies with a “variable interest entity” structure. As of the date hereof, it is uncertain when the Draft Foreign Investment Law will become a law, to what extent the final version will differ from the Draft Foreign Investment Law and the potential impact on companies employing a “variable interest entity” structure in the PRC. When the Draft Foreign Investment Law becomes effective, the trio of existing laws regulating foreign investment in the PRC, including the Sino-foreign Equity Joint Venture Enterprise Law of the PRC, the Sino-foreign Cooperative Joint Venture Enterprise Law of the PRC and the Wholly Foreign-invested Enterprise Law of the PRC, together with their implementation rules and ancillary regulations, will be abolished.
Regulations Relating to Security Administration of Large-scale Mass Activities and Temporary Urban Road Occupation
Pursuant to the Regulation on Security Administration of Large-scale Mass Activities promulgated by the State Council in September 2007 which became effective in October 2007, large-scale mass activities as mentioned in such regulation refer to the following activities that legal persons or other organizations hold for the public with the participants expected to reach 1,000 or more in any single session: sports competition, concert, music concert and other art performances, exhibition, spot sale, etc. The undertaker of large-scale mass activities, or the Undertaker, shall be responsible for the activity’s security, with the principal of Undertaker serving as the person in charge of the security of large-scale mass activities. The Undertaker must apply for a security permit for the large-scale mass activity with the competent public security bureau at least 20 days before the date when the activity is held. For the large-scale mass activity having the expected number of participants larger than 1,000 but lower than 5,000, such security permit shall be issued by the local public security bureau of the people’s government at the county level; for the large-scale mass activity with expected number of participants over 5,000, such security permit shall be issued by the local public security bureau of the people’s government at the level of cities with district or municipalities; in case the large-scale mass activity crosses provinces, autonomous regions or municipalities, the security permit shall be issued by the public security department of the State Council. The Undertaker shall not, without permission, alter the time, location, content of a large-scale mass activity for which a security permit has been obtained, or enlarge its scale. Furthermore, the Undertaker shall immediately stop admitting people if the number of people who have entered the activity venue reaches the approved limit. In case that a public security accident or a security case occurs in the course of a large-scale mass activity, the principal of Undertaker shall immediately initiate the emergency contingency plan and report to the public security department. Any violation of the above provision may result in penalties, including but not limited to banning of such activities, fines, confiscation of illegal gains or criminal liabilities.
In additions, pursuant to the Regulations on Administration of Urban Roads promulgated in June 1996 and amended in January 2011 and March 2017 respectively by the State Council, the temporary occupancy and use of urban roads due to extraordinary circumstances shall be approved by the competent municipal engineering administrative department and the public security and traffic administrative department. Such temporary occupancy and use with approval shall be carried out in conformity with the approved location, area and time limits, without damaging the urban roads, and the road shall be restored to its original conditions upon the expiration of the approved occupation and use duration. Any violation of the above provision may result in, among others, correction order, fines or liability for damage.
Regulations Relating to Automobile Sales
The sales of new automobiles within the territory of PRC are principally governed by the Administration Measures for the Automobile Sales, or the Automobile Sales Measures, promulgated by the MOFCOM in April 2017, which became effective in July 2017. Pursuant to the Automobile Sales Measures, the auto dealer shall submit its basic information to the National Automobile Circulation Information Administration System of the MOFCOM for record-filing within 90 days after its establishment, update its filing via the system within 30 days after its filed information is changed, and promptly submit the number and types of automobiles sold and other information as required via such system. The Automobile Sales Measures further stipulate that, among other things, (1) automobile suppliers and dealers shall sell automobiles, spare parts and other related products in conformity with relevant regulations and standards, and shall refrain from the sale of products prohibited by applicable laws and regulations, (2) auto dealers shall, in an appropriate manner, expressly indicate the prices of automobiles, spare parts and other related products as well as the rates of charges for various services in their business premises, and shall not charge additional fees beyond the expressly indicated prices, (3) auto dealers shall expressly indicate the quality assurance, warranty service and other after-sales service policies of which customers should be aware in their business premises, (4) auto dealers selling household automobiles shall expressly indicate the information of policies of reparation, replacement and return applicable to household automobiles in their business premises; and (5) auto dealers shall maintain an updated and accurate record of information related to automobiles sold and the customers with a record period of no less than 10 years. Any dealer found to be non-compliant with these requirements may potentially be subject to correction order, warning and/or fines.
Regulations Relating to Advertisements
According to the PRC laws and regulations, companies that engage in advertising activities must obtain from SAIC or its local branches a business license which specifically includes operating an advertising business within its business scope. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. PRC laws and regulations set forth certain content requirements for advertisements in PRC including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies, and advertising distributors are required by PRC laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable law. In providing advertising services, advertising agencies and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify the content of the advertisements against these supporting documents before publishing.
In July 2016, SAIC issued the Interim Measures for the Administration of Internet Advertising, or the Internet Advertising Measures, pursuant to which internet advertisements refers to the commercial advertisement for direct or indirect marketing of goods or services in the form of text, image, audio, video, or others means through websites, webpages, internet applications, or other internet media. The Internet Advertising Measures specifically sets out the following requirements: (1) advertisements must be identifiable and marked with the word “advertisement” to the extent that consumers are able to distinguish them from non-advertisement information; (2) sponsored search results must be clearly distinguished from organic search results; (3) it is forbidden to send advertisements or advertisement links by email without the recipient’s permission or induce internet users to click on an advertisement in a deceptive manner; (4) pop-up advertisements must clearly display the close button so that internet users can close the advertisement with one click; and (5) internet information service providers who do not participate in the business activities of internet advertising but only provide internet information services for the internet advertisement are also required to stop publishing illegal advertisement if they know or should have known that the advertising via their service is illegal.
Violation of these laws and regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke violators' licenses or permits for their advertising business operations. Furthermore, advertisers, advertising agencies and advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties.
Regulations Relating to Internet Information Security and Privacy Protection
Internet information in China is regulated from a national security standpoint. The Decisions on Preserving Internet Security was enacted by Standing Committee of National People’s Congress, or the NPC, in December 2000 and was amended in August 2009, which subject violators to potential criminal punishment in China for any effort to (1) gain improper entry into a computer or system of strategic importance; (2) disseminate politically disruptive information; (3) leak state secrets; (4) spread false commercial information; or (5) infringe intellectual property rights. The Ministry of Public Security of PRC, or the MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leak of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the MPS and its local branches may revoke its operating license and shut down its websites.
In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011 and effective in March 2012, an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of the user. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user’s personal information, and in case of any leak or likely leak of the user’s personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the NPC in December 2012, the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in July 2013 and came into force in September 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering with or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.
Moreover, pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the NPC in August 2015 which became effective in November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of (1) any dissemination of illegal information in large scale; (2) any severe effect due to the leakage of the client’s information; (3) any serious loss of criminal evidence; or (4) other severe situation. Any individual or entity that (1) sells or provides personal information to others in a way violating the applicable law, or (2) steals or illegally obtain any personal information, shall be subject to criminal penalty in severe situation. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, issued in May 2017 and effective in June 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement.
In November 2016, the Standing Committee of the NPC released the Internet Security Law, which took effect in June 2017. The Internet Security Law reiterated the requirements regarding collecting and using personal information, including, among others, (1) when collecting or using personal information, network operators shall clearly indicate the purposes, methods and scope of the information collection, the use of information collection, and obtain the consent of those from whom the information is collected; and (2) network operators shall strictly preserve the privacy of user information they collect, and establish and maintain systems to protect user privacy. The Internet Security Law further requires network operators to perform certain functions related to internet security protection and the strengthening of network information management. For instance, under the Internet Security Law, network operators of key information infrastructure generally shall, during their operations in the PRC, store the personal information and important data collected and produced within the territory of the PRC.
Regulations Relating to Consumer Rights Protection and Tort Liabilities
According to the Laws on Protection of Consumers’ Rights and Interests of the PRC, which was latest amended in October 2013, if a consumer’s legitimate rights and interests are infringed upon by the goods seller or service provider at a trade fair, such customer may demand compensation from the infringing seller or service provider. If the trade fair is over, the customer may also demand compensation from the undertaker of such trade fair, in which case the undertaker has the right to recover the compensation from the infringing sellers or service providers afterwards.
In December 2009, the PRC Standing Committee of the NPC promulgated the Tort Liabilities Law of the PRC, which took effect in July 2010, or the Tort Liabilities Law, according to which, undertakers of mass activities shall bear tort liability for damages to others arising from such undertakers’ failure to fulfill security obligations. Moreover, if the act of a third party results in damage to others in a mass activity, while such third party shall bear tort liability, the undertaker that failed to fulfill security obligations shall also bear corresponding supplementary liability.
In addition, the Tort Liabilities Law and the Product Quality Law of the PRC, which was latest amended in August 2009, provides that a seller shall bear tort liability if a product causes damages to a third party due to a defect attributable to such seller’s fault or the failure to name the manufacturer or supplier of the defective product sold by such seller. Furthermore, in the event of damage arising from a defective product, the victim may seek compensation from either the manufacturer or seller of the defective product, while such seller shall be entitled to seek reimbursement from the manufacturer upon compensation, if the product defect is caused by the manufacturer.
Regulations Relating to Intellectual Property Rights
The PRC has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks and domain names.
Copyright.   Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC, which was latest amended in February 2010 and took effect in April 2010, or the Copyright Law, and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.
Patent.   The Patent Law of the PRC that was latest amended in December 2008 and became effective in October 2009, or the Patent Law, provides for patentable inventions, utility models and designs. An invention or utility model for which patents may be granted shall have novelty, creativity and practical applicability. The State Intellectual Property Office is responsible for examining and approving patent applications.
Trademark.   The Trademark Law of the PRC that was latest amended in August 2013 and took effect in May 2014, or the Trademark Law, and its implementation rules protect registered trademarks. The PRC Trademark Office is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration.
Domain Name.   Domain names are protected under the Administrative Measures on the Internet Domain Names promulgated by MIIT in August 2017, which became effective in November 2017, or the Domain Names Measures. MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. The Domain Names Measures has adopted a “first-to-file” principle with respect to the registration of domain names.
Regulations Relating to Tax
Enterprise Income Tax
PRC enterprise income tax is calculated based on taxable income, which is determined under (1) the PRC Enterprise Income Tax Law, promulgated by the NPC and implemented in January 2008 and amended in February 2017, or the EIT Law, and (2) the implementation rules to the EIT Law promulgated by the State Council and implemented in January 2008. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in the PRC, including foreign-invested enterprises and domestic enterprises, unless they qualify for certain exceptions. According to the EIT Law and its implementation rules, the income tax rate of an enterprise that has been determined to be a high and new technology enterprise may be reduced to 15%.
In addition, according to the EIT Law, enterprises registered in countries or regions outside the PRC but have their “de facto management bodies” located within China may be considered as PRC resident enterprises and are therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Though the implementation rules of the EIT Law define “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., of an enterprise,” the only detailed guidance currently available for the definition of  “de facto management body” as well as the determination and administration of tax residency status of offshore-incorporated enterprises are set forth in the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by SAT in April 2009, or SAT Circular 82, the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version) issued by the SAT in July 2011, or SAT Bulletin No. 45, and the Notice on Issues Related To Implementation of Determination of Tax Resident Enterprise on the Basis of De Facto Management Bodies issued by the SAT in January 2014, or SAT Bulletin No. 9, all of which provide guidance on the administration as well as the determination of the tax residency status of a Chinese-controlled offshore-incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder.
According to SAT Circular 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met:
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the senior management and core management departments in charge of the enterprise’s daily operations function are mainly in the PRC;

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financial and human resources decisions of the enterprise are subject to determination or approval by persons or bodies in the PRC;

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the enterprise’s major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and

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50% or more of the enterprise’s directors or senior management with voting right habitually reside in the PRC.

SAT Bulletin No. 45 further clarifies certain issues related to the determination of tax resident status and competent tax authorities. It also specifies that when provided with a copy of Recognition of Residential Status from a resident Chinese-controlled offshore-incorporated enterprise, a payer does not need to withhold income tax when paying certain PRC-sourced income such as dividends, interest and royalties to such Chinese-controlled offshore-incorporated enterprise.
SAT Bulletin No. 9 further provides that, among other things, an entity that is classified as a “PRC resident enterprise” in accordance with the SAT Circular 82 shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined as a “PRC resident enterprise”, any dividend, profit and other equity investment gain shall be taxed in accordance with the EIT Law and its implementing rules.
If TuanChe Limited or any of our subsidiaries outside of China were to be considered a PRC “resident enterprise” under the EIT Law, we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25.0%. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”
Income Tax for Share Transfers
According to the Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-resident Enterprise, or SAT Bulletin 7, promulgated by the SAT in February 2015, if a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by transfer of the equity interests of an offshore holding company (other than a purchase and sale of shares issued by a PRC resident enterprise in public securities market) without a reasonable commercial purpose, the PRC tax authorities have the power to reassess the nature of the transaction and the indirect equity transfer will be treated as a direct transfer. As a result, the gain derived from such transfer, which means the equity transfer price less the cost of equity, will be subject to PRC withholding tax at a rate of up to 10%. Under the terms of SAT Bulletin 7, the transfer which meets all of the following circumstances shall be directly deemed as having no reasonable commercial purposes: (1) over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from PRC taxable properties; (2) at any time during the year before the indirect transfer, over 90% of the total properties of the offshore holding company are investments within PRC territory, or in the year before the indirect transfer, over 90% of the offshore holding company’s revenue is directly or indirectly derived from PRC territory; (3) the function performed and risks assumed by the offshore holding company are insufficient to substantiate its corporate existence; or (4) the foreign income tax imposed on the indirect transfer is lower than the PRC tax imposed on the direct transfer of the PRC taxable properties. In October 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or the SAT Bulletin 37, which, among others, repeals certain rules stipulated in SAT Bulletin 7 and became effective on December 1, 2017. The SAT Bulletin 37 further details and clarifies the tax withholding methods in respect of income of non-resident enterprises.
There is uncertainty as to the application of SAT Bulletin 7. SAT Bulletin 7 may be determined by the PRC tax authorities to be applicable to our prior private equity financing transactions that involved non-resident investors, if any of such transactions are determined by the tax authorities to lack reasonable commercial purpose. As a result, we and our non-resident investors in such transactions may become at risk of being taxed under SAT Bulletin 7, and we may be required to expend valuable resources to comply with SAT Bulletin 7 or to establish that we should not be taxed under the general anti-avoidance rule of the EIT Law, which may have a material adverse effect on our financial condition and results of operations.
Dividend Withholding Tax
Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the SAT on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, promulgated by the SAT in February 2009, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (1) it should be a company as provided in the tax treaty; (2) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (3) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties, or SAT Circular 60, which became effective in November 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. See “Risk Factors—Risks Related to Doing Business in China—There are significant uncertainties under the PRC enterprise income tax law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”
Regulations Relating to Foreign Currency Exchange
Foreign Currency Exchange
The principal regulations governing foreign currency exchange in China are the Regulations of the People’s Republic of China on Foreign Exchange Administration, promulgated by the State Council and amended in August 2008. Under these regulations, the Renminbi is freely convertible for current account items, including the trade and service-related foreign exchange transactions and other current exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities, unless the prior approval of the SAFE, is obtained and prior registration with SAFE is made.
In August 2008, the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or SAFE Circular 142, was promulgated by the General Affairs Department of SAFE, which regulates the conversion by foreign-invested enterprises of foreign currency capital into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the relevant government authority and may not be used to make equity investments in PRC, unless specifically provided otherwise. SAFE further strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a foreign-invested enterprise. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Any violation of SAFE Circular 142 may result in severe penalties, including substantial fines.
In November 2012, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting the Foreign Exchange Administration Policies on Direct Investments, which substantially amends and simplifies the foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expense accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of Renminbi proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Issuing the Provisions on the Foreign Exchange Administration of Domestic Direct Investment of Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.
In July 2014, SAFE further reformed the foreign exchange administration system in order to satisfy and facilitate the business and capital operations of foreign investment entities, and issued the Notice of the State Administration of Foreign Exchange on the Pilot Reform of the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-Invested Enterprises in Certain Areas, or SAFE Circular 36. This circular suspends the application of SAFE Circular 142 in certain areas and allows a foreign-invested enterprise registered in such areas to use the Renminbi capital converted from foreign currency registered capital for equity investments within the PRC if the approved principal business of the foreign-invested enterprise includes investment or it complies with certain foreign exchange procedures.
In March 2015, SAFE released the Notice of the State Administration of Foreign Exchange on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises, or SAFE Circular 19, which became effective in June 2015 and has made certain adjustments to some regulatory requirements on the settlement of foreign exchange capital of foreign-invested enterprises, lifted some foreign exchange restrictions under SAFE Circular 142, and annulled SAFE Circular 142 and SAFE Circular 36. However, SAFE Circular 19 continues to, prohibit foreign-invested enterprises from, among other things, using Renminbi fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises.
In June 2016, SAFE issued the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement, or SAFE Circular 16, which took effect on the same day. Compared to SAFE Circular 19, SAFE Circular 16 provides that, in addition to foreign exchange capital, foreign debt funds and proceeds remitted from foreign listings should also be subject to the discretional foreign exchange settlement. In addition, it also lifted the restriction, that foreign exchange capital under the capital accounts and the corresponding Renminbi capital obtained from foreign exchange settlement should not be used for repaying the inter-enterprise borrowings (including advances by the third party) or repaying bank loans in Renminbi that have been sub-lent to the third party.
In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (1) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (2) domestic entities shall hold income to account for previous years’ losses before remitting profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.
Foreign Exchange Registration of Overseas Investment by PRC Residents
In July 2014, SAFE promulgated the Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Roundtrip Investment Conducted by Residents in China via Special-Purpose Companies, or SAFE Circular 37, which replaced the former circular commonly known as SAFE Circular 75 promulgated by SAFE in October 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.
In February 2015, SAFE released the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or SAFE Circular 13, which has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of the special purpose vehicle. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE .
Share Option Rules
Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, under the Notice of the State Administration of Foreign Exchange on Issues Related to Foreign Exchange Administration in Domestic Individuals Participation in Equity Incentive Plans of Companies Listed Abroad issued by SAFE in February 2012, or the SAFE Circular 7, PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (1) register with SAFE or its local branches, (2) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (3) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the share incentive plan, the PRC agent or the overseas entrusted institution or other material changes. The PRC agents must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents.
Regulations Relating to Dividend Distribution
Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. The principal legislation with respect to payment or distribution of dividends by wholly foreign-owned enterprises include (1) the Company Law of the PRC, most recently amended by the Standing Committee of the NPC in March 2014, and (2) the Wholly Foreign-Owned Enterprise Law, most recently amended by the Standing Committee of the NPC in September 2016, and its implementation rules. Under these laws, wholly foreign-owned enterprises in the PRC may pay dividends only out of accumulated profits, after setting aside annually at least 10% of accumulated after-tax profits as reserve fund, if any, unless these reserves have reached 50% of the registered capital of the enterprises. These reserve funds may not be distributed as cash dividends. A wholly foreign-owned enterprise may allocate a portion of its after-tax profits to its employee welfare and bonus funds at its discretion. Profit of a wholly foreign-owned enterprise shall not be distributed before the losses thereof for the previous accounting years have been made up. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.
Regulations Relating to M&A and Overseas Listings
Six PRC regulatory agencies, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective in September 2006 and was amended in June 2009, or the M&A Rules. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in the PRC and purchase, through such enterprise, any assets of a domestic company and operate such assets; or when the foreign investors purchase the asset of a domestic company, establish a foreign-invested enterprise by injecting such assets and operate the assets. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.
Regulations Relating to Employment
Pursuant to the Labor Law of PRC, promulgated by the Standing Committee of NPC in July 1994 and amended in August 2009, or the Labor Law, and the Labor Contract Law of PRC, promulgated by Standing Committee of the NPC in June 2007 and amended in December 2012, or the Labor Contract Law, employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee for more than a month but less than a year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. If an employer fails to conclude a written labor contract with a worker within one year as of the date when it employs the worker, it shall be deemed to have concluded an open-ended labor contract with the latter. All employers must compensate their employees with wages equal to at least the local minimum wage. Violations of the Labor Law and the Labor Contract Law may result in fines and other administrative sanctions, and serious violations may result in criminal liabilities.
Enterprises in China are required by the Social Insurance Law of PRC promulgated by the Standing Committee of the NPC in October 2010 which became effective in July 2011, or the Social Insurance Law, the Regulations on Management of Housing Provident Fund released by the State Council in March 2002, and other related rules and regulations, to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, an on-the-job injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

MANAGEMENT
Directors and Executive Officers
The following table sets forth certain information concerning our directors and executive officers as of the date of this prospectus.
Name	Age	Position/Title
Wei Wen	42	Chairman and Chief Executive Officer
Jianchen Sun	39	Director and Chief Operating Officer
Hongchuan Thor	47	Director
Yang Zhao	32	Director
Yu Long	45	Director
Yaping Yao	37	Independent Director
Zhishuo Liu	46	Independent Director
Wendy Hayes	48	Independent Director Appointee*
Zhihai Mao	43	Chief Financial Officer
Xuehui Liu	46	Chief Human Resource Officer
Ruijin Wu	29	Vice President of Product, Research and Development

*
Has accepted director appointment effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

The business address of our directors and executive officers is: 9F, Ruihai Building, No. 21 Yangfangdian Road, Haidian District, Beijing 100038, People’s Republic of China. No family relationship exists between any of our directors and executive officers.
Wei Wen is our co-founder and has been serving as the chairman of our board of directors and our chief executive officer since our inception. Mr. Wen oversees our overall strategies and business operations. Prior to founding TuanChe, Mr. Wen had over ten years of entrepreneurial experience in the information technology and automotive industries. He founded Bright Sunshine Technology Co., Ltd., a communication services provider which established one of the earliest Chinese ride-hailing platforms, in 2000; Beijing Puhua Hengxin Consulting Co., Ltd., an enterprise training company, in 2002; Beijing Yiyang Online Internet Service Center, a communication services provider, in 2003; and Beijing Guoyuan Innovative Technology Co., Ltd., an electronic device company, in 2006. Before he started his own companies, Mr. Wen was a channel manager of Mitsubishi Electric Shanghai. Mr. Wen received a bachelor’s degree in industrial foreign trade from Beijing Jiaotong University.
Jianchen Sun has been serving as our director since 2010 and is our co-founder and chief operating officer. Prior to joining us, Mr. Sun held multiple positions including regional manager, channel manager, general manager of communication division and deputy general manager, in Changzhou Huaxin Electric Appliance Research Institute, Yiyang Group, Changzhou Boyun Communication Technology Co., Ltd., and Beijing Guoyuan Innovative Technology Co., Ltd., respectively. Mr. Sun received a bachelor’s degree in international economics and trade from Renmin University of China.
Hongchuan Thor has been serving as our director since August 2014. Mr. Thor and his partners established AlphaX Partners, a venture fund with a focus on China’s technology and new media sector, in May 2016. Prior to that time, Mr. Thor served as a managing director of Highland Capital Partners (Shanghai) Investment Consulting Co., Ltd., a subsidiary of Highland Capital Partners, a venture capital firm, from 2007 to 2016, and as a venture partner at Highland Capital Partners in the United States from 2005 to 2007. Mr. Thor served as a director of Qihoo 360 Technology Co., Ltd. (NYSE: QIHU) from 2011 to 2014. Mr. Thor received his bachelor’s degree in commercial science from Meiji University in Japan.
Yang Zhao has been serving as our director since June 2018. Mr. Zhao is the partner of K2VC, a venture capital firm. Before he joined K2VC in 2013, he worked for Baidu as the senior product designer. Mr. Zhao received a bachelor’s degree from Hebei University of Technology and a master’s degree from Peking University.

Yu Long has been serving as our director since September 2013. Ms. Long currently serves as a member of Bertelsmann Group Management Committee, the chief executive officer of Bertelsmann China Corporate Center and the managing partner of Bertelsmann Asia Investments. Ms. Long is an active member of the World Economic Forum’s Young Global Leaders Advisory Council and its Global Agenda Council on the Future of Media, Entertainment & Information. In addition, she is a member of the Stanford Graduate School of Business Advisory Council. Ms. Long serves on the board of directors of Tapestry Inc. (NYSE: TPR, its portfolio includes Coach, Stuart Weitzman and Kate Spade), Bitauto Holdings Limited (NYSE: BITA), and China Distance Education Holdings Limited (NYSE: DL). Formerly, Ms. Long was a Principal at Bertelsmann Digital Media Investments. She joined the international media, services, and education company via the Bertelsmann Entrepreneurs Program in 2005. Ms. Long received a bachelor’s degree in electrical engineering from University of Electronic Science and Technology in China and an MBA from Stanford Graduate School of Business.
Yaping Yao has been serving as our director since June 2017 and will serve as our independent director upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Mr. Yao is the founding management partner of AlphaX Partners, a venture capital firm. Before he founded AlphaX Partners in 2016, Mr. Yao worked in Highland Capital Partners from 2014 to 2016. From 2011 to 2014, Mr. Yao worked for Keytone Ventures, a venture capital firm. Prior to that, Mr. Yao worked for the mergers and acquisition division of Baidu.com from 2010 to 2011, and the cross-border investment bank of the Hina Group from 2006 to 2009. Mr. Yao received a bachelor’s degree from Xi’an Jiaotong University and a master’s degree in business administration from Tsinghua University.
Zhishuo Liu has been serving as our director since September 2018 and will serve as our independent director upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. As a founding partner, Mr. Liu founded Tianjin Huizhi Joint Venture Investment Partnership (Limited Partnership), Zhongguancun River Capital Group, Zhongguancun M&A Fund, and Zhongguancun Longmen Fund in 2009, 2014, 2016, and 2018, respectively. As an investor and fund manager, Mr. Liu has invested in multiple companies, including Changyou.com Limited (NASDAQ: CYOU). From 2008 to 2010, Mr. Liu served as a director of Sohu.com Inc. (NASDAQ: SOHU). From 2003 to 2007, Mr. Liu served as the deputy general manager of Beijing Information Infrastructure Construction Co., Ltd. Prior to that, Mr. Liu served as the chairman of Beijing Guangxia Network Technology Co., Ltd. (NEEQ: 430128) from 2000 to 2003. Mr. Liu received a bachelor’s degree in accounting from Harbin Institute of Technology in 1995.
Wendy Hayes will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Ms. Hayes has been serving as the Chief Financial Officer of Roborock Inc. since September 2018. Prior to that, Ms. Hayes served as the inspections leader at the Public Company Accounting Oversight Board, United States from May 2013 to September 2018. From January 2009 to April 2013, Ms. Hayes served as an audit partner and senior manager at the Beijing office of Deloitte & Touche Tohmatsu CPA, Ltd. From September 2006 to November 2008, Ms. Hayes served as the SEC and U.S. GAAP reporting manager at the PMI Group Inc. Ms. Hayes also served multiple auditing positions at Deloitte LLP in San Francisco and KPMG in Beijing and Hong Kong from 1993 to 2000. Ms. Hayes received her bachelor’s degree in international finance from University of International Business and Economics in 1991, and her executive MBA from Cheung Kong Graduate School of Business in 2012. Ms. Hayes is a certified public accountant in the United States (California).
Zhihai Mao has been serving as our chief financial officer since March 2018. Mr. Mao is in charge of corporate finance, financial reporting, legal affairs and investor relations of the Company. Mr. Mao is a U.S. Certified Public Accountant with extensive experience in corporate financial reporting and disclosure. Before he joined our company, Mr. Mao was the chief financial officer of Megvii Technology Limited, ACFUN, LINEKONG Interactive Co., Ltd., and China TransInfo Technology Corp. in 2017, from 2015 to 2017, from 2014 to 2015, and from 2008 to 2010, respectively. From 2010 to 2013, Mr. Mao worked for two other investment companies and was mainly responsible for financial and investment related matters. From 2006 to 2007, Mr. Mao was a senior auditor at the Beijing office of Deloitte & Touche Tohmatsu CPA, Ltd. Prior to that, Mr. Mao worked at Deloitte & Touche USA LLP and Deloitte Tax LLP USA from 2003 to 2006. Mr. Mao received a master’s degree of accounting from University of North Carolina, Chapel Hill.

Xuehui Liu has served as our chief human resources officer since August 2016. Ms. Liu is responsible for organizational and talent development, human resources and administration management. Prior to joining us, Ms. Liu founded APA Consulting in 2012, a human resource and leadership solution consultancy in Beijing. From 2009 to 2011, Ms. Liu worked for Perfect World Network Technology Co., Ltd. as the director of human resources. From 2002 to 2009, Ms. Liu held various positions in IBM Greater China Group, including head of recruiting, GCG SWG HR partner, director of C&B, sales incentive manager, operating manager and project manager. In the early stage of her career, Ms. Liu worked for Deloitte Consultancy, Sina.com and PKU Resources. Ms. Liu received a bachelor’s degree and a master’s degree in literature from Peking University.
Ruijin Wu has been serving as our vice president of product, research and development since May 2018. Mr. Wu is in charge of the product design, research and development, information technology of the Company. Prior to joining us, Mr. Wu served as the chief technology officer of eCommerce Connected (Dianshang Hulian) from 2016 to 2018, the chief technology officer of Xiaoqiang eCommerce from 2015 to 2016, a technology manager of Baidu from 2013 to 2015, a technology executive of Dianxin Mobile from 2012 to 2013, and a research and development executive of Boyan Technology from 2010 to 2012. Mr. Wu received a bachelor’s degree in computer science in Datong University.
Board of Directors
Our board of directors will consist of eight directors upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company for qualification, and may be an individual or a company. A director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested provided (1) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (2) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.
Committees of the Board of Directors
Our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee prior to the completion of this offering, and will adopt a charter for each of the three committees. Each committee’s members and functions are described below.
Audit Committee.   Our audit committee will consist of Ms. Wendy Hayes, Mr. Yaping Yao and Mr. Hongchuan Thor and will be chaired by Ms. Wendy Hayes. Ms. Wendy Hayes and Mr. Yaping Yao satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Ms. Wendy Hayes qualifies as an “audit committee financial expert.” Our audit committee will consist solely of independent directors within one year of this offering.
The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:
•
selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•
reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•
reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

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discussing the annual audited financial statements with management and the independent registered public accounting firm;

•
reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•
reviewing and reassessing annually the adequacy of our audit committee charter;

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meeting separately and periodically with management and the independent registered public accounting firm;

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•
reporting regularly to the board.

Compensation Committee.   Our compensation committee will consist of Mr. Yaping Yao, Ms. Wendy Hayes and Mr. Yang Zhao, and will be chaired by Mr. Yaping Yao. Mr. Yaping Yao and Ms. Wendy Hayes satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. As a foreign private issuer, we have elected to not have our compensation committee consist of entirely independent directors. The compensation committee will evaluate or recommend to the board of directors for actions all matters related to the company’s annual compensation and/or bonus plan, equity incentive plans, and other employee-related compensation matters, and will also approve all management compensation levels and arrangements. The compensation committee will be responsible for, among other things:
•
reviewing and approving, or recommending to the board for its approval, the total compensation package for our chief executive officer and other executive officers;

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reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•
reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•
selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee.   Our nominating and corporate governance committee will consist of Ms. Yu Long, Mr. Zhishuo Liu and Ms. Wendy Hayes, and will be chaired by Ms. Yu Long. Mr. Zhishuo Liu and Ms. Wendy Hayes satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. As a foreign private issuer, we have elected to not have our nominating and corporate governance committee consist of entirely independent directors. The nominating and corporate governance committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:
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recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

•
reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

•
selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•
developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

•
evaluating the performance and effectiveness of the board as a whole.

Terms of Directors and Officers
Pursuant to the post-offering memorandum and articles of association, which will become effective and replace the current memorandum and articles of association in their entirety immediately before the completion of this offering, our officers will be elected by and serve at the discretion of the board. Our directors are not subject to a term of office and hold office until such time as they resign or are removed from office by ordinary resolution of our shareholders. The office of a director will be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) dies or is found to be or becomes of unsound mind; (3) resigns his office by notice in writing to the Company; (4) without special leave of absence from the board of directors, is absent from meetings of the board of directors for three consecutive meetings and the board of directors resolves that his office be vacated; or (5) is removed from office pursuant to any other provision of the post-offering memorandum and articles of association.
Duties of Directors
Under Cayman Islands law, our directors owe to us fiduciary duties, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company may have the right to seek damages if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.
Compensation of Directors and Executive Officers
In 2017, the aggregate cash compensation to directors and executive officers was approximately RMB2.2 million (US$ 0.3 million). This amount consisted only of cash and did not include any share-based compensation or benefits in kind. Each of our directors and officers is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment or service. Our directors and officers participate in our share incentive plan. See “—Share Incentive Plan.” We do not pay or set aside any amounts for pension, retirement or other benefits for our directors and officers, except our contributions on behalf of our officers located in China to a government-mandated multi-employer defined contribution plan.
Employment Agreements
We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a specified time period, which will be automatically extended for successive one-year terms unless either party gives the other party a prior written notice to terminate employment. We may terminate the employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, including conviction or pleading of guilty to a felony, fraud, misappropriation or embezzlement; negligent or dishonest act to our detriment; misconduct or failure to perform his or her duty; disability; or death. An executive officer may terminate his or her employment at any time with a one-month prior written notice if there is a material and substantial reduction in such executive officer’s existing authority and responsibilities or at any time if the termination is approved by our board of directors.
Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. Each executive officer has also agreed to assign to us all his or her all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets.
Indemnification Agreements
We expect to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Share Incentive Plan
From July 2012 to June 2018, we granted a total of 23,157,017 share options to our directors, officers, other employees and consultants and 15,473,653 share options which were outstanding as of June 15, 2018 were replaced by 13,740,480 restricted shares granted under the Share Incentive Plan we adopted in June 2018. The option awards granted from July 2012 to June 2018 were generally scheduled to vest over a period of four years. The weighted average exercise price of such option awards outstanding as of December 31, 2016 and 2017 was US$0.43 and US$0.37, respectively.
In June 2018, we adopted the Share Incentive Plan, or the Plan, to attract and retain best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. Under the Plan, the maximum aggregate number of Shares which may be issued pursuant to all awards (including incentive share options) are 38,723,321 shares, representing 15% of the total outstanding shares of our company on an as-converted basis as of the date of the adoption of the Plan. As of the date of this prospectus, we granted 23,976,484 restricted shares under the Plan.
The following paragraphs describe the principal terms of the Plan:
Types of awards.   The Plan permits the awards of options, restricted shares or restricted share units.
Plan administration.   Our board of directors or a committee of one or more members of the board will administer the Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.
Award agreement.   Awards granted under the Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.
Eligibility.   We may grant awards to our employees, directors and consultants of our company, and other individuals, as determined by the plan administrator. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our parent companies and subsidiaries.
Vesting schedule.   In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.
Restricted shares.   Restricted shares are subject to such restrictions on transferability and other restrictions as the committee may impose.
Exercise of options.   The committee determines the exercise price of each option, which is set forth in the Award Agreement. The committee also determines the exercise time and conditions for each option, provided that the maximum exercisable term is 10 years absent amendment or modification.
Transfer restrictions.   Awards may not be transferred in any manner by the recipient except under limited circumstances, including by will or the laws of descent and distribution, unless otherwise provided by the plan administrator.
Termination and amendment of the Plan.   The committee, with the prior approval of the board, may terminate, amend or modify the Plan, subject to some limitations.

The following table sets forth information on restricted shares that we have awarded or have agreed to award as of the date of this prospectus pursuant to the Plan.
	Number of Restricted Shares Awarded(1)	Grant Date
Directors and Executive Officers
Wei Wen	*	June 15, 2018
Jianchen Sun	2,810,689	June 15, 2018
Xuehui Liu	*	June 15, 2018
Zhihai Mao	3,356,021	June 15, 2018
Ruijin Wu	*	June 15, 2018
Total	10,805,509	June 15, 2018

*
Less than 1% of our total outstanding shares on an as-converted basis.

(1)
The restricted shares awarded under the Plan are held by Best Cars Limited, the nominee of our equity incentive trust. See “—Equity Incentive Trust.”

Equity Incentive Trust
An equity incentive trust was established pursuant to a deed dated June 13, 2018 among us, The Core Trust Company Limited, as the trustee, and Best Cars Limited, as a nominee. Through such trust, our Class A ordinary shares underlying equity awards granted pursuant to our Share Incentive Plan may be provided to certain of recipients of such equity awards. As of the date of this prospectus, Best Cars Limited holds 38,723,321 Class A ordinary shares pursuant to our Share Incentive Plan. Upon satisfaction of vesting conditions and exercise by a grant recipient, the trustee will transfer the Class A ordinary shares underlying the relevant equity awards to such grant recipient.
To the extent permitted under the Plan and applicable law and regulations, the trustee shall follow the instruction of the Board or a committee of the Board consisting one or more members of the Board in respect of the exercise of voting rights (if any) and powers in relation to the 38,723,321 Class A ordinary shares held by Best Cars Limited until they have been transferred outside of the trust and/or the nominee to the personal accounts of the relevant grant recipient.

PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of our ordinary shares, as of the date of this prospectus, as adjusted to reflect the sale of the ADSs offered in this offering, for:
•
each of our directors and executive officers; and

•
each person known to us to own beneficially more than 5.0% of our ordinary shares on an as-converted basis.

The calculations in the table below are based on 289,594,863 ordinary shares on an as-converted basis outstanding as of the date of this prospectus, including 150,340,962 Class A ordinary shares as converted from our outstanding preferred shares assuming all of our outstanding preferred shares have been converted into Class A ordinary shares on a one-for-one basis, without taking into account certain special conversion adjustments for Series D preferred shares, and                 ordinary shares outstanding immediately after the completion of this offering, including (1)              Class A ordinary shares to be sold by us in this offering in the form of ADSs, and (2)              Class A ordinary shares converted from our outstanding preferred shares, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs.
Honour Depot Limited, BAI GmbH, and K2 Partners II L.P., each an existing shareholder, have indicated an interest in purchasing up to US$7 million, US$5 million, and US$3 million, respectively, of the ADSs representing Class A ordinary shares in this offering at the initial public offering price and on the same terms as the other ADSs being offered. We and the underwriters are currently under no obligation to sell any of the foregoing parties. The calculations in the table below do not take into account these existing shareholders’ subscription in this offering, if any.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days. These shares, however, are not included in the computation of the percentage ownership of any other person.
	Ordinary Shares Beneficially Owned Immediately Prior to this Offering**			Ordinary shares Beneficially Owned Immediately After This Offering			Voting Power Beneficially Owned After This Offering
	Class A Ordinary Shares	Class B Ordinary Shares	% †	Class A Ordinary Shares	Class B Ordinary Shares	% †	% † †
Directors and Executive Officers***
Wei Wen(1)	2,498,799	55,260,580	19.9%
Jianchen Sun(2)	14,130,689	—	4.9%
Hongchuan Thor	—	—	—
Yaping Yao	—	—	—
Yang Zhao	—	—	—
Yu Long	—	—	—
Zhishuo Liu	—	—	—
Zhihai Mao(3)	3,356,021	—	1.2%
Xuehui Liu(4)	*	—	*
Ruijin Wu(5)	*	—	*
Directors and executive officers as a group	22,125,509	55,260,580	26.7%
Principal Shareholders
WW Long Limited(6)	—	55,260,580	19.1%
K2 Partners(7)	40,877,879	—	14.1%
Best Cars Limited(8)	38,723,321	—	13.4%
Highland Funds(9)	30,666,093	—	10.6%
BAI GmbH(10)	28,715,429	—	9.9%
Beijing Z-Park Fund Investment Center (Limited Partner)(11)	20,630,925	—	7.1%
First Aqua Inc.(12)	16,458,038	—	5.7%

*
Less than 1% of our total outstanding shares on an as-converted basis.

**
Assuming all the outstanding preferred shares have been converted into Class A ordinary shares on a one-for-one basis, without taking into account certain special conversion adjustments for Series D preferred shares.

***
The business address of our directors and executive officers is 9F, Ruihai Building, No. 21 Yangfangdian Road, Haidian District, Beijing 100038, People’s Republic of China.

†
For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.

† †
Represents voting power beneficially owned after this offering. For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B is entitled to 15 votes per share on all matters submitted to them for vote. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)
Represents (i) 2,498,799 restricted shares, which are held by Best Cars Limited, the nominee of our equity incentive trust, and (ii) 55,260,580 Class B ordinary shares directly held by WW Long Limited, a company organized and existing under the laws of the British Virgin Islands and wholly owned by Mr. Wei Wen. The registered office of WW Long Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(2)
Represents (i) 2,810,689 restricted shares, which are held by Best Cars Limited, the nominee of our equity incentive trust, and (ii) 11,320,000 Class A ordinary shares directly held by Sunzhiyuan Limited, a company organized and existing under the laws of the British Virgin Islands and wholly owned by Mr. Jianchen Sun. The registered office of Sunzhiyuan Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(3)
Represents 3,356,021 restricted shares, which are held by Best Cars Limited, the nominee of our equity incentive trust.

(4)
Represents restricted shares, which are held by Best Cars Limited, the nominee of our equity incentive trust.

(5)
Represents restricted shares, which are held by Best Cars Limited, the nominee of our equity incentive trust.

(6)
WW Long Limited is a British Virgin Islands company wholly owned by Mr. Wei Wen. The registered office of WW Long Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(7)
Represents (i) 2,828,393 Series A preferred shares and 4,142,781 Series B-1 preferred shares directly held by K2 Evergreen Partners L.P., a Cayman Islands exempted limited partnership, (ii) 16,970,357 Series A preferred shares, 8,285,562 Series B-1 preferred shares, and 4,548,443 Series B-2 preferred shares directly held by K2 Partners II L.P., a Cayman Islands exempted limited partnership, (iii) 2,175,611 Series C+ preferred shares and 901,146 Series C-4 preferred shares directly held by K2 Partners III Limited, a Hong Kong limited company, and (iv) 725,204 Series C+ preferred shares and 300,382 Series C-4 preferred shares directly held by K2 Family Partners Limited, a Hong Kong limited company. K2 Evergreen Partners L.P., K2 Partners II L.P., K2 Partners III Limited, and K2 Family Partners Limited are collectively referred to as K2 Partners. K2 Evergreen Partners LLC acts as the general partner of K2 Evergreen Partners L.P., K2 Partners II GP, LLC is the general partner of K2 Partners II GP, L.P., which is the general partner of K2 Partners II L.P., K2 Partners III GP, L.P. acts as the general partner of K2 Partners III L.P., which is the sole shareholder of K2 Partners III Limited. K2 Family Partners GP, L.P. acts as the general partner of K2 Family Partners L.P., which is the sole shareholder of K2 Family Partners Limited. K2 Evergreen Partners LLC, K2 Partners II GP, LLC, K2 Partners III GP, L.P. and K2 Family Partners GP, L.P. are all controlled by KPartners Limited, a Cayman Islands limited company. The registered office of K2 Evergreen Partners L.P. and

K2 Partners II L.P. is Osiris International Cayman Limited of Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, Po Box 32311, Grand Cayman KY1-1209, Cayman Islands. The registered office of K2 Partners III Limited and K2 Family Partners Limited is RM C 20/F, Lucky Plaza, 315-321, Lockhart Rd, Wanchai, Hong Kong.
(8)
Represents 38,723,321 Class A ordinary shares directly held by Best Cars Limited, a company organized and existing under the laws of the British Virgin Islands, as the nominee of our equity incentive trust. Best Cars Limited is wholly owned by The Core Trust Company Limited, a trust company established in Hong Kong that acts as the trustee of our equity incentive trust. The registered office of Best Cars Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

To the extent permitted under the Plan and applicable law and regulations, the trustee shall follow the instruction of the Board or a committee of the Board consisting one or more members of the Board in respect of the exercise of voting rights (if any) and powers in relation to the 38,723,321 Class A ordinary shares held by Best Cars Limited until they have been transferred outside of the trust and/or the nominee to the personal accounts of the relevant grant recipient.
(9)
Represents (i) 18,290,377 Series C-2 preferred shares and 1,910,912 Series C+ preferred shares directly held by Highland Capital Partners 9 Limited Partnership, a Delaware limited partnership, (ii) 7,878,398 Series C-2 preferred shares and 823,106 Series C+ preferred shares directly held by Highland Capital Partners 9-B Limited Partnership, a Delaware limited partnership, and (iii) 1,596,503 Series C-2 preferred shares and 166,797 Series C+ preferred shares directly held by Highland Entrepreneurs’ Fund 9 Limited Partnership, a Delaware limited partnership. Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, and Highland Entrepreneurs’ Fund 9 Limited Partnership are collectively referred to as the Highland Funds. Highland Management Partners 9 Limited Partnership, a Delaware limited partnership, or HMP 9 LP, is the general partner of the Highland Funds. Highland Management Partners 9, LLC, a Delaware limited liability company, or HMP 9 LLC, is the general partner of HMP 9 LP. Paul A. Maeder, Sean M. Dalton, Robert J. Davis, Daniel J. Nova and Corey M. Mulloy, are the managing members of HMP 9 LLC. HMP 9 LLC, as the general partner of HMP 9 LP, which is the general partner of the Highland Funds, may be deemed to have beneficial ownership of the shares held by the Highland Funds. The managing members have shared power over all investment decisions of HMP 9 LLC and therefore may be deemed to share beneficial ownership of the shares held by the Highland Funds by virtue of their status as controlling persons of HMP 9 LLC. Each managing member of HMP 9 LLC disclaims beneficial ownership of the shares held by the Highland Funds, except to the extent of each such managing member’s pecuniary interest therein. Each of HMP 9 LLC and HMP 9 LP disclaims beneficial ownership of the shares held by the Highland Funds, except to the extent of each such entity’s pecuniary interest therein. The principal business address for each of the entities in this paragraph is One Broadway, 16th Floor, Cambridge, MA 02142, U.S.

(10)
Represents 18,193,772 Series B-2 preferred shares, 3,427,812 Series C-1 preferred shares, 5,643,437 Series C-2 preferred shares, and 1,450,408 Series C+ preferred shares directly held by BAI GmbH, a company organized and existing under the laws of Germany. The registered office of BAI GmbH is Carl-Bertelsmann-Strasse 270, 33311 Gütersloh, Germany.

(11)
Represents 20,630,925 Series D-2 preferred shares held by Beijing Z-Park Fund Investment Center (Limited Partner), a limited partnership organized and existing under the laws of the PRC. The registered office of Beijing Z-Park Fund Investment Center (Limited Partner) is Room 208, No. 11 Fengzhi East Road, Baiwang Innovation Technology Park, Haidian District, Beijing, PRC.

(12)
Represents 16,458,038 Class A ordinary shares held by First Aqua Inc., a company organized and existing under the laws of the British Virgin Islands and wholly owned by Mr. Zhiwen Lan. The registered office of First Aqua Inc. is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, none of our outstanding ordinary shares is held by record shareholders in the United States, and a total of 30,666,093 preferred shares are held by three record holders in the United States, representing 10.6% of our total outstanding shares on an as-converted basis. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS
Contractual Arrangements with TuanChe Internet and Its Shareholders
We, through our PRC subsidiary, TuanYuan, entered into a series of contractual arrangements with (1) TuanChe Internet, and (2) the shareholders of TuanChe Internet, to obtain effective control of our consolidated affiliated entities. The contractual arrangements collectively allow us to (1) exercise effective control over each of our consolidated affiliated entities; (2) receive substantially all of the economic benefits of TuanChe Internet and its subsidiaries; and (3) have an exclusive call option to purchase all or part of the equity interests in and/or assets of each of our consolidated affiliated entities when and to the extent permitted by PRC laws. For a description of these contractual arrangements, see “Corporate History and Structure—Contractual Arrangements.”
Loans to Related Parties
In 2016, we granted an interest free loan amounted to RMB1.2 million to Mr. Wei Wen, our co-founder, chairman of the board, and chief executive officer. The loan was fully repaid by Mr. Wei Wen in June 2018.
In 2017, we granted an interest free loan amounted to RMB1.0 million to Mr. Xingyu Du, a founding shareholder. The loan was fully repaid by Mr. Xingyu Du in July 2018.
In the six months ended June 30, 2018, we granted Mr. Wei Wen an RMB1.0 million (US$0.2 million) interest free loan, which was fully repaid in August 2018.
In the six months ended June 30, 2018, we granted Mr. Xingyu Du an RMB0.8 million (US$0.1 million) interest free loan, which was fully repaid in August 2018.
Private Placements
See “Description of Share Capital—History of Securities Issuances.”
Shareholders Agreement
See ’’Description of Share Capital—History of Securities Issuances—Shareholders Agreement."
Employment Agreements
See “Management—Employment Agreements.”
Share Incentive Plan
In June 2018, we adopted a share incentive plan. For details, see “Management—Share Incentive Plan.”

SHARES ELIGIBLE FOR FUTURE SALES
Before this offering, there has not been a public market for our ordinary shares or the ADSs, and while we have applied to list the ADSs on NASDAQ, we cannot assure you that a significant public market for the ADSs will develop or be sustained after this offering. We do not expect that an active trading market will develop for our ordinary shares not represented by the ADSs. Future sales of substantial amounts of our ordinary shares or ADSs in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our ordinary shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of ordinary shares or the ADSs in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of the ADSs and our ability to raise equity capital in the future.
Upon completion of this offering, we will have             ADSs outstanding, representing approximately            % of our Class A ordinary shares, or             ADSs outstanding, representing approximately            % of our Class A ordinary shares assuming the underwriters exercise the over-allotment option to purchase additional ADSs in full.
All of the ADSs sold in this offering and the Class A ordinary shares they represent will be freely transferable by persons other than our “affiliates” (as that term is defined in Rule 144 under the Securities Act) in the United States without restriction or further registration under the Securities Act. Ordinary shares or ADSs purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption pursuant to Rule 144 under the Securities Act described below.
Lock-up Agreements
[We have agreed that we will not offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, make any short sale or otherwise transfer or dispose of  (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of the ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, the ADSs or ordinary shares or any substantially similar securities, without the prior written consent of the underwriter for a period ending 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.
Each of our directors, executive officers, and certain of our existing shareholders and restricted share holders has agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus becomes effective. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.
The 180-day restricted period is subject to adjustment under certain circumstances. If  (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless, with respect to the restricted period applicable to us, our directors and executive officers and existing shareholders, such extension is waived by the underwriter.]
Rule 144
All of our ordinary shares that will be outstanding upon the completion of this offering, other than those Class A ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.
In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.
A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of restricted shares that is not more than the greater of:
•
1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately                 ordinary shares immediately after this offering assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs; or

•
the average weekly trading volume of the ADSs representing our ordinary shares on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144 without complying with some of the restrictions, including the holding period, contained in Rule 144.
Form S-8
We intend to file a registration statement on Form S-8 under the Securities Act covering all ordinary shares which are either subject to outstanding options or restricted shares or may be issued upon exercise of any options or other equity awards which may be granted or issued in the future pursuant to our share incentive plans. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

DESCRIPTION OF SHARE CAPITAL
We were incorporated as an exempted company with limited liability under the Companies Law (2018 Revision) of the Cayman Islands, or the Companies Law, on September 28, 2012.
On June 13, 2018, we adopted a dual-class ordinary share structure. As of the date of this prospectus, our authorized share capital is US$50,000 consisting of 500,000,000 shares with a nominal or par value of US$0.0001 each, divided into (1) 294,398,458 Class A ordinary shares, with a nominal or par value of US$0.0001 each, (2) 55,260,580 Class B ordinary shares, with a nominal or par value of US$0.0001 each, (3) 19,798,750 Series A preferred shares, with a nominal or par value of US$0.0001 each, (4) 12,428,343 Series B-1 preferred shares, with a nominal or par value of US$0.0001 each, (5) 22,742,215 Series B-2 preferred shares, with a nominal or par value of US$0.0001 each, (6) 3,427,812 Series C-1 preferred shares, with a nominal or par value of US$0.0001 each, (7) 33,892,417 Series C-2 preferred shares, with a nominal or par value of US$0.0001 each, (8) 18,855,298 Series C+ preferred shares, with a nominal or par value of US$0.0001 each, (9) 7,569,628 Series C-4 preferred shares, with a nominal or par value of US$0.0001 each, (10) 10,046,551 Series D-1 preferred shares, with a nominal or par value of US$0.0001 each, and (11) 21,579,948 Series D-2 preferred shares, with a nominal or par value of US$0.0001 each.
As of the date of this prospectus, there were (1) 83,993,321 Class A ordinary shares; (2) 55,260,580 Class B ordinary shares; (3) 19,798,750 Series A preferred shares; (4) 12,428,343 Series B-1 preferred shares; (5) 22,742,215 Series B-2 preferred shares; (6) 3,427,812 Series C-1 preferred shares; (7) 33,892,417 Series C-2 preferred shares; (8) 18,855,298 Series C+ preferred shares; (9) 7,569,628 Series C-4 preferred shares; (10) 10,046,551 Series D-1 preferred shares; and (11) 21,579,948 Series D-2 preferred shares, issued and outstanding.
Immediately prior to the completion of this offering, our authorized share capital will be US$100,000 consisting of 1,000,000,000 shares with a nominal or par value of US$0.0001 each, divided into (1) 800,000,000 Class A ordinary shares with a par value of US$0.0001 each, (2) 60,000,000 Class B ordinary shares with a par value of US$0.0001 each, and (3) 140,000,000 shares of a par value of US$0.0001 each of such class and classes (however designated) as the board may determine in according with the post-offering memorandum and articles of association; and all of our preferred shares that are issued and outstanding immediately prior to the completion of this offering will be converted to Class A ordinary shares by way of re-designation on a one-for-one basis, without taking into account of certain special conversion adjustments for Series D preferred shares.
Our Post-offering Memorandum and Articles of Association
Our shareholders have conditionally adopted the post-offering memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately before the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association, and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.
The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See “Description of American Depositary Shares—Voting Rights.”
Objects of Our Company.   Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.
Ordinary Shares.   Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of shareholders. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion.   Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a holder thereof to any person who is not an Affiliate (as defined in our post-offering amended and restated memorandum and articles of association) of such holder, or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person or entity who is not an Affiliate of the registered holder, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.
Dividends.   The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to our post-offering amended and restated memorandum and articles of association. In addition, our shareholders may by an ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our post-offering amended and restated memorandum and articles of association provide that our directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of our directors, be applicable for meeting contingencies or for equalising dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our company may pay a dividend out of either our profit or share premium account, provided that in no circumstances may a dividend be paid if, immediately after this payment, this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.
Voting Rights.   Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote by our shareholders, except as may otherwise be required by law or provided for in our post-offering amended and restated memorandum and articles of association. In respect of matters requiring shareholders' vote, each Class A ordinary share entitles the holder thereof to one vote, and each Class B ordinary share entitles the holder thereof to 15 votes. Voting at any shareholders’ meeting is by show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded. A poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy at the meeting.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares cast by those shareholders entitled to vote who are present or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-offering amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association. We may, among other things, subdivide or consolidate our shares by ordinary resolution.
General Meetings of Shareholders.   As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by the chairman of our board of directors or a majority of our board of directors. Advance notice of at least seven (7) calendar days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of one or more shareholder present or by proxy or, if a corporation or other non-natural person by its duly authorized representative, representing not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at general meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third (1/3) of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings as at the date of the deposit of the requisition, our board is obliged to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Transfer of Ordinary Shares.   Subject to the restrictions in our post-offering amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of shares;

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the instrument of transfer is properly stamped, if required; and

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in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.

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a fee of such maximum sum as NASDAQ may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice requirement of NASDAQ, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year as our board may determine.
Liquidation.   On a return of capital or the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares.   We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by the shareholders by special resolution. Our company may also repurchase any of our shares (including any redeemable shares) on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if our company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares.   If at any time, our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares with preferred or other rights including without limitation the creation of shares with enhanced or weighted voting rights.
Issuance of Additional Shares.   Our post-offering memorandum and articles of association authorizes our board of directors to issue additional Class A ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
Our post-offering memorandum and articles of association also authorizes our board of directors to issue from time to time out of the authorized share capital of the company (other than the authorized but unissued ordinary shares) series of preference shares and to determine, with respect to any series of preferred shares in their absolute discretion and without approval of the shareholders; provided, however, before any preferred shares of any such series are issued, the directors shall by resolution of directors determine, with respect to any series of preferred shares, the terms and rights of that series, including but not limited to:
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the designation of the series;

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the number of shares to constitute the series;

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the dividend rights, dividend rates, conversion rights, voting rights; and

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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records.   Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. See “Where You Can Find More Information.”
Anti-Takeover Provisions.   Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
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authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company.   We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
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does not have to file an annual return of its shareholders with the Registrar of Companies;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue negotiable or bearer shares or shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of our company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Changes in Capital.   Our shareholders may from time to time by ordinary resolution:
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increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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sub-divide our existing shares, or any of them into shares of a smaller amount as fixed by the post-offering memorandum of association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.
Register of Members.   Under Companies Law, we must keep a register of members and there should be entered therein:
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the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members should be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this offering, our company’s register of members will be immediately updated to record and give effect to the issue of Class A ordinary shares by us to the Depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name in the register of members.
If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Differences in Corporate Law
The Companies Law is derived, to a large extent, from the older Companies Acts of England, but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of our company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control our company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending

(whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to our company and therefore it is considered that he owes the following duties to our company, including a duty to act bona fide in the best interests of our company, a duty not to make a profit based on his position as director (unless our company permits him to do so), a duty not to put himself in a position where the interests of our company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law and our post-offering amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association allow our shareholders holding in aggregate not less than a majority of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) is found to be or becomes of unsound mind or dies; (3) resigns his office by notice in writing to our company; (4) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (5) is prohibited by law from being a director; or (6) is removed from office pursuant to any other provisions of our post-offering amended and restated memorandum and articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with the fiduciary duties which they owe to the Company under Cayman Islands law, including the duty to ensure that, in their opinion, any such transaction are entered into bona fide in the best interests of our company, and are entered into for proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of all of the issued shares of that class or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our post-offering amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
History of Securities Issuances
The following is a summary of our securities issuances since our incorporation.
Ordinary Shares
Upon our incorporation on September 28, 2012, we issued two ordinary shares to the initial subscriber and such ordinary shares were transferred to WW Long Limited on the same day. On September 28, 2012, we further issued 71,709,998 ordinary shares to WW Long Limited; 11,320,000 ordinary shares to Sunzhiyuan Limited; 9,430,000 ordinary shares to Xukanghui Limited; 940,000 ordinary shares to Duyixuan Limited; 940,000 ordinary shares to Dreamsome Limited; and 5,660,000 redeemable ordinary shares to China Best Reach Co. Limited. On September 30, 2013, we issued additional 1,546,470 ordinary shares to WW Long Limited, 1,015,890 of which were repurchased by our company on August 6, 2014. On May 28, 2018, 16,980,000 of the ordinary shares then held by WW Long Limited were transferred to First Aqua Inc., resulting in WW Long Limited holding 55,260,580 ordinary shares.
On June 13, 2018, all of the above ordinary shares were re-issued by us and re-designated into Class A ordinary shares and Class B ordinary shares. For Class A ordinary shares, 11,320,000 were issued to Sunzhiyuan Limited; 9,430,000 to Xukanghui Limited; 940,000 to Duyixuan Limited; 940,000 to Dreamsome Limited; 5,660,000 to China Best Reach Co. Limited; and 16,980,000 to First Aqua Inc. All of our 55,260,580 Class B ordinary shares were issued to WW Long Limited. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to 15 votes per share at any meeting of shareholders of our company.
Preferred Shares
On March 7, 2013, we issued an aggregate of 19,798,750 Series A preferred shares, of which 2,828,393 to K2 Evergreen Partners L.P. and 16,970,357 to K2 Partners II L.P., for an aggregate consideration of US$700,000.
On September 30, 2013, we issued an aggregate of 12,428,343 Series B-1 preferred shares, of which 4,142,781 to K2 Evergreen Partners L.P. and 8,285,562 to K2 Partners II L.P., for an aggregate consideration of US$564,856. On the same date, we issued an aggregate of 22,742,215 Series B-2 preferred shares, of which 18,193,772 to BAI GmbH and 4,548,443 to K2 Partners II L.P., for an aggregate consideration of US$ 5,000,000.

On August 6, 2014, we issued 3,427,812 Series C-1 preferred shares to BAI GmbH for a consideration of US$2,000,000. On the same date, we issued an aggregate of 33,408,715 Series C-2 preferred shares, of which 5,643,437 to BAI GmbH and 27,765,278 to Highland 9 - LUX S.à.r.l., for an aggregate consideration of US$21,658,593. On September 7, 2015, all such Series C-2 preferred shares issued to Highland 9 - LUX S.à.r.l. were transferred, 18,290,377 to Highland Capital Partners 9 Limited Partnership, 7,878,398 to Highland Capital Partners 9-B Limited Partnership, and 1,596,503 to Highland Entrepreneurs’ Fund 9 Limited Partnership. On September 29, 2018, we issued 483,702 Series C-2 preferred shares to China Equities HK Limited as a result of an exchange of an issued warrant. See “—Warrants Issued to SPD Silicon Valley Bank Beijing Branch” for details.
On June 16, 2017, we issued an aggregate of 12,593,555 Series C+ preferred shares, of which 1,910,912 to Highland Capital Partners 9 Limited Partnership, 823,106 to Highland Capital Partners 9-B Limited Partnership, 166,797 to Highland Entrepreneurs’ Fund 9 Limited Partnership, 2,175,611 to K2 Partners III Limited, 725,204 to K2 Family Partners Limited, 1,450,408 to BAI GmbH, and 5,341,517 to AlphaX Partners Fund I, L.P., for an aggregate consideration of US$8,682,770. On August 18, 2017, we issued 6,261,743 series C+ preferred shares to Puhua Group Ltd, a company designated by Lanxi Puhua Juli Equity Investment L.P., pursuant to a loan agreement dated December 21, 2015 and a share purchase agreement dated June 16, 2017.
On June 13, 2018, we issued an aggregate of 7,569,628 Series C-4 preferred shares to AlphaX Partners Fund I, L.P., K2 Partners III Limited, K2 Family Partners Limited, and Hongtao Investment-I Ltd, pursuant to certain note purchase agreements dated August 1, 2017. The convertible loan in the principal amount of US$3,300,000 provided by AlphaX Partners Fund I, L.P. was converted to 3,965,043 Series C-4 preferred shares. The convertible loan in the aggregate principal amount of US$1,000,000 provided by K2 Partners III Limited and K2 Family Partners Limited was converted to 901,146 and 300,382 Series C-4 preferred shares, respectively. The convertible loan in the principal amount of US$2,000,000 provided by Hongtao Investment-I Ltd (of which the former name was Eager Info Investments Limited) was converted to 2,403,057 Series C-4 preferred shares.
On June 13, 2018, we issued an aggregate of 10,046,551 Series D-1 preferred shares, of which 3,592,664 to ACEE Capital Ltd. and 6,453,887 to Honour Depot Limited, for an aggregate consideration of US$23,350,000.
On September 29, 2018, we issued 20,630,925 Series D-2 preferred shares to Beijing Z-Park Fund Investment Center (Limited Partner) for a consideration of US$50,000,000. On October 12, 2018, we issued 949,023 Series D-2 preferred shares to Beijing Shengjing Fengtai Innovation Investment Center (Limited Partner) for a consideration of US$2,300,000.
Option Grants
From July 2012 to June 2018, we granted a total of 23,157,017 share options to our directors, officers, other employees and consultants and 15,473,653 share options which were outstanding as of June 15, 2018 were replaced by 13,740,480 restricted shares granted under the Share Incentive Plan we adopted in June 2018.
Restricted Share Grants under Share Incentive Plan
On June 13, 2018, we issued 38,723,321 ordinary shares to Best Cars Limited which were later redesignated as Class A ordinary shares at the same day. Best Cars Limited holds such shares as the nominee of our equity incentive trust pursuant to our Share Incentive Plan. See “Management—Share Incentive Plan.”
Warrants Issued to SPD Silicon Valley Bank Beijing Branch
On October 31, 2017, we issued a warrant to purchase up to 670,814 Series C-2 preferred shares to China Equities HK Limited, a nominee holder for SPD Silicon Valley Bank Beijing Branch, with an expiration date of October 31, 2022. The exchange price at which the warrant shares are issuable upon conversion of this warrant shall be $0.6482917 per warrant share, subject to certain adjustments. This warrant may be exercised for cash, in whole or in part, upon surrender of this warrant to us, together with the form of election to exchange or exercise duly completed and executed, and upon payment to us of the exchange price for the number of warrant shares; or, in lien of an exercise of this warrant for cash, if the fair market value of the warrant shares exceeds the aforementioned exchange price, the holder may effect a cashless exchange, without the payment of any funds, and shall receive warrant shares for a number of shares calculated pursuant to the terms of the warrant. Upon the expiration date, if the fair market value of a warrant share exceeds the exchange price, this warrant shall automatically be deemed on and as of such date to be exchanged, as to all shares of warrant shares for which this warrant has become convertible and for which it shall not previously have been converted for warranted shares. The warrant may be transferred, in whole or in part, without restrictions, subject only to the warrant holder’s compliance with applicable securities laws, and the transferee holder assuming the obligations of the warrant holder. On September 29, 2018, China Equities HK Limited exchanged its warrant for 483,702 Series C-2 preferred shares.
Shareholders Agreement
We entered into our fifth amended and restated shareholders agreement on September 29, 2018 with our shareholders.
Pursuant to this shareholders agreement, our board of directors shall consist of eight directors. Each of  (1) Beijing Z-Park Fund Investment Center (Limited Partner), (2) AlphaX Partners Fund I, L.P., (3) Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, Highland Entrepreneurs’ Fund 9 Limited Partnership, jointly, (4) BAI GmbH, and (5) the investors of our Series A preferred shares and Series B-1 preferred shares, jointly, are entitled to appoint one director, and (6) WW Long Limited, Sunzhiyuan Limited, Xukanghui Limited, Duyixuan Limited and First Aqua Inc. are entitled to jointly appoint three directors, or collectively the ordinary directors. Puhua Group Ltd is entitled to appoint one board observer. Pursuant to the agreement, ordinary directors are entitled to super voting rights.
The shareholders agreement also provides for certain preferential rights, including among others, right of participation and co-sale rights. Except for the registration rights, all the preferential rights, as well as the super voting rights granted to the ordinary directors, will terminate or be waived upon the completion of this offering.
Registration Rights
Pursuant to our current shareholders agreement, we have granted certain registration rights to investors of our Series A preferred shares, Series B-2 preferred shares, Series C preferred shares, Series C+ preferred shares and Series D preferred shares. Set forth below is a description of the registration rights granted under the agreement.
Demand Registration Rights.   Holders of at least 50% of any class of our registrable securities have the right to demand in writing that we file a registration statement to register their registrable securities and registrable securities held by others who choose to participate in the offering. This right may be exercised at any time after the registration statement relating to this initial public offering has been declared effective by the SEC. We are not obligated to effect a demand registration if, within the six-month period preceding the date of such request, we have already effected a registration pursuant to demand registration rights or Form F-3 registration rights, or holders had an opportunity to participate pursuant to piggyback registration rights. If the underwriters determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, the underwriters may reduce as required and allocate the shares to be included in the registration statement among holders, subject to certain limitations.
Piggyback Registration Rights.   If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration the number of registrable securities of the same class or series as those proposed to be registered. If the underwriters determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, the registrable securities shall allocate first to us, second to each of holders requesting for the inclusion of their registrable securities pursuant to the piggyback registration.

Form F-3 Registration Rights.   After we are qualified to use Form F-3, holders of our securities may request us in writing to effect a registration on Form F-3. We are not obligated to effect such registration if, among other things, (1) the anticipated aggregate offering price is less than US$500,000, or (2) we have already effected two registrations in the 12 month period preceding the date of the request. We may defer filing of a registration statement on Form F-3 no more than once during any 12 month period for up to 60 days if our board of directors determines in good faith that filing such registration statement will be materially detrimental to us and our shareholders.
Expenses of Registration.   We will bear all registration expenses, other than underwriting discounts and selling commissions applicable to the sale of the registrable securities, incurred in connection with any demand, piggyback or F-3 registration.
Termination of Obligations.   The registration rights set forth above shall terminate on the fifth anniversary of this initial public offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent four Class A ordinary shares (or a right to receive four Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited Class A ordinary shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s principal executive office at which the ADSs will be administered is located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of the Cayman Islands govern shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.
Dividends and Other Distributions
How will you receive dividends and other distributions on the Class A ordinary shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent.
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Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the Class A ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

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Class A Ordinary Shares.   The depositary may distribute additional ADSs representing any Class A ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Class A ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those Class A ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class A ordinary shares. The depositary may sell a portion of the distributed Class A ordinary shares (or ADSs representing those Class A ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

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Rights to purchase additional shares.   If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of Class A ordinary shares, new ADSs representing the new Class A ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

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Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
How can ADS holders withdraw the deposited securities?
You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited Class A ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the Class A ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the Class A ordinary shares. However, you may not know about the meeting enough in advance to withdraw the Class A ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.
If we asked the depositary to solicit your instructions at least 30 days before the meeting date, but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that:
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we wish to receive a proxy to vote uninstructed shares;

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we reasonably do not know of any substantial shareholder opposition to a particular question; and

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the particular question is not materially adverse to the interests of shareholders,

the depositary will consider you to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to the deposited Class A ordinary shares, if we request the depositary to disseminate a notice, we will give the depositary notice of the meeting, details concerning the matters to be voted upon and copies of materials to be made available to the ADS holders in connection with the meeting not less than 30 days prior to the meeting date.

Fees and Expenses
Persons depositing or withdrawing Class A ordinary shares or ADS holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of Class A ordinary shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
US$.05 (or less) per ADS	Any cash distribution of ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been Class A ordinary shares and the Class A ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
US$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of Class A ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw Class A ordinary shares
Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or Class A ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Class A ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if
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60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

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we appear to be insolvent or enter insolvency proceedings;

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all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

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there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
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are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

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are not liable if we or it exercises discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

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are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

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the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of Class A ordinary shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities;

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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Class A Ordinary Shares Underlying your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying Class A ordinary shares at any time except:
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when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Class A ordinary shares;

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when you owe money to pay fees, taxes and similar charges; or

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.
Shareholder Communications; Inspection of Register of Holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.
Jury Trial Waiver
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.
Arbitration Provision
The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the International Arbitration Rules of the American Arbitration Association, including any securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.

TAXATION
The taxation of income and capital gains of holders of ADSs is subject to the laws and practices of jurisdictions in which holders of ADSs are resident or otherwise subject to tax. The following summary of certain relevant taxation provisions is based on current law and practice, is subject to change and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in ADSs. In particular; the discussion does not address the tax consequences under state, local and other laws, such as non-U.S. federal laws. Accordingly, you should consult your own tax advisor regarding the tax consequences of an investment in the ADSs. The discussion is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which are subject to changes.
Cayman Islands Taxation
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties applicable to payments to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Pursuant to Section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, we may apply for an undertaking from the Financial Secretary of the Cayman Islands that:
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no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

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the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

The undertaking for us is for a period of 20 years from the date of issuance.
PRC Taxation
See “Regulation—Regulations Relating to Tax.”
United States Federal Income Taxation
The following discussion is a summary of material United States federal income tax considerations relating to the ownership and disposition of the ADSs or ordinary shares by a U.S. Holder, as defined below, that acquires the ADSs in this offering and holds the ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing United States federal income tax law as of the date of this prospectus, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships or other pass-through entities and their partners or investors, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) ADSs or ordinary shares representing 10% or more of our stock (by vote or by value), investors that hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any state, local, or non-United States tax considerations, the alternative minimum tax, or the Medicare contribution tax on net investment income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in the ADSs or ordinary shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs or ordinary shares that is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that has otherwise elected to be treated as a United States person under the Code.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the ADSs or ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding the ADSs or ordinary shares are urged to consult their tax advisors regarding an investment in the ADSs or ordinary shares.
The discussion below assumes the deposit agreement and any related agreement will be complied with in accordance with its terms.
For United States federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to United States federal income tax.
Passive foreign investment company considerations
A non-United States corporation, such as our company, will be classified as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes, if, in the case of any particular fiscal year, either (1) 75% or more of its gross income for such year consists of certain types of “passive” income or (2) 50% or more of its average quarterly assets during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other non-United States corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.
The determination of whether we will be or become a PFIC will depend upon the composition of our income (which may differ from our historical results and current projections) and assets and the value of our assets from time to time, including, in particular the value of our goodwill and other unbooked intangibles (which may depend upon the market value of the ADSs or ordinary shares from time-to-time and may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering, which may fluctuate. In addition, although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we combine and consolidate their operating results in our consolidated financial statements. Assuming that we are the owner of our consolidated affiliated entities for United States federal income tax purposes, based upon the current and anticipated value of our assets and the composition of our income and assets (taking into account the expected proceeds from this offering) and projections as to the value of the ADSs and ordinary shares following the offering, we do not presently expect to be classified as a PFIC for the current taxable year ended December 31, 2018 or the foreseeable future. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be classified as a PFIC for the current or future fiscal years. It is also possible that the IRS, may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being, or becoming classified as, a PFIC for the current or one or more future fiscal years.
The determination of whether we will be or become a PFIC may also depend, in part, on how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where we retain significant amounts of liquid assets including cash raised in this offering, or if our consolidated affiliated entities were not treated as owned by us for United States federal income tax purposes, our risk of being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each fiscal year, there can be no assurance that we will not be a PFIC for the current fiscal year ended December 31, 2018 or any future fiscal year or that the IRS will not take a contrary position. If we were classified as a PFIC for any year during which a U.S. Holder held the ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder held the ADSs or ordinary shares.
The discussion below under “Dividends” and “Sale or other disposition of ADSs or ordinary shares” is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are classified as a PFIC for the current fiscal year or any subsequent fiscal year are discussed below under “Passive foreign investment company rules.”
Dividends
Subject to the PFIC rules described below, any cash distributions (including the amount of any PRC tax withheld) paid on the ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution will generally be treated as a “dividend” for United States federal income tax purposes. Under current law, a non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at the lower rates applicable to “qualified dividend income” rather than the marginal tax rates generally applicable to ordinary income, provided that certain holding period and other requirements are met.
A non-United States corporation (other than a corporation that is classified as a PFIC for the fiscal year in which the dividend is paid or the preceding fiscal year) will generally be considered to be a qualified foreign corporation (1) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (2) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. We have applied to list the ADSs on NASDAQ. Provided the listing is approved, we believe, but cannot assure you, that the ADSs will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. Since we do not expect that our ordinary shares will be listed on established securities markets, it is unclear whether dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for the reduced tax rate. There can be no assurance that the ADSs will continue to be considered readily tradable on an established securities market in later years. In the event we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law (see “—PRC Taxation”), we may be eligible for the benefits of the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the United States-PRC income tax treaty (which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose), in which case we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares (regardless of whether such shares are backed by ADSs) or ADSs.

U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to qualifying corporations under the Code.
For United States foreign tax credit purposes, dividends paid on the ADSs or ordinary shares will generally be treated as income from foreign sources and will generally constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on the ADSs or ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Sale or other disposition of ADSs or ordinary shares
Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss, if any, upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term capital gain or loss if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate U.S. Holders are currently eligible for reduced rates of taxation. In the event that we are treated as a PRC resident enterprise under the EIT Law, and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC (see “—PRC Taxation”), such gain may be treated as PRC source gain for foreign tax credit purposes under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of the ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.
Passive foreign investment company rules
If we are classified as a PFIC for any fiscal year during which a U.S. Holder holds the ADSs or ordinary shares, unless the U.S. Holder makes one of certain elections (as described below), the U.S. Holder will, except as discussed below, be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (1) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a fiscal year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding fiscal years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (2) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules:
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the excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

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the amount of the excess distribution or gain allocated to the fiscal year of distribution or gain and to any fiscal years in the U.S. Holder’s holding period prior to the first fiscal year in which we are classified as a PFIC (each such fiscal year, a pre-PFIC year) will be taxable as ordinary income; and

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the amount of the excess distribution or gain allocated to each prior fiscal year, other than the current fiscal year of distribution or gain or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations, as appropriate, for that other fiscal year, and will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other fiscal year.

If we are a PFIC for any fiscal year during which a U.S. Holder holds the ADSs or ordinary shares and any of our non-United States subsidiaries or other corporate entities in which we own equity interests is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our lower-tier PFICs.
If we are a PFIC for any fiscal year during which a U.S. Holder holds the ADSs or ordinary shares, we will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds the ADSs or ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder makes a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, the U.S. Holder will be deemed to have sold the ADSs or ordinary shares it holds at their fair market value and any gain from such deemed sale would be subject to the rules described in the preceding two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent fiscal year, the ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. Holder will not be subject to the rules described above with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ADSs or ordinary shares. Each U.S. Holder is strongly urged to consult its tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to the U.S. Holder.
As an alternative to the foregoing rules, a U.S. Holder of  “marketable stock” in a PFIC may make a mark-to-market election with respect to the ADSs, provided that the ADSs are “regularly traded” (as specially defined) on NASDAQ, which is a qualified exchange or other market for these purposes. No assurances may be given regarding whether the ADSs will qualify, or will continue to be qualified, as being regularly traded in this regard. If a mark-to-market election is made, the U.S. Holder will generally (1) include as ordinary income for each fiscal year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the fiscal year over the U.S. Holder’s adjusted tax basis in such ADSs and (2) deduct as an ordinary loss the excess, if any, of the U.S. Holder’s adjusted tax basis in the ADSs over the fair market value of such ADSs held at the end of the fiscal year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Because our ordinary shares are not listed on a stock exchange, U.S. Holders will not be able to make a mark-to-market election with respect to our ordinary shares.
If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.
Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to the ADSs may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries or other corporate entities in which we own equity interests that is classified as a PFIC.
We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.
As discussed above under “Dividends,” dividends that we pay on the ADSs or ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are classified as a PFIC for the fiscal year in which the dividend is paid or the preceding fiscal year. In addition, if a U.S. Holder owns the ADSs or ordinary shares during any fiscal year that we are a PFIC, the holder must file an annual information return with the IRS. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ADSs or ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualified electing fund election.

Information reporting
Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets” (as defined in the Code), including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.
In addition, U.S. Holders may be subject to information reporting to the IRS and backup withholding with respect to dividends on and proceeds from the sale or other disposition of the ADSs or ordinary shares. Information reporting will apply to payments of dividends on, and to proceeds from the sale or other disposition of, ordinary shares or ADSs by a paying agent within the United States to a U.S. Holder, other than U.S. Holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%, in respect of any payments of dividends on, and the proceeds from the disposition of, ordinary shares or ADSs within the United States to a U.S. Holder (other than U.S. Holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

UNDERWRITING
Maxim Group LLC and AMTD Global Markets Limited are acting as the representatives of the underwriters and book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of ADSs shown opposite its name below:
Underwriters	Number of ADSs
Maxim Group LLC
AMTD Global Markets Limited
Total

Honour Depot Limited, BAI GmbH, and K2 Partners II L.P., each an existing shareholder, have indicated an interest in purchasing up to US$7 million, US$5 million, and US$3 million, respectively, of the ADSs representing Class A ordinary shares in this offering at the initial public offering price and on the same terms as the other ADSs being offered. We and the underwriters are currently under no obligation to sell any of the foregoing parties.
The underwriting agreement provides that the underwriters’ obligation to purchase ADSs depends on the satisfaction of the conditions contained in the underwriting agreement including:
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the obligation to purchase all of the ADSs offered hereby (other than those ADSs covered by their option to purchase additional ADSs as described below), if any of the ADSs are purchased;

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the representations and warranties made by us to the underwriters are true;

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there is no material change in our business or the financial markets; and

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we deliver customary closing documents to the underwriters.

Commissions and Expenses
The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us.
	No Exercise	Full Exercise
Per ADS	US$	US$
Total paid by us	US$	US$
[The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.]
The representatives have advised us that the underwriters propose to offer the ADSs directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of US$          per share. If all the ADSs are not sold at the initial offering price following the initial offering, the representatives may change the offering price and other selling terms.
Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. AMTD Global Markets Limited is not a broker-dealer registered with the SEC and does not intend to make any offers or sales of the ADSs within the United States or to any U.S. persons.
The total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately US$          million. Expenses include the SEC and the Financial Industry Regulatory Authority, or FINRA, filing fees, fees and expense of the underwriters’ legal counsel (not to exceed US$         ), NASDAQ listing fee, and printing, legal, accounting and miscellaneous expenses.

The address of Maxim Group LLC is 405 Lexington Avenue, New York, New York 10174. The address of AMTD Global Markets Limited is 23/F-25/F Nexxus Building, 41 Connaught Road Central, Hong Kong.
Option to Purchase Additional ADSs
We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of               ADSs from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional ADSs based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.
[Lock-Up Agreements
We, all of our directors, executive officers, and certain of our existing shareholders and restricted share holders have agreed that, for a period of 180 days after the date of this prospectus subject to certain limited exceptions as described below, we will not directly or indirectly, without the prior written consent of each of the underwriters, (1) offer for sale, sell, pledge, or otherwise dispose of  (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any ADSs (including, without limitation, ADSs that may be deemed to be beneficially owned by us in accordance with the rules and regulations of the SEC and ADSs that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for ADSs (other than the stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights not issued under one of those plans), or sell or grant options, rights or warrants with respect to any ADSs or securities convertible into or exchangeable for ADSs (other than the grant of options pursuant to option plans existing on the date of this prospectus), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of ADSs, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ADSs or securities convertible, exercisable or exchangeable into ADSs or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing. These restrictions are subject to certain exceptions.
The underwriters, in their sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release ordinary shares and other securities from lock-up agreements, the underwriters will consider, among other factors, the holder’s reasons for requesting the release, the number of ADSs and other securities for which the release is being requested and market conditions at the time. At least three business days before the effectiveness of any release or waiver of any of the restrictions described above with respect to an officer or director of the Company, the underwriters will notify us of the impending release or waiver and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver, except where the release or waiver is effected solely to permit a transfer of ordinary shares that is not for consideration and where the transferee has agreed in writing to be bound by the same terms as the lock-up agreements described above to the extent and for the duration that such terms remain in effect at the time of transfer.]

[Offering Price Determination
Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of our ordinary shares, the representatives considered:
•
the history and prospects for the industry in which we compete;

•
our financial information;

•
the ability of our management and our business potential and earning prospects;

•
the prevailing securities markets at the time of this offering; and

•
the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.]

Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization, Short Positions and Penalty Bids
The representatives of the underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the ADSs, in accordance with Regulation M under the Exchange Act:
•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
A short position involves a sale by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs involved in the sales made by the underwriters in excess of the number of ADSs they are obligated to purchase is not greater than the number of ADSs that they may purchase by exercising their option to purchase additional ADSs. In a naked short position, the number of ADSs involved is greater than the number of ADSs in their option to purchase additional ADSs. The underwriters may close out any short position by either exercising their option to purchase additional ADSs and/or purchasing ADSs in the open market. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through their option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADS originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADS or preventing or retarding a decline in the market price of the ADS. As a result, the price of the ADS may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Capital Markets or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADS. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.
Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Listing on the Nasdaq Capital Markets
We have applied for approval for listing the ADSs on the Nasdaq Capital Markets under the symbol “TC.” [In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of ADSs to a minimum number of beneficial owners as required by that exchange.
Stamp Taxes
If you purchase ADSs offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
[This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (1) in which such an offer or solicitation is not authorized, (2) in which any person making such offer or solicitation is not qualified to do so or (3) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the ADSs or possession or distribution of this prospectus or any other offering or publicity material relating to the ADSs in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any ADSs or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of ADSs by it will be made on the same terms.]
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ADSs recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Bermuda
The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
British Virgin Islands
The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the ADSs for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.
The ADSs may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has a net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

Canada
Resale Restrictions
The distribution of ADSs in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the ADSs in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.
Representations of Canadian Purchasers
•
By purchasing ADSs in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•
the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106  —  Prospectus Exemptions,

•
the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•
where required by law, the purchaser is purchasing as principal and not as agent, and

•
the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest
Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.
Statutory Rights of Action
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Enforcement of Legal Rights
All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
Taxation and Eligibility for Investment
Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

Cayman Islands
This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.
Dubai International Financial Center
This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial advisor.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of ADSs which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:
•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
Each of the underwriters severally represents warrants and agrees as follows:
•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21 of the FSMA does not apply to us; and

•
it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

France
Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:
•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•
used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Germany
This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.
Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.
Hong Kong
The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Israel
This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.
Italy
The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:
•
to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•
in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:
•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•
in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•
in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.
Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.
Japan
The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Kuwait
Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.
PRC
This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.
Qatar
The ADSs have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.
Saudi Arabia
This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than
•
to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’),

•
to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

•
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(i)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described herein. The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the ADSs have been or will be filed with or approved by any Swiss regulatory authority. The ADSs are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the ADSs will not benefit from protection or supervision by such authority.

Taiwan
The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.
United Arab Emirates
(Excluding the Dubai International Financial Center)
The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.
The information contained in this prospectus does not constitute a public offer of ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

EXPENSES RELATED TO THIS OFFERING
Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and NASDAQ market entry and listing fee, all amounts are estimates.
SEC Registration Fee	US$
FINRA Filing Fee
NASDAQ Market Entry and Listing Fee
Printing Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous
Total	US$

LEGAL MATTERS
The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation. The underwriters are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of Class A ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Shihui Partners. Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Shihui Partners with respect to matters governed by PRC law. Kirkland & Ellis International LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS
The consolidated financial statements as of December 31, 2016 and 2017, and for each of the two years ended December 31, 2017 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

ENFORCEABILITY OF CIVIL LIABILITIES
We were incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company:
•
political and economic stability;

•
an effective judicial system;

•
a favorable tax systems;

•
the absence of exchange control or currency restrictions; and

•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:
•
the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
All of our operations are conducted in China, and all of our assets are located in China. All of our directors and officers (including director appointees) are nationals or residents of jurisdictions other than the United States, and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
Cayman Islands
We have been advised by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.
We have also been advised by Maples and Calder (Hong Kong) LLP that, although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a foreign money judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final and conclusive, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
PRC
Shihui Partners, our counsel as to PRC law, has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding ADSs or our Class A ordinary shares.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.
The agreements included as exhibits to the registration statement on Form F-1 contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of  “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.
Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

INDEX TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of TuanChe Limited:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of TuanChe Limited and its subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, of changes in shareholders' deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China
July 31, 2018
We have served as the Company’s auditor since 2018.

TUANCHE LIMITED
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands, except for share and per share data)
	As of December 31, 2016	As of December 31, 2017		As of December 31, 2017
	RMB	RMB	US$	RMB	US$
			Note 2(f)	Pro-forma (unaudited) Note 19	Note 2(f) Pro-forma (unaudited) Note 19
ASSETS
Current assets:
Cash and cash equivalents	24,785	66,695	10,079	66,695	10,079
Restricted cash	—	11,108	1,679	11,108	1,679
Accounts receivable, net	4,871	8,467	1,280	8,467	1,280
Prepayment and other current assets	14,740	16,181	2,446	16,181	2,446
Receivables due from related parties	1,260	2,260	342	2,260	342
Held-for-sale assets	1,088	837	127	837	127
Short-term investments	—	4,000	604	4,000	604
Total current assets	46,744	109,548	16,557	109,548	16,557
Non-current assets:
Property, equipment and software, net	1,631	938	142	938	142
Long-term investment	1,000	1,000	151	1,000	151
Other non-current assets	—	1,349	204	1,349	204
Total non-current assets	2,631	3,287	497	3,287	497
TOTAL ASSETS	49,375	112,835	17,054	112,835	17,054
LIABILITIES
Current liabilities:
Accounts payable (including accounts payable of the consolidated variable interest entities (“VIEs”) without recourse to the primary beneficiary of RMB0.2 million and RMB3.3 million as of December 31, 2016 and 2017, respectively)	187	3,340	505	3,340	505
Advance from customers (including advance from customer of the consolidated VIEs without recourse to the primary beneficiary of RMB2.6 million and RMB9.8 million as of December 31, 2016 and 2017, respectively)	2,635	9,751	1,474	9,751	1,474
Short-term borrowings (including short-term borrowings of the consolidated VIEs without recourse to the primary beneficiary of nil and RMB25.0 million as of December 31, 2016 and 2017, respectively)	—	24,971	3,774	24,971	3,774
Salary and welfare benefits payable (including salary and welfare benefits payable of the consolidated VIEs without recourse to the primary beneficiary of RMB36.0 million and RMB40.8 million as of December 31, 2016 and 2017, respectively)	36,266	41,297	6,241	41,297	6,241
The accompanying notes are an integral part of these consolidated financial statements.

TUANCHE LIMITED
CONSOLIDATED BALANCE SHEETS (continued)
(All amounts in thousands, except for share and per share data)

	As of December 31, 2016	As of December 31, 2017		As of December 31, 2017
	RMB	RMB	US$	RMB	US$
			Note 2(f)	Pro-forma (unaudited) Note 19	Note 2(f) Pro-forma (unaudited) Note 19
Tax payable (including tax payable of the consolidated VIEs without recourse to the primary beneficiary of RMB8.2 million and RMB21.5 million as of December 31, 2016 and 2017, respectively)	8,195	21,476	3,246	21,476	3,246
Other current liabilities (including other current liabilities of the consolidated VIEs without recourse to the primary beneficiary of RMB34.7 million and RMB26.4 million as of December 31, 2016 and 2017, respectively)	34,953	29,047	4,390	29,047	4,390
Convertible loans (including convertible loans of the consolidated VIEs without recourse to the primary beneficiary of RMB30.0 million and nil as of December 31, 2016 and 2017, respectively)	30,000	41,165	6,221	41,165	6,221
Held-for-sale liabilities (including Held-for-sale liabilities of the consolidated VIEs without recourse to the primary beneficiary of RMB0.7 million and nil as of December 31, 2016 and 2017, respectively)	746	—	—	—	—
Total current liabilities	112,982	171,047	25,851	171,047	25,851
Non-current liabilities:
Warrant	—	2,818	426	2,818	426
Long-term borrowings (including long-term loans of the consolidated VIEs without recourse to the primary beneficiary of nil and RMB2.9 million as of December 31, 2016 and 2017, respectively)	—	2,932	443	2,932	443
Total non-current liabilities	—	5,750	869	5,750	869
TOTAL LIABILITIES	112,982	176,797	26,720	176,797	26,720
Commitments and contingencies (Note 17)
MEZZANINE EQUITY:
China Best Reach Co., Limited (“China Best”) redeemable shares, US$0.0001 par value; 5,660,000 shares authorized, issued and outstanding with redemption value of RMB0.40 and RMB0.45, and liquidation value of RMB0.25 and RMB0.23 as of December 31, 2016 and 2017, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	1,821	1,947	294	—	—
The accompanying notes are an integral part of these consolidated financial statements.

TUANCHE LIMITED
CONSOLIDATED BALANCE SHEETS (continued)
(All amounts in thousands, except for share and per share data)

	As of December 31, 2016	As of December 31, 2017		As of December 31, 2017
	RMB	RMB	US$	RMB	US$
			Note 2(f)	Pro-forma (unaudited) Note 19	Note 2(f) Pro-forma (unaudited) Note 19
Series A convertible redeemable preferred shares, US$0.0001 par value; 19,798,750 shares authorized, issued and outstanding with redemption value of RMB0.40 and RMB0.45, and liquidation value of RMB0.25 and RMB0.23 as of December 31, 2016 and 2017, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	5,576	6,048	914	—	—
Series B-1 convertible redeemable preferred shares, US$0.0001 par value; 12,428,343 shares authorized, issued and outstanding with redemption value of RMB0.50 and RMB0.56, and liquidation value of RMB0.32 and RMB0.30 as of December 31, 2016 and 2017, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	9,047	9,429	1,425	—	—
Series B-2 convertible redeemable preferred shares, US$0.0001 par value; 22,742,215 shares authorized, issued and outstanding with redemption value of RMB2.42 and RMB2.69, and liquidation value of RMB1.53 and RMB1.44 as of December 31, 2016 and 2017, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	38,455	41,831	6,322	—	—
Series C-1 convertible redeemable preferred shares, US$0.0001 par value; 3,427,812 shares authorized, issued and outstanding with redemption value of RMB5.95 and RMB6.98, and liquidation value of RMB4.05 and RMB3.81 as of December 31, 2016 and 2017, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	15,418	16,498	2,493	—	—
Series C-2 convertible redeemable preferred shares, US$0.0001 par value; 33,408,715 shares authorized, issued and outstanding with redemption value of RMB6.61 and RMB7.76, and liquidation value of RMB4.50 and RMB4.24 as of December 31, 2016 and 2017, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	156,171	167,869	25,369	—	—
The accompanying notes are an integral part of these consolidated financial statements.

TUANCHE LIMITED
CONSOLIDATED BALANCE SHEETS (continued)
(All amounts in thousands, except for share and per share data)

	As of December 31, 2016	As of December 31, 2017		As of December 31, 2017
	RMB	RMB	US$	RMB	US$
			Note 2(f)	Pro-forma (unaudited) Note 19	Note 2(f) Pro-forma (unaudited) Note 19
Series C+ convertible redeemable preferred shares, US$0.0001 par value; No shares authorized, issued and outstanding as of December 31, 2016; 18,855,298 shares authorized, issued and outstanding with redemption value of RMB6.62, and liquidation value of RMB4.51 as of December 31, 2017 (No shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	—	92,451	13,972	—	—
TOTAL MEZZANINE EQUITY:	226,488	336,073	50,789	—	—
SHAREHOLDERS’ DEFICIT:
Class A ordinary shares: US$0.0001 par value; 347,273,585 and 328,418,287 shares authorized as of December 31, 2016 and 2017, 39,610,000 and 39,610,000 shares issued and outstanding as of December 31, 2016 and 2017, respectively; (444,739,420 shares authorized, 155,931,133 shares issued and outstanding on a pro-forma basis as of December 31, 2017)	25	25	4	102	15
Class B ordinary shares: US$0.0001 par value; 55,260,580 and 55,260,580 shares authorized, issued and outstanding as of December 31, 2016 and 2017; (55,260,580 shares authorized, issued and outstanding on a pro-forma basis as of December 31, 2017)	35	35	5	35	6
Additional paid-in capital	—	—	—	335,996	50,777
Accumulated deficit	(280,753)	(389,326)	(58,836)	(389,326)	(58,836)
Accumulated other comprehensive loss	(9,402)	(10,769)	(1,628)	(10,769)	(1,628)
TOTAL SHAREHOLDERS’ DEFICIT:	(290,095)	(400,035)	(60,455)	(63,962)	(9,666)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	49,375	112,835	17,054	112,835	17,054

The accompanying notes are an integral part of these consolidated financial statements.

TUANCHE LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(All amounts in thousands, except for share and per share data)
	For the year ended December 31,
	2016	2017
	RMB	RMB	US$
Continuing operations
Net revenues	117,353	280,666	42,415
Cost of revenues	(17,748)	(85,742)	(12,958)
Gross profit	99,605	194,924	29,457
Operating expenses:
Selling and marketing expenses	(136,666)	(223,249)	(33,738)
General and administrative expenses	(24,458)	(27,491)	(4,155)
Research and development expenses	(19,576)	(15,925)	(2,407)
Total operating expenses	(180,700)	(266,665)	(40,300)
Loss from continuing operations	(81,095)	(71,741)	(10,843)
Other income/(expenses):
Interest expenses, net	(1,376)	(2,416)	(365)
Exchange gains/(losses)	399	(199)	(31)
Investment income	230	—	—
Change in fair value of warrant	560	(1,390)	(210)
Others, net	(226)	52	8
Loss from continuing operations before income taxes	(81,508)	(75,694)	(11,441)
Income tax expense	—	—	—
Net loss from continuing operations	(81,508)	(75,694)	(11,441)
Discontinued operations
Loss from discontinued operations before income taxes	(5,060)	(14,977)	(2,263)
Income tax expense, net	—	—	—
Net loss from discontinued operations	(5,060)	(14,977)	(2,263)
Net loss	(86,568)	(90,671)	(13,704)
Accretions to preferred shares redemption value	(16,905)	(20,945)	(3,165)
Net loss attributable to the TuanChe Limited’s shareholders	(103,473)	(111,616)	(16,869)
Net loss	(86,568)	(90,671)	(13,704)
Other comprehensive income/(loss):
Foreign currency translation adjustments	317	(1,367)	(207)
Total other comprehensive income/(loss)	317	(1,367)	(207)
Total comprehensive loss	(86,251)	(92,038)	(13,911)
Accretions to preferred shares redemption value	(16,905)	(20,945)	(3,165)
Comprehensive loss attributable to the TuanChe Limited’s shareholders	(103,156)	(112,983)	(17,076)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share from continuing operations
Basic	(1.10)	(1.02)	(0.15)
Diluted	(1.10)	(1.02)	(0.15)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share from discontinuing operations
Basic	(0.06)	(0.16)	(0.02)
Diluted	(0.06)	(0.16)	(0.02)
Weighted average number of ordinary shares
Basic	89,423,362	94,870,580	94,870,580
Diluted	89,423,362	94,870,580	94,870,580
Share-based compensation expenses included in:
Cost of revenues	8	12	2
Selling and marketing expenses	650	582	88
General and administrative expenses	1,949	1,287	194
Research and development expenses	253	15	2
The accompanying notes are an integral part of these consolidated financial statements.

TUANCHE LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(All amounts in thousands, except for share and per share data)
	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive gain/(loss)	Total shareholders’ deficit
	Shares	Amounts
		RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2016	94,870,580	60	—	(180,977)	(9,719)	(190,636)
Share-based compensation	—	—	2,860	—	—	2,860
Deemed capital contribution	—	—	837	—	—	837
Preferred shares redemption value accretion	—	—	(3,697)	(13,208)	—	(16,905)
Net loss	—	—	—	(86,568)	—	(86,568)
Foreign currency translation adjustments	—	—	—	—	317	317
Balance at December 31, 2016	94,870,580	60	—	(280,753)	(9,402)	(290,095)
Balance at January 1, 2017	94,870,580	60	—	(280,753)	(9,402)	(290,095)
Share-based compensation	—	—	1,896	—	—	1,896
Deemed capital contribution	—	—	1,147	—	—	1,147
Preferred shares redemption value accretion	—	—	(3,043)	(17,902)	—	(20,945)
Net loss	—	—	—	(90,671)	—	(90,671)
Foreign currency translation adjustments	—	—	—	—	(1,367)	(1,367)
Balance at December 31, 2017	94,870,580	60	—	(389,326)	(10,769)	(400,035)

The accompanying notes are an integral part of these consolidated financial statements.

TUANCHE LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands, except for share and per share data)
	For the year ended December 31,
	2016	2017
	RMB	RMB	US$
Cash flows from operating activities:
Net Loss	(86,568)	(90,671)	(13,704)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation of property, equipment and software	1,208	965	146
Share based compensation	2,860	1,896	286
Allowance for doubtful accounts	—	418	63
Investment income from short-term investments	(230)	—	—
Change in fair value of warrant	(560)	1,390	210
Interests expenses	1,397	1,147	173
Losses on disposal of property and equipment	(23)	—	—
Changes in operating assets and liabilities:
Accounts receivable	3,259	(4,014)	(607)
Receivables due from related parties	—	(1,000)	(151)
Prepayment and other current assets	3,948	(1,441)	(218)
Held-for-sale assets	(1,088)	251	38
Accounts payable	(782)	3,153	477
Advance from customers	(2,277)	7,116	1,075
Salary and welfare benefits payable	20,630	5,031	760
Taxes payable	6,740	13,281	2,007
Other current liabilities	(3,352)	3,562	540
Held-for-sale liabilities	746	(746)	(113)
Net cash used in operating activities	(54,092)	(59,662)	(9,018)
Cash flows from investing activities:
Purchase of property and equipment	(65)	(272)	(41)
Purchase of short-term investments	(48,500)	—	—
Cash paid for short-term investments	—	(4,000)	(604)
Cash paid for long-term investments	(500)	—	—
Proceeds from maturities of short-term investments	63,730	—	—
Net cash received from disposal of property and equipment	304	—	—
Net cash generated from/(used in) investing activities	14,969	(4,272)	(645)
Cash flows from financing activities:
Cash received from convertible loans	20,000	41,165	6,221
Cash received from short-term borrowings	—	37,797	5,712
Cash repayments of short-term borrowings	—	(17,854)	(2,698)
Cash received from long-term borrowings	—	9,945	1,503
Cash repayments of long-term borrowings	—	(1,985)	(300)
Cash received from borrowing from a third party	32,477	—	—
Cash repayments of borrowing from a third party	—	(12,991)	(1,963)
Cash received from loans provided by employees	—	3,235	489
Proceeds from issuance of Series C+ convertible redeemable preferred shares	—	59,091	8,930
Payment of issuance cost for Series C+ convertible redeemable preferred shares	—	(449)	(68)
Net cash generated from financing activities	52,477	117,954	17,826
Effect of exchange rate changes on cash, cash equivalents and restricted cash	26	(1,002)	(151)
Net increase in cash, cash equivalents and restricted cash	13,380	53,018	8,012
Cash, cash equivalents and restricted cash at beginning of the year	11,405	24,785	3,746
Including:
Cash and cash equivalents at the beginning of the year	11,405	24,785	3,746
Restricted cash at the beginning of the year	—	—	—
Cash, cash equivalents and restricted cash at end of the year	24,785	77,803	11,758
Including:
Cash and cash equivalents at the end of the year	24,785	66,695	10,079
Restricted cash at the end of the year	—	11,108	1,679
Supplemental disclosures of cash flow information:
Cash paid for income taxes	—	—	—
Cash paid for interest expense	—	(1,366)	(206)
Supplemental schedule of non-cash investing and financing activities:
Accretion to preferred shares redemption value	16,905	20,945	3,165
Imputed interest for borrowing from a third party	837	1,147	173
The accompanying notes are an integral part of these consolidated financial statements.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
1. Organization and Reorganization
TuanChe Limited (the “Company”) was incorporated in the Cayman Islands on September 28, 2012. The Company is a holding company and conducts its business mainly through its subsidiaries, variable interest entities (“VIEs”) and subsidiaries of VIEs (collectively referred to as the “Group”). The Group is primarily engaged in the operation of providing auto shows, group-purchase facilitation and electric vehicle sales facilitation in the People’s Republic of China (the “PRC” or “China”). The Group commenced its auto shows business from fourth quarter of 2016. The Group also decided to discontinue the electric vehicle sales facilitation business in December 2017.
As of December 31, 2017, the Company’s subsidiaries, major VIEs and major subsidiaries of VIEs are as follows:
Subsidiaries	Place and year of incorporation	Percentage of direct or indirect economic ownership	Principal activities
TuanChe Information Limited (“TuanChe Information”)	Hong Kong, PRC 2012	100	Investment holding
TuanYuan Internet Technology (Beijing) Co., Ltd. (“TuanYuan”)	Beijing, PRC 2013	100	Technical support and consulting services
Major VIEs	Place and year of incorporation/acquisition	Percentage of direct or indirect economic ownership	Principal activities
TuanChe Internet Information Service (Beijing) Co., Ltd. (“TuanChe Internet”)	Beijing, PRC 2012	100	Auto shows and group-purchase facilitation
Beijing Zhongrui Guochuang Automobile Sales & Service Co., Ltd. (“Zhongrui Guochuang”)	Beijing, PRC 2016	100	Auto shows and group-purchase facilitation
Major subsidiaries of VIEs	Place and year of incorporation	Percentage of direct or indirect economic ownership	Principal activities
TuanChe (Beijing) Automobile Sales Service Co., Ltd. (“TuanChe Automobile”)	Beijing, PRC 2015	100	Electric vehicle sales facilitation
Beijing GuoHeng Chuangxin Automobile Sales & Service Co., Ltd. (“GuoHeng Chuangxin”)	Beijing, PRC 2016	100	Electric vehicle sales facilitation
Tengzhou GuoChuang Automobile Sales & Service Co., Ltd. (“GuoChuang Automobile”)	Shandong, PRC 2016	100	Electric vehicle sales facilitation
Tianjin Hengyuan Chuangxin Automobile Sales & Service Co., Ltd. (“Tianjin Hengyuan”)	Tianjin, PRC 2016	100	Electric vehicle sales facilitation

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

History of the Group
Reorganization
The Group commenced operations through TuanChe Internet, a PRC company established by several PRC citizens in May 2012. TuanChe Internet holds an Internet Content Provider (“ICP”) license to operate Tuanche.com that provides internet information services to automobile manufacturers, car dealers and consumers.
The Company was incorporated in the Cayman Islands in September 2012. The Company established TuanYuan in January 2013 to control TuanChe Internet through contractual arrangements and TuanChe Internet became a VIE of the Group (the “Reorganization”). These arrangements were accounted for as a reorganization and the historical financial statements were presented on a carryover basis.
Discontinued operations
On December 10, 2017, pursuant to the resolution of the shareholders and board of directors of the Company, management decided to discontinue its electric vehicle sales facilitation business (the “Discontinued Business”). The Discontinued Business represents a strategic shift that has a major effect on the Company’s operations and financial results. Refer to Note 3 for details of discontinued operations.
Contractual arrangements with VIEs
PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunication service businesses. The Company conducts a portion of their operations in the PRC through TuanChe Internet, and its subsidiaries. The Company has effective control over its VIEs and subsidiaries of VIEs through a series of contractual arrangements among its wholly-owned PRC subsidiary TuanYuan, VIEs and their shareholders.
The contractual arrangements, as described in more detail below, collectively allow the Company to:
•
exercise effective control over each of its VIEs and subsidiaries of VIEs;

•
receive substantially all of the economic benefits of VIEs and subsidiaries of VIEs; and

•
have an exclusive call option to purchase all or part of the equity interests in and/or assets of each of VIEs and subsidiaries of VIEs when and to the extent permitted by PRC laws.

As a result of these contractual arrangements, the Company is the primary beneficiary of VIEs and subsidiaries of VIEs, and, therefore, have consolidated the financial results of VIEs and subsidiaries of VIEs in its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Below is a summary of the currently effective contractual arrangements by and among the Company’s wholly-owned subsidiary TuanYuan, TuanChe Internet and its shareholders.
Exclusive Management Services and Business Cooperation Agreement
Pursuant to the exclusive management services and business cooperation agreement among TuanYuan, TuanChe Internet and its shareholders, TuanYuan has the exclusive right to provide or designate any third party to provide, among other things, transfer of technology, technology development services, online advertising services, consulting services, technological support and business support to TuanChe Internet and its subsidiaries. In exchange, TuanChe Internet and its subsidiaries pay service fees to TuanYuan in an amount at TuanYuan’s discretion. Without the prior written consent of TuanYuan, TuanChe Internet and

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

its subsidiaries cannot accept services provided by or establish similar cooperation relationship with any third party. TuanYuan owns the exclusive intellectual property rights created as a result of the performance of this agreement unless otherwise provided by PRC laws or regulations. This agreement was entered into on March 6, 2013 and became effective on March 6, 2013 and will remain effective unless unanimously agreed by the parties concerned or unilaterally terminated by TuanYuan with a written notice. Unless otherwise required by applicable PRC laws, TuanChe Internet and its shareholders do not have any right to terminate the exclusive service agreement.
Exclusive Call Option Agreement
Under the exclusive call option agreement among TuanYuan, TuanChe Internet and its shareholders, each of the shareholders of TuanChe Internet irrevocably granted TuanYuan a right to purchase, or designate a third party to purchase, all or any part of their equity interests in TuanChe Internet at a purchase price equal to the lowest price permissible by the then-applicable PRC laws and regulations at TuanYuan’s sole and absolute discretion to the extent permitted by PRC law. The shareholders of TuanChe Internet shall promptly give all considerations they received from the exercise of the options to TuanYuan or a designated third party of TuanYuan. Without TuanYuan’s prior written consent, TuanChe Internet and its shareholders shall not enter into any major contract or transfer any equity of TuanChe Internet. Without TuanYuan’s prior written consent, TuanChe Internet and its shareholders shall not sell, transfer, license or otherwise dispose of any of TuanChe Internet’s assets or allow any encumbrance of any assets, except for the disposal or the encumbrances of the assets that are treated as necessary for their daily business operations with the value of the assets involved in a single transaction not exceeding RMB100,000. TuanChe Internet shall not be dissolved or liquidated without the written consent by TuanYuan. This agreement was entered into on March 6, 2013 and became effective on March 6, 2013 and shall remain in effect upon expiry or early termination of this agreement.
Equity Pledge Agreement
Under the Equity Pledge Agreement among TuanYuan, TuanChe Internet and its shareholders, TuanChe Internet’s shareholders pledged all of their equity of TuanChe Internet to TuanYuan as security for performance of the obligations of TuanChe Internet and its shareholders under the exclusive call option agreement, the exclusive management services and business cooperation agreement and the powers of attorney. If any of the specified events of default occurs, TuanYuan may exercise the right to enforce the pledge immediately. TuanYuan may transfer all or any of its rights and obligations under the Equity Pledge Agreement to its designee(s) at any time. The equity pledge agreement is binding on TuanChe Internet’s shareholders and their successors. This agreement was entered into on March 6, 2013 and became effective on March 6, 2013, and shall remain in effect until the fulfillment of all the obligations under the Exclusive Call Option Agreement, the Exclusive Management Services and Business Cooperation Agreement and the Powers of Attorney.
Powers of Attorney
Pursuant to the Powers of Attorney executed by TuanChe Internet and its shareholders, each of them irrevocably authorized TuanYuan to act on their respective behalf as exclusive agent and attorney, to the extent permitted by law, with respect to all rights of shareholders concerning all the equity interest and sponsor interest held by each of them in TuanChe Internet or its subsidiaries, including but not limited to proposing to convene or attend shareholder meetings, board meetings or council meetings, signing the resolutions and minutes of such meetings, exercising all the rights as shareholders or sponsors (including but not limited to voting rights, nomination rights, appointment rights, the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity or the sponsor interest held in part or in whole). This agreement was entered into on March 6, 2013 and became effective on March 6, 2013.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

In August 2014, June 2017 and August 2017, the Exclusive Management Services and Business Cooperation Agreement, Exclusive Call Option Agreement, Equity Pledge Agreement and Powers of Attorney to TuanChe Internet were amended to reflect the changes of shareholders’ holding in the VIE entity. No other material terms or conditions of these agreements were changed or altered. There was no impact to the Group’s effective control over TuanChe Internet and the Group continues to consolidate TuanChe Internet.
Zhongrui Guochuang was incorporated in 2016 to carry out similar business as TuanChe Internet. The Company has effective control over Zhongrui Guochuang through a series of contractual arrangements having similar terms with that of the contractual arrangements with TuanChe Internet among TuanYuan, Zhongrui Guochuang and its shareholders (also nominee shareholders). As a result of these contractual arrangements with Zhongrui Guochuang, the Company is the primary beneficiary of Zhongrui Guochuang, and, therefore, consolidated the financial results of Zhongrui Guochuang in its consolidated financial statements in accordance with U.S. GAAP.
Risks in relation to the VIE structure
A significant part of the Company’s business is conducted through the VIEs of the Group, of which the Company is the ultimate primary beneficiary. In the opinion of management, the contractual arrangements with the VIEs and the nominee shareholders are in compliance with PRC laws and regulations and are legally binding and enforceable. The nominee shareholders are also shareholders of the Group and have indicated they will not act contrary to the contractual arrangements. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including those that govern the contractual arrangements, which could limit the Group’s ability to enforce these contractual arrangements and if the nominee shareholders of the VIEs were to reduce their interests in the Group, their interest may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual arrangements.
In January 2015, the Ministry of Commerce (“MOFCOM”), released for public comment a proposed PRC law, the Draft Foreign Investment Enterprises (“FIE”) Law, that appears to include VIEs within the scope of entities that could be considered to be FIEs, that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of  “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of  “actual control”. If the Draft FIE Law is passed by the People’s Congress of the PRC and goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to include the Group’s contractual arrangements with its VIEs, and as a result, the Group’s VIEs could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The Draft FIE Law includes provisions that would exempt from the definition of FIEs where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The Draft FIE Law is silent as to what type of enforcement action might be taken against existing VIEs, that operates in restricted or prohibited industries and is not controlled by entities organized under PRC law or individuals who are PRC citizens. If the restrictions and prohibitions on FIEs included in the Draft FIE Law are enacted and enforced in their current form, the Group’s ability to use the contractual arrangements with its VIEs and the Group’s ability to conduct business through the VIEs could be severely limited.
The Company’s ability to control the VIEs also depends on the Power of Attorney the shareholders has to vote on all matters requiring shareholder approval in the VIEs. As noted above, the Company believes these Power of Attorney are legally enforceable but may not be as effective as direct equity ownership.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

In addition, if the Group’s corporate structure or the contractual arrangements with the VIEs were found to be in violation of any existing or future PRC laws and regulations, the PRC regulatory authorities could, within their respective jurisdictions:
•
revoke the Group’s business and operating licenses;

•
require the Group to discontinue or restrict its operations;

•
restrict the Group’s right to collect revenues;

•
block the Group’s websites;

•
require the Group to restructure the operations, re-apply for the necessary licenses or relocate the Group’s businesses, staff and assets;

•
impose additional conditions or requirements with which the Group may not be able to comply; or

•
take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business.

The imposition of any of these restrictions or actions could result in a material adverse effect on the Group’s ability to conduct its business. In such case, the Group may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs in the Group’s consolidated financial statements. In the opinion of the Company’s management, the likelihood for the Group to lose such ability is remote based on current facts and circumstances. The Group believes that the contractual arrangements among each of the VIEs, their respective shareholders and relevant wholly foreign owned enterprise are in compliance with PRC law and are legally enforceable. The Group’s operations depend on the VIEs to honor their contractual arrangements with the Group. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. Management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under PRC laws. However, the interpretation and implementation of the laws and regulations in the PRC and their application on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIEs or the nominee shareholders of the VIEs fail to perform their obligations under those arrangements.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

The following combined financial information of the Group’s VIEs as of December 31, 2016 and 2017 and for the years ended December 31, 2016 and 2017 was included in the accompanying consolidated financial statements of the Group as follows:
	As of December 31, 2016	As of December 31, 2017
	RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents	24,602	32,210
Accounts receivable, net	4,871	8,467
Prepayments and other current assets	10,885	14,458
Receivables due from related parties	1,260	2,260
Amount due from the subsidiaries of the Group	8,652	1,923
Held-for-sale assets	1,088	837
Short-term investments	—	4,000
Total current assets	51,358	64,155
Non-current assets:
Property, equipment and software, net	1,628	938
Long-term investment	1,000	1,000
Total non-current assets	2,628	1,938
TOTAL ASSETS	53,986	66,093
Current liabilities:
Accounts payable	187	3,340
Advance from customers	2,635	9,751
Short-term borrowings	—	24,971
Salary and welfare benefits payable	35,982	40,803
Tax payable	8,195	21,476
Other current liabilities	34,748	26,422
Amount due to the subsidiaries of the Group	91,066	182,033
Convertible loans	30,000	—
Held-for-sale liabilities	746	—
Total current liabilities	203,559	308,796
Non-current liabilities:
Long-term borrowings	—	2,932
Total non-current liabilities	—	2,932
TOTAL LIABILITIES	203,559	311,728

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

	For the year ended
	December 31, 2016	December 31, 2017
	RMB	RMB
Net revenues	117,211	280,081
Net loss from continuing operations	(69,138)	(66,300)
Net loss from discontinued operations	(5,060)	(14,977)
Net loss	(74,198)	(81,277)
	For the year ended
	December 31, 2016	December 31, 2017
	RMB	RMB
Net cash used in operating activities	12,930	(10,540)
Net cash generated from investing activities	14,965	—
Net cash generated from financing activities	(12,283)	18,148
Net increase in cash and cash equivalent	15,612	7,608
In accordance with various contractual agreements, the Company has the power to direct the activities of the VIEs and subsidiaries of VIEs and can have assets transferred out of the VIEs. Therefore, the Company considers that there are no assets in the respective VIEs that can be used only to settle obligations of the respective VIEs, except for the registered capital of the VIEs amounting to approximately RMB10.0 million and RMB10.0 million, as of December 31, 2016 and 2017. As the respective VIEs are incorporated as limited liability companies under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the respective VIEs. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs. As the Group is conducting certain businesses in the PRC through the VIEs, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.
There is no VIE in the Group where the Company or any subsidiary has a variable interest but is not the primary beneficiary.
Liquidity
The Group incurred net losses of RMB86.6 million and RMB90.7 million for the years ended December 31, 2016 and 2017, respectively. Net cash used in operating activities was RMB54.1 million and RMB59.7 million for the years ended December 31, 2016 and 2017, respectively. Accumulated deficit was RMB280.8 million and RMB389.3 million as of December 31, 2016 and 2017, respectively. The Group assesses its liquidity by its ability to generate cash from operating activities and attract investors’ investments.
Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenues while controlling operating expenses, as well as, generating operational cash flows and continuing to gain support from outside sources of financing. The Group has been continuously receiving financing support from outside investors through the issuance of preferred shares and convertible loans. Refer to Note 13 and 12 for details of the Group’s preferred shares and convertible loans financing activities. In addition, if the Company successfully completes a Qualified Initial Public

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

Offering (“QIPO”) before 2022, thereby triggering the automatic conversion of all series of preferred shares into ordinary shares, it will eliminate the possibility of any future cash outflow that may result from the holders of preferred shares exercising their share redemption rights. Moreover, the Group has completed its Series D-1 preferred shares financing in the amount of US$23.4 million in June 2018. In July 2018, Beijing Z-Park Fund Investment Center (Limited Partner) (“Beijing Z-Park Fund”) will acquire 20,630,925 Series D-2 preferred shares for US$50 million. The Group also can adjust the pace of its operation expansion and control the operating expenses of the Group. Based on the above considerations, the Group believes the cash and cash equivalents currently on hand are sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next twelve months. The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.
2. Significant Accounting Policies
a) Basis of presentation
The consolidated financial statements of the Group have been prepared in accordance with U.S. GAAP. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.
b) Principles of consolidation
The consolidated financial statements include the financial statements of the Company, its subsidiaries, VIEs and subsidiaries of VIEs for which the Company is the primary beneficiary.
Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.
A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.
All transactions and balances among the Company, its subsidiaries, VIEs and subsidiaries of VIEs have been eliminated upon consolidation.
c) Discontinued operations
A component of a reporting entity or a group of components of a reporting entity that are disposed or meet the criteria to be classified as held for sale, such as the management, having the authority to approve the action, commits to a plan to sell the disposal group, should be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. Discontinued operations are reported when a component of an entity comprising operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity is classified as held for disposal or has been disposed of, if the component either (1) represents a strategic shift or (2) have a major impact on an entity’s financial results and operations. In the consolidated statements of operations and comprehensive loss, result from discontinued operations is reported separately from the income and expenses from continuing operations and prior periods are presented on a comparative basis. Cash flows for discontinuing operations are

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

presented separately in Note 3. In order to present the financial effects of the continuing operations and discontinued operations, revenues and expenses arising from intra-group transactions are eliminated except for those revenues and expenses that are considered to continue after the disposal of the discontinued operations.
Inventories comprise electric vehicles on display at show rooms. Inventories are valued at the lower of cost or net realizable value. Cost of inventories is determined by the weighted-average method. Adjustments are recorded to write down the carrying amount of any obsolete and excess inventory to its estimated net realizable value. The Group continually evaluates the recoverability based on assumptions about future customer demand and market conditions. The evaluation may take into consideration inventory aging, expected demand, anticipated sales price, and other factors. The write-down is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future customer demand and market conditions. As of December 31, 2016 and 2017, there was no write-down of inventories.
Non-current assets or disposal groups are classified as assets held for sale when the carrying amount is to be recovered principally through a sale transaction rather than through continuing use. For this to be the case, the asset or disposal group must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such asset.
The Group purchases cars on behalf of consumers from automakers and auto dealers. As the Group is not primarily responsible for the acceptability of the electric vehicles and does not assume inventory risk of the cars, it is considered to be an agent in accordance with ASC 606. Commission income upon each successful sale is recognized at a point in time following the transfer of control of cars.
As of December 31, 2016 and 2017, the prepayments and other current assets, inventories, property, equipment and software and other current liabilities related to the Discontinued Business are classified as “Held-for-sale” in the consolidated financial statements of the Group.
d) Use of estimates
The preparation of the Group’s consolidated financial statements in conformity with the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but are not limited to, assessment for valuation allowance of deferred tax assets, determination of the fair value of ordinary shares, preferred shares and warrant, and valuation and recognition of share-based compensation expenses.
e) Functional currency and foreign currency translation
The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and Hong Kong is United States dollars (“US$”). The functional currency of the Group’s PRC entities is RMB.
In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustments, and are shown as a component of other comprehensive loss in the consolidated statements of operations and comprehensive loss.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in exchange (losses)/gains in the consolidated statements of operations and comprehensive loss.
f) Convenience Translation
Translations of balances in the consolidated balance sheets, consolidated statements of operations and comprehensive loss and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2017 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.6171, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2018. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2017, or at any other rate.
g) Fair value measurements
Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.
Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:
•
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

•
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•
Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group’s financial instruments include cash and cash equivalents, restricted cash, short-term investments, accounts receivable, other receivables, accounts payable, short-term borrowings and other payables, of which the carrying values approximate their fair value.
See Note 22 for additional information.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

h) Cash, cash equivalents and restricted cash
Cash and cash equivalents mainly represent cash on hand, demand deposits placed with large reputable banks in the United States of America or China, and highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase with terms of three months or less. As of December 31, 2016 and 2017, there were cash at bank and demand deposits with terms of less than three months denominated in US dollars amounting to approximately US$0.02 million and US$5.3 million, respectively (equivalent to approximately RMB0.1 million and RMB34.4 million, respectively).
As of December 31, 2016 and 2017, the Group had approximately RMB24.6 million and RMB32.2 million cash and cash equivalents held by its PRC subsidiaries, VIEs and subsidiaries of VIEs, representing 99.3% and 48.3% of total cash and cash equivalents of the Group, respectively.
As of December 31, 2016 and 2017, the Company had a restricted cash balance approximately nil and RMB11.1 million, respectively, which is a deposit in bank and held as collateral for the Group’s VIE’s short-term borrowing. In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash. Therefore, amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. The Company early adopted the amendments in fiscal year 2016. The changes in restricted cash in the consolidated statements of cash flows were nil, and RMB11.1 million for the years ended December 31, 2016 and 2017, respectively.
i) Short-term investments
Short-term investments mainly comprised of wealth management products, highly liquid investments placed with banks with original maturities longer than three months but within one year, and interest generating loan provided to a third party. As of December 31, 2016 and 2017, the interest generating loan provided to a third party of the Group was nil and RMB4.0 million, respectively. The interest generating loan provided to a third party was fully collected on July 3, 2018.
j) Property, equipment and software, net
Property, equipment and software are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the following estimated useful lives:
Furniture and electronic equipment	3 years
Vehicles	10 years
Software	5 years
Leasehold improvements	Shorter of expected lives of leasehold improvements and lease term
Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property, equipment and software is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive loss.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

k) Assets and liabilities held-for-sale
Assets and liabilities to be sold shall be classified as held-for-sale considering the recognition criteria in which all of the following criteria are met:
•
Management, having the authority to approve the action, commits to a plan to sell the assets and liabilities.

•
The assets and liabilities are available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets.

•
An active program to locate a buyer and other actions required to complete the plan for the sale has been initiated.

•
The sale is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year.

•
The assets and liabilities are being actively marketed for sale at a price that is reasonable in relation to its current fair value.

•
Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

l) Impairment of long-lived assets
Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for any of the periods presented.
m) Long term investment
In accordance with ASC 325 Investment—Other, for investments in equity instruments which the Company does not have significant influence, and whose fair value is not readily determinable, the cost method accounting is applied. Gain or losses are realized when such investment is sold or when dividends are declared or payments are received. The Company assesses its equity investments for other-than-temporary impairment by considering factors including, but not limited to, current economic and market conditions, the operating performance of the companies including current earnings trends, and other company-specific information such as financing rounds.
n) Warrant
A warrant to purchase Series C-2 convertible redeemable preferred shares of the Company was issued in connection with the debt financing and is classified as a liability and is treated as upfront issuance costs based on the estimated fair value of the warrant at issuance date. Subsequently, changes in the fair value of the warrant for Series C-2 convertible redeemable preferred shares is recorded in the consolidated statements of operations and comprehensive loss. The upfront issuance costs are amortized over the term of the debt financing. The upfront issuance costs paid were RMB1.3 million and were included in other non-current assets.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

o) Revenue recognition
The Group’s revenues comprise mainly auto shows revenue and group-purchase facilitation revenue.
The Group adopted ASC Topic 606, “Revenue from Contracts with Customers” for all periods presented. Consistent with the criteria of Topic 606, the Group recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services using the five steps defined under ASC Topic 606.
The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Based on revenue arrangements, there are no multiple performance obligations identified. Revenue is recognized upon transfer of control of promised goods or services to a customer.
Revenue is recorded net of Value Added Tax (“VAT”) and related surcharges collected from customers, which are subsequently remitted to government authorities.
Auto shows revenue
The Group’s online website and offline infrastructure allow them to organize auto shows, which aim at facilitating transactions between consumers and auto dealers that includes auto dealers, automakers and automotive service providers. The Group charges a fixed admission fee per auto show event to its industry customers for arranging, decorating and providing booth space at auto shows. The Group has identified one performance obligation for the transaction — providing a decorated venue for auto dealers, automakers and automotive service providers, as the individual service promised in auto show contracts are not distinct individually. As the Group has control of the auto show services and discretion in establishing the price of auto show admission fee to auto dealers, automakers and other automotive service providers, it is considered to be a principal in accordance with ASC 606. The auto shows revenue is recognized over the period of the contract when the services are provided.
Group-purchase facilitation revenue
The Group facilitates transactions between consumers and auto dealers by organizing group-purchase events. The Group charges group-purchase facilitation revenue to the auto dealers in the form of either a fixed fee per event or a fixed fee per car sold during the group-purchase event. There is no financing component or consideration payable to any consumers. The Group has identified one performance obligation — organizing group-purchase events. As the Group has control of the group-purchase facilitation services and discretion in establishing the price of group-purchase facilitation service fee, it is considered to be a principal in accordance with ASC 606. Since the Group’s performance obligation is satisfied once the transaction is complete, the group-purchase facilitation service revenue is recognized at the point in time when the service of group-purchase facilitation is rendered, which occurs upon the closing of the group-purchase event.
p) Cost of revenue
Costs of revenues, consist primarily of rental costs for auto show venues, venue set-up costs, security costs, direct labor costs and other direct costs.
q) Research and development expenses
Research and development expenses mainly consist of payroll-related expenses incurred for the employees who develop and enhance to the Group’s websites and platform of applications.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

r) Selling and marketing expenses
Selling and marketing expenses consist primarily of advertising and promotional expenses, salaries and other compensation-related expenses for the Group’s sales and marketing personnel. Advertising and promotional expenses consist primarily of costs for the promotion of corporate image and offline events. The Group expenses all advertising and promotional expenses as incurred and classifies them under selling and marketing expenses. For the years ended December 31, 2016 and 2017, the advertising and promotional expenses were RMB61.0 million and RMB134.2 million, respectively.
s) Leases
Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental expense is recognized from the date of initial possession of the leased property on a straight-line basis over the term of the lease. Certain lease agreements contain rent holidays, which are recognized on a straight-line basis over the lease term. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease terms. Rental costs for auto show venues incurred by the Group were RMB5.1 million and RMB31 million for the years ended December 31, 2016 and 2017, respectively. Rental expenses for office space incurred by the Group were RMB10.4 million and RMB6.6 million for the years ended December 31, 2016 and 2017, respectively.
The Group has no capital leases for any of the periods presented.
t) Share-based compensation
Share based compensation expenses arise from share based awards, including share options for the purchase of ordinary shares. The Company accounts for share-based awards granted to employees in accordance with ASC 718 Stock Compensation and share-based awards granted to non-employee in accordance with ASC 505. For share options for the purchase of ordinary shares granted to employees determined to be equity classified awards, the related share-based compensation expenses are recognized in the consolidated financial statements based on their grant date fair values which are calculated using the binomial option pricing model. The determination of the fair value is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Share-based compensation expenses are recorded net of actual forfeitures using straight-line method during the service period requirement, such that expenses are recorded only for those share-based awards that are expected to ultimately vest.
Share-based compensation expenses for share options granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed, and recognized over the period during which the service is provided. The Group applies the guidance in ASC 505-50 to measure share options granted to non-employees based on the then-current fair value at each reporting date.
u) Employee benefits
PRC Contribution Plan
Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

subsidiaries, VIEs and subsidiaries of VIEs of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB8.2 million and RMB10.8 million for the years ended December 31, 2016 and 2017, respectively.
v) Taxation
Income taxes
Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.
Uncertain tax positions
In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheet and under other expenses in its consolidated statements of operations and comprehensive loss. The Group did not have any significant unrecognized uncertain tax positions as of and for the years ended December 31, 2016 and 2017.
w) Related parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.
x) Net loss per share
Loss per share is computed in accordance with ASC 260, Earnings per Share. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s preferred shares are participating securities because they are entitled to receive dividends or distributions on an as converted basis. For the

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Group is in a net loss position and net loss is not allocated to other participating securities because in accordance with their contractual terms they are not obligated to share in the losses.
Basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under treasury stock method. Potential ordinary shares include options to purchase ordinary shares and preferred shares, unless they were anti-dilutive. The computation of diluted net income/(loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts or a decrease in loss per share amounts) on net income/(loss) per share.
y) Statutory reserves
In accordance with China’s Company Laws, the Company’s VIEs in PRC must make appropriations from their after-tax profit (as determined under the accounting principles generally acceptable in China (“PRC GAAP”)) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.
Pursuant to the laws applicable to China’s Foreign Investment Enterprises, the Company’s subsidiaries that are foreign investment enterprises in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective companies’ discretion.
The Group has not appropriated any amount to statutory reserves for the years ended December 31, 2016 and 2017, because its PRC entities were making losses under the PRC GAAP in both years.
z) Comprehensive income/(loss)
Comprehensive income/(loss) is defined to include all changes in equity/(deficit) of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Other comprehensive income/(loss), as presented on the consolidated balance sheets, consists of accumulated foreign currency translation adjustments.
aa) Segment reporting
The Group uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker for making operating decisions, allocating resources and assessing performance as the source for determining the Group’s reportable segments. Management has determined that the Group operated its continuing operations in one segment, as that term is defined by FASB ASC Topic 280, Segment reporting.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

bb) Concentrations and Risks
Online advertising and promotional service provider
The Group relied on online advertising and promotional service providers and their affiliates for online advertising and promotional service to support its operations during the years ended December 31, 2016 and 2017 as follows:
	For the year ended December 31,
	2016	2017
Total number of online advertising and promotional service providers	17	21
Number of online service providers that accounted for 10% or more of the Group’s online advertising and promotional service	1	2
Total percentage of the Group’s online advertising and promotional service expenses that were paid to these service providers who accounted for 10% or more of the Group’s online advertising and promotional service expenses.	59%	50%
Credit risk
Financial instruments that potentially subject the Group to the concentration of credit risk consist of cash and cash equivalents, restricted cash, accounts receivable and short-term investments. As of December 31, 2016 and 2017, all of the Group’s cash and cash equivalents, and restricted cash were held in major financial institutions located in the United States of America or China, which management consider being of high credit quality. Accounts receivable is typically unsecured and is generally derived from revenue earned from auto shows business. There was no customer who had receivable balance exceeding 10% of the total accounts receivable balance of the Group as of December 31, 2016 and 2017. Short-term investments consist of interest generating loan provided to a third party of the Group, which was repaid on July 3, 2018.
Major customers
No single customer represented 10% or more of the Group’s net revenues for the years ended December 31, 2016 and 2017.
cc) Recently issued accounting pronouncements
In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments—Overall (Subtopic 825-10) “Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in this ASU require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this accounting standard update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this accounting standard update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities including not-for-profit entities and

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Group is in the process of evaluating the impact of this accounting standard update on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires that a lessee should recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expenses for such lease generally on a straight-line basis over the lease term. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public entities. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application of the amendments in this update is permitted for all entities. The Group is currently evaluating the impact ASU 2016-02 will have on the Group’s consolidated financial statements, and expects that some existing operating lease commitments will be recognized as operating lease obligations and right-of-use assets as a result of adoption.
In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company elected to adopt this new guidance for the year ended December 31, 2020 and interim periods in the year ended December 31, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which the Group is required to recognize an allowance based on its estimate of expected credit loss. The Group is currently evaluating the impact of this new guidance on its consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The Group is in the process of evaluating the impact of this accounting standard update on its consolidated statements of cash flows.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The Group has early adopted this accounting standard on its consolidated financial statements.
In May 2017, the FASB issued ASU No. 2017-09 Compensation—Stock Compensation (Topic 718). The Board is issuing this update to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this update are effective for all entities for annual periods beginning after December 15, 2017. Early adoption is permitted, for (1) public business entities for reporting periods for which financial statements have not yet been issued and (2) all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this update should be applied prospectively to an award modified on or after the adoption date.
In June 2018, the FASB issued ASU No. 2018-07 Compensation—Stock Compensation (Topic 718) “Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Group is in the process of evaluating the impact of this accounting standard update on its consolidated financial statements.
3. Discontinued operations
On December 10, 2017, pursuant to the resolutions of the shareholders and board of directors, the Company decided to discontinue the electric vehicle sales facilitation business. The Discontinued Business represents a strategic shift that has a major effect on the Group’s operations and financial results. The assets and liabilities related to the Discontinued Business are classified as assets/liabilities held for sale as of December 31, 2016 and 2017, and the results were reported as loss from discontinued operations.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

3. Discontinued operations (continued)

On April 27, 2018, its VIE’s subsidiary GuoHeng Chuangxin and a third party individual established a company in Beijing, PRC (the “Acquirer”) to acquire the Discontinued Business. The Acquirer’s share capital is RMB5.0 million, of which GuoHeng Chuangxin and the individual contributed in cash of RMB0.25 million and RMB4.75 million for an equity interest of 5% and 95% respectively. GuoHeng Chuangxin does not hold any board seat and is not involved in the operations of the Acquirer.
On June 30, 2018, the Company entered into an agreement with the Acquirer to transfer certain assets and liabilities, and certain employees associated with the Discontinued Business for a cash consideration of RMB2.7 million.
Assets and liabilities related to the Discontinued Business to be transferred were reclassified as assets/liabilities held for sale as of December 31, 2016 and 2017, while results of operations related to the Discontinued Business, including comparatives, were reported as loss from discontinued operations.
Results of discontinued operations:
	For the year ended
	December 31, 2016	December 31, 2017
	RMB	RMB
Net revenues	19,983	17,768
Cost of revenues	(307)	(627)
Gross profit	19,676	17,141
Operating expenses:
Selling and marketing expenses	(23,881)	(30,065)
General and administrative expenses	(815)	(1,077)
Total operating expense	(24,696)	(31,142)
Loss from discontinued operations	(5,020)	(14,001)
Other expenses:
Interest expenses, net	(13)	(924)
Others, net	(27)	(52)
Loss from discontinued operations before income taxes	(5,060)	(14,977)
Income tax expense	—	—
Net loss from discontinued operations	(5,060)	(14,977)

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

3. Discontinued operations (continued)

Assets and liabilities of the discontinued operations:
	As of December 31, 2016	As of December 31, 2017
	RMB	RMB
ASSETS
Current assets:
Prepayment and other current assets	963	610
Inventories, net	125	219
Total current assets	1,088	829
Non-current assets:
Property, equipment and software, net	—	8
Total non-current assets	—	8
TOTAL ASSETS	1,088	837
LIABILITIES
Current liabilities:
Other current liabilities	746	—
Total current assets	746	—
TOTAL LIABILITIES	746	—

Cash flows of the discontinued operations:
	For the year ended
	December 31, 2016	December 31, 2017
	RMB	RMB
Cash flows generated from/(used in) discontinued operations
Net cash generated from/(used in) operating activities	13,702	(27,875)
Net cash used in investing activities	—	(10)
Net cash generated from financing activities	—	17,904
Net increase/(decrease) in cash and cash equivalents	13,702	(9,981)

4. Accounts receivable, net
Accounts receivable, net is consisted of the following:
	December 31, 2016	December 31, 2017
	RMB	RMB
Accounts receivable, gross:	4,871	8,885
Less: allowance for doubtful accounts	—	(418)
Accounts receivable, net	4,871	8,467

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

4. Accounts receivable, net (continued)

The Group closely monitors the collection of its accounts receivable and records allowance for doubtful accounts against aged accounts receivable and for specifically identified non-recoverable amounts. If the economic situation and the financial condition of a customer deteriorate resulting in an impairment of the customer’s ability to make payments, additional allowances might be required.
Receivable balance are written off when they are determined to be uncollectable. The following table sets out movements of the allowance for doubtful accounts for the years ended December 31, 2016 and 2017:
	December 31, 2016	December 31, 2017
	RMB	RMB
Balance at the beginning of the period	—	—
Additions charged to bad debt expense	—	418
Write-off of bad debt allowance	—	—
Balance at the end of the period	—	418

5. Prepayment and other current assets
The following is a summary of prepayments and other current assets:
	December 31, 2016	December 31, 2017
	RMB	RMB
Deductible VAT	5,581	5,902
Deposits	3,330	1,814
Prepaid rental expenses	1,244	1,421
Receivables due from third-party online payment platforms	759	1,482
Staff advances	2,061	1,875
Prepaid promotion expenses	357	3,199
Prepaid service fees	204	178
Others	1,204	310
Total	14,740	16,181

6. Property, equipment and software, net
The following is a summary of property, equipment and software, net:
	December 31, 2016	December 31, 2017
	RMB	RMB
Furniture and electronic equipment	3,205	3,477
Vehicles	404	404
Software	355	355
Leasehold improvement	60	60
Total property, equipment and software	4,024	4,296
Less: accumulated depreciation	(2,393)	(3,358)
Property, equipment and software, net	1,631	938

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

6. Property, equipment and software, net (continued)

Depreciation expenses were RMB1.2 million and RMB1.0 million for the years ended December 31, 2016 and 2017, respectively. No impairment charge was recognized for any of the periods presented.
7. Long term investment
As of December 31, 2016 and 2017, long-term investment includes an equity investment in a privately held company. The Group carries the investment at cost as the Group does not have significant influence and the investment does not have a readily determinable fair value.
No impairment provision was made for the years ended December 31, 2016 and 2017, respectively.
8. Taxation
a) Income taxes
Cayman Islands
Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company in the Cayman Islands to their shareholders, no Cayman Islands withholding tax will be imposed.
Hong Kong
Subsidiary in Hong Kong is subject to 16.5% income tax for 2016 and 2017 on their taxable income generated from operations in Hong Kong. The payments of dividends by these company to their shareholders are not subject to any Hong Kong withholding tax.
China
Under the Enterprise Income Tax Law of the PRC, the Group’s Chinese subsidiaries and VIEs are subject to an income tax of 25%.
The following table presents a reconciliation of the differences between the statutory income tax rate and the Company’s effective income tax rate for the years ended December 31, 2016 and 2017:
	For the year ended December 31,
	2016	2017
	%	%
Statutory income tax rate of the PRC	25.0	25.0
Permanent differences	(7.7)	(11.5)
Change in valuation allowance	(17.3)	(13.5)
Effective income tax rate	—	—

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

8. Taxation (continued)

As of December 31, 2017, certain entities of the Company had net operating tax loss carry forwards as follows:
RMB
Loss expiring in 2020	71,526
Loss expiring in 2021	28,344
Loss expiring in 2022	69,026
168,896

b) Sales tax
The Group’s subsidiaries and VIEs incorporated in China are mainly subject to 6% VAT for services rendered.
c) Deferred tax assets and liabilities
The following table presents the tax impact of significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2016 and 2017:
	December 31, 2016	December 31, 2017
	RMB	RMB
Deferred tax assets:
Advertising expense in excess of deduction limit	4,067	385
Accrued expense and other payables	5,557	5,946
Net operating tax loss carry forwards	29,989	42,224
Total deferred tax assets	39,613	48,555
Less: valuation allowance	(39,613)	(48,555)
Net deferred tax assets	—	—

The Group does not believe that sufficient positive evidence exists to conclude that the recoverability of deferred tax assets of certain entities of the Group is more likely than not to be realized. Consequently, the Group has provided full valuation allowances on the related deferred tax assets. The following table sets forth the movement of the aggregate valuation allowances for deferred tax assets for the periods presented:
	Balance at January 1	Addition*	Balance at December 31
	RMB	RMB	RMB
2016	(32,914)	(6,699)	(39,613)
2017	(39,613)	(8,942)	(48,555)

*
Additional valuation allowance was due to the increase of deferred tax assets recognised for accrued expense, other payables and net operating tax loss carry forwards.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

8. Taxation (continued)

d) Withholding income tax
The enterprise income tax (“EIT”) Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested entity (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate that may be lowered to 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The State Administration of Taxation (“SAT”) further promulgated Circular 601 on October 27, 2009, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance and that a beneficial ownership analysis will be used based on a “substance-over-form” principle to determine whether or not to grant the tax treaty benefits. Further, the SAT promulgated the Notice on Issues Related to the “Beneficial Owner” in Tax Treaties in February 2018, which requires the “beneficial owner” to have ownership and the right to dispose of the income or the rights and properties giving rise to the income and generally engage in substantive business activities and sets forth certain detailed factors in determining the “beneficial owner” status.
To the extent that subsidiaries and VIEs of the Group have undistributed earnings, the Company will accrue appropriate expected withholding tax associated with repatriation of such undistributed earnings. As of December 31, 2016 and 2017, the Company did not record any withholding tax on the retained earnings of its subsidiaries, VIEs and subsidiaries of VIEs in the PRC as they were still in accumulated deficit position.
9. Tax payable
The following is a summary of taxes payable as of December 31, 2016 and 2017:
	December 31, 2016	December 31, 2017
	RMB	RMB
Withholding individual income taxes for employees	4,904	15,551
VAT payables	3,101	5,283
Others	190	642
Total	8,195	21,476

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

10. Short-term and long-term borrowings
The following table summarizes the Group’s outstanding short-term and long-term borrowings as of December 31, 2016 and December 31, 2017, respectively:
	Maturity date	Principal amount	Interest rate per annum	Name of bank	As of December 31,
					2016	2017
Term loan
Loan I(a)	March 30, 2018	9,944	7.25%	SPD Silicon Valley Bank loan	—	9,944
Revolving loan
Loan II(a)	December 31, 2018	9,945	7.5%	SPD Silicon Valley Bank loan	—	5,027
Secured loan
Loan III(b)	December 28, 2018	10,000	4.35%	SPD Silicon Valley Bank loan	—	10,000
Total short-term borrowings					—	24,971

	Maturity date	Principal amount	Interest rate per annum	Type	As of December 31,
					2016	2017
Revolving loan
Loan II(a)	June 28, 2019	9,945	7.5%	SPD Silicon Valley Bank loan	—	2,932
Total long-term borrowings					—	2,932

(a)
The Group was granted an RMB20.0 million credit facility that will expire on June 30, 2019 for general corporate purposes. Thereinto, RMB10.0 million is allocated to a term loan facility and RMB10.0 million is a revolving loan credit facility. The credit facility was guaranteed by the Company.

There are two financial covenants for the credit facility as follows: (i) new equity financing round: to close a new equity financing round representing investment of no less than RMB50.0 million from the investors no later than June 30, 2017; (ii) minimum quarterly gross profit: to meet gross profit for 2017 Q1 of RMB20.0 million, 2017 Q2 of RMB28.0 million, 2017 Q3 of RMB32.0 million and 2017 Q4 of RMB35.0 million.
The Group was in compliance with the covenants of the above credit facility during the year ended December 31, 2017.
Term loan
Loan I:
Under the term loan facility, the Group drew down RMB8.0 million and RMB1.9 million on April 1, 2017 and July 21, 2017, respectively. The interest is payable on a monthly basis and the principal will be due upon maturity. These loans were repaid on March 30, 2018.
Revolving loan
Loan II:
Under the revolving loan facility, the Group drew down RMB1.6 million, RMB5.9 million and RMB2.5 million on July 31, August 7 and September 12, 2017, respectively. The principal and interest is payable on a monthly basis. These loans will be repaid by equivalent installment of principal in each month till June 28, 2019.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

10. Short-term and long-term borrowings (continued)

Secured loan
(b)
Loan III:

As of December 31, 2017, the outstanding balance of the loan was secured by a US$ deposit of the Group in Silicon Valley Bank located in United States of America in the equivalent amount of RMB11.1 million, which was recorded as restricted cash. SPD Silicon Valley Bank is an onshore branch of Silicon Valley Bank. The interest is payable on a monthly basis and the principal will be due upon maturity. The loan will be matured on December 28, 2018.
In conjunction with Loan III, a warrant was granted to China Equities Hong Kong Limited (“China Equities”) on October 31, 2017 for a cash consideration of US$0.621 to purchase up to 670,814 Series C-2 convertible redeemable preferred shares of the Company at US$0.64829 per share in five years after the grant of the warrant. In accordance with ASC 480-10-55-33, the warrant shall be classified as liability, initially recorded at fair value and subsequently measure at fair value through earnings. As of December 31, 2017, China Equities is yet to exercise the warrant to the Company and the carrying value of warrant was RMB2.8 million.
11. Other current liabilities
The following is a summary of other current liabilities as of December 31, 2016 and 2017:
	December 31, 2016	December 31, 2017
	RMB	RMB
Borrowing from a third party*	32,477	19,486
Professional service fee	1,696	3,392
Borrowings from employees**	—	3,235
Advertising expenses	—	1,333
Interests payable	—	514
Others	780	1,087
Total	34,953	29,047

*
In 2016, the Group obtained an interest free loan of RMB32.5 million from a third party who has a close relationship with Mr. Wei Wen, Chairman of the Board of Directors and CEO of the Company. As this loan was obtained via the CEO, the Group had accounted for the imputed interest at 5% per annum based on a rate within the range of the Company’s cost of borrowings as a deemed capital contribution on behalf of the CEO. The loan had no repayment schedule, and was fully repaid by June 18, 2018.

**
In 2017, the Group obtained loans from several employees totaling RMB3.2 million, at 4% interest rate per annum. These loans had no repayment schedule, and were fully repaid by July 2, 2018.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

12. Convertible loans
In December 2015, the Group issued a convertible loan in the principal amount of RMB30.0 million to Lanxi Puhua Juli Equity Investment Partnership LLP (“Puhua”) with no interest and a due date twelve months after the issuance date (the “2015 Loan”). Pursuant to the 2015 convertible loan agreement, the entire or any portion of the 2015 Loan can be converted into (i) equity share of TuanChe Internet based on a post-money valuation of TuanChe Internet at RMB1.2 billion. That is, a per share conversion price is of RMB5.49, representing 2.5% of total equity interest of TuanChe Internet (“Onshore Conversion”). The rights and obligations of the converted shares shall be not less favorable than the rights and obligations entitled to Series C convertible redeemable preferred shareholders of the Company; or (ii) equity share of the Company based on a post-money valuation of TuanChe Internet at RMB1.2 billion (“Offshore Conversion”) (the same price as Onshore Conversion). The rights and obligations of the converted shares shall be not less favorable than the rights and obligations entitled to Series C convertible redeemable preferred shareholders of the Company. The issuance costs for the 2015 convertible loan was nil.
In December 2016, when the 2015 Loan was due, the Company and Puhua agreed to extend the maturity date and revise conversion price of the 2015 Loan with no consideration. On August 18, 2017, the carrying value of the December 2015 Loan of RMB30 million was converted into Series C+ convertible redeemable preferred.
On August 1, 2017, the Company issued four Promissory Notes to Investors in the aggregated principal amount of US$6.3 million at an interest rate of 10% per annum and with a term of nine months after the issuance of the Notes (the “August 2017 Loan”). The entire principal amount of the August 2017 Loan shall be converted into Series C-4 convertible redeemable preferred shares issued and sold at the closing of the Series C-4 convertible redeemable preferred shares, at the lower of: (1) US$200 million the post-money valuation at issuance of the Promissory Notes; or (2) the post-money valuation in the Series C-4 convertible redeemable preferred shares. The issuance costs for the August 2017 Loan was nil. As of December 31, 2017, the carrying value of the August 2017 Loan was RMB41.2 million.
When the terms of the loan were revised, the change in the terms was accounted for as a modification and the incremental discount created is being amortized over the the new loan term.
In June 2018, the investors converted the August 2017 Loan into an aggregate of 7,569,628 Series C-4 convertible redeemable preferred shares of the Company, par value US$0.0001 each, at a conversion price of US$0.8323 per share.
13. Preferred shares
The China Best, Series A, B-1, B-2, C-1, C-2 and C+ convertible redeemable preferred shares are collectively referred to as the “Preferred Shares”. Since their inception in 2012, the Company have raised approximately US$43.1 million in equity financing from a group of investors:
China Best financing
In June 2012, the Company raised an aggregate of RMB1,260,000 from the issuance of 5,660,000 preferred shares of the Company to China Best.
Series A financing
In March 2013, the Company raised an aggregate of US$700,000 from the issuance of 2,828,393 and 16,970,357 Series A preferred shares of the Company to K2 Evergreen Partner L.P. and K2 Partners II L.P., respectively.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

13. Preferred shares (continued)

Series B financing
In September 2013, the Company raised an aggregate of US$5,564,856 from the issuance of 4,142,781 and 8,285,562 Series B-1 preferred shares of the Company to K2 Evergreen Partners L.P. and K2 Partners II L.P., respectively, and the issuance of 18,193,772 and 4,548,443 Series B-2 preferred shares of the Company to BAI GmbH and K2 Partners II L.P., respectively.
Series C financing
In August 2014, the Company raised an aggregate of US$23,658,593 from the issuance of 3,427,812 Series C-1 preferred shares of the Company to BAI GmbH, and the issuance of 5,643,437, 18,290,377, 7,878,398 and 1,596,503 Series C-2 preferred shares of the Company to BAI GmbH, Highland Capital Partners 9 L.P., Highland Capital Partners 9-B L.P. and Highland Entrepreneurs’ Fund 9 L.P., respectively.
Series C+ financing
In June 2017, the Company raised an aggregate of US$8,682,770 from the issuance of 2,175,611, 725,204, 1,450,408, 1,910,912, 823,106, 166,797 and 5,341,517 Series C+ preferred shares of the Company to K2 Partners III Limited, K2 Family Partners Limited, BAI GmbH, Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, Highland Entrepreneurs’ Fund 9 Limited Partnership and AlphaX Partners Fund I, L.P., respectively. In addition, Puhua’s convertible loans of RMB30.0 million was converted into 6,261,743 Series C+ Preferred Shares.
The key terms of the Preferred Shares are as follows:
Conversion right
The Series A, B-1, B-2, C-1, C-2 and C+ preferred shares are convertible, at the option of the holders, into the Company’s ordinary shares at an initial conversion ratio of 1:1 at any time after the original issuance date. In the event that the Company issues additional ordinary shares at a price lower than the then-applicable conversion price for the preferred shares, the conversion price of the Preferred Shares shall be adjusted. The conversion prices are also subject to adjustments upon certain dilution events. In addition, the preferred shares are automatically convertible into such number of ordinary shares of the Company as shall be determined by reference to the then effective and applicable conversion ratio upon the earlier of (i) the closing of a QIPO as defined in the Memorandum and Articles of Association, or (ii) the date specified by written consent or agreement of holders of a majority of the outstanding Series A, B-1, B-2, C-1, C-2 and C+ preferred shares, each voting as a separate class.
Redemption right
For China Best and Series A preferred shares, they can be redeemed at any time after the sixth (6th) anniversary of the China Best and Series A preferred shares issue date, if a QIPO has not been consummated by then. The redemption price shall be the original issue price, plus interest calculated at 10% per annum on the original issue price, plus any accrued but unpaid dividends.
For Series B-1 and B-2 preferred shares, they can be redeemed at any time after the fifth (5th) anniversary of the Series B-1 and B-2 preferred shares issue date, if a QIPO has not been consummated by then. The redemption price shall be the original issue price, plus interest calculated at 10% per annum on the original issue price, plus any accrued but unpaid dividends.
For Series C-1 and C-2 preferred shares, they can be redeemed at any time after the fifth (5th) anniversary of the Series C-1 and C-2 preferred shares issue date, if a QIPO has not been consummated by then. The redemption price shall be the original issue price, plus interest calculated at 8% annual compound rate on the original issue price, plus any accrued but unpaid dividends.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

13. Preferred shares (continued)

For Series C+ preferred shares, they can be redeemed at any time after the fifth (5th) anniversary of the Series C+ preferred shares issue date, if a QIPO has not been consummated by then. The redemption price shall be the original issue price, plus interest calculated at 8% annual compound rate on the original issue price, plus any accrued but unpaid dividends.
The redemption date/event for existing preferred shares was modified to be aligned to the redemption date of the newly issued preferred shares in each round of financing.
Dividend rights
No dividend shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is first paid in full on the Preferred Shares.
Liquidation rights
Upon any liquidation, dissolution or winding up of the Company or sale of shares, merger, consolidation or other similar transaction involving the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale of all or substantially all the Company’s assets (the “Liquidation Event), prior to and in preference to any distribution of any of the assets of the Company to the ordinary shareholders, the preferred shareholders and shall be entitled to receive for each outstanding preferred shares held, an amount equal to 100% of the preferred share purchase price, plus all declared but unpaid dividend.
After distribution or payment in full of the amount distributable or payable on the preferred shares, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of outstanding ordinary shares and holders of preferred shares on an as-converted basis.
Voting rights
Under the Shareholders Agreement and the Memorandum and Articles of Association that are currently in effect, ordinary shareholders of the Company has the right to appoint three directors; K2 Evergreen Partners L.P. and K2 Partners II L.P. has the right to jointly appoint one director; BAI GmbH has the right to appoint one director; Highland Capital Partners 9 L.P., Highland Capital Partners 9-B L.P. and Highland Entrepreneurs’ Fund 9 L.P. has the right to jointly appoint one director, and AlphaX Partners Fund I, L.P. has the right to appoint one director for a total of seven board members.
Accounting for the Preferred Shares
The Company has classified the Preferred Shares in the mezzanine equity of the consolidated balance sheets as they are contingently redeemable at the option of the holders. In addition, the Company records accretion to the redemption value from the issuance dates to the earliest redemption dates. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. Each issuance of the Preferred Shares is recognized at the respective issue price at the date of issuance net of issuance costs.
The Company has determined that there was no beneficial conversion feature attributable to all preferred shares because the initial effective conversion prices of these preferred shares were higher than the fair value of the Company’s common shares determined by the Company taking into account independent valuations.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

13. Preferred shares (continued)

The Company’s Preferred Shares activities for the years ended December 31, 2016 and 2017 are summarized below:
	China Best Preferred Shares		Series A Preferred Shares		Series B-1 Preferred Shares		Series B-2 Preferred Shares		Series C-1 Preferred Shares		Series C-2 Preferred Shares		Series C+ Preferred Shares		Mezzanine Equity
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Total number of shares	Total amount
		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB
Balance as of January 1, 2016	5,660,000	1,695	19,798,750	5,109	12,428,343	8,671	22,742,215	35,125	3,427,812	14,352	33,408,715	144,631	—	—	97,465,835	209,583
Accretion to preferred shares redemption value	—	126	—	467	—	376	—	3,330	—	1,066	—	11,540	—	—	—	16,905
Balance as of December 31, 2016	5,660,000	1,821	19,798,750	5,576	12,428,343	9,047	22,742,215	38,455	3,427,812	15,418	33,408,715	156,171	—	—	97,465,835	226,488
Issuance of preferred shares	—	—	—	—	—	—	—	—	—	—	—	—	18,855,298	88,640	18,855,298	88,640
Accretion to preferred shares redemption value	—	126	—	472	—	382	—	3,376	—	1,080	—	11,698	—	3,811	—	20,945
Balance as of December 31, 2017	5,660,000	1,947	19,798,750	6,048	12,428,343	9,429	22,742,215	41,831	3,427,812	16,498	33,408,715	167,869	18,855,298	92,451	116,321,133	336,073

14. Employee Benefits
The Company’s subsidiaries, VIEs and subsidiaries of VIEs incorporated in China participate in a government-mandated multi-employer defined contribution plan under which certain retirement, medical, housing and other welfare benefits are provided to employees. Chinese labor regulations require the Company’s Chinese subsidiaries, VIEs and subsidiaries of VIEs to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; hence, the Group has no further commitments beyond its monthly contribution. The following table presents the Group’s employee welfare benefits expenses for the years ended December 31, 2016 and 2017:
	For the year ended December 31,
	2016	2017
	RMB	RMB
Medical and welfare defined contribution plan	6,581	8,504
Other employee benefits	1,571	2,340
Total	8,152	10,844

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

15. Share-based Compensation
(a) Description of stock option plan
In July 2012, the Group permitted the grant of options of the Company to relevant directors, officers, other employees and consultants of the Company. Option awards are granted with an exercise price determined by the Board of Directors. Those option awards generally vest over a period of four years.
The Group recognizes share-based compensation expenses in the consolidated statements of operations and comprehensive loss based on awards ultimately expected to vest, after considering actual forfeitures.
As of December 31, 2017, total unrecognized compensation expenses related to unvested awards granted from 2012 to 2017 was RMB3.7 million (US$0.6 million) which is expected to be recognized through the remaining vesting period of each grant. As of December 31, 2017, the weighted average remaining vesting period was 0.7 years.
(b) Valuation assumptions
The Group uses binomial option pricing model to determine fair value of the share-based awards. The estimated fair value of each option granted is estimated on the date of grant using the binomial option-pricing model with the following assumptions:
	2016	2017
Expected volatility	59.60% – 62.40%	57.90% – 59.70%
Weighted average volatility	61.29%	58.44%
Expected dividends	—	—
Risk-free rate	1.82% – 2.70%	2.60% – 3.18%
Contractual term (in years)	10	10
Enterprise value per ordinary share	US$0.30 – US$0.32	US$0.32 – US$0.65
The expected volatility at the grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. The weighted average volatility is the expected volatility at the grant date weighted by number of options. The Company has not declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Contractual term is the contract life of the options. The Group estimated the risk free interest rate based on the market yield of US Government Bond with maturity of ten years as of the valuation date, plus country default risk spread between United States and China.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

15. Share-based Compensation (continued)

(c) Share options activities
The following table presents a summary of the Company’s options activities for the years ended December 31, 2016 and 2017.
	Employees	Consultants	Total	Weighted average exercise price	Remaining contractual life	Aggregated intrinsic value
	(in thousands)	(in thousands)	(in thousands)	US$		RMB
Outstanding at January 1, 2016	16,661	1,637	18,298	0.30	1.95	8,394
Granted	3,372	—	3,372	1.18	—	—
Exercised	—	—	—	—	—	—
Forfeited	(1,141)	—	(1,141)	0.63	—	—
Outstanding at December 31, 2016	18,892	1,637	20,529	0.43	1.39	9,975
Granted	60	—	60	0.42	—	—
Exercised	—	—	—	—	—	—
Forfeited	(1,877)	—	(1,877)	0.94	—	—
Outstanding at December 31, 2017	17,075	1,637	18,712	0.37	0.72	8,951
Exercisable as of December 31, 2016	8,382	1,318	9,700	0.20	0.61	3,914
Exercisable as of December 31, 2017	10,606	1,424	12,030	0.28	0.39	5,293

The weighted average grant date fair value of options granted for the years ended December 31, 2016 and 2017 was RMB0.4920 (US$0.0781) and RMB0.4851 (US$0.0768) per option, respectively.
No options were exercised for the years ended December 31, 2016 and 2017.
(d) Founders’ shares
In accordance with the restricted share agreement dated as of March 6, 2013, all ordinary shares ultimately owned by the Company’s founders would become subject to a vesting schedule, with 25% vesting on the first six months and the remainder vesting annually thereafter in equal instalments over the next three years. The founders’ shares vest immediately in the event that i) founder’s continuous status as a service provider is voluntarily terminated by the founders or ii) founder’s continuous status as a service provider is terminated by the Company for cause. The Company accounted for this arrangement similar to a reverse stock split, followed by the grant of restricted stock awards subject to service vesting conditions, though these founders’ shares are legally outstanding from the grant day. Accordingly, compensation cost was measured based on the fair value of the ordinary shares at the grant date and is recognized over the requisite service period.
In connection with the issuance of series B-1, B-2, C-1 and C-2 convertible redeemable preferred shares, the Company amended the vesting schedule of all founders’ shares under which founders’ restricted shares became subject to vesting with 1/36th of the options vesting each month after the issuance of each series of convertible redeemable preferred shares. The change in in vesting schedule was treated as a modification of the award and did not result in a modification charge as there was no incremental value resulted from the modification.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

15. Share-based Compensation (continued)

For the years ended December 31, 2016 and 2017, the Company recognized share based compensation expense related to the Founders’ shares of US$0.2 million and nil, respectively. Grant date fair value per restricted share is US$0.01.
Restricted shares	Number of shares
Outstanding as of January 1, 2016	15,949,454
Restricted shares vested	(15,949,454)
Outstanding as of December 31, 2016	—
Restricted shares vested	—
Outstanding as of December 31, 2017	—

16. Net Loss Per Share
For the years ended December 31, 2016 and 2017, the Company had potential ordinary shares, including preferred shares, restricted shares and share options granted. As the Group incurred losses for the years ended December 31, 2016 and 2017, these potential preferred shares and shares options granted were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company.
The numbers of preferred shares, share options and convertible loan excluded from the calculation of diluted net loss per share of the Company were 97,465,835, 20,634,496 and 6,261,743 as of December 31, 2016 and the numbers of preferred shares, share options, convertible loan and warrant exclude from the calculation of diluted net loss per share of the Company were 116,321,133, 18,817,362, 7,569,628 and 670,814 as of December 31, 2017, respectively.
Considering that the holder of preferred shares has no contractual obligation to participate in the Company’s losses, any losses from the Group should not be allocated to preferred shares.
The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2016 and 2017:
	2016	2017
Numerator:
Net loss from continuing operations	(81,508)	(75,694)
Net loss from discontinued operations	(5,060)	(14,977)
Total net loss	(86,568)	(90,671)
Net loss from continuing operations	(81,508)	(75,694)
Less: accretions to preferred shares redemption value	(16,905)	(20,945)
Net loss attributable to TuanChe Limited’s shareholders from continuing operations	(98,413)	(96,639)
Net loss attributable to TuanChe Limited’s shareholders from discontinued operations	(5,060)	(14,977)
Denominator:
Weighted average number of ordinary shares outstanding, basic	89,423,362	94,870,580
Weighted average number of ordinary shares outstanding, diluted	89,423,362	94,870,580
Basic net loss per share attributable to TuanChe Limited’s shareholders from continuing operations	(1.10)	(1.02)
Diluted net loss per share attributable to TuanChe Limited’s shareholders from continuing operations	(1.10)	(1.02)
Basic net loss per share attributable to TuanChe Limited’s shareholders from discontinued operations	(0.06)	(0.16)
Diluted net loss per share attributable to TuanChe Limited’s shareholders from discontinued operations	(0.06)	(0.16)

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

17. Commitments and Contingencies
(a) Commitments
The Group leases venue for auto shows and office space under non-cancelable operating lease agreements, which expire at various dates through December 2020. As of December 31, 2017, future minimum lease under non-cancelable operating lease agreements were as follows
(i) Venue for auto shows
Total operating lease commitments
2018	2,934
Total	2,934

(ii) Office space
Total operating lease commitments
2018	5,983
2019	1,128
2020	120
Total	7,231

(b) Litigation
From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group’s financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group’s view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liability on a regular basis. The Group has not recorded any material liabilities in this regard as of December 31, 2016 and 2017.
18. Related party transactions
In 2016, the Group granted an interest free loan amounted to RMB1.2 million to Mr. Wei Wen, Chairman of the Board of Directors and CEO of the Company. The loan was fully repaid by Mr. Wei Wen in June 2018.
In 2017, the Group granted an interest free loan amounted to RMB1.0 million to Mr. Xingyu Du, Vice President of administration. The loan was fully repaid by Mr. Xingyu Du in July 2018.
19. Unaudited pro-forma balance sheet and net loss per share
Pursuant to the Company’s Memorandum and Articles of Association, the Company’s Preferred Shares will be automatically converted into Class A ordinary shares upon a QIPO.
Unaudited pro-forma shareholders’ equity as of December 31, 2017, as adjusted for the reclassification of the related Preferred Shares from mezzanine equity to shareholders’ equity is shown in the unaudited pro-forma consolidated balance sheet.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

19. Unaudited pro-forma balance sheet and net loss per share (continued)

The unaudited pro-forma loss per share for the year ended December 31, 2017 giving effect to the conversion of Preferred Shares into Class A ordinary shares as of the beginning of such year, is as follows:
For the year ended December 31, 2017
Numerator (RMB):
Net loss attributable to ordinary shareholders	(111,616)
Pro-forma effect of conversion of preferred shares	20,945
Pro-forma net loss attributable to ordinary shareholders – basic and diluted	(90,671)
Denominator:
Denominator for basic net loss per share – weighted average ordinary shares outstanding	94,870,580
Pro-forma effect of conversion of preferred shares	116,321,133
Denominator for pro-forma basic and diluted loss per share	211,191,713
Pro-forma net loss per share
Basic	(0.43)
Diluted	(0.43)
20. Subsequent events
(a)
In June 2018, the Directors of the Company (the “Directors”) had approved, the TuanChe Limited Share Incentive Plan (the “Plan”) whereby the incentive share options granted to employees and non-employees of the Company shall be replaced by the restricted shares. On June 15, 2018, 20,112,182 share options of the Company were replaced by 13,740,480 restricted shares. On the same day, the Company newly granted 4,017,930 restricted shares to its employees. On July 1, 2018, the Company newly granted 6,218,074 restricted shares to its employees and non-employee consultants.

(b)
On June 13, 2018, the Group raised an aggregate of US$23,350,000 from the issuance of 3,592,664 and 6,453,887 Series D-1 convertible redeemable preferred shares to ACEE Capital Ltd. and Honour Depot Limited, respectively. In connection with the issuance of Series D-1 convertible redeemable preferred shares, all series of Preferred Shares can be redeemed at any time after June 2021, if a QIPO has not been consummated by then.

(c)
On June 13, 2018, the Company’s changed its capital structure to re-designate its ordinary shares into Class A ordinary shares and Class B ordinary shares. The effect of this re-designation has been accounted for retroactively for all periods presented. Mr. Wei Wen, Chairman of the Board of Directors and CEO of the Company holds Class B ordinary shares through his British Virgin Islands (“BVI”) company and each Class B ordinary share carries fifteen (15) votes at meetings of shareholders, therefore, he now has 80% of the voting shares.

(d)
On July 27, 2018, the Company entered into a Series D-2 preferred shares purchase agreement with Beijing Z-Park Fund whereby Beijing Z-Park Fund will acquire 20,630,925 Series D-2 preferred shares for US$50 million. In accordance with the agreement, the Beijing Z-Park Fund shall complete the approvals, registrations and filings necessary to effect such ’s purchase of the purchased shares on its part, including but not limited to, necessary filings and/or registrations with the competent branch of the Ministry of Commerce of the PRC and the competent branch of the National Development and Reform Commission of the PRC, as well as necessary registrations and filings with the competent branch of the State Administration of Foreign Exchange (or a bank competent to accept or effect such filing or registration under the laws of the PRC) to wire the purchase price.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

20. Subsequent events (continued)

(e)
In accordance with the joint investment agreement signed between TuanChe Internet and an individual dated May 10, 2018, both TuanChe Internet and the individual are committed to make an investment of RMB10 million in total in the joint venture, which plan to operate a car media business. TuanChe Internet committed to invest RMB4 million and holds 40% of total equity interests. On July 25, 2018, the joint venture was established in Shanghai, but its shareholders have not paid registered capital.

The Group has performed an evaluation of subsequent events through July 31, 2018, which is the date the consolidated financial statements are available to be issued, with no other material events or transactions identified that should have been recorded or disclosed in the consolidated financial statements.
21. Segment Information
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The company concluded that the Group’s CODM is Mr. Wei Wen, Chairman of the Board of Directors and CEO.
The Group’s organizational structure is based on a number of factors that the CODM uses to evaluate, view and run its business operations which include, but not limited to, customer base, homogeneity of products and technology. The Group’s operating segments are based on such organizational structure and information reviewed by the Group’s CODM to evaluate the operating segment results. The Group has internal reporting of revenue, cost and expenses by nature as a whole. Hence, the Group has two operating segments.
The Company’s one segment is auto shows and group-purchase facilitation business (“auto shows segment”).
The Company disposed of its electric vehicle sales facilitation business in June 2018. This is the Discontinued Business and the results of this segment are included as discontinued operations for the years ended December 31, 2016 and 2017.
Key revenues streams of auto shows segment are as below:
	December 31, 2016	December 31, 2017
	RMB	RMB
Auto shows	50,840	263,927
Group-purchase facilitation	66,513	16,739
Total	117,353	280,666

Substantially all revenues are derived from China based on the geographical locations where services are provided to customers. In addition, the Group’s long-lived assets are substantially all located in China. Therefore, no geographical segments are presented.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

22. Fair Value Measurement
Assets and liabilities disclosed at fair value
The Company measures its cash and cash equivalents, restricted cash, short-term investments, short-term borrowings and convertible loans at amortized cost. The fair value was estimated by discounting the scheduled cash flows through to estimated maturity using estimated discount rates based on current offering rates of comparable institutions with similar services. The carrying value of the Company’s debt obligations approximate fair value as the borrowing rates are similar to the market rates that are currently available to the Company for financing obligations with similar terms and credit risks and represent a level 2 measurement.
Assets measured at fair value on a nonrecurring basis
The Company measured its property, equipment and software, long-term investment at fair value on a nonrecurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.
Assets and liabilities measured at fair value on a recurring basis
The Company measured its warrant at fair value on a recurring basis. As the Company’s warrant is not traded in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value of warrant. This instrument are categorized in the Level 3 valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. The Company did not transfer any assets or liabilities in or out of level 3 during the years ended December 31, 2016, and 2017.
The following table summarizes the Company’s financial liabilities measured and recorded at fair value on recurring basis as of December 31, 2016 and 2017:
As of December 31, 2016
	Active Market (Level 1)	Observable Input (Level 2)	Non-observable Input (Level 3)	Total
	RMB	RMB	RMB	RMB
Liability:
Warrant	—	—	—	—
	As of December 31, 2017
	Active Market (Level 1)	Observable Input (Level 2)	Non-observable Input (Level 3)	Total
	RMB	RMB	RMB	RMB
Liability:
Warrant	—	—	2,818	2,818
Warrant
The Company adopted Black Scholes model to assess the warrant’s fair value. Management is responsible for determining the fair value and assessing a number of factors. The valuation involves complex and subjective judgements as well as the Company’s best estimates on the valuation date. Key inputs related to the Black Scholes model for the valuation of the fair value of warrants are: expiry date of warrant, fair market value per share as of valuation date, exercise price, risk free rate of interest, dividend yield, expected time to exercise as well as volatility.

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

23. Restricted Net Assets
Relevant PRC laws and regulations permit PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries, VIEs and subsidiaries of VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the general reserve fund and the statutory surplus fund respectively. The general reserve fund and the statutory surplus fund require that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries, VIEs and subsidiaries of VIEs are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB95.7 million as of December 31, 2017. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries, VIEs and subsidiaries of VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries, VIEs and subsidiaries of VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.
24. Additional Information — Condensed Financial Statements of the Parent Company
The condensed financial information of the Company has been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04, using the same accounting policies as set out in the Group’s consolidated financial statements, except that the Company uses the equity method to account for investments in its subsidiaries, VIEs and subsidiaries of VIEs.
The subsidiaries did not pay any dividend to the Company for the years presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general purpose financial statements of the reporting entity and should be read in conjunction with the notes to the consolidated financial statements of the Company.
The Company did not have significant capital and other commitments or guarantees as of December 31, 2017.
Condensed statements of operations and comprehensive loss:
	For the year ended December 31,
	2016	2017
	RMB	RMB
Operating expenses:
General and administrative expenses	(2,659)	(1,600)
Total operating expenses	(2,659)	(1,600)
Interest expense, net	—	(657)
Change in fair value of warrant	560	(1,390)
Equity in loss of subsidiaries, VIEs and subsidiaries of VIEs	(83,907)	(87,023)
Others	(562)	(1)
Net loss attributable to ordinary shareholders	(86,568)	(90,671)
Accretions to preferred shares redemption value	(16,905)	(20,945)
Net loss	(103,473)	(111,616)
Other comprehensive income/(loss):
Foreign currency translation adjustments, net of nil tax	317	(1,367)
Total comprehensive loss	(103,156)	(112,983)

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

24. Additional Information — Condensed Financial Statements of the Parent Company (continued)

Condensed balance sheets:
	As of December 31, 2016	As of December 31, 2017
	RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents	78	34,328
Restricted cash	—	11,108
Receivables due from VIE and VIE’s subsidiaries	4,952	86,871
Total current assets	5,030	132,307
Non-current assets:
Long-term investment	191,752	180,618
Investments in subsidiaries, VIEs and VIEs’ subsidiaries	(259,259)	(330,953)
Other non-current assets	—	1,350
Total non-current assets	(67,507)	(148,985)
TOTAL ASSETS	(62,477)	(16,678)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Convertible loans	—	41,165
Other current liabilities	1,130	3,301
Total current liabilities	1,130	44,466
Non-current liabilities:
Warranty	—	2,818
Total non-current liabilities	—	2,818
TOTAL LIABILITIES	1,130	47,284
MEZZANINE EQUITY
China Best Reach Co., Limited (“China Best”) redeemable shares, US$0.0001 par value; 5,660,000 shares authorized, issued and outstanding with redemption value of RMB0.40 and RMB0.45, and liquidation value of RMB0.25 and RMB0.23 as of December 31, 2016 and 2017, respectively	1,821	1,947
Series A convertible redeemable preferred shares, US$0.0001 par value; 19,798,750 shares authorized, issued and outstanding with redemption value of RMB0.40 and RMB0.45, and liquidation value of RMB0.25 and RMB0.23 as of December 31, 2016 and 2017, respectively	5,576	6,048
Series B-1 convertible redeemable preferred shares, US$0.0001 par value; 12,428,343 shares authorized, issued and outstanding with redemption value of RMB0.50 and RMB0.56, and liquidation value of RMB0.32 and RMB0.30 as of December 31, 2016 and 2017, respectively	9,047	9,429

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

24. Additional Information — Condensed Financial Statements of the Parent Company (continued)

	As of December 31, 2016	As of December 31, 2017
	RMB	RMB
Series B-2 convertible redeemable preferred shares, US$0.0001 par value; 22,742,215 shares authorized, issued and outstanding with redemption value of RMB2.42 and RMB2.69, and liquidation value of RMB1.53 and RMB1.44 as of December 31, 2016 and 2017, respectively	38,455	41,831
Series C-1 convertible redeemable preferred shares, US$0.0001 par value; 3,427,812 shares authorized, issued and outstanding with redemption value of RMB5.95 and RMB6.98, and liquidation value of RMB4.05 and RMB3.81 as of December 31, 2016 and 2017, respectively	15,418	16,498
Series C-2 convertible redeemable preferred shares, US$0.0001 par value; 33,408,715 shares authorized, issued and outstanding with redemption value of RMB6.61 and RMB7.76, and liquidation value of RMB4.50 and RMB4.24 as of December 31, 2016 and 2017, respectively	156,171	167,869
Series C+ convertible redeemable preferred shares, US$0.0001 par value; No shares authorized, issued and outstanding as of December 31, 2016; 18,855,298 shares authorized, issued and outstanding with redemption value of RMB6.62, and liquidation value of RMB4.51 as of December 31, 2017	—	92,451
TOTAL MEZZANINE EQUITY:	226,488	336,073
SHAREHOLDERS’ EQUITY
Class A ordinary shares: US$0.0001 par value; 347,273,585 and 328,418,287 shares authorized as of December 31, 2016 and 2017, 39,610,000 and 39,610,000 shares issued and outstanding as of December 31, 2016 and 2017, respectively	25	25
Class B ordinary shares: US$0.0001 par value; 55,260,580 and 55,260,580 shares authorized, issued and outstanding as of December 31, 2016 and 2017	35	35
Additional paid-in capital	—	—
Accumulated deficit	(280,753)	(389,326)
Accumulated other comprehensive loss	(9,402)	(10,769)
TOTAL SHAREHOLDERS’ EQUITY	(290,095)	(400,035)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY	(62,477)	(16,678)

TUANCHE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

24. Additional Information — Condensed Financial Statements of the Parent Company (continued)

Condensed statements of cash flows:
	For the year ended December 31,
	2016	2017
	RMB	RMB
Net cash used in operating activities	—	(6,466)
Cash flows from investing activities:	—	—
Cash paid for investments in VIE and VIE’s subsidiaries	—	(47,002)
Net cash used in investing activities	—	(47,002)
Cash flows from financing activities:	—	—
Cash received from convertible loans	—	41,165
Proceeds from issuance of Series C+ convertible redeemable preferred shares	—	59,091
Payments of issuance cost for Series C+ convertible redeemable preferred shares	—	(449)
Net cash generated from financing activities	—	99,807
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3	(981)
Net increase in cash, cash equivalents and restricted cash	3	45,358
Cash, cash equivalents and restricted cash at the beginning of year	75	78
Cash, cash equivalents and restricted cash at the end of year	78	45,436

Basis of presentation
The Company’s accounting policies are the same as the Group’s accounting policies with the exception of the accounting for the investments in subsidiaries, VIEs and subsidiaries of VIEs.
For the Company only condensed financial information, the Company records its investments in subsidiaries, VIEs and subsidiaries of VIEs under the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures. Such investments are presented on the Condensed balance sheets as “Investments in subsidiaries, VIEs and subsidiaries of VIEs” and shares in the subsidiaries, VIEs and subsidiaries of VIEs’ loss are presented as “Equity in loss of subsidiaries, VIEs and subsidiaries of VIEs” on the Condensed statements of operations and comprehensive loss. The parent company only condensed financial information should be read in conjunction with the Group’ consolidated financial statements.

TUANCHE LIMITED
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(All amounts in thousands, except for share and per share data)
	As of December 31, 2017	As of June 30, 2018		As of June 30, 2018
	RMB	RMB	US$	RMB	US$
			Note 2(f)		Note 2(f)
		Unaudited	Unaudited	Pro-forma (Unaudited) Note 19	Pro-forma (Unaudited) Note 19
ASSETS
Current assets:
Cash and cash equivalents	66,695	152,564	23,056	152,564	23,056
Restricted cash	11,108	23,158	3,500	23,158	3,500
Accounts receivable, net	8,467	38,635	5,839	38,635	5,839
Prepayment and other current assets	16,181	35,867	5,420	35,867	5,420
Receivables due from related parties	2,260	2,800	423	2,800	423
Held-for-sale assets	837	—	—	—	—
Short-term investments	4,000	4,000	604	4,000	604
Total current assets	109,548	257,024	38,842	257,024	38,842
Non-current assets:
Property, equipment and software, net	938	978	148	978	148
Long-term investments	1,000	1,250	189	1,250	189
Other non-current assets	1,349	994	149	994	149
Total non-current assets	3,287	3,222	486	3,222	486
TOTAL ASSETS	112,835	260,246	39,328	260,246	39,328
LIABILITIES
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to the primary beneficiary of RMB3.3 million and RMB0.4 million as of December 31, 2017 and June 30, 2018, respectively)	3,340	7,120	1,076	7,120	1,076
Advance from customers (including advance from customers of the consolidated VIEs without recourse to the primary beneficiary of RMB9.8 million and RMB14.1 million as of December 31, 2017 and June 30, 2018, respectively)	9,751	14,063	2,125	14,063	2,125
Short-term borrowings (including short-term borrowings of the consolidated VIEs without recourse to the primary beneficiary of RMB25.0 million and RMB35.4 million as of December 31, 2017 and June 30, 2018, respectively)	24,971	35,388	5,348	35,388	5,348
Salary and welfare benefits payable (including salary and welfare benefits payable of the consolidated VIEs without recourse to the primary beneficiary of RMB40.8 million and RMB27.5 million as of December 31, 2017 and June 30, 2018, respectively)	41,297	29,966	4,529	29,966	4,529
Tax payable (including tax payable of the consolidated VIEs without recourse to the primary beneficiary of RMB21.5 million and RMB14.6 million as of December 31, 2017 and June 30, 2018, respectively)	21,476	16,348	2,471	16,348	2,471
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

TUANCHE LIMITED
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(All amounts in thousands, except for share and per share data)

	As of December 31, 2017	As of June 30, 2018		As of June 30, 2018
	RMB	RMB	US$	RMB	US$
			Note 2(f)		Note 2(f)
		Unaudited	Unaudited	Pro-forma (Unaudited) Note 19	Pro-forma (Unaudited) Note 19
Other current liabilities (including other current liabilities of the consolidated VIEs without recourse to the primary beneficiary of RMB26.4 million and RMB7.8 million as of December 31, 2017 and June 30, 2018, respectively)	29,047	17,886	2,702	17,886	2,702
Convertible loans (including convertible loans of the consolidated VIEs without recourse to the primary beneficiary of nil and nil as of December 31, 2017 and June 30, 2018, respectively)	41,165	—	—	—	—
Total current liabilities	171,047	120,771	18,251	120,771	18,251
Non-current liabilities:
Warrant	2,818	6,493	981	6,493	981
Long-term borrowings (including long-term borrowings of the consolidated VIEs without recourse to the primary beneficiary of RMB2.9 million and nil as of December 31, 2017 and June 30, 2018, respectively)	2,932	—	—	—	—
Total non-current liabilities	5,750	6,493	981	6,493	981
TOTAL LIABILITIES	176,797	127,264	19,232	127,264	19,232
Commitments and contingencies (Note 17)
MEZZANINE EQUITY:
China Best Reach Co., Limited (“China Best”) redeemable shares, US$0.0001 par value; 5,660,000 shares authorized, issued and outstanding with redemption value of RMB0.45 and RMB0.43, and liquidation value of RMB0.23 and RMB0.23 as of December 31, 2017 and June 30, 2018, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	1,947	2,010	304	—	—
Series A convertible redeemable preferred shares, US$0.0001 par value; 19,798,750 shares authorized, issued and outstanding with redemption value of RMB0.45 and RMB0.43, and liquidation value of RMB0.23 and RMB0.23 as of December 31, 2017 and June 30, 2018, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	6,048	6,270	948	—	—
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

TUANCHE LIMITED
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(All amounts in thousands, except for share and per share data)

	As of December 31, 2017	As of June 30, 2018		As of June 30, 2018
	RMB	RMB	US$	RMB	US$
			Note 2(f)		Note 2(f)
		Unaudited	Unaudited	Pro-forma (Unaudited) Note 19	Pro-forma (Unaudited) Note 19
Series B-1 convertible redeemable preferred shares, US$0.0001 par value; 12,428,343 shares authorized, issued and outstanding with redemption value of RMB0.56 and RMB0.53, and liquidation value of RMB0.30 and RMB0.30 as of December 31, 2017 and June 30, 2018, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	9,429	9,607	1,452	—	—
Series B-2 convertible redeemable preferred shares, US$0.0001 par value; 22,742,215 shares authorized, issued and outstanding with redemption value of RMB2.69 and RMB2.58, and liquidation value of RMB1.44 and RMB1.45 as of December 31, 2017 and June 30, 2018, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	41,831	43,413	6,561	—	—
Series C-1 convertible redeemable preferred shares, US$0.0001 par value; 3,427,812 shares authorized, issued and outstanding with redemption value of RMB6.98 and RMB6.54, and liquidation value of RMB3.81 and RMB3.86 as of December 31, 2017 and June 30, 2018, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	16,498	17,004	2,570	—	—
Series C-2 convertible redeemable preferred shares, US$0.0001 par value; 33,408,715 shares authorized, issued and outstanding with redemption value of RMB7.76 and RMB7.27, and liquidation value of RMB4.24 and RMB4.29 as of December 31, 2017 and June 30, 2018, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	167,869	173,350	26,197	—	—
Series C+ convertible redeemable preferred shares, US$0.0001 par value; 18,855,298 shares authorized, issued and outstanding with redemption value of RMB6.62 and RMB6.20, and liquidation value of RMB4.51 and RMB4.56 as of December 31, 2017 and June 30, 2018, respectively (No shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	92,451	95,741	14,469	—	—
Series C-4 convertible redeemable preferred shares, US$0.0001 par value; 7,569,628 shares authorized, issued and outstanding with redemption value of RMB7.33, and liquidation value of RMB5.51 as of June 30, 2018 (No shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	—	42,940	6,489	—	—
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

TUANCHE LIMITED
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(All amounts in thousands, except for share and per share data)

	As of December 31, 2017	As of June 30, 2018		As of June 30, 2018
	RMB	RMB	US$	RMB	US$
			Note 2(f)		Note 2(f)
		Unaudited	Unaudited	Pro-forma (Unaudited) Note 19	Pro-forma (Unaudited) Note 19
Series D-1 convertible redeemable preferred shares, US$0.0001 par value; 10,046,551 shares authorized, issued and outstanding with redemption value of RMB20.47, and liquidation value of RMB15.38 as of June 30, 2018 (No shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	—	151,564	22,905	—	—
TOTAL MEZZANINE EQUITY:	336,073	541,899	81,895	—	—
SHAREHOLDERS’ DEFICIT:
Class A ordinary shares: US$0.0001 par value; 328,418,287 and 310,802,108 shares authorized 39,610,000 and 63,586,484 shares issued and 39,610,000 and 50,910,072 shares outstanding as of December 31, 2017 and June 30, 2018, respectively (444,739,420 shares authorized, 197,523,796 shares issued and 184,847,384 shares outstanding on a pro-forma basis as of June 30, 2018)	25	41	6	130	21
Class B ordinary shares: US$0.0001 par value; 55,260,580 and 55,260,580 shares authorized, issued and outstanding as of December 31, 2017 and June 30, 2018 (55,260,580 shares authorized, issued and outstanding on a pro-forma basis as of June 30, 2018)	35	35	5	35	5
Treasury stock	—	—	—	—	—
Additional paid-in capital	—	9,258	1,399	551,068	83,279
Accumulated deficit	(389,326)	(410,578)	(62,049)	(410,578)	(62,049)
Accumulated other comprehensive loss	(10,769)	(7,673)	(1,160)	(7,673)	(1,160)
TOTAL SHAREHOLDERS’ DEFICIT:	(400,035)	(408,917)	(61,799)	132,982	20,096
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	112,835	260,246	39,328	260,246	39,328

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

TUANCHE LIMITED
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE LOSS
(All amounts in thousands, except for share and per share data)
	For the six months ended June 30,
	2017	2018
	RMB	RMB	US$ Note 2(f)
Continuing operations
Net revenues	91,326	269,334	40,703
Cost of revenues	(27,847)	(74,054)	(11,191)
Gross profit	63,479	195,280	29,512
Operating expenses:
Selling and marketing expenses	(87,168)	(167,673)	(25,339)
General and administrative expenses	(12,938)	(31,578)	(4,772)
Research and development expenses	(7,783)	(7,841)	(1,185)
Total operating expenses	(107,889)	(207,092)	(31,296)
Loss from continuing operations	(44,410)	(11,812)	(1,784)
Other expenses:
Interest expenses, net	(811)	(2,872)	(434)
Exchange (losses)/gain	(81)	493	76
Investment income	—	200	30
Change in fair value of warrant	—	(3,505)	(530)
Others, net	85	(144)	(22)
Loss from continuing operations before income taxes	(45,217)	(17,640)	(2,664)
Income tax expense	—	—	—
Net loss from continuing operations	(45,217)	(17,640)	(2,664)
Discontinued operations
Gain from disposal of discontinued operations before income taxes	—	771	116
Loss from discontinued operations before income taxes	(12,457)	(4,383)	(662)
Income tax expense, net	—	—	—
Net loss from discontinued operations	(12,457)	(3,612)	(546)
Net loss	(57,674)	(21,252)	(3,210)
Accretions to preferred shares redemption value	(8,766)	(12,189)	(1,842)
Net loss attributable to the TuanChe Limited’s shareholders	(66,440)	(33,441)	(5,052)
Net loss	(57,674)	(21,252)	(3,210)
Other comprehensive (loss)/income:
Foreign currency translation adjustments	(57)	3,096	468
Total other comprehensive (loss)/income	(57)	3,096	468
Total comprehensive loss	(57,731)	(18,156)	(2,742)
Accretions to preferred shares redemption value	(8,766)	(12,189)	(1,842)
Comprehensive loss attributable to the TuanChe Limited’s shareholders	(66,497)	(30,345)	(4,584)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share from continuing operations
Basic	(0.57)	(0.31)	(0.05)
Diluted	(0.57)	(0.31)	(0.05)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share from discontinuing operations
Basic	(0.13)	(0.04)	(0.01)
Diluted	(0.13)	(0.04)	(0.01)
Weighted average number of ordinary shares
Basic	94,870,580	95,869,481	95,869,481
Diluted	94,870,580	95,869,481	95,869,481
Share-based compensation expenses included in:
Cost of revenues	5	7	1
Selling and marketing expenses	187	7,231	1,093
General and administrative expenses	390	13,411	2,027
Research and development expenses	5	364	55
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TUANCHE LIMITED
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ DEFICIT
(All amounts in thousands, except for share and per share data)
	Ordinary shares		Treasury stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive gain/(loss)	Total shareholders’ deficit
	Shares	Amounts	Shares	Amounts
		RMB		RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2017	94,870,580	60	—	—	—	(280,753)	(9,402)	(290,095)
Vesting of share options	—	—	—	—	587	—	—	587
Deemed capital contribution	—	—	—	—	572	—	—	572
Preferred shares redemption value accretion	—	—	—	—	(1,159)	(7,607)	—	(8,766)
Net loss	—	—	—	—	—	(57,674)	—	(57,674)
Foreign currency translation adjustments	—	—	—	—	—	—	(57)	(57)
Balance at June 30, 2017	94,870,580	60	—	—	—	(346,034)	(9,459)	(355,433)
Balance at January 1, 2018	94,870,580	60	—	—	—	(389,326)	(10,769)	(400,035)
Grant of restricted shares	23,976,484	16	(23,976,484)		(16)	—	—	—
Vesting of restricted shares			11,300,072		15,780			15,780
Vesting of share options	—	—	—		576	—	—	576
Share-based compensation for super voting right	—	—	—	—	4,657	—	—	4,657
Deemed capital contribution	—	—	—	—	450	—	—	450
Preferred shares redemption value accretion	—	—	—	—	(12,189)	—	—	(12,189)
Net loss	—	—	—	—	—	(21,252)	—	(21,252)
Foreign currency translation adjustments	—	—	—	—	—	—	3,096	3,096
Balance at June 30, 2018	118,847,064	76	(12,676,412)		9,258	(410,578)	(7,673)	(408,917)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TUANCHE LIMITED
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands, except for share and per share data)
	For the six months ended June 30,
	2017	2018
	RMB	RMB	US$ Note 2(f)
Cash flows from operating activities:
Net Loss	(57,674)	(21,252)	(3,210)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation of property, equipment and software	491	403	61
Share based compensation	587	21,013	3,176
Allowance for doubtful accounts	348	393	59
Investment income from short-term investments	—	(200)	(30)
Change in fair value of warrant	—	3,505	530
Interests expenses	572	450	67
Changes in operating assets and liabilities:
Accounts receivable	(6,098)	(30,561)	(4,618)
Receivables due from related parties	—	(540)	(82)
Prepayment and other current assets	(8,869)	(19,685)	(2,975)
Held-for-sale assets	(941)	837	126
Accounts payable	5,482	3,780	571
Advance from customers	3,488	4,312	652
Salary and welfare benefits payable	3,447	(11,332)	(1,713)
Taxes payable	5,949	(5,129)	(775)
Other current liabilities	4,259	5,038	760
Held-for-sale liabilities	876	—	—
Net cash used in operating activities	(48,083)	(48,968)	(7,401)
Cash flows from investing activities:
Purchase of property and equipment	(151)	(443)	(67)
Cash paid for long-term investments	—	(250)	(38)
Net cash used in investing activities	(151)	(693)	(105)
Cash flows from financing activities:
Cash received from short-term borrowings	25,899	19,942	2,634
Cash repayments of short-term borrowings	—	(12,457)	(1,503)
Cash repayments of borrowing from a third party	(12,991)	(19,486)	(2,945)
Cash received from loans provided by employees	420	11,199	1,693
Cash repayments of loans provided by employees	—	(4,800)	(725)
Proceeds from issuance of Series C+ convertible redeemable preferred shares	59,091	—	—
Payment of issuance cost for Series C+ convertible redeemable preferred shares	(449)	—	—
Proceeds from issuance of Series D-1 convertible redeemable preferred shares	—	150,885	22,802
Payment of issuance cost for Series D-1 convertible redeemable preferred shares	—	(307)	(46)
Net cash generated from financing activities	71,970	144,976	21,910
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(863)	2,604	394
Net increase in cash, cash equivalents and restricted cash	22,873	97,919	14,798
Cash, cash equivalents and restricted cash at beginning of the period	24,785	77,803	11,758
Including:
Cash and cash equivalents at the beginning of the period	24,785	66,695	10,079
Restricted cash at the beginning of the period	—	11,108	1,679
Cash, cash equivalents and restricted cash at end of the period	47,658	175,722	26,556
Including:
Cash and cash equivalents at the end of the period	47,658	152,564	23,056
Restricted cash at the end of the period	—	23,158	3,500
Supplemental disclosures of cash flow information:
Cash paid for income taxes	—	—	—
Cash paid for interest expense	(283)	(954)	(144)
Supplemental schedule of non-cash investing and financing activities:
Accretion to preferred shares redemption value	8,766	12,189	1,842
Imputed interest for borrowing from a third party	572	450	67
Grant of restricted shares	—	16	2
Conversion of convertible loans into Series C-4 convertible redeemable preferred shares	—	42,752	6,461
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
1. Organization and Reorganization
TuanChe Limited (the “Company”) was incorporated in the Cayman Islands on September 28, 2012. The Company is a holding company and conducts its business mainly through its subsidiaries, variable interest entities (“VIEs”) and subsidiaries of VIEs (collectively referred to as the “Group”). The Group is primarily engaged in the operation of providing auto shows, group-purchase facilitation and electric vehicle sales facilitation in the People’s Republic of China (the “PRC” or “China”). The Group commenced its auto shows business from fourth quarter of 2016. The Group decided to discontinue the electric vehicle sales facilitation business in December 2017. In June 2018, the Group commenced its virtual dealership business.
As of June 30, 2018, the Company’s subsidiaries, major VIEs and major subsidiaries of VIEs are as follows:
Subsidiaries	Place and year of incorporation	Percentage of direct or indirect economic ownership	Principal activities
TuanChe Information Limited (“TuanChe Information”)	Hong Kong, PRC 2012	100	Investment holding
TuanYuan Internet Technology (Beijing) Co., Ltd. (“TuanYuan”)	Beijing, PRC 2013	100	Technical support and consulting services
Major VIEs	Place and year of incorporation/acquisition	Percentage of direct or indirect economic ownership	Principal activities
TuanChe Internet Information Service (Beijing) Co., Ltd. (“TuanChe Internet”)	Beijing, PRC 2012	100	Auto shows and group-purchase facilitation
Best Cars Limited (“Best Cars”)	British Virgin Islands, 2018	100	Holding of ordinary shares for restricted share awards
Major subsidiaries of VIEs	Place and year of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Beijing Zhongrui Guochuang Automobile Sales & Service Co., Ltd. (“Zhongrui Guochuang”)*	Beijing, PRC 2016	100	Auto shows and group-purchase facilitation
TuanChe (Beijing) Automobile Sales Service Co., Ltd. (“TuanChe Automobile”)	Beijing, PRC 2015	100	Vehicle sales facilitation
Beijing GuoHeng Chuangxin Automobile Sales & Service Co., Ltd. (“GuoHeng Chuangxin”)	Beijing, PRC 2016	100	Vehicle sales facilitation
Tengzhou GuoChuang Automobile Sales & Service Co., Ltd. (“GuoChuang Automobile”)	Shandong, PRC 2016	100	Vehicle sales facilitation
Tianjin Hengyuan Chuangxin Automobile Sales & Service Co., Ltd. (“Tianjin Hengyuan”)	Tianjin, PRC 2016	100	Vehicle sales facilitation

*
On June 22, 2018, Zhongrui Guochuang was restructured from being a VIE of TuanYuan to a subsidiary of TuanChe Internet.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

History of the Group
Reorganization
The Group commenced operations through TuanChe Internet, a PRC company established by several PRC citizens in May 2012. TuanChe Internet holds an Internet Content Provider (“ICP”) license to operate Tuanche.com that provides internet information services to automobile manufacturers, car dealers and consumers.
The Company was incorporated in the Cayman Islands in September 2012. The Company established TuanYuan in January 2013 to control TuanChe Internet through contractual arrangements and TuanChe Internet became a VIE of the Group (the “Reorganization”). These arrangements were accounted for as a reorganization and the historical financial statements were presented on a carryover basis.
Discontinued operations
On December 10, 2017, pursuant to the resolution of the shareholders and board of directors of the Company, management decided to discontinue its electric vehicle sales facilitation business (the “Discontinued Business”). The Discontinued Business represents a strategic shift that has a major effect on the Company’s operations and financial results. Refer to Note 3 for details of discontinued operations.
Contractual arrangements with VIEs
PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunication service businesses. The Company conducts a portion of their operations in the PRC through TuanChe Internet, and its subsidiaries. The Company has effective control over its VIEs and subsidiaries of VIEs through a series of contractual arrangements among its wholly-owned PRC subsidiary TuanYuan, VIEs and their shareholders.
The contractual arrangements, as described in more detail below, collectively allow the Company to:
•
exercise effective control over each of its VIEs and subsidiaries of VIEs;

•
receive substantially all of the economic benefits of VIEs and subsidiaries of VIEs; and

•
have an exclusive call option to purchase all or part of the equity interests in and/or assets of each of VIEs and subsidiaries of VIEs when and to the extent permitted by PRC laws.

As a result of these contractual arrangements, the Company is the primary beneficiary of VIEs and subsidiaries of VIEs, and, therefore, have consolidated the financial results of VIEs and subsidiaries of VIEs in its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Below is a summary of the currently effective contractual arrangements by and among the Company’s wholly-owned subsidiary TuanYuan, TuanChe Internet and its shareholders.
Exclusive Management Services and Business Cooperation Agreement
Pursuant to the exclusive management services and business cooperation agreement among TuanYuan, TuanChe Internet and its shareholders, TuanYuan has the exclusive right to provide or designate any third party to provide, among other things, transfer of technology, technology development services, online advertising services, consulting services, technological support and business support to TuanChe Internet and its subsidiaries. In exchange, TuanChe Internet and its subsidiaries pay service fees to TuanYuan in an amount at TuanYuan’s discretion. Without the prior written consent of TuanYuan, TuanChe Internet and

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

its subsidiaries cannot accept services provided by or establish similar cooperation relationship with any third party. TuanYuan owns the exclusive intellectual property rights created as a result of the performance of this agreement unless otherwise provided by PRC laws or regulations. This agreement was entered into on March 6, 2013 and became effective on March 6, 2013 and will remain effective unless unanimously agreed by the parties concerned or unilaterally terminated by TuanYuan with a written notice. Unless otherwise required by applicable PRC laws, TuanChe Internet and its shareholders do not have any right to terminate the exclusive service agreement.
Exclusive Call Option Agreement
Under the exclusive call option agreement among TuanYuan, TuanChe Internet and its shareholders, each of the shareholders of TuanChe Internet irrevocably granted TuanYuan a right to purchase, or designate a third party to purchase, all or any part of their equity interests in TuanChe Internet at a purchase price equal to the lowest price permissible by the then-applicable PRC laws and regulations at TuanYuan’s sole and absolute discretion to the extent permitted by PRC law. The shareholders of TuanChe Internet shall promptly give all considerations they received from the exercise of the options to TuanYuan or a designated third party of TuanYuan. Without TuanYuan’s prior written consent, TuanChe Internet and its shareholders shall not enter into any major contract to transfer any equity of TuanChe Internet. Without TuanYuan’s prior written consent, TuanChe Internet and its shareholders shall not sell, transfer, license or otherwise dispose of any TuanChe Internet’s assets or allow any encumbrance of any assets, except for the disposal or the encumbrances of the assets that are treated as necessary for their daily business operations with the value of the assets involved in a single transaction not exceeding RMB100,000. TuanChe Internet shall not be dissolved or liquidated without the written consent by TuanYuan. This agreement was entered into on March 6, 2013 and became effective on March 6, 2013 and shall remain in effect upon expiry or early termination of this agreement.
Equity Pledge Agreement
Under the Equity Pledge Agreement among TuanYuan, TuanChe Internet and its shareholders, TuanChe Internet’s shareholders pledged all of their equity of TuanChe Internet to TuanYuan as security for performance of the obligations of TuanChe Internet and its shareholders under the exclusive call option agreement, the exclusive management services and business cooperation agreement and the powers of attorney. If any of the specified events of default occurs, TuanYuan may exercise the right to enforce the pledge immediately. TuanYuan may transfer all or any of its rights and obligations under the Equity Pledge Agreement to its designee(s) at any time. The equity pledge agreement is binding on TuanChe Internet’s shareholders and their successors. This agreement was entered into on March 6, 2013 and became effective on March 6, 2013, and shall remain in effect until the fulfillment of all the obligations under the Exclusive Call Option Agreement, the Exclusive Management Services and Business Cooperation Agreement and the Powers of Attorney.
Powers of Attorney
Pursuant to the Powers of Attorney executed by TuanChe Internet and its shareholders, each of them irrevocably authorized TuanYuan to act on their respective behalf as exclusive agent and attorney, to the extent permitted by law, with respect to all rights of shareholders concerning all the equity interest and sponsor interest held by each of them in TuanChe Internet or its subsidiaries, including but not limited to proposing to convene or attend shareholder meetings, board meetings or council meetings, signing the resolutions and minutes of such meetings, exercising all the rights as shareholders or sponsors (including but not limited to voting rights, nomination rights, appointment rights, the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity or the sponsor interest held in part or in whole). This agreement was entered into on March 6, 2013 and became effective on March 6, 2013.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

In August 2014, June 2017 and August 2017, the Exclusive Management Services and Business Cooperation Agreement, Exclusive Call Option Agreement, Equity Pledge Agreement and Powers of Attorney to TuanChe Internet were amended to reflect the changes of shareholders’ holding in the VIE entity. No other material terms or conditions of these agreements were changed or altered. There was no impact to the Group’s effective control over TuanChe Internet and the Group continues to consolidate TuanChe Internet.
Zhongrui Guochuang was incorporated in 2016 to carry out similar business as TuanChe Internet. The Company has effective control over Zhongrui Guochuang through a series of contractual arrangements having similar terms with that of the contractual arrangements with TuanChe Internet among TuanYuan, Zhongrui Guochuang and its shareholders (also nominee shareholders). As a result of these contractual arrangements with Zhongrui Guochuang, the Company is the primary beneficiary of Zhongrui Guochuang, and, therefore, consolidated the financial results of Zhongrui Guochuang in its consolidated financial statements in accordance with U.S. GAAP. On June 22, 2018, Zhongrui Guochuang was restructured from being a VIE of TuanYuan to a subsidiary of TuanChe Internet.
In May 2018, Best Cars, a British Virgin Islands (“BVI”) incorporated company and a consolidated variable interest entity of the Group, was established by its shareholders to facilitate the adoption of the Company’s employee stock incentive plans. The Company entered into a agreement with Best Cars and its shareholder in which provides the Company with effective control over Best Cars and enables the Company to obtain substantially all of the economic benefits arising from Best Cars. As of June 30, 2018, Best Cars held 38,723,321 Class A ordinary shares of the Company.
Risks in relation to the VIE structure
A significant part of the Company’s business is conducted through the VIEs of the Group, of which the Company is the ultimate primary beneficiary. In the opinion of management, the contractual arrangements with the VIEs and the nominee shareholders are in compliance with PRC laws and regulations and are legally binding and enforceable. The nominee shareholders are also shareholders of the Group and have indicated they will not act contrary to the contractual arrangements. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including those that govern the contractual arrangements, which could limit the Group’s ability to enforce these contractual arrangements and if the nominee shareholders of the VIEs were to reduce their interests in the Group, their interest may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual arrangements.
In January 2015, the Ministry of Commerce (“MOFCOM”), released for public comment a proposed PRC law, the Draft Foreign Investment Enterprises (“FIE”) Law, that appears to include VIEs within the scope of entities that could be considered to be FIEs, that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of  “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of  “actual control”. If the Draft FIE Law is passed by the People’s Congress of the PRC and goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to include the Group’s contractual arrangements with its VIEs, and as a result, the Group’s VIEs could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The Draft FIE Law includes provisions that would exempt from the definition of FIEs where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The Draft FIE Law is silent as to what type of enforcement action might be taken against existing VIEs, that operates in restricted or prohibited industries

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

and is not controlled by entities organized under PRC law or individuals who are PRC citizens. If the restrictions and prohibitions on FIEs included in the Draft FIE Law are enacted and enforced in their current form, the Group’s ability to use the contractual arrangements with its VIEs and the Group’s ability to conduct business through the VIEs could be severely limited.
The Company’s ability to control the VIEs also depends on the Power of Attorney the shareholders has to vote on all matters requiring shareholder approval in the VIEs. As noted above, the Company believes these Power of Attorney are legally enforceable but may not be as effective as direct equity ownership.
In addition, if the Group’s corporate structure or the contractual arrangements with the VIEs were found to be in violation of any existing or future PRC laws and regulations, the PRC regulatory authorities could, within their respective jurisdictions:
•
revoke the Group’s business and operating licenses;

•
require the Group to discontinue or restrict its operations;

•
restrict the Group’s right to collect revenues;

•
block the Group’s websites;

•
require the Group to restructure the operations, re-apply for the necessary licenses or relocate the Group’s businesses, staff and assets;

•
impose additional conditions or requirements with which the Group may not be able to comply; or

•
take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business.

The imposition of any of these restrictions or actions could result in a material adverse effect on the Group’s ability to conduct its business. In such case, the Group may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs in the Group’s consolidated financial statements. In the opinion of the Company’s management, the likelihood for the Group to lose such ability is remote based on current facts and circumstances. The Group believes that the contractual arrangements among each of the VIEs, their respective shareholders and relevant wholly foreign owned enterprise are in compliance with PRC law and are legally enforceable. The Group’s operations depend on the VIEs to honor their contractual arrangements with the Group. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. Management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under PRC laws. However, the interpretation and implementation of the laws and regulations in the PRC and their application on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIEs or the nominee shareholders of the VIEs fail to perform their obligations under those arrangements.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

The following combined interim condensed financial information of the Group’s VIEs as of December 31, 2017 and June 30, 2018 and for the six months ended June 30, 2017 and 2018 was included in the accompanying interim condensed consolidated financial statements of the Group as follows:
	As of December 31, 2017	As of June 30, 2018
	RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents	32,210	4,833
Accounts receivable, net	8,467	25,738
Prepayments and other current assets	14,458	19,377
Receivables due from related parties	2,260	2,800
Amount due from the subsidiaries of the Group	1,923	4,781
Held-for-sale assets	837	—
Short-term investments	4,000	4,000
Total current assets	64,155	61,529
Non-current assets:
Property, equipment and software, net	938	664
Long-term investments	1,000	1,250
Total non-current assets	1,938	1,914
TOTAL ASSETS	66,093	63,443
Current liabilities:
Accounts payable	3,340	366
Advance from customers	9,751	14,063
Short-term borrowings	24,971	35,388
Salary and welfare benefits payable	40,803	27,456
Tax payable	21,476	14,608
Other current liabilities	26,422	7,805
Amount due to the subsidiaries of the Group	182,033	199,992
Total current liabilities	308,796	299,678
Non-current liabilities:
Long-term borrowings	2,932	—
Total non-current liabilities	2,932	—
TOTAL LIABILITIES	311,728	299,678

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

	For the six months ended
	June 30, 2017	June 30, 2018
	RMB	RMB
Net revenues	91,326	213,893
Net (loss)/profit from continuing operations	(44,220)	5,163
Net loss from discontinued operations	(12,457)	(3,612)
Net (loss)/profit	(56,677)	1,551
	For the six months ended
	June 30, 2017	June 30, 2018
	RMB	RMB
Net cash used in operating activities	(15,405)	(40,883)
Net cash used in investing activities	(140)	(378)
Net cash generated from financing activities	13,328	13,884
Net decrease in cash and cash equivalent	(2,217)	(27,377)
In accordance with various contractual agreements, the Company has the power to direct the activities of the VIEs and subsidiaries of VIEs and can have assets transferred out of the VIEs. Therefore, the Company considers that there are no assets in the respective VIEs that can be used only to settle obligations of the respective VIEs, except for the registered capital of the VIEs amounting to approximately RMB10.0 million and RMB10.0 million, as of December 31, 2017 and June 30, 2018. As the respective VIEs are incorporated as limited liability companies under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the respective VIEs. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs. As the Group is conducting certain businesses in the PRC through the VIEs, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.
There is no VIE in the Group where the Company or any subsidiary has a variable interest but is not the primary beneficiary.
Liquidity
The Group incurred net losses of RMB57.7 million and RMB21.3 million for the six months ended June 30, 2017 and 2018, respectively. Net cash used in operating activities was RMB48.1 million and RMB49.0 million for the six months ended June 30, 2017 and 2018, respectively. Accumulated deficit was RMB389.3 million and RMB410.6 million as of December 31, 2017 and June 30, 2018, respectively. The Group assesses its liquidity by its ability to generate cash from operating activities and attract investors’ investments.
Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenues while controlling operating expenses, as well as, generating operational cash flows and continuing to gain support from outside sources of financing. The Group has been continuously receiving financing support from outside investors through the issuance of preferred shares and convertible loans. Refer to Note 13 and 12 for details of the Group’s preferred shares and convertible

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

1. Organization and Reorganization (continued)

loans financing activities. In addition, if the Company successfully completes a Qualified Initial Public Offering (“QIPO”) before 2021, thereby triggering the automatic conversion of all series of preferred shares into ordinary shares, it will eliminate the possibility of any future cash outflow that may result from the holders of preferred shares exercising their share redemption rights. Moreover, on July 27 and August 3, 2018, the Group entered into Series D-2 preferred shares purchase agreements with Beijing Z-Park Fund Investment Center (Limited Partner) (“Beijing Z-Park Fund”) and Beijing Shengjing Fengtai Innovation Investment Center (Limited Partner) (“Beijing Shengjing Fengtai Innovation”) whereby Beijing Z-Park Fund and Beijing Shengjing Fengtai Innovation will acquire 20,630,925 and 949,023 Series D-2 preferred shares for US$50 million and US$2.3 million, respectively. The Group also can adjust the pace of its operation expansion and control the operating expenses of the Group. Based on the above considerations, the Group believes the cash and cash equivalents currently on hand are sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next twelve months. The Group’s unaudited interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.
2. Significant Accounting Policies
a) Basis of presentation
The accompanying unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes normally included in the annual financial statements prepared in accordance with U.S. GAAP. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the Group’s unaudited interim condensed consolidated financial statements has been prepared on the same basis as the audited financial statements and include all adjustments considered necessary for the fair statement of the Group’s financial position as of June 30, 2018, and results of operations and cash flows for the six months ended June 30, 2017 and 2018. Interim results of operations are not necessarily indicative of the results for the full year or for any future period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2016 and 2017, and related notes included in the Group’s audited consolidated financial statements. The financial information as of December 31, 2017 presented in the unaudited interim condensed consolidated financial statements is derived from the audited consolidated financial statements as of December 31, 2017.
Significant accounting policies followed by the Group in the preparation of the accompanying unaudited interim condensed consolidated financial statements are summarized below.
b) Principles of consolidation
The interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, VIEs and subsidiaries of VIEs for which the Company is the primary beneficiary.
Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.
All transactions and balances among the Company, its subsidiaries, VIEs and subsidiaries of VIEs have been eliminated upon consolidation.
c) Discontinued operations
A component of a reporting entity or a group of components of a reporting entity that are disposed or meet the criteria to be classified as held for sale, such as the management, having the authority to approve the action, commits to a plan to sell the disposal group, should be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. Discontinued operations are reported when a component of an entity comprising operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity is classified as held for disposal or has been disposed of, if the component either (1) represents a strategic shift or (2) have a major impact on an entity’s financial results and operations. In the consolidated statements of operations and comprehensive loss, result from discontinued operations is reported separately from the income and expenses from continuing operations and prior periods are presented on a comparative basis. Cash flows for discontinuing operations are presented separately in Note 3. In order to present the financial effects of the continuing operations and discontinued operations, revenues and expenses arising from intra-group transactions are eliminated except for those revenues and expenses that are considered to continue after the disposal of the discontinued operations.
Inventories comprise electric vehicles on display at show rooms. Inventories are valued at the lower of cost or net realizable value. Cost of inventories is determined by the weighted-average method. Adjustments are recorded to write down the carrying amount of any obsolete and excess inventory to its estimated net realizable value. The Group continually evaluates the recoverability based on assumptions about future customer demand and market conditions. The evaluation may take into consideration inventory aging, expected demand, anticipated sales price, and other factors. The write-down is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future customer demand and market conditions. As of December 31, 2017, there was no write-down of inventories.
Non-current assets or disposal groups are classified as assets held for sale when the carrying amount is to be recovered principally through a sale transaction rather than through continuing use. For this to be the case, the asset or disposal group must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such asset.
The Group purchases cars on behalf of consumers from auto makers and auto dealers. As the Group is not primarily responsible for the acceptability of the electric vehicles and does not assume inventory risk of the cars, it is considered to be an agent in accordance with ASC 606. Commission income upon each successful sale is recognized at a point in time following the transfer of control of cars.
As of December 31, 2017, the prepayments and other current assets, inventories, property, equipment and software and other current liabilities related to the Discontinued Business are classified as “Held-for-sale” in the consolidated financial statements of the Group.
On June 30, 2018, the Company completed the disposal of the Discontinued Business.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

d) Use of estimates
The preparation of the Group’s consolidated financial statements in conformity with the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but are not limited to, assessment for valuation allowance of deferred tax assets, determination of the fair value of ordinary shares, preferred shares and warrant, and valuation and recognition of share-based compensation expenses.
e) Functional currency and foreign currency translation
The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and Hong Kong is United States dollars (“US$”). The functional currency of the Group’s PRC entities is RMB.
In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustments, and are shown as a component of other comprehensive loss in the consolidated statements of operations and comprehensive loss.
Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in exchange (losses)/gains in the consolidated statements of operations and comprehensive loss.
f) Convenience Translation
Translations of balances in the interim condensed consolidated balance sheets, the unaudited interim condensed consolidated statements of operations and comprehensive loss and the unaudited interim condensed consolidated statements of cash flows from RMB into US$ as of and for the six months ended June 30, 2018 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.6171, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2018. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2018, or at any other rate.
g) Fair value measurements
Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:
•
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

•
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•
Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group’s financial instruments include cash and cash equivalents, restricted cash, short-term investments, accounts receivable, other receivables, accounts payable, short-term borrowings and other payables, of which the carrying values approximate their fair value.
See Note 22 for additional information.
h) Cash, cash equivalents and restricted cash
Cash and cash equivalents mainly represent cash on hand, demand deposits placed with large reputable banks in the United States of America or China, and highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase with terms of three months or less. As of December 31, 2017 and June 30, 2018, there were cash at bank and demand deposits with terms of less than three months denominated in US dollars amounting to approximately US$5.3 million and US$19.4 million, respectively (equivalent to approximately RMB34.4 million and RMB128.1 million, respectively).
As of December 31, 2017 and June 30, 2018, the Group had approximately RMB32.2 million and RMB48.7 million cash and cash equivalents held by its PRC subsidiaries, VIEs and subsidiaries of VIEs, representing 48.3% and 31.9% of total cash and cash equivalents of the Group, respectively.
As of December 31, 2017 and June 30, 2018, the Company had a restricted cash balance approximately RMB11.1 million and RMB23.2 million, respectively, which is a deposit in bank and held as collateral for the Group’s VIE’s short-term borrowing. In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash. Therefore, amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. The Company early adopted the amendments in fiscal year 2016. The changes in restricted cash in the unaudited interim condensed consolidated statements of cash flows were nil and RMB12.1 million for the six months June 30, 2017 and 2018, respectively.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

i) Accounts receivable, net
The carrying value of accounts receivable is reduced by an allowance that reflects the Group’s best estimate of the amounts that will not be collected. Many factors are considered in estimating the general allowance, including but not limited to reviewing accounts receivable balances, historical bad debt rates, aging analysis, customer credit worthiness and industry trend analysis. The Group also makes the specific allowance if there is evidence showing that the receivable is unlikely to be collected. Accounts receivable balances are written off against the allowance when they are determined to be uncollectible. Refer to Note 4 for details.
j) Short-term investments
Short-term investments mainly comprised of wealth management products, highly liquid investments placed with banks with original maturities longer than three months but within one year, and interest generating loan provided to a third party. As of December 31, 2017 and June 30, 2018, the interest generating loan provided to a third party of the Group was RMB4.0 million and RMB4.0 million, respectively. The interest generating loan provided to a third party was fully collected on July 3, 2018.
k) Property, equipment and software, net
Property, equipment and software are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the following estimated useful lives:
Furniture and electronic equipment	3 years
Vehicles	10 years
Software	5 years
Leasehold improvements	Shorter of expected lives of leasehold improvements and lease term
Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property, equipment and software is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive loss.
l) Assets and liabilities held-for-sale
Assets and liabilities to be sold shall be classified as held-for-sale considering the recognition criteria in which all of the following criteria are met:
•
Management, having the authority to approve the action, commits to a plan to sell the assets and liabilities.

•
The assets and liabilities are available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets.

•
An active program to locate a buyer and other actions required to complete the plan for the sale has been initiated.

•
The sale is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

•
The assets and liabilities are being actively marketed for sale at a price that is reasonable in relation to its current fair value.

•
Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

m) Impairment of long-lived assets
Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for any of the periods presented.
n) Long term investment
In accordance with ASC 325 Investment—Other, for investments in equity instruments which the Company does not have significant influence, and whose fair value is not readily determinable, the cost method accounting is applied. Gain or losses are realized when such investment is sold or when dividends are declared or payments are received. The Company assesses its equity investments for other-than-temporary impairment by considering factors including, but not limited to, current economic and market conditions, the operating performance of the companies including current earnings trends, and other company-specific information such as financing rounds.
o) Warrant
On October 31, 2017, a warrant to purchase Series C-2 convertible redeemable preferred shares of the Company was issued in connection with the debt financing and is classified as a liability and is treated as upfront issuance costs based on the estimated fair value of the warrant at issuance date. Subsequently, changes in the fair value of the warrant for Series C-2 convertible redeemable preferred shares is recorded in the consolidated statements of operations and comprehensive loss. The upfront issuance costs are amortized over the term of the debt financing. As of June 30, 2018, upfront issuance costs of RMB1.0 million were included in other non-current assets.
p) Revenue recognition
The Group’s revenues comprise mainly auto shows revenue and group-purchase facilitation revenue.
The Group adopted ASC Topic 606, “Revenue from Contracts with Customers” for all periods presented. Consistent with the criteria of Topic 606, the Group recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services using the five steps defined under ASC Topic 606.
The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Based on revenue arrangements, there are no multiple performance obligations identified. Revenue is recognized upon transfer of control of promised goods or services to a customer.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

Revenue is recorded net of Value Added Tax (“VAT”) and related surcharges collected from customers, which are subsequently remitted to government authorities.
Auto shows revenue
The Group’s online website and offline infrastructure allow them to organize auto shows, which aim at facilitating transactions between consumers and auto dealers that includes auto dealers, automakers and automotive service providers. The Group charges a fixed admission fee per auto show event to its industry customers for arranging, decorating and providing booth space at auto shows. The Group has identified one performance obligation for the transaction — providing a decorated venue for auto dealers, automakers and automotive service providers, as the individual service promised in auto show contracts are not distinct individually. As the Group has control of the auto show services and discretion in establishing the price of auto show admission fee to auto dealers, automakers and other automotive service providers, it is considered to be a principal in accordance with ASC 606. The auto shows revenue is recognized over the period of the contract when the services are provided.
Group-purchase facilitation revenue
The Group facilitates transactions between consumers and auto dealers by organizing group-purchase events. The Group charges group-purchase facilitation revenue to the auto dealers in the form of either a fixed fee per event or a fixed fee per car sold during the group-purchase event. There is no financing component or consideration payable to any consumers. The Group has identified one performance obligation — organizing group-purchase events. As the Group has control of the group-purchase facilitation services and discretion in establishing the price of group-purchase facilitation service fee, it is considered to be a principal in accordance with ASC 606. Since the Group’s performance obligation is satisfied once the transaction is complete, the group-purchase facilitation service revenue is recognized at the point in time when the service of group-purchase facilitation is rendered, which occurs upon the closing of the group-purchase event.
Virtual dealership revenue
The Group operates a virtual dealership by connecting automakers or franchised dealerships with secondary dealers whereby the Group purchases cars on behalf of the secondary dealers from the automakers or franchised dealerships. The Group charges a commission fee at a pre-agreed percentage of the car costs to the secondary dealers. As the Group has neither inventory risk nor the discretion to establish the cost of cars to secondary dealers, it is considered to be an agent in accordance with ASC 606. The virtual dealership commission revenue is recognized upon the secondary dealers’ acceptance of the delivery of cars from automakers or franchised dealerships.
q) Cost of revenue
Costs of revenues, consist primarily of rental costs for auto show venues, venue set-up costs, security costs, direct labor costs and other direct costs.
r) Research and development expenses
Research and development expenses mainly consist of payroll-related expenses incurred for the employees who develop and enhance to the Group’s websites and platform of applications.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

s) Selling and marketing expenses
Selling and marketing expenses consist primarily of advertising and promotional expenses, salaries and other compensation-related expenses for the Group’s sales and marketing personnel. Advertising and promotional expenses consist primarily of costs for the promotion of corporate image and offline events. The Group expenses all advertising and promotional expenses as incurred and classifies them under selling and marketing expenses. For the six months ended June 30, 2017 and 2018, the advertising and promotional expenses were RMB47.8 million and RMB118.2 million, respectively.
t) Leases
Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental expense is recognized from the date of initial possession of the leased property on a straight-line basis over the term of the lease. Certain lease agreements contain rent holidays, which are recognized on a straight-line basis over the lease term. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease terms. Rental costs for auto show venues incurred by the Group were RMB10.9 million and RMB25.0 million for the six months ended June 30, 2017 and 2018, respectively. Rental expenses for office space incurred by the Group were RMB2.3 million and RMB3.0 million for the six months ended June 30, 2017 and 2018, respectively.
The Group has no capital leases for any of the periods presented.
u) Share-based compensation
Share based compensation expenses arise from share based awards, including share options for the purchase of ordinary shares and restricted shares. The Company accounts for share-based awards granted to employees in accordance with ASC 718 Compensation—Stock Compensation and share-based awards granted to non-employee in accordance with ASC 505. For share options for the purchase of ordinary shares granted to employees determined to be equity classified awards, the related share-based compensation expenses are recognized in the consolidated financial statements based on their grant date fair values which are calculated using the binomial option pricing model. The determination of the fair value is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Share-based compensation expenses are recorded net of actual forfeitures using straight-line method during the service period requirement, such that expenses are recorded only for those share-based awards that are expected to ultimately vest.
Share-based compensation expenses for share options granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed, and recognized over the period during which the service is provided. The Group applies the guidance in ASC 505-50 to measure share options granted to non-employees based on the then-current fair value at each reporting date.
If a share-based award is modified after the grant date, the Group evaluates for such modifications in accordance with ASC 718 Compensation—Stock Compensation and if the modification is determined to be a probable-to-probable (Type 1) modification, additional compensation expenses are recognized in an amount equal to the excess of the fair value of the modified equity instrument over the fair value of the original equity instrument immediately before modification. The additional compensation expenses are recognized immediately on the date of modification or over the remaining requisite service period, depending on the vesting status of the award.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

v) Employee benefits
PRC Contribution Plan
Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries, VIEs and subsidiaries of VIEs of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB4.3 million and RMB6.6 million for the six months ended June 30, 2017 and 2018, respectively.
w) Taxation
Income taxes
Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the unaudited interim condensed consolidated statements of operations and comprehensive loss in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.
Uncertain tax positions
In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheet and under other expenses in its unaudited interim condensed consolidated statements of operations and comprehensive loss. The Group did not have any significant unrecognized uncertain tax positions as of and for the six months ended June 30, 2017 and 2018.
x) Related parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

y) Net loss per share
Loss per share is computed in accordance with ASC 260, Earnings per Share. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s preferred shares are participating securities because they are entitled to receive dividends or distributions on an as converted basis. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Group is in a net loss position and net loss is not allocated to other participating securities because in accordance with their contractual terms they are not obligated to share in the losses.
Basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under treasury stock method. Potential ordinary shares include options to purchase ordinary shares and preferred shares, unless they were anti-dilutive. The computation of diluted net income/(loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts or a decrease in loss per share amounts) on net income/(loss) per share.
z) Statutory reserves
In accordance with China’s Company Laws, the Company’s VIEs in PRC must make appropriations from their after-tax profit (as determined under the accounting principles generally acceptable in China (“PRC GAAP”)) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.
Pursuant to the laws applicable to China’s Foreign Investment Enterprises, the Company’s subsidiaries that are foreign investment enterprises in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective companies’ discretion.
The Group has not appropriated any amount to statutory reserves for the six months ended June 30, 2017 and 2018, because its PRC entities were making losses under the PRC GAAP in both years.
aa) Comprehensive income/(loss)
Comprehensive income/(loss) is defined to include all changes in equity/(deficit) of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Other comprehensive income/(loss), as presented on the unaudited interim condensed consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

bb) Segment reporting
The Group uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker for making operating decisions, allocating resources and assessing performance as the source for determining the Group’s reportable segments.
Management has determined that the Group operated its continuing operations in one segment, as that term is defined by FASB ASC Topic 280, Segment reporting.
cc) Concentrations and Risks
Online advertising and promotional service provider
The Group relied on online advertising and promotional service providers and their affiliates for online advertising and promotional service to support its operations during the six months ended June 30, 2017 and 2018 as follows:
	For the six months ended June 30,
	2017	2018
Total number of online advertising and promotional service providers	18	20
Number of online service providers that accounted for 10% or more of the Group’s online advertising and promotional service	2	4
Total percentage of the Group’s online advertising and promotional service expenses that were paid to these service providers who accounted for 10% or more of the Group’s online advertising and promotional service expenses.	62%	67%
Credit risk
Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable and short-term investments. As of December 31, 2017 and June 30, 2018, substantially all of the Group’s cash and cash equivalents, and restricted cash were held in major financial institutions located in the United States of America or China, which management consider being of high credit quality. Accounts receivable is typically unsecured and is generally derived from revenue earned from auto shows business. Short-term investments consist of interest generating loan provided to a third party of the Group, which was repaid on July 3, 2018.
Major customers
There was nil and two customers had receivable balances exceeding l0% of the total accounts receivable balances of the Group as of December 31, 2017 and June 30, 2018, respectively, as follows:
	December 31, 2017	June 30, 2018
Customer A	—	16%
Customer B	—	15%

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

dd) Recently issued accounting pronouncements
In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments—Overall (Subtopic 825-10) “Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in this ASU require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this accounting standard update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this accounting standard update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Group is in the process of evaluating the impact of this accounting standard update on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires that a lessee should recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expenses for such lease generally on a straight-line basis over the lease term. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public entities. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application of the amendments in this update is permitted for all entities. The Group is currently evaluating the impact ASU 2016-02 will have on the Group’s consolidated financial statements, and expects that some existing operating lease commitments will be recognized as operating lease obligations and right-of-use assets as a result of adoption.
In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, including not-forprofit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities may adopt the amendments in this update earlier as of the fiscal years

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

2. Significant Accounting Policies (continued)

beginning after December 15, 2018, including interim periods within those fiscal years. The Company elected to adopt this new guidance for the year ended December 31, 2020 and interim periods in the year ended December 31, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which the Group is required to recognize an allowance based on its estimate of expected credit loss. The Group is currently evaluating the impact of this new guidance on its consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The Group is in the process of evaluating the impact of this accounting standard update on its consolidated statements of cash flows.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The Group has early adopted this accounting standard on its consolidated financial statements.
In June 2018, the FASB issued ASU No. 2018-07 Compensation—Stock Compensation (Topic 718) “Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Group is in the process of evaluating the impact of this accounting standard update on its consolidated financial statements.
3 . Discontinued operations
On December 10, 2017, pursuant to the resolutions of the shareholders and board of directors, the Company decided to discontinue the electric vehicle sales facilitation business. The Discontinued Business represents a strategic shift that has a major effect on the Group’s operations and financial results. The assets

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

3 . Discontinued operations (continued)

and liabilities related to the Discontinued Business are classified as assets/liabilities held for sale as of December 31, 2017, and the results were reported as loss from discontinued operations.
On April 27, 2018, its VIE’s subsidiary GuoHeng Chuangxin and a third party individual established a company in Beijing, PRC (the “Acquirer”) to acquire the Discontinued Business. The Acquirer’s share capital is RMB5 million, of which GuoHeng Chuangxin and the individual contributed in cash of RMB0.25 million and RMB4.75 million for an equity interest of 5% and 95% respectively. GuoHeng Chuangxin does not hold any board seat and is not involved in the operations of the Acquirer.
On June 30, 2018, the Company entered into an agreement with the Acquirer to transfer certain assets and liabilities, and certain employees associated with the Discontinued Business for a cash consideration of RMB2.7 million. The Company has received RMB2.7 million in August 31, 2018.
Assets and liabilities related to the Discontinued Business to be transferred were reclassified as assets/liabilities held for sale as of December 31, 2017, while results of operations related to the Discontinued Business, including comparatives, were reported as loss from discontinued operations.
On June 30, 2018, the Company completed the disposal of the Discontinued Business resulting a gain of disposal of RMB0.8 million.
Results of discontinued operations:
	For the six months ended
	June 30, 2017	June 30, 2018
	RMB	RMB
Net revenues	7,642	4,807
Cost of revenues	(363)	(280)
Gross profit	7,279	4,527
Operating expenses:
Selling and marketing expenses	(18,951)	(6,800)
General and administrative expenses	(555)	(1,368)
Total operating expense	(19,506)	(8,168)
Loss from operations	(12,227)	(3,641)
Other expenses:
Interest expenses, net	(229)	(676)
Gain from disposal of discontinued operations	—	771
Others, net	(1)	(66)
Loss from discontinued operations before income taxes	(12,457)	(3,612)
Income tax expense	—	—
Net loss from discontinued operations	(12,457)	(3,612)

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

3 . Discontinued operations (continued)

Assets and liabilities of the discontinued operations:
	As of December 31, 2017	As of June 30, 2018
	RMB	RMB
ASSETS
Current assets:
Prepayment and other current assets	610	—
Inventories, net	219	—
Total current assets	829	—
Non-current assets:
Property, equipment and software, net	8	—
Total non-current assets	8	—
TOTAL ASSETS	837	—
LIABILITIES
Current liabilities:
Other current liabilities	—	—
Total current assets	—	—
TOTAL LIABILITIES	—	—

Cash flows of the discontinued operations:
	For the six months ended
	June 30, 2017	June 30, 2018
	RMB	RMB
Cash flows generated used in discontinued operations
Net cash used in operating activities	(8,302)	(2,817)
Net cash used in investing activities	—	—
Net cash generated from/(used in) financing activities	8,044	(2,513)
Net decrease in cash and cash equivalents	(258)	(5,330)

4. Accounts receivable, net
Accounts receivable, net is consisted of the following:
	December 31, 2017	June 30, 2018
	RMB	RMB
Accounts receivable, gross:	8,885	39,028
Less: allowance for doubtful accounts	(418)	(393)
Accounts receivable, net	8,467	38,635

The Group closely monitors the collection of its accounts receivable and records allowance for doubtful accounts against aged accounts receivable and for specifically identified non-recoverable amounts. If the economic situation and the financial condition of a customer deteriorate resulting in an impairment of the customer’s ability to make payments, additional allowances might be required.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

4. Accounts receivable, net (continued)

Receivable balance are written off when they are determined to be uncollectable. The following table sets out movements of the allowance for doubtful accounts for the six months ended June 30, 2017 and 2018:
	June 30, 2017	June 30, 2018
	RMB	RMB
Balance at the beginning of the period	—	418
Additions charged to bad debt expense	348	393
Write-off of accounts receivable	—	(418)
Balance at the end of the period	348	393

5. Prepayment and other current assets
The following is a summary of prepayments and other current assets:
	December 31, 2017	June 30, 2018
	RMB	RMB
Prepaid promotion expenses	3,199	8,309
Deposits	1,814	9,077
Deductible VAT	5,902	5,071
Prepaid service fees	178	3,899
Receivable from disposal of discontinued operations (Note 3)	—	2,719
Prepaid rental expenses	1,421	2,707
Receivables due from third-party online payment platforms	1,482	1,138
Staff advances	1,875	1,421
Others	310	1,526
Total	16,181	35,867

6. Property, equipment and software, net
The following is a summary of property, equipment and software, net:
	December 31, 2017	June 30, 2018
	RMB	RMB
Furniture and electronic equipment	3,477	3,571
Vehicles	404	404
Software	355	355
Leasehold improvement	60	—
Total property, equipment and software	4,296	4,330
Less: accumulated depreciation	(3,358)	(3,352)
Property, equipment and software, net	938	978

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

6. Property, equipment and software, net (continued)

Depreciation expenses were RMB0.5 million and RMB0.4 million for the six months ended June 30, 2017 and 2018, respectively. No impairment charge was recognized for any of the periods presented.
7. Long term investment
As of December 31, 2017 and June 30, 2018, long-term investment includes the equity investments in the privately held companies. The Group carries the investment at cost as the Group does not have significant influence and the investment does not have a readily determinable fair value.
No impairment provision was made for the six months ended June 30, 2017 and 2018, respectively.
8. Taxation
a) Income taxes
Cayman Islands
Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company in the Cayman Islands to their shareholders, no Cayman Islands withholding tax will be imposed.
Hong Kong
Subsidiary in Hong Kong is subject to 16.5% income tax for 2017 and 2018 on their taxable income generated from operations in Hong Kong. The payments of dividends by this company to their shareholders are not subject to any Hong Kong withholding tax.
China
Under the Enterprise Income Tax Law of the PRC, the Group’s Chinese subsidiaries and VIEs are subject to an income tax of 25%.
The following table presents a reconciliation of the differences between the statutory income tax rate and the Company’s effective income tax rate for the six months ended June 30, 2017 and 2018:
	For the six months ended
	June 30, 2017	June 30, 2018
	%	%
Statutory income tax rate of the PRC	25.0	25.0
Permanent differences	(11.5)	(7.4)
Change in valuation allowance	(13.5)	(17.6)
Effective income tax rate	—	—

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

8. Taxation (continued)

As of June 30, 2018, certain entities of the Company had net operating tax loss carry forwards as follows:
RMB
Loss expiring in 2020	71,526
Loss expiring in 2021	28,344
Loss expiring in 2022	69,026
168,896

b) Sales tax
The Group’s subsidiaries and VIEs incorporated in China are mainly subject to 6% VAT for services rendered.
c) Deferred tax assets and liabilities
The following table presents the tax impact of significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2017 and June 30, 2018:
	December 31, 2017	June 30, 2018
	RMB	RMB
Deferred tax assets:
Advertising expense in excess of deduction limit	385	805
Accrued expense and other payables	5,946	1,356
Net operating tax loss carry forwards	42,224	42,827
Total deferred tax assets	48,555	44,988
Less: valuation allowance	(48,555)	(44,988)
Net deferred tax assets	—	—

The Group does not believe that sufficient positive evidence exists to conclude that the recoverability of deferred tax assets of certain entities of the Group is more likely than not to be realized. Consequently, the Group has provided full valuation allowances on the related deferred tax assets. The following table sets forth the movement of the aggregate valuation allowances for deferred tax assets for the periods presented:
	Balance at January 1	Movement*	Balance at June 30
	RMB	RMB	RMB
2017	(39,613)	(9,914)	(49,527)
	Balance at January 1	Movement*	Balance at June 30
	RMB	RMB	RMB
2018	(48,555)	3,567	(44,988)

*
The movement valuation allowance was due to the changes of deferred tax assets recognised for advertising expense in excess of deduction limit, accrued expense, other payables and net operating tax loss carry forwards.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

8. Taxation (continued)

d) Withholding income tax
The enterprise income tax (“EIT”) Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested entity (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate that may be lowered to 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The State Administration of Taxation (“SAT”) further promulgated Circular 601 on October 27, 2009, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance and that a beneficial ownership analysis will be used based on a “substance-over-form” principle to determine whether or not to grant the tax treaty benefits. Further, the SAT promulgated the Notice on Issues Related to the “Beneficial Owner” in Tax Treaties in February 2018, which requires the “beneficial owner” to have ownership and the right to dispose of the income or the rights and properties giving rise to the income and generally engage in substantive business activities and sets forth certain detailed factors in determining the “beneficial owner” status.
To the extent that subsidiaries and VIEs of the Group have undistributed earnings, the Company will accrue appropriate expected withholding tax associated with repatriation of such undistributed earnings. As of December 31, 2017 and June 30, 2018, the Company did not record any withholding tax on the retained earnings of its subsidiaries, VIEs and subsidiaries of VIEs in the PRC as they were still in accumulated deficit position.
9. Tax payable
The following is a summary of taxes payable as of December 31, 2017 and June 30, 2018:
	December 31, 2017	June 30, 2018
	RMB	RMB
Withholding individual income taxes for employees	15,551	6,814
VAT payables	5,283	8,695
Others	642	839
Total	21,476	16,348

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

10. Short-term and long-term borrowings
The following table summarizes the Group’s outstanding short-term and long-term borrowings as of December 31, 2017 and June 30, 2018, respectively:
	Maturity date	Principal amount	Interest rate per annum	Name of bank	As of
					December 31, 2017	June 30, 2018
Term loan
Loan I(a)	March 30, 2018	9,944	7.25%	SPD Silicon Valley Bank loan	9,944	—
Loan IV(a)	March 29, 2019	9,944	7.25%	SPD Silicon Valley Bank loan	—	9,944
Revolving loan
Loan II(a)	December 31, 2018 and June 28, 2019	9,945	7.5%	SPD Silicon Valley Bank loan	5,027	5,446
Secured loan
Loan III(b)	December 28, 2018	10,000	4.35%	SPD Silicon Valley Bank loan	10,000	10,000
Loan V(c)	March 27, 2019	9,998	4.35%	SPD Silicon Valley Bank loan	—	9,998
Total short-term borrowings					24,971	35,388

	Maturity date	Principal amount	Interest rate per annum	Type	As of
					December 31, 2017	June 30, 2018
Revolving loan
Loan II(a)	June 28, 2019	9,945	7.5%	SPD Silicon Valley Bank loan	2,932	—
Total long-term borrowings					2,932	—

(a)
The Group was granted an RMB20.0 million credit facility that will expire on June 30, 2019 for general corporate purposes. Thereinto, RMB10.0 million is allocated to a term loan facility and RMB10.0 million is a revolving loan credit facility. The credit facility was guaranteed by the Company.

There are two financial covenants for the credit facility as follows: (i) new equity financing round: to close a new equity financing round representing investment of no less than RMB50.0 million from the investors no later than June 30, 2017; (ii) minimum quarterly gross profit: to meet gross profit for 2017 Q1 of RMB20.0 million, 2017 Q2 of RMB28.0 million, 2017 Q3 of RMB32.0 million, 2017 Q4 of RMB35.0 million and 2018 Q1 of RMB25.0 million.
On March 30, 2018, above financial covenants for the credit facility have been amended as follows: (i) minimum monthly liquidity ratio: 2.0:1.0; liquidity ratio is defined as (unrestricted cash on the consolidated basis + accounts receivable) divided by total unsecured bank debt. (ii) minimum quarterly net revenue for 2018 Q1 of RMB65.0 million, 2018 Q2 of RMB120.0 million, 2018 Q3 of RMB150.0 million, 2018 Q4 of RMB200.0 million and 2019 Q1 of RMB65.0 million.
The Group was in compliance with the covenants of the above credit facility for year ended December 31, 2017 and the six months ended June 30, 2018.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

10. Short-term and long-term borrowings (continued)

Term loan
Loan I:
Under the term loan facility, the Group drew down RMB8.0 million and RMB1.9 million on April 1, 2017 and July 21, 2017, respectively. The interest is payable on a monthly basis and the principal will be due upon maturity. These loans were repaid on March 30, 2018.
Loan IV:
On March 30, 2018, the Group drew down RMB9.9 million. The interest is payable on a monthly basis and the principal will be due upon maturity on March 29, 2019.
Revolving loan
Loan II:
Under the revolving loan facility, the Group drew down RMB1.6 million, RMB5.9 million and RMB2.5 million on July 31, August 7 and September 12, 2017, respectively. The principal and interest is payable on a monthly basis. These loans will be repaid by equivalent installment of principal in each month till June 28, 2019.
Secured loan
(b)
Loan III:

As of December 31, 2017, the outstanding balance of the loan was secured by a US$ deposit of the Group in Silicon Valley Bank located in United States of America in the equivalent amount of RMB11.1 million, which was recorded as restricted cash. SPD Silicon Valley Bank is an onshore branch of Silicon Valley Bank. The interest is payable on a monthly basis and the principal will be due upon maturity. The loan will be matured on December 28, 2018.
In conjunction with Loan III, a warrant was granted to China Equities Hong Kong Limited (“China Equities”) on October 31, 2017 for a cash consideration of US$0.621 to purchase up to 670,814 Series C-2 convertible redeemable preferred shares of the Company at US$0.64829 per share within five years after the grant of the warrant. In accordance with ASC 480-10-55-33, the warrant shall be classified as liability, initially recorded at fair value and subsequently measure at fair value through earnings. As of December 31, 2017 and June 30, 2018, China Equities has not exercised the warrant and the carrying value of warrant was RMB 2.8 million and RMB6.5 million.
(c)
Loan V:

On March 6, 2018, the Company obtained additional loan facility of RMB10 million by placing additional US$ deposit with Silicon Valley Bank in the equivalent amount of RMB12.1 million, which was recorded as restricted cash. In March 2018. the Company drew down RMB10.0 million. The interest is payable on a monthly basis and the principal will be due upon maturity on March 27, 2019.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

11. Other current liabilities
The following is a summary of other current liabilities as of December 31, 2017 and June 30, 2018:
	December 31, 2017	June 30, 2018
	RMB	RMB
Borrowings from employees*	3,235	9,634
Professional service fee	3,392	4,240
Advertising expenses	1,333	2,926
Borrowing from a third party**	19,486	—
Interests payable	514	—
Others	1,087	1,086
Total	29,047	17,886

*
In 2017, the Group obtained loans from several employees totaling RMB3.2 million, at 4% interest rate per annum. These loans had no repayment schedule, and were fully repaid by July 2, 2018.

In the six months ended June 30, 2018, the Group obtained loans from several employees totaling RMB11.2 million, at 4% interest rate per annum, and repaid RMB4.8 million to certain employees. These loans had no repayment schedule, and were fully repaid by July 5, 2018.
**
In 2016, the Group obtained an interest free loan of RMB32.5 million from a third party who has a close relationship with Mr. Wei Wen, Chairman of the Board of Directors and CEO of the Company. As this loan was obtained via the CEO, the Group had accounted for the imputed interest at 5% per annum based on a rate within the range of the Company’s cost of borrowings as a deemed capital contribution on behalf of the CEO. The loan had no repayment schedule, and was fully repaid by June 18, 2018.

12. Convertible loans
In December 2015, the Group issued a convertible loan in the principal amount of RMB30 million to Lanxi Puhua Juli Equity Investment Partnership LLP (“Puhua”) with no interest and a due date twelve months after the issuance date (the “2015 Loan”). Pursuant to the 2015 convertible loan agreement, the entire or any portion of the 2015 Loan can be converted into (i) equity share of TuanChe Internet based on a post-money valuation of TuanChe Internet at RMB1.2 billion. That is, a per share conversion price is of RMB5.49, representing 2.5% of total equity interest of TuanChe Internet (“Onshore Conversion”). The rights and obligations of the converted shares shall be not less favorable than the rights and obligations entitled to Series C convertible redeemable preferred shareholders of the Company; or (ii) equity share of the Company based on a post-money valuation of TuanChe Internet at RMB 1.2 billion (“Offshore Conversion”) (the same price as Onshore Conversion). The rights and obligations of the converted shares shall be not less favorable than the rights and obligations entitled to Series C convertible redeemable preferred shareholders of the Company. The issuance costs for the 2015 convertible loan was nil.
In December 2016, when the 2015 Loan was due, the Company and Puhua agreed to extend the maturity date and revise conversion price of the 2015 Loan with no consideration. On August 18, 2017, the carrying value of the December 2015 Loan of RMB30 million was converted into Series C+ convertible redeemable preferred shares.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

12. Convertible loans (continued)

On August 1, 2017, the Company issued four Promissory Notes to Investors in the aggregated principal amount of US$6.3 million at an interest rate of 10% per annum and with a term of nine months after the issuance of the Notes (the “August 2017 Loan”). The entire principal amount of the August 2017 Loan shall be converted into Series C-4 convertible redeemable preferred shares issued and sold at the closing of the Series C-4 convertible redeemable preferred shares, at the lower of: (1) US$200 million the post-money valuation at issuance of the Promissory Notes; or (2) the post-money valuation in the Series C-4 convertible redeemable preferred shares. The issuance costs for the August 2017 Loan was nil. As of December 31, 2017, the carrying value of the August 2017 Loan was RMB41.2 million.
When the terms of the loan were revised, the change in the terms was accounted for as a modification and the incremental discount created is being amortized over the new loan term.
In June 2018, the investors converted the August 2017 Loan into an aggregate of 7,569,628 Series C-4 convertible redeemable preferred shares of the Company, par value US$0.0001 each, at a conversion price of US$0.8323 per share.
13. Preferred shares
The China Best, Series A, B-1, B-2, C-1, C-2, C+, C-4 and D-1 convertible redeemable preferred shares are collectively referred to as the “Preferred Shares”. Since their inception in 2012, the Company have raised approximately USD$72.8 million in equity financing from a group of investors:
China Best financing
In June 2012, the Company raised an aggregate of RMB1,260,000 from the issuance of 5,660,000 preferred shares of the Company to China Best.
Series A financing
In March 2013, the Company raised an aggregate of US$700,000 from the issuance of 2,828,393 and 16,970,357 Series A preferred shares of the Company to K2 Evergreen Partner L.P. and K2 Partners II L.P., respectively.
Series B financing
In September 2013, the Company raised an aggregate of US$5,564,856 from the issuance of 4,142,781 and 8,285,562 Series B-1 preferred shares of the Company to K2 Evergreen Partners L.P. and K2 Partners II L.P., respectively, and the issuance of 18,193,772 and 4,548,443 Series B-2 preferred shares of the Company to BAI GmbH and K2 Partners II L.P., respectively.
Series C financing
In August 2014, the Company raised an aggregate of US$23,658,593 from the issuance of 3,427,812 Series C-1 preferred shares of the Company to BAI GmbH, and the issuance of 5,643,437, 18,290,377, 7,878,398 and 1,596,503 Series C-2 preferred shares of the Company to BAI GmbH, Highland Capital Partners 9 L.P., Highland Capital Partners 9-B L.P. and Highland Entrepreneurs’ Fund 9 L.P., respectively.
Series C+ financing
In June 2017, the Company raised an aggregate of US$8,682,770 from the issuance of 2,175,611, 725,204, 1,450,408, 1,910,912, 823,106, 166,797 and 5,341,517 Series C+ preferred shares of the Company to K2 Partners III Limited, K2 Family Partners Limited, BAI GmbH, Highland Capital Partners 9 Limited

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

13. Preferred shares (continued)

Partnership, Highland Capital Partners 9-B Limited Partnership, Highland Entrepreneurs’ Fund 9 Limited Partnership and AlphaX Partners Fund I, L.P., respectively. In addition, Puhua’s convertible loans of RMB30 million was converted into 6,261,743 Series C+ preferred shares.
Series C-4 financing
In June 2018, the August 2017 Loan of US$6.3 million plus its accrued interests were converted into 7,569,628 Series C-4 preferred shares.
Series D-1 financing
In June 2018, the Company raised an aggregate of US$23,350,000 from the issuance of 3,592,664 and 6,453,887 Series D-1 preferred shares of the Company to ACEE Capital Ltd. and Honour Depot Limited, respectively.
The key terms of the Preferred Shares are as follows:
Conversion right
The Series A, B-1, B-2, C-1, C-2, C+, C-4 and D-1 preferred shares are convertible, at the option of the holders, into the Company’s ordinary shares at an initial conversion ratio of 1:1 at any time after the original issuance date. In the event that the Company issues additional ordinary shares at a price lower than the then-applicable conversion price for the preferred shares, the conversion price of the Preferred Shares shall be adjusted. The conversion prices are also subject to adjustments upon certain dilution events. In addition, the Preferred Shares are automatically convertible into such number of ordinary shares of the Company as shall be determined by reference to the then effective and applicable conversion ratio upon the earlier of  (i) the closing of a QIPO as defined in the Memorandum and Articles of Association, or (ii) the date specified by written consent or agreement of holders of a majority of the outstanding Series A, B-1, B-2, C-1, C-2, C+, C-4 and D-1 Preferred Shares, each voting as a separate class.
Redemption right
For China Best and Series A preferred shares, they can be redeemed at any time after the sixth (6th) anniversary of the China Best and Series A Preferred Shares issue date, if a QIPO has not been consummated by then. The redemption price shall be the original issue price, plus interest calculated at 10% per annum on the original issue price, plus any accrued but unpaid dividends.
For Series B-1 and B-2 preferred shares, they can be redeemed at any time after the fifth (5th) anniversary of the Series B-1 and B-2 preferred shares issue date, if a QIPO has not been consummated by then. The redemption price shall be the original issue price, plus interest calculated at 10% per annum on the original issue price, plus any accrued but unpaid dividends.
For Series C-1 and C-2 preferred shares, they can be redeemed at any time after the fifth (5th) anniversary of the Series C-1 and C-2 preferred shares issue date, if a QIPO has not been consummated by then. The redemption price shall be the original issue price, plus interest calculated at 8% annual compound rate on the original issue price, plus any accrued but unpaid dividends.
For Series C+ preferred shares, they can be redeemed at any time after the fifth (5th) anniversary of the Series C+ preferred shares issue date, if a QIPO has not been consummated by then. The redemption price shall be the original issue price, plus interest calculated at 8% annual compound rate on the original issue price, plus any accrued but unpaid dividends.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

13. Preferred shares (continued)

For Series C-4 preferred shares, they can be redeemed at any time after the third (3rd) anniversary of the Series C-4 preferred shares issue date, if a QIPO has not been consummated by then. The redemption price shall be the original issue price, plus interest calculated at 10% annual compound rate on the original issue price, plus any accrued but unpaid dividends.
For Series D-1 preferred shares, they can be redeemed at any time after the third (3rd) anniversary of the Series D-1 preferred shares issue date, if a QIPO has not been consummated by then. The redemption price shall be the original issue price, plus interest calculated at 10% annual compound rate on the original issue price, plus any accrued but unpaid dividends.
The redemption date/event for existing preferred shares was modified to be aligned to the redemption date of the newly issued preferred shares in each round of financing.
Dividend rights
No dividend shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is first paid in full on the Preferred Shares.
Liquidation rights
Upon any liquidation, dissolution or winding up of the Company or sale of shares, merger, consolidation or other similar transaction involving the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale of all or substantially all the Company’s assets (the “Liquidation Event”), prior to and in preference to any distribution of any of the assets of the Company to the ordinary shareholders, the preferred shareholders and shall be entitled to receive for each outstanding preferred shares held, an amount equal to 100% of the preferred share purchase price, plus all declared but unpaid dividend.
After distribution or payment in full of the amount distributable or payable on the preferred shares, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of outstanding ordinary shares and holders of preferred shares on an as-converted basis.
Voting rights
Under the Shareholders Agreement and the Memorandum and Articles of Association that are currently in effect, ordinary shareholders of the Company has the right to appoint three directors; K2 Evergreen Partners L.P. and K2 Partners II L.P. has the right to jointly appoint one director; BAI GmbH has the right to appoint one director; Highland Capital Partners 9 L.P., Highland Capital Partners 9-B L.P. and Highland Entrepreneurs’ Fund 9 L.P. has the right to jointly appoint one director, and AlphaX Partners Fund I, L.P. has the right to appoint one director for a total of seven board members.
Accounting for the Preferred Shares
The Company has classified the Preferred Shares in the mezzanine equity of the consolidated balance sheets as they are contingently redeemable at the option of the holders. In addition, the Company records accretion to the redemption value from the issuance dates to the earliest redemption dates. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. Each issuance of the Preferred Shares is recognized at the respective issue price at the date of issuance net of issuance costs.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

13. Preferred shares (continued)

The Company has determined that there was no beneficial conversion feature attributable to all preferred shares because the initial effective conversion prices of these preferred shares were higher than the fair value of the Company’s common shares determined by the Company taking into account independent valuations.
The Company’s preferred shares activities for the six months ended June 30, 2017 and 2018 are summarized below:
	China Best Preferred Shares		Series A Preferred Shares		Series B-1 Preferred Shares		Series B-2 Preferred Shares		Series C-1 Preferred Shares		Series C-2 Preferred Shares		Series C+ Preferred Shares		Series C-4 Preferred Shares		Series D-1 Preferred Shares		Mezzanine Equity
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Total number of shares	Total amount
		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB
Balance as of January 1, 2017	5,660,000	1,821	19,798,750	5,576	12,428,343	9,047	22,742,215	38,455	3,427,812	15,418	33,408,715	156,171	—	—	—	—	—	—	97,465,835	226,488
Issuance of preferred shares	—	—	—	—	—	—	—	—	—	—	—	—	18,855,298	88,643	—	—	—	—	18,855,298	88,643
Accretion to preferred shares redemption value	—	63	—	234	—	189	—	1,674	—	535	—	5,802	—	269	—	—	—	—	—	8,766
Balance as of June 30, 2017	5,660,000	1,884	19,798,750	5,810	12,428,343	9,236	22,742,215	40,129	3,427,812	15,953	33,408,715	161,973	18,855,298	88,912	—	—	—	—	116,321,133	323,897
Balance as of January 1, 2018	5,660,000	1,947	19,798,750	6,048	12,428,343	9,429	22,742,215	41,831	3,427,812	16,498	33,408,715	167,869	18,855,298	92,451	—	—	—	—	116,321,133	336,073
Issuance of preferred shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	7,569,628	42,752	10,046,551	150,885	17,616,179	193,637
Accretion to preferred shares redemption value	—	63	—	222	—	178	—	1,582	—	506	—	5,481	—	3,290	—	188	—	679	—	12,189
Balance as of June 30, 2018	5,660,000	2,010	19,798,750	6,270	12,428,343	9,607	22,742,215	43,413	3,427,812	17,004	33,408,715	173,350	18,855,298	95,741	7,569,628	42,940	10,046,551	151,564	133,937,312	541,899

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

14. Employee Benefits
The Company’s subsidiaries, VIEs and subsidiaries of VIEs incorporated in China participate in a government-mandated multi-employer defined contribution plan under which certain retirement, medical, housing and other welfare benefits are provided to employees. Chinese labor regulations require the Company’s Chinese subsidiaries, VIEs and subsidiaries of VIEs to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; hence, the Group has no further commitments beyond its monthly contribution. The following table presents the Group’s employee welfare benefits expenses for the six months ended June 30, 2017 and 2018:
	For the six months ended June 30,
	2017	2018
	RMB	RMB
Medical and welfare defined contribution plan	3,384	4,812
Other employee benefits	918	1,784
Total	4,302	6,596

15. Share-based Compensation
(a) Description of stock option plan
In July 2012, the Group permits the grant of options of the Company to relevant directors, officers, other employees and consultants of the Company. Option awards are granted with an exercise price determined by the Board of Directors. Those option awards generally vest over a period of four years.
The Group recognizes share-based compensation expenses in the unaudited interim condensed consolidated statements of operations and comprehensive loss based on awards ultimately expected to vest, after considering actual forfeitures.
As of June 30, 2018, total unrecognized compensation expenses related to unvested awards granted from 2012 to first half 2018 was nil, since the Company has replaced these share options with restricted shares for all employees and non-employees on June 15, 2018 (Note 15(e)).
(b) Valuation assumptions
The Group uses binomial option pricing model to determine fair value of the share-based awards. The estimated fair value of each option granted is estimated on the date of grant using the binomial option-pricing model with the following assumptions:
	For the six months ended June 30, 2017	For the six months ended June 30, 2018
Expected volatility	57.90% – 59.70%	57.30%
Weighted average volatility	58.44%	57.30%
Expected dividends	—	—
Risk-free rate	2.60% – 3.18%	3.10%
Contractual term (in years)	10	10
Enterprise value per ordinary share	US$0.32 – US$0.65	US$0.65

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

15. Share-based Compensation (continued)

The expected volatility at the grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. The weighted average volatility is the expected volatility at the grant date weighted by number of options. The Company has not declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Contractual term is the contract life of the options. The Group estimated the risk free interest rate based on the market yield of US Government Bond with maturity of ten years as of the valuation date, plus country default risk spread between United States and China.
(c) Share options activities
The following table presents a summary of the Company’s options activities for the six months ended June 30, 2017 and 2018.
	Employees	Consultants	Total	Weighted average exercise price	Remaining contractual life	Aggregated intrinsic value
	(in thousands)	(in thousands)	(in thousands)	US$		RMB
Outstanding at January 1, 2017	18,892	1,637	20,529	0.43	1.39	9,975
Granted	10	—	10	1.00	—	—
Exercised	—	—	—	—	—	—
Forfeited	(1,750)	—	(1,750)	0.95	—	—
Outstanding at June 30, 2017	17,152	1,637	18,789	0.38	0.95	9,847
Outstanding at January 1, 2018	17,075	1,637	18,712	0.37	0.72	8,951
Granted	205	—	205	1.00	—	—
Exercised	—	—	—	—	—	—
Forfeited	(3,443)	—	(3,443)	0.14	—	—
Replaced by restricted shares	(13,837)	(1,637)	(15,474)	(0.43)	—	—
Outstanding at June 30, 2018	—	—	—	—	—	—
Exercisable as of June 30, 2017	8,661	1,424	10,085	0.24	0.41	5,161
Exercisable as of June 30, 2018	—	—	—	—	—	—

The weighted average grant date fair value of options granted for the six months ended June 30, 2017 and 2018 was RMB0.5917 (US$0.0851) and RMB1.8692 (US$0.2879) per option, respectively.
No options were exercised for the six months ended June 30, 2017 and 2018.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

15. Share-based Compensation (continued)

(d) Founders’ shares
In accordance with the restricted share agreement dated as of March 6, 2013, all ordinary shares ultimately owned by the Company’s founders would become subject to a vesting schedule, with 25% vesting on the first six months and the remainder vesting annually thereafter in equal instalments over the next three years. The founders’ shares vest immediately in the event that i) founder’s continuous status as a service provider is voluntarily terminated by the founders or ii) founder’s continuous status as a service provider is terminated by the Company for cause. The Company accounted for this arrangement similar to a reverse stock split, followed by the grant of restricted stock awards subject to service vesting conditions, though these founders’ shares are legally outstanding from the grant day. Accordingly, compensation cost was measured based on the fair value of the ordinary shares at the grant date and is recognized over the requisite service period.
In connection with the issuance of series B-1, B-2, C-1 and C-2 convertible redeemable preferred shares, the Company amended the vesting schedule of all Founders’ shares under which founders’ restricted shares became subject to vesting with 1/36th of the options vesting each month after the issuance of each series of convertible redeemable preferred shares. The change in vesting schedule was treated as a modification of the award and did not result in a modification charge as there was no incremental value resulted from the modification.
(e) Share option replacement
In June 2018, the directors of the Company (the “Directors”) had approved, the TuanChe Limited Share Incentive Plan (the “Plan”). Under the Plan, 38,723,321 ordinary shares were issued to Best Cars which is a VIE of the Company for the restricted share awards at consideration of nil. Meanwhile, the incentive share options granted to employees and non-employees of the Company shall be replaced by the restricted shares. As a result of the Plan, on June 15, 2018, a total of 15,473,653 share options of the Company were replaced by 13,740,480 restricted shares. The restricted shares awards are subject to the original vesting schedule of the replaced share options. The Company concluded the cancellation and replacement of awards is a modification, and determined the modification is a probable-to-probable (Type 1) modification. The Company has recognized the portion of incremental value of RMB10.7 million as expenses immediately for those vested share options; the portion of the incremental value of RMB3.7 million as the result of the replacement for unvested share options will be recognized as expenses over the remaining vesting periods of 1 to 4 years.
Concurrently, the Company newly granted 10,236,004 restricted shares to its employees. The total fair value of RMB96.0 million for those newly granted restricted shares will be recognized as expenses over the vesting periods of nil to 4 years.
A summary of the restricted shares activities for the six months ended June 30, 2018 is presented below:
	Number of restricted shares	Weighted-Average Grant-Date Fair Value
		US$
Outstanding as of December 31, 2017	—	—
Granted	23,976,484	1.593
Vested	(11,300,072)	1.593
Forfeited	—	—
Outstanding as of June 30, 2018	12,676,412	1.593

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

15. Share-based Compensation (continued)

For the six months ended June 30, 2018, total share-based compensation expenses recognized by the Group for the share options and restricted shares granted were RMB0.6 million and RMB15.8 million, respectively.
As of June 30, 2018, there were RMB94.6 million of unrecognized share-based compensation expenses related to the restricted shares granted. That expenses are expected to be recognized over a weighted-average period of 2.49 years.
(f) Super voting right
On June 13, 2018, the Company’s changed its capital structure to re-designate its ordinary shares into Class A ordinary shares and Class B ordinary shares. The effect of this re-designation has been accounted for retroactively for all periods presented. Mr. Wei Wen, Chairman of the Board of Directors and CEO of the Company holds Class B ordinary shares through his British Virgin Islands (“BVI”) company and each Class B ordinary share carries fifteen (15) votes at meetings of shareholders. Upon further transfer of Class B ordinary shares by Mr. Wei Wen to anyone, such Class B ordinary shares will automatically convert into an equal number of Class A ordinary shares.
The grant of the super voting right was authorized by the Board of Directors on June 13, 2018. There are no additional vesting conditions attached to the grant. Accordingly, the Company recognized the incremental value of RMB4.7 million of Class B ordinary shares in general and administrative expenses as share based compensation on the grant date.
16. Net Loss Per Share
For the six months ended June 30, 2017 and 2018, the Company had potential ordinary shares, including preferred shares, restricted shares and share options granted. As the Group incurred losses for the six months ended June 30, 2017 and 2018, these preferred shares and shares options granted were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company.
The numbers of preferred shares, share options and convertible loan excluded from the calculation of diluted net loss per share of the Company were 110,059,390, 18,788,618 and 6,261,743 as of June 30, 2017, and the numbers of preferred shares, unvested restricted shares and warrant excluded from the calculation of diluted net loss per share of the Company were 133,937,312, 12,676,412 and 670,814 as of June 30, 2018, respectively.
Considering that the holder of preferred shares has no contractual obligation to participate in the Company’s losses, any losses from the Group should not be allocated to preferred shares.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

16. Net Loss Per Share (continued)

The following table sets forth the computation of basic and diluted net loss per share for the six months ended June 30, 2017 and 2018:
	For the six months ended June 30, 2017	For the six months ended June 30, 2018
Numerator:
Net loss from continuing operations	(45,217)	(17,640)
Net loss from discontinued operations	(12,457)	(3,612)
Total net loss	(57,674)	(21,252)
Net loss from continuing operations	(45,217)	(17,640)
Less: accretions to preferred shares redemption value	(8,766)	(12,189)
Net loss attributable to TuanChe Limited’s shareholders from continuing operations	(53,983)	(29,829)
Net loss attributable to TuanChe Limited’s shareholders from discontinued operations	(12,457)	(3,612)
Denominator:
Weighted average number of ordinary shares outstanding, basic	94,870,580	95,869,481
Weighted average number of ordinary shares outstanding, diluted	94,870,580	95,869,481
Basic net loss per share attributable to TuanChe Limited’s shareholders from continuing operations	(0.57)	(0.31)
Diluted net loss per share attributable to TuanChe Limited’s shareholders from continuing operations	(0.57)	(0.31)
Basic net loss per share attributable to TuanChe Limited’s shareholders from discontinued operations	(0.13)	(0.04)
Diluted net loss per share attributable to TuanChe Limited’s shareholders from discontinued operations	(0.13)	(0.04)
17. Commitments and Contingencies
(a) Commitments
The Group leases venue for auto shows and office space under non-cancelable operating lease agreements, which expire at various dates through December 2020. As of June 30, 2018, future minimum lease under non-cancelable operating lease agreements were as follows
(i) Venue for auto shows
Total operating lease commitments
Up to June 30, 2019	11,440
From July 1, 2019 to June 30, 2020	432
Total	11,872

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

17. Commitments and Contingencies (continued)

(ii) Office space
Total operating lease commitments
Up to June 30, 2019	3,635
From July 1, 2019 to June 30, 2020	334
Total	3,969

(b) Litigation
From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group’s financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group’s view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liability on a regular basis. The Group has not recorded any material liabilities in this regard as of December 31, 2017 and June 30, 2018.
18. Related party transactions
In 2016, the Group granted an interest free loan amounted to RMB1.2 million to Mr. Wei Wen, Chairman of the Board of Directors and CEO of the Company. The loan was fully repaid by Mr. Wei Wen in June 2018.
In 2017, the Group granted an interest free loan amounted to RMB1.0 million to Mr. Xingyu Du, Vice President of administration. The loan was fully repaid by Mr. Xingyu Du in July 2018.
In the six months ended June 30, 2018, the Group granted an interest free loan amounted to RMB1.0 million to Mr. Wei Wen, Chairman of the Board of Directors and CEO of the Company. The loan was fully repaid by Mr. Wei Wen in August 2018.
In the six months ended June 30, 2018, the Group granted an interest free loan amounted to RMB0.8 million to Mr. Xingyu Du, Vice President of administration. The loan was fully repaid by Mr. Xingyu Du in August 2018.
19. Unaudited pro-forma balance sheet and net loss per share
Pursuant to the Company’s Memorandum and Articles of Association, the Company’s Preferred Shares will be automatically converted into Class A ordinary shares upon a QIPO.
Unaudited pro-forma shareholders’ equity as of June 30, 2018, as adjusted for the reclassification of the related Preferred Shares from mezzanine equity to shareholders’ equity is shown in the unaudited pro-forma consolidated balance sheet.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

19. Unaudited pro-forma balance sheet and net loss per share (continued)

The unaudited pro-forma loss per share for the six months ended June 30, 2018 giving effect to the conversion of Preferred Shares into Class A ordinary shares as of the beginning of such year, is as follows:
For the six months ended June 30, 2018
Numerator (RMB):
Net loss attributable to ordinary shareholders	(33,441)
Pro-forma effect of conversion of preferred shares	12,189
Pro-forma net loss attributable to ordinary shareholders − basic and diluted	(21,252)
Denominator:
Denominator for basic net loss per share − weighted average ordinary shares outstanding	95,869,481
Pro-forma effect of conversion of preferred shares	133,937,312
Denominator for pro-forma basic and diluted loss per share	229,806,793
Pro-forma net loss per share
Basic	(0.09)
Diluted	(0.09)
20. Subsequent events
On July 27, 2018, the Company entered into a Series D-2 preferred shares purchase agreement with Beijing Z-Park Fund whereby Beijing Z-Park Fund will acquire 20,630,925 Series D-2 preferred shares for US$50 million. In accordance with the agreement, the Beijing Z-Park Fund shall complete the approvals, registrations and filings necessary to effect the purchase of the shares on its part, including but not limited to, necessary filings and/or registrations with the competent branch of the Ministry of Commerce of the PRC and the competent branch of the National Development and Reform Commission of the PRC, and the competent branch of the State Administration of Foreign Exchange (or a bank competent to accept or effect such filing or registration under the laws of the PRC) to wire the purchase price. On August 3, 2018, the Company entered into a Series D-2 preferred shares purchase agreement with Beijing Shengjing Fengtai Innovation Investment Center (Limited Partner) (“Beijing Shengjing Fengtai Innovation”) whereby Beijing Shengjing Fengtai Innovation will acquire 949,023 Series D-2 preferred shares for US$2.3 million. These two transactions are subject to relevant corporate and regulatory approval requirements.
In accordance with the joint investment agreement signed between TuanChe Internet and a third party individual dated May 10, 2018, both TuanChe Internet and the individual are committed to make an investment of RMB10 million in total in the joint venture, which plan to operate a car media business. TuanChe Internet committed to invest RMB4 million and holds 40% of total equity interests. On July 25, 2018, the joint venture was established in Shanghai. On September 3, 2018, TuanChe Internet has paid up the capital in the joint venture in cash of RMB4 million. As of September 19, 2018, the joint venture has not commenced its significant operation.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

20. Subsequent events (continued)

The Group has performed an evaluation of subsequent events through September 19, 2018, which is the date the unaudited interim condensed consolidated financial statements are available to be issued, with no other material events or transactions identified that should have been recorded or disclosed in the unaudited interim condensed consolidated financial statements.
21. Segment Information
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The company concluded that the Group’s CODM is Mr. Wei Wen, Chairman of the Board of Directors and CEO.
The Group’s organizational structure is based on a number of factors that the CODM uses to evaluate, view and run its business operations which include, but not limited to, customer base, homogeneity of products and technology. The Group’s operating segments are based on such organizational structure and information reviewed by the Group’s CODM to evaluate the operating segment results. The Group has internal reporting of revenue, cost and expenses by nature as a whole. Hence, the Group has two operating segments.
The Company’s one segment is auto shows and group-purchase facilitation business (“auto shows segment”).
The Company disposed of its electric vehicle sales facilitation business in June 2018. This is the Discontinued Business and the results of this segment are included as discontinued operations for the six months ended June 30, 2017 and 2018.
Key revenues streams of auto shows segment are as below:
	For the six months ended June 30, 2017	For the six months ended June 30, 2018
	RMB	RMB
Auto shows	79,170	269,184
Group-purchase facilitation	12,156	—
Virtual dealership	—	60
Others	—	90
Total	91,326	269,334

Substantially all revenues are derived from China where services are provided to customers. In addition, the Group’s long-lived assets are substantially all located in China. Therefore, no geographical segments are presented.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

22. Fair Value Measurement
Assets and liabilities disclosed at fair value
The Company measures its cash and cash equivalents, restricted cash, short-term investments, short-term borrowings and convertible loans at amortized cost. The fair value was estimated by discounting the scheduled cash flows through to estimated maturity using estimated discount rates based on current offering rates of comparable institutions with similar services. The carrying value of the Company’s debt obligations approximate fair value as the borrowing rates are similar to the market rates that are currently available to the Company for financing obligations with similar terms and credit risks and represent a level 2 measurement.
Assets measured at fair value on a nonrecurring basis
The Company measured its property, equipment and software, long-term investment at fair value on a nonrecurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.
Assets and liabilities measured at fair value on a recurring basis
The Company measured its warrant at fair value on a recurring basis. As the Company’s warrant is not traded in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value of warrant. This instrument are categorized in the Level 3 valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. The Company did not transfer any assets or liabilities in or out of level 3 during the years ended December 31, 2017, and the six months ended June 30, 2018.
The following table summarizes the Company’s financial liabilities measured and recorded at fair value on recurring basis as of December 31, 2017 and June 30, 2018:
	As of December 31, 2017
	Active Market (Level 1)	Observable Input (Level 2)	Non-observable Input (Level 3)	Total
	RMB	RMB	RMB	RMB
Liability:
Warrant	—	—	2,818	2,818
	As of June 30, 2018
	Active Market (Level 1)	Observable Input (Level 2)	Non-observable Input (Level 3)	Total
	RMB	RMB	RMB	RMB
Liability:
Warrant	—	—	6,493	6,493
Warrant
The Company adopted Black Scholes model to assess the warrant’s fair value. Management is responsible for determining the fair value and assessing a number of factors. The valuation involves complex and subjective judgements as well as the Company’s best estimates on the valuation date. Key inputs related to the Black Scholes model for the valuation of the fair value of warrants are: expiry date of warrant, fair market value per share as of valuation date, exercise price, risk free rate of interest, dividend yield, expected time to exercise as well as volatility.

TUANCHE LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (continued)
(All amounts in thousands, except for share and per share data)

23. Restricted Net Assets
Relevant PRC laws and regulations permit PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries, VIEs and subsidiaries of VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the general reserve fund and the statutory surplus fund respectively. The general reserve fund and the statutory surplus fund require that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries, VIEs and subsidiaries of VIEs are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB85.4 million as of June 30, 2018. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries, VIEs and subsidiaries of VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries, VIEs and subsidiaries of VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6. Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
Our post-offering memorandum and articles of association, which will be effective immediately before the completion of this offering, provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.
Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Recent Sales of Unregistered Securities
During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.
Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Series C+ Preferred Shares
Highland Capital Partners 9 Limited Partnership	June 16, 2017	1,910,912	US$1,317,500.09
Highland Capital Partners 9-B Limited Partnership	June 16, 2017	823,106	US$567,499.82
Highland Entrepreneurs’ Fund 9 Limited Partnership	June 16, 2017	166,797	US$115,000.09
K2 Partners III Limited	June 16, 2017	2,175,611	US$1,500,000
K2 Family Partners Limited	June 16, 2017	725,204	US$500,000
BAI GmbH	June 16, 2017	1,450,408	US$1,000,000
AlphaX Partners Fund I, L.P.	June 16, 2017	5,341,517	US$3,682,770
Puhua Group Ltd(1)	August 18, 2017	6,261,743	US$626.1743
Series C-4 Preferred Shares
AlphaX Partners Fund I, L.P.(2)	June 13, 2018	3,965,043	US$3,300,000

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Hongtao Investment-I Ltd(3)	June 13, 2018	2,403,057	US$2,000,000
K2 Partners III Limited(4)	June 13, 2018	901,146	US$750,000
K2 Family Partners Limited(4)	June 13, 2018	300,382	US$250,000
Series D-1 Preferred Shares
Honour Depot Limited	June 13, 2018	6,453,887	US$15,000,000
ACEE Capital Ltd.	June 13, 2018	3,592,664	US$8,350,000
Class A Ordinary Shares
Best Cars Limited(5)	June 13, 2018	38,723,321	—
Series C-2 Preferred Shares
China Equities HK Limited(6)	September 29, 2018	483,702	—(6)
Series D-2 Preferred Shares
Beijing Z-Park Fund Investment Center (Limited Partner)	September 29, 2018	20,630,925	US$50,000,000
Beijing Shengjing Fengtai Innovation Investment Center (Limited Partner)	October 12, 2018	949,023	US$2,300,000

(1)
On December 21, 2015, Lanxi Puhua Juli Equity Investment L.P. provided a convertible loan in the aggregate principal amount of RMB30,000,000. Such principal amount and all accrued interest as contemplated in the loan agreement has been converted into capital investment of subscription of the Equity of TuanChe Internet on August 18, 2017. On the same date, we issued 6,261,743 series C+ preferred shares to Puhua Group Ltd, a company designated by Lanxi Puhua Juli Equity Investment L.P., pursuant to the loan agreement and a share purchase agreement dated June 16, 2017.

(2)
AlphaX Partners Fund I, L.P. provided a convertible loan in the aggregate principal amount of US$3,300,000 pursuant to a note purchase agreement dated August 1, 2017. On June 13, 2018, the principal of such note was converted into an aggregate of 3,965,043 Series C-4 preferred shares of our company.

(3)
Hongtao Investment-I Ltd (formerly known as Eager Info Investments Limited) provided a convertible loan in the aggregate principal amount of US$2,000,000 to our company pursuant to a note purchase agreement dated August 1, 2017. On June 13, 2018, the principal of such note was converted into an aggregate of 2,403,057 Series C-4 preferred shares of our company.

(4)
K2 Partners III Limited and K2 Family Partners Limited provided a convertible loan in the aggregate principal amount of US$1,000,000 to our company pursuant to a note purchase agreement dated August 1, 2017. On June 13, 2018, the principal of such note was converted into an aggregate of 1,201,528 Series C-4 preferred shares of our company.

(5)
On June 13, 2018, we issued 38,723,321 Class A ordinary shares to Best Cars Limited, the nominee of our equity incentive trust.

(6)
On October 31, 2017, we issued a warrant to purchase up to 670,814 Series C-2 preferred shares to China Equities HK Limited, a nominee holder for SPD Silicon Valley Bank Beijing Branch, with an expiration date of October 31, 2022. On September 29, 2018, China Equities HK Limited exchanged its warrant for 483,702 Series C-2 preferred shares. The consideration of the warrant issuance we received was our ability to enter into future debt financing transactions with the recipient of the warrant.

Item 8. Exhibits and Financial Statement Schedules
(a)
Exhibits

See Exhibit Index beginning on page II-4.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of  “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.
We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.
(b)
Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the note thereto.
Item 9. Undertakings
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

TuanChe Limited
EXHIBIT INDEX
Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1**	Sixth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1**	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2**	Registrant’s Specimen Certificate for Class A Ordinary shares
4.3**	Form of Deposit Agreement, among the Registrant, the Depositary and holders of the American Depositary Receipts
4.4**	Shareholders Agreement, among the Registrant and other parties thereto dated September 29, 2018
5.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered
8.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Shihui Partners regarding certain PRC tax matters (included in Exhibit 99.2)
10.1**	Form of Employment Agreement between the Registrant and the executive officers of the Registrant
10.2**	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.3**	English translation of Exclusive Business Cooperation Agreement between TuanYuan and TuanChe Internet dated August 18, 2017
10.4**	English translation of Exclusive Call Option Agreement among TuanYuan, TuanChe Internet and its shareholders dated August 18, 2017
10.5**	English translation of Equity Pledge Agreement among TuanYuan, TuanChe Internet and its shareholders dated August 18, 2017
10.6**	English translations of Consent Letter granted by the spouse of each individual shareholder of TuanChe Internet
10.7**	English translations of Powers of Attorney granted by the shareholders of TuanChe Internet dated August 18, 2017
10.8**	Share Incentive Plan
21.1**	List of significant subsidiaries and consolidated affiliated entities of the Registrant
23.1	Consent of Pricewaterhouse Coopers
23.2**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3**	Consent of Shihui Partners (included in Exhibit 99.2)
23.4**	Consent of Wendy Hayes
24.1**	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Opinion of Shihui Partners regarding certain PRC law matters
99.3**	Consent of iResearch

*
To be filed by amendment.

**
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on November 5, 2018.
TuanChe Limited
By:
/s/ Wei Wen

Name: Wei Wen
Title: Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on November 5, 2018 in the capacities indicated.
Signature	Title
/s/ Wei Wen Wei Wen	Chairman and Chief Executive Officer (principal executive officer)
* Jianchen Sun	Director and Chief Operating Officer
* Hongchuan Thor	Director
* Yaping Yao	Director
* Yang Zhao	Director
* Yu Long	Director
* Zhishuo Liu	Director
* Zhihai Mao	Chief Financial Officer (principal financial and accounting officer)
*By /s/ Wei Wen Name: Wei Wen Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of TuanChe Limited, has signed this Registration Statement or amendment thereto in New York, New York on November 5, 2018.
COGENCY GLOBAL INC.
By:	/s/ Chiang Sheung Lin
	Name:	Chiang Sheung Lin
	Title:	Assistant Secretary